-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                             BANKNORTH GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    6712                    03-0321189
                              (PRIMARY STANDARD           (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL            IDENTIFICATION NO.)
     JURISDICTION OF         CLASSIFICATION CODE
     INCORPORATION OR              NUMBER)
      ORGANIZATION)

         300 FINANCIAL PLAZA, P.O. BOX 5420, BURLINGTON, VT 05401-5420
                                (802) 658-9959
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            MR. WILLIAM H. CHADWICK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BANKNORTH GROUP, INC.
                      300 FINANCIAL PLAZA, P.O. BOX 5420
                           BURLINGTON, VT 05401-5420
                                (802) 658-9959
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
          DENISE J. DESCHENES                       STEVEN KAPLAN
         PRIMMER & PIPER, P.C.                     ARNOLD & PORTER
      52 SUMMER ST., P.O. BOX 159              THURMAN ARNOLD BUILDING
        ST. JOHNSBURY, VT 05819                  555 12TH STREET, NW
            (802) 748-5061                    WASHINGTON, DC 20004-1202
                                                   (202) 942-5000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO BE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                ---------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                          PROPOSED     PROPOSED
                                           MAXIMUM     MAXIMUM
  TITLE OF EACH CLASS OF                  OFFERING    AGGREGATE    AMOUNT OF
     SECURITIES TO BE       AMOUNT TO BE  PRICE PER    OFFERING   REGISTRATION
       REGISTERED(1)        REGISTERED(2) UNIT(3)      PRICE(3)      FEE(4)
------------------------------------------------------------------------------
Common Stock,
 $1.00 par value..........    8,500,000    $31.875   $270,937,500   $75,321
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Also includes associated Banknorth Group, Inc. Preferred Share Purchase Rights, which Rights are not currently separable from the shares of Banknorth Common Stock and are not currently exercisable.
(2) Estimated maximum number of shares of Banknorth Common Stock that may be issued in connection with the proposed Merger to which this Registration Statement relates, based on the number of shares of Evergreen Common Stock expected to be outstanding at the Effective Time of the Merger (adjusted for the Conversion Ratio) and shares of Banknorth Common Stock that will be issuable upon exercise of outstanding Evergreen Bancorp, Inc. employee and director stock options.
(3) Pursuant to Rule 457(f)(1) and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based upon the average of the high and low sale prices of the common stock, par value $3.33 1/3 per share, of Evergreen Bancorp, Inc. on the NASDAQ National Market on November 25, 1998, divided by 0.9, the number of shares of Banknorth Common Stock to be exchanged for each share of Evergreen Common Stock in the proposed Merger to which this Registration Statement relates.
(4) In accordance with Rule 457(b), the amount remitted in payment of the registration fee of $75,321 has been reduced by $48,213, which was previously paid on September 28, 1998 pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, at the time of the filing of the preliminary copies of the proxy materials of Banknorth Group, Inc. and Evergreen Bancorp, Inc.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

[LOGO] Banknorth Group, Inc. /TM/


December 2, 1998

Dear Shareholder,

  You are cordially invited to attend a Special Meeting of Shareholders of Banknorth Group, Inc. ("Banknorth") at 10:00 a.m., Eastern Standard Time, on Thursday, December 31, 1998 at the Sheraton-Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403 (the "Special Meeting").

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Affiliation Agreement and Plan of Reorganization, and a related Agreement and Plan of Merger, both dated as of July 31, 1998 (together, the "Agreement"), between Banknorth and Evergreen Bancorp, Inc. ("Evergreen"), a Delaware corporation, pursuant to which, among other things, Evergreen will merge with and into Banknorth (the "Merger"), with Banknorth as the surviving corporation. If the Agreement is approved and the Merger is consummated, each issued and outstanding share of Evergreen common stock (except as otherwise provided in the Agreement), together with associated preferred share purchase rights, will be converted into 0.9 shares of Banknorth common stock, together with associated preferred share purchase rights, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

  Your Board believes that, among other benefits, the Merger will result in a combined company with expanded opportunities for profitable growth and enhanced ability to compete successfully in the highly competitive and evolving financial services industry. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

  The enclosed Prospectus/Joint Proxy Statement describes in detail the terms of the proposed Merger and related matters. A copy of the Agreement is included as Annexes I and II to the enclosed Prospectus/Joint Proxy Statement. We urge you to read all of these materials carefully.

  It is very important that your shares be represented at the Special Meeting. Approval of the Merger will require the affirmative vote of the holders of a majority of Banknorth's outstanding common stock. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. Even if you plan to be present at the Special Meeting, we urge you to complete, date, sign, and return the proxy card promptly in the enclosed postage-paid envelope as soon as possible. If you decide to attend the Special Meeting, you may vote your shares in person whether or not you have previously submitted a proxy, if you so desire.

  Management strongly supports this strategic combination between Banknorth and Evergreen, and I join with all of the other members of the Board of Directors in enthusiastically recommending that you vote in favor of the Merger.

                                          Sincerely,

                                          /s/ William H. Chadwick
                                          William H. Chadwick
                                          President and Chief Executive
                                           Officer

                       [LOGO] Banknorth Group, Inc. /TM/
                              300 FINANCIAL PLAZA
                                 P.O. BOX 5420
                           BURLINGTON, VT 05401-5420
                             PHONE: (802) 658-9959

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 31, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Banknorth Group, Inc. ("Banknorth") will be held at 10:00 a.m., Eastern Standard Time, on Thursday, December 31, 1998 at the Sheraton-Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403 for the following purpose:

  To consider and vote upon a proposal to adopt an Affiliation Agreement and Plan of Reorganization and a related Agreement and Plan of Merger, both dated as of July 31, 1998 (together, the "Agreement"), between Banknorth and Evergreen Bancorp, Inc ("Evergreen"), which provides, among other things, for
(i) the merger of Evergreen with and into Banknorth, with Banknorth as the surviving corporation; (ii) the conversion of each issued and outstanding share of common stock of Evergreen outstanding immediately prior to the Merger (other than certain shares specified in the Agreement), together with associated preferred share purchase rights, into 0.9 shares of Banknorth common stock, together with associated preferred share purchase rights, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest; and (iii) the appointment of three directors to the Banknorth Board of Directors.

  The Board of Directors has fixed the close of business on Thursday, November 5, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof.

  THE BOARD OF DIRECTORS OF BANKNORTH HAS DETERMINED THE MERGER TO BE FAIR AND ADVISABLE AND IN THE BEST INTERESTS OF BANKNORTH AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

                                         By Order of the Board of Directors

                                         /s/ Thomas M. Dowling
                                         Thomas M. Dowling
                                         Secretary

Burlington, Vermont
December 2, 1998

                               ----------------

FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. SHOULD YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                               ----------------

                                    [LOGO]

                                   Evergreen
                                   ---------
                                    BANCORP

December 2, 1998

Dear Shareholder,

  You are cordially invited to attend a Special Meeting of Shareholders of Evergreen Bancorp, Inc. ("Evergreen") at 10:00 a.m., Eastern Standard Time, on Thursday, December 31, 1998 at the Queensbury Hotel, 88 Ridge Street, Glens Falls, New York 12801 (the "Special Meeting").

  At the Special Meeting, you will be asked to consider and vote upon approval of the proposed merger of Evergreen with Banknorth Group, Inc. ("Banknorth"), a Delaware corporation. In the transaction, Evergreen will be merged into Banknorth, with Banknorth as the surviving corporation (the "Merger"), and each issued and outstanding share of Evergreen common stock will be converted into 0.9 shares of Banknorth common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest. Receipt of Banknorth common stock in the Merger generally would be tax-free for Evergreen shareholders.

  With total consolidated assets of $3.0 billion at September 30, 1998, Banknorth is the largest independent bank holding company headquartered in Vermont. Its subsidiary banks currently operate 60 banking offices in Vermont, New Hampshire and Massachusetts. After the Merger, Evergreen's subsidiary bank, Evergreen Bank, N.A., will continue its present operations but as a wholly-owned subsidiary of Banknorth. On November 27, 1998, the last reported sale price of the Banknorth common stock on the NASDAQ Stock Market was $
32.8125 per share.

  Your Board believes that, among other benefits, the Merger will result in a combined company with expanded opportunities for profitable growth and enhanced ability to compete successfully in the highly competitive and evolving financial services industry. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

  The enclosed Prospectus/Joint Proxy Statement describes in detail the terms of the proposed Merger and related matters. A copy of the Agreement is included as Annexes I and II to the enclosed Prospectus/Joint Proxy Statement. We urge you to read all of these materials carefully.

  It is very important that your shares be represented at the Special Meeting. Approval of the Merger will require the affirmative vote of the holders of a majority of Evergreen's outstanding common stock. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. Even if you plan to be present at the Special Meeting, we urge you to complete, date, sign, and return the proxy card promptly in the enclosed postage-paid envelope as soon as possible. If you decide to attend the Special Meeting, you may vote your shares in person whether or not you have previously submitted a proxy, if you so desire.

  Management strongly supports this strategic combination between Evergreen and Banknorth, and I join with the other members of the Board of Directors in enthusiastically recommending that you vote in favor of the Merger.

                                          Sincerely,
                                          George W. Dougan
                                          Chairman, President and Chief
                                           Executive Officer

                                    [LOGO]

                                   Evergreen
                                   ---------
                                    BANCORP


                                237 GLEN STREET
                          GLENS FALLS, NEW YORK 12801
                                 (518) 792-1151

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 31, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Evergreen Bancorp, Inc. ("Evergreen") will be held at 10:00 a.m., Eastern Standard Time, on Thursday, December 31, 1998 at the Queensbury Hotel, 88 Ridge Street, Glens Falls, New York 12801 for the following purpose:

  To consider and vote upon a proposal to adopt an Affiliation Agreement and Plan of Reorganization and a related Agreement and Plan of Merger, both dated as of July 31, 1998 (together, the "Agreement"), between Banknorth Group, Inc. ("Banknorth") and Evergreen, which provides, among other things, for (i) the merger of Evergreen with and into Banknorth, with Banknorth as the surviving corporation, and (ii) the conversion of each share of common stock of Evergreen issued and outstanding immediately prior to the Merger (other than certain shares specified in the Agreement), together with associated preferred share purchase rights, into 0.9 shares of Banknorth common stock, together with associated preferred share purchase rights, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

  The Board of Directors has fixed the close of business on Thursday, November 5, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof.

  THE BOARD OF DIRECTORS OF EVERGREEN HAS DETERMINED THE MERGER TO BE FAIR AND ADVISABLE AND IN THE BEST INTERESTS OF EVERGREEN AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

                                         By Order of the Board of Directors

                                         Paul A. Cardinal
                                         Secretary

Glens Falls, New York
December 2, 1998

                               ----------------

FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. SHOULD YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                               ----------------

                             JOINT PROXY STATEMENT

BANKNORTH GROUP, INC.                             EVERGREEN BANCORP, INC.
Special Meeting of                                Special Meeting of
Shareholders                                      Shareholders
to be held on December 31,                        to be held on December 31,
1998                                              1998

                               ----------------

                             BANKNORTH GROUP, INC.

                                  PROSPECTUS

                               ----------------

  THIS PROSPECTUS/JOINT PROXY STATEMENT IS BEING FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF BANKNORTH GROUP, INC. ("BANKNORTH") and the Board of Directors of Evergreen Bancorp, Inc. ("EVERGREEN") to be used at a special meeting of shareholders of Banknorth and Evergreen, respectively, to be held on Thursday, December 31, 1998 (the "BANKNORTH SPECIAL MEETING" and the "EVERGREEN SPECIAL MEETING," respectively, and together the "SPECIAL MEETINGS"). The purpose of the Special Meetings is to consider and vote upon an Affiliation Agreement and Plan of Reorganization and a related Agreement and Plan of Merger, both dated as of July 31, 1998, between Banknorth and Evergreen (together, the "AGREEMENT"), which provides, among other things, for the merger of Evergreen with and into Banknorth (the "MERGER"), with Banknorth as the surviving corporation. The Agreement is attached to this Prospectus/Joint Proxy Statement as Annexes I and II and is incorporated herein by reference.

  As described in this Prospectus/Joint Proxy Statement, upon consummation of the Merger, each share of common stock of Evergreen, $3.33 1/3 par value per share, including associated preferred share purchase rights (the "EVERGREEN RIGHTS") (together, the "EVERGREEN COMMON STOCK"), issued and outstanding immediately prior to consummation of the Merger (other than any shares held by Banknorth or Evergreen or their subsidiaries, except shares held by them in a fiduciary capacity or in satisfaction of a debt previously contracted), by virtue of the Merger and without any action on the part of the holder thereof, will be converted into 0.9 shares of Banknorth common stock, $1.00 par value per share, including associated preferred share purchase rights (the "BANKNORTH RIGHTS") (together, the "BANKNORTH COMMON STOCK") subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

  This Prospectus/Joint Proxy Statement also constitutes a prospectus of Banknorth relating to the shares of Banknorth Common Stock issuable to holders of Evergreen Common Stock upon consummation of the Merger. Based upon information available as of the date hereof, immediately after the Merger holders of Evergreen Common Stock are expected to hold approximately 33.5% of the shares of outstanding common stock of the combined company. For a more complete description of the Agreement and the Merger, see "THE MERGER."

  The last reported sale price of Banknorth Common Stock on the NASDAQ Stock Market's National Market (the "NASDAQ STOCK MARKET") on July 30, 1998 (the last trading day preceding public announcement of the proposed Merger) was $38.25 per share and on November 27, 1998 was $32.8125 per share. The last reported sale prices of Evergreen Common Stock on the NASDAQ Stock Market on such dates were $27.75 and $29.00, respectively. Because the share conversion ratio in the Merger is fixed (except for certain possible adjustments specified in the Agreement), but the market price of Banknorth Common Stock is subject to fluctuation, the value of the shares of Banknorth Common Stock that holders of Evergreen Common Stock will receive in the Merger may increase or decrease prior to and after the Merger. See "SUMMARY--Price Range of Common Stock and Dividends."

  THIS PROSPECTUS/JOINT PROXY STATEMENT AND FORMS OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 2, 1998.

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SHARES OF BANKNORTH COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ----------------

     THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT IS DECEMBER 2, 1998

   [MAP DEPICTING EVERGREEN BANCORP, INC. AND BANKNORTH GROUP, INC. BANKING
       LOCATIONS IN NEW YORK, VERMONT, NEW HAMPSHIRE AND MASSACHUSETTS]

                             AVAILABLE INFORMATION

  Banknorth has filed with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement (the "REGISTRATION STATEMENT") on Form S-4 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of Banknorth to which this Prospectus/Joint Proxy Statement relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Prospectus/Joint Proxy Statement. All information contained or incorporated by reference in this Prospectus/Joint Proxy Statement with respect to Banknorth has been supplied by Banknorth, and all information contained or incorporated by reference in this Prospectus/Joint Proxy Statement with respect to Evergreen has been supplied by Evergreen.

  Each of Banknorth and Evergreen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith, each files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Banknorth and Evergreen can be inspected and copied at the Public Reference Room of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information also may be obtained through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the worldwide web site that the Commission maintains at http://www.sec.gov.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANKNORTH OR EVERGREEN. NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/JOINT PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANKNORTH OR EVERGREEN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/ JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR SOLICITATION TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Banknorth (File No. 000-18173) and Evergreen (File No. 000-10275) with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus/Joint Proxy
Statement:

  (1) Banknorth's Annual Report on Form 10-K for the year ended December 31,
1997;

  (2) Banknorth's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  (3) Banknorth's Current Reports on Form 8-K dated February 24, 1998, July 1, 1998, and July 31, 1998;

  (4) the description of the Banknorth Common Stock and of the associated preferred share purchase rights set forth in registration statements filed by Banknorth pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description;

  (5) Evergreen's Annual Report on Form 10-K for the year ended December 31,
1997;

  (6) Evergreen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  (7) Evergreen's Current Report on Form 8-K dated July 31, 1998; and

  (8) the description of the Evergreen Common Stock and of the associated preferred share purchase rights set forth in registration statements filed by Evergreen pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

  All documents and reports filed by Banknorth and Evergreen pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meetings also are hereby incorporated herein by reference into this Prospectus/Joint Proxy Statement and shall be deemed a part hereof from the date of filing of such documents or reports. Any statement contained herein, in any supplement hereto or in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Joint Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Joint Proxy Statement or any supplement hereto.

  THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES DOCUMENTS OF BANKNORTH AND EVERGREEN BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ALL SUCH DOCUMENTS WITH RESPECT TO BANKNORTH ARE AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) UPON WRITTEN OR ORAL REQUEST FROM: BANKNORTH GROUP, INC., P.O. BOX 5420, 300 FINANCIAL PLAZA, BURLINGTON, VERMONT 05401, ATTENTION: THOMAS J. PRUITT, EXECUTIVE VICE PRESIDENT (TELEPHONE NUMBER (802) 658-9959). ALL SUCH DOCUMENTS WITH RESPECT TO EVERGREEN ARE AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) UPON WRITTEN OR ORAL REQUEST FROM: EVERGREEN BANCORP, INC., 237 GLEN STREET, GLENS FALLS, NEW YORK 12801, ATTENTION: PAUL A. CARDINAL, SECRETARY (TELEPHONE NUMBER (518) 792-1151). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 23, 1998.

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS/JOINT PROXY STATEMENT CONTAINS, OR INCORPORATES BY REFERENCE OTHER DOCUMENTS THAT CONTAIN, FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF BANKNORTH FOLLOWING CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE ESTIMATED COST SAVINGS AND ACCRETION TO REPORTED EARNINGS THAT WILL BE REALIZED FROM THE MERGER; (B) THE ESTIMATED IMPACT OF THE MERGER ON REVENUES;
(C) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE MERGER; AND (D) THE ESTIMATED FINANCIAL IMPACT ON BANKNORTH OF THE COMPLETION OF THE BERKSHIRE ACQUISITION (AS DEFINED UNDER THE CAPTION "SUMMARY--PARTIES TO THE MERGER--BANKNORTH"), INCLUDING THE EFFECT ON BANKNORTH'S FUTURE DIVIDEND PAYMENT CAPACITY, CAPITAL RATIOS AND EARNINGS.

  THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. SEE "SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA," "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER" AND "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) ESTIMATED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING THE MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURES ON THE COMBINED COMPANY (INCLUDING COMPETITIVE PRESSURES RESULTING FROM INCREASING CONSOLIDATION WITHIN THE BANKING INDUSTRY) INCREASE SIGNIFICANTLY; (4) FAILURE TO COMPLY WITH YEAR 2000 PROGRAMMING ISSUES BY CERTAIN CUSTOMERS OR VENDORS OF CRITICAL SYSTEMS OR SERVICES; (5) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF BANKNORTH AND EVERGREEN OR OTHER BANKING OPERATIONS ACQUIRED BY BANKNORTH ARE GREATER THAN EXPECTED; (6) CHANGES IN THE INTEREST RATE ENVIRONMENT THAT REDUCE INTEREST MARGINS; (7) DOWNTURN IN LOCAL, REGIONAL, OR NATIONAL ECONOMIC CONDITIONS; (8) CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR IN APPLICABLE LAWS OR REGULATIONS GOVERNING THE BUSINESS IN WHICH THE COMBINED COMPANY WILL BE ENGAGED; AND (9) OTHER FACTORS ENUMERATED IN THE ANNUAL REPORTS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 OF BANKNORTH AND EVERGREEN (BANKNORTH COMMISSION FILE NO. 000-18173; EVERGREEN COMMISSION FILE NO. 000-10275). SUCH FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE, AND BY MAKING FORWARD-LOOKING STATEMENTS BANKNORTH AND EVERGREEN ASSUME NO DUTY TO UPDATE THEM TO REFLECT NEW, CHANGING OR UNANTICIPATED EVENTS OR CIRCUMSTANCES. THE INDEPENDENT PUBLIC ACCOUNTANTS FOR BANKNORTH AND EVERGREEN HAVE NOT COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO ANY FORWARD-LOOKING STATEMENTS, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND THEY ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE FORWARD-LOOKING STATEMENTS.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  ii
A WARNING ABOUT FORWARD-LOOKING STATEMENTS.................................. iii
SUMMARY.....................................................................   1
  General...................................................................   1
  Parties to the Merger.....................................................   1
    Banknorth...............................................................   1
    Evergreen...............................................................   2
  The Special Meetings and Vote Required....................................   2
  The Merger................................................................   3
  Recommendations of the Boards of Directors of Banknorth and Evergreen.....   4
  Opinions of Financial Advisors............................................   4
  Regulatory Approvals......................................................   5
  Closing Conditions........................................................   5
  Effective Time of the Merger..............................................   5
  Termination...............................................................   5
  Material Federal Income Tax Consequences..................................   6
  Accounting Treatment......................................................   6
  Conversion of Evergreen Stock Options and Restricted Stock................   6
  Interests of Certain Persons in the Merger................................   7
  Comparison of Rights of Shareholders......................................   9
  Resale of Banknorth Common Stock..........................................   9
  Stock Option Agreement....................................................   9
  No Appraisal Rights.......................................................   9
  Dividend Limitations on Evergreen.........................................   9
  Dividend Limitations on Banknorth and the Combined Company................  10
  Price Range of Common Stock and Dividends.................................  11
    Market Prices...........................................................  11
    Dividends...............................................................  12
COMPARATIVE UNAUDITED PER SHARE DATA........................................  13
SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA...................  14
  Banknorth.................................................................  14
  Evergreen.................................................................  16
  Combined Company..........................................................  18
THE SPECIAL MEETINGS........................................................  20
  Time and Place............................................................  20
  Matters To Be Considered..................................................  20
  Shares Outstanding and Entitled to Vote; Record Date......................  20
    Banknorth Share Information.............................................  20
    Evergreen Share Information.............................................  20
  Votes Required............................................................  21
  Voting of Proxies.........................................................  21
  Solicitation of Proxies...................................................  22
THE MERGER..................................................................  22
  General...................................................................  22
  Background of the Merger..................................................  23

  Reasons for the Merger; Recommendations of the Boards of
   Directors........................................................  26
    Evergreen.......................................................  26
    Banknorth.......................................................  28
  Opinions of Financial Advisors....................................  30
    Evergreen.......................................................  30
    Banknorth.......................................................  35
  Certain Estimates of 1998 Operations..............................  40
  Conversion of Evergreen Stock and Exchange of Certificates........  41
  Conversion of Evergreen Stock Options and Restricted Stock........  42
    Stock Options...................................................  42
    Restricted Stock................................................  42
  Closing Conditions................................................  42
  Regulatory Approvals..............................................  43
    FRB.............................................................  43
    Massachusetts Bank Board........................................  43
    Notice Filings..................................................  43
  Business of Evergreen Pending the Merger..........................  44
  No Solicitation of Other Offers...................................  44
  Effective Time of the Merger......................................  44
  Termination and Amendment.........................................  44
  Interests of Certain Persons in the Merger........................  47
    Directors.......................................................  47
    Employment Agreement and Change of Control Payment..............  47
    Other Change of Control Agreements..............................  48
    Retention Payment...............................................  49
    Vesting of Options and Restricted Stock.........................  49
    Distribution of Deferred Directors Fee Accounts.................  49
    Indemnification and Insurance...................................  49
  Other Employee Matters............................................  50
  Resale of Banknorth Common Stock..................................  50
  Material Federal Income Tax Consequences..........................  51
  Accounting Treatment..............................................  52
  Expenses..........................................................  53
  Stock Option Agreement............................................  53
  Voting Agreements.................................................  54
  No Appraisal Rights...............................................  54
MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER.............  54
  Management........................................................  54
  Operations........................................................  55
INFORMATION ABOUT BANKNORTH.........................................  56
  General...........................................................  56
  Management and Additional Information.............................  57
  Berkshire Acquisition.............................................  57
  Dividend Restrictions and Debt Covenants..........................  58
    Regulatory Limitations..........................................  58
    Debt Covenants..................................................  59
  Capital Securities................................................  60
  Dividend Reinvestment Plan........................................  60
  Year 2000.........................................................  61
INFORMATION ABOUT EVERGREEN.........................................  63
  General...........................................................  63
  Management and Additional Information.............................  64
  Year 2000.........................................................  64

REGULATION AND SUPERVISION................................................    65
  General.................................................................    65
  Bank Subsidiaries.......................................................    66
  Dividend Limitations....................................................    67
  Capital Requirements....................................................    67
  Community Reinvestment Act..............................................    69
  Deposit Insurance Premium Assessments...................................    69
  "Source of Strength" Policy.............................................    69
COMPARISON OF RIGHTS OF SHAREHOLDERS......................................    70
  General.................................................................    70
  Authorized Capital Stock................................................    70
    Common Stock..........................................................    70
    Preferred Stock.......................................................    70
  Amendment of Certificate of Incorporation...............................    71
  Election of Directors...................................................    71
  Board of Directors......................................................    71
  Removal of Directors....................................................    71
  Authority of Board Committees...........................................    72
  Shareholder Nominations and Proposals...................................    72
  Special Meetings........................................................    72
  Fair Price Provisions...................................................    72
  Consideration of Noneconomic Factors....................................    73
  Shareholder Rights Plans................................................    73
  Limitation of Director Liability........................................    74
  Indemnification of Directors and Officers...............................    74
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............    75
LEGAL OPINION.............................................................    83
EXPERTS...................................................................    83
SHAREHOLDER PROPOSALS.....................................................    83
  Banknorth...............................................................    83
  Evergreen...............................................................    83
OTHER MATTERS.............................................................    84
INDEX OF DEFINED TERMS....................................................    85
Annex I--Affiliation Agreement and Plan of Reorganization.................   I-1
Annex II--Agreement and Plan of Merger....................................  II-1
Annex III--Stock Option Agreement......................................... III-1
Annex IV--Fairness Opinion of Keefe, Bruyette & Woods, Inc................  IV-1
Annex V--Fairness Opinion of Sandler O'Neill & Partners, L.P..............   V-1
Annex VI--Index Companies.................................................  VI-1

  An index of Defined Terms is contained on page 85 of this Prospectus/Joint Proxy Statement.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Prospectus/Joint Proxy Statement and in the documents incorporated herein by reference and is not intended to be complete. It is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus/Joint Proxy Statement, the accompanying Annexes, and the documents incorporated herein by reference. Shareholders are urged to read carefully all such information.

GENERAL

  This Prospectus/Joint Proxy Statement, Notice of the Banknorth Special Meeting to be held on Thursday, December 31, 1998, Notice of the Evergreen Special Meeting to be held on Thursday, December 31, 1998, and forms of proxy solicited in connection therewith are first being mailed to holders of Banknorth Common Stock ("BANKNORTH SHAREHOLDERS") and holders of Evergreen Common Stock ("EVERGREEN SHAREHOLDERS") on or about December 2, 1998. At the Special Meetings, holders of Evergreen Common Stock and Banknorth Common Stock will consider and vote on a proposal to approve the Agreement and the transactions contemplated thereby, including the Merger. A copy of the Agreement is attached to this Prospectus/Joint Proxy Statement as Annexes I and II and is incorporated herein by reference.

PARTIES TO THE MERGER

  Banknorth. Banknorth is a Delaware-chartered, multibank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As used in this Prospectus/Joint Proxy Statement, the term "Banknorth" refers to such corporation and, where the context requires, its subsidiaries.

  Banknorth has its headquarters in Burlington, Vermont and, through its subsidiary banks and operating companies, conducts business at 71 offices throughout the State of Vermont and in the States of New Hampshire and Massachusetts. At September 30, 1998, Banknorth had total consolidated assets of approximately $3.0 billion, deposits of $2.3 billion and shareholders' equity of $243.7 million. Based on total consolidated assets at September 30, 1998, Banknorth is the largest independent bank holding company headquartered in the State of Vermont.

  Banknorth offers a broad array of commercial and consumer banking services and products and trust and investment advisory services to commercial, individual, institutional and municipal customers, through its seven community banks, its trust and investment subsidiary, its mortgage banking subsidiary, and its insurance agency subsidiary. Banknorth's five Vermont-based banks maintain 40 banking offices throughout the State. Its New Hampshire-based bank operates 6 banking offices in the central and seacoast areas of New Hampshire. Banknorth's Massachusetts-based bank operates 25 offices throughout central and western Massachusetts. Banknorth's mortgage banking company originates a full range of mortgage banking products through the offices of its affiliated banks, and services a $1.5 billion residential mortgage loan portfolio, approximately $945.0 million of which is serviced for unaffiliated third parties. Banknorth's trust and investment management subsidiary offers a variety of personal and corporate fiduciary services, and currently has a trust and investment asset portfolio of approximately $3.4 billion, including approximately $1.9 billion in discretionary trust assets under management. The lending and investment activities of Banknorth's commercial bank subsidiaries are funded principally by deposits gathered through their retail branch office network.

  Banknorth recently completed an acquisition of certain banking operations in Berkshire County in western Massachusetts (the "BERKSHIRE ACQUISITION"), which complements its central Massachusetts market area and extends it to the southern reach of Evergreen's market in eastern New York State. Acquisitions have been and are expected to continue to be an important component of Banknorth's business strategy. See "INFORMATION ABOUT BANKNORTH--Berkshire Acquisition."

  The principal executive offices of Banknorth are located at 300 Financial Plaza, Burlington, Vermont 05401 and its telephone number is (802) 658-9959.

  Evergreen. Evergreen is a Delaware-chartered, one-bank holding company registered under the BHCA. As used in this Prospectus/Joint Proxy Statement, the term "Evergreen" refers to such corporation and, where the context requires, its subsidiaries.

  Evergreen has its headquarters in Glens Falls, New York and operates banking offices throughout eastern upstate New York. At September 30, 1998, Evergreen had total consolidated assets of approximately $1.1 billion, deposits of $954.3 million and shareholders' equity of $90.3 million.

  Evergreen conducts substantially all of its banking business through its wholly-owned subsidiary, Evergreen Bank, N.A. ("EVERGREEN BANK"), a national banking association which operates 28 offices in 8 counties in eastern upstate New York, throughout an area extending from the Massachusetts border fifty miles south of Albany, north to the Canadian border. Evergreen Bank serves commercial, individual, institutional and municipal customers with a wide range of deposit and loan products. Evergreen Bank also provides trust and investment services and, as of September 30, 1998, had approximately $528.6 million in discretionary trust assets under management. Evergreen Bank's lending and investment activities are funded principally by deposits gathered through its retail branch office network.

  The principal executive offices of Evergreen are located at 237 Glen Street, Glens Falls, New York 12801 and its telephone number is (518) 792-1151.

THE SPECIAL MEETINGS AND VOTE REQUIRED

  The Banknorth Special Meeting will be held at 10:00 a.m., Eastern Standard Time, on Thursday, December 31, 1998 at the Sheraton-Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403, and the Evergreen Special Meeting will be held at the same time and on the same date at the Queensbury Hotel, 88 Ridge Street, Glens Falls, New York 12801. Only the holders of record of outstanding shares of Banknorth Common Stock and Evergreen Common Stock at the close of business on Thursday, November 5, 1998 (the "RECORD DATE") are entitled to notice of and to vote at the Banknorth Special Meeting and the Evergreen Special Meeting, respectively. On the Record Date, there were 15,656,985 shares of Banknorth Common Stock and 8,741,115 shares of Evergreen Common Stock outstanding and entitled to be voted at the Banknorth Special Meeting and the Evergreen Special Meeting, respectively.

  At the Special Meetings, shareholders of Banknorth and Evergreen will consider and vote upon a proposal to approve the Agreement and the transactions contemplated thereby. The affirmative vote of the holders of a majority of the outstanding shares of the Banknorth Common Stock and of the Evergreen Common Stock, voting in person or by proxy, is necessary to approve the Agreement on behalf of Banknorth and Evergreen, respectively. Because approval of the Agreement on behalf of each of Banknorth and Evergreen will be based on the number of shares outstanding, rather than the number of shares voting, the failure to vote, either in person or by proxy, or the abstention from voting, by a Banknorth Shareholder or an Evergreen Shareholder will have the same effect as a vote against the Agreement. Under applicable stock exchange and NASD rules, brokers who hold shares in street name for customers are prohibited from voting such customers' shares on nonroutine matters, such as mergers, unless they receive specific instructions from such customers. Broker nonvotes resulting from the absence of such instructions also will have the same effect as votes against approval of the Agreement. SHAREHOLDERS OF BANKNORTH AND EVERGREEN THEREFORE ARE URGED TO RETURN THEIR PROXY CARDS AT THEIR EARLIEST CONVENIENCE.

  In connection with the execution of the Agreement, the directors of Evergreen have entered into an agreement pursuant to which, among other things, such persons agreed to vote in favor of the Agreement all shares of Evergreen Common Stock over which they have sole voting power. As of the Record Date, such shares represented in the aggregate approximately 7.55% of the issued and outstanding Evergreen Common Stock entitled to vote at the Evergreen Special Meeting. In addition, as of the Record Date, all directors and executive officers of Evergreen as a group beneficially owned approximately 724,824 shares of Evergreen Common Stock, excluding shares subject to option, or approximately 8.29% of the issued and outstanding Evergreen Common Stock entitled to vote at the Evergreen Special Meeting. It is expected that each such director and executive officer of Evergreen will vote the shares of Evergreen Common Stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby. See "THE MERGER--Voting Agreements" and "THE SPECIAL MEETINGS--Votes Required."

  As of the Record Date, all directors and executive officers of Banknorth as a group beneficially owned approximately 356,190 shares of Banknorth Common Stock, excluding shares subject to option, or approximately 2.27% of the issued and outstanding Banknorth Common Stock entitled to vote at the Banknorth Special Meeting. It is expected that each such director and executive officer of Banknorth will vote the shares of Banknorth Common Stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby. See "THE SPECIAL MEETINGS--Vote Required."

THE MERGER

  In accordance with the terms of and subject to the conditions set forth in the Agreement, Evergreen will be merged with and into Banknorth, with Banknorth as the surviving corporation, (sometimes referred to herein as the "COMBINED COMPANY"). At the effective time of the Merger, each issued and outstanding share of Evergreen Common Stock (other than any shares held by Banknorth or Evergreen, but including shares held by them or their subsidiaries in a fiduciary capacity or acquired in satisfaction of a debt previously contracted), together with associated preferred share purchase rights, will be converted into 0.9 shares of Banknorth Common Stock (the "CONVERSION RATIO"), together with associated preferred share purchase rights, plus cash in lieu of any fractional share interest. The Conversion Ratio is subject to standard antidilution adjustments in the event of any stock split, recapitalization or similar change in the Banknorth Common Stock prior to the effective time of the Merger.

  The Conversion Ratio is also subject to adjustment if Banknorth were to exercise its adjustment rights in the event that certain termination provisions, based on the market price of Banknorth's Common Stock, have been triggered and Evergreen elects to terminate the Agreement. Evergreen's right to terminate the Agreement pursuant to such provisions would arise if the average reported last sale price of the Banknorth Common Stock during a specified period before receipt of the last required regulatory approval of the Merger is less than $29.46 per share and the Banknorth Common Stock underperforms an index of financial institution holding company stocks by a specified amount during the period following announcement of the Merger. However, Evergreen would not have the right to terminate the Agreement if Banknorth elects to make a compensating adjustment in the Conversion Ratio that would increase the number of shares of Banknorth Common Stock that would be received in the Merger in exchange for each share of Evergreen Common Stock. Although the equity markets have experienced significant volatility in the months since the Agreement was executed, and the market price of Banknorth's Common Stock during such period has on occasion fallen below $29.46, the termination provisions would not have been triggered since the Banknorth Common Stock has not underperformed the index of financial institution holding company stocks by the requisite amount. See "THE MERGER--Termination and Amendment."

  Following the Merger, Evergreen Bank will continue to operate its banking business, as a wholly-owned subsidiary of Banknorth.

  GAIN OR LOSS GENERALLY WILL NOT BE RECOGNIZED BY HOLDERS OF EVERGREEN COMMON STOCK AS A RESULT OF THE MERGER, EXCEPT TO THE EXTENT OF ANY CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE INTEREST IN BANKNORTH COMMON STOCK. SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES."

  EVERGREEN SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO EVERGREEN SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF BANKNORTH AND EVERGREEN

  The Board of Directors of Banknorth (the "BANKNORTH BOARD") and the Board of Directors of Evergreen (the "EVERGREEN BOARD") have each determined that the Merger is advisable and is fair to, and in the best interests of, their respective corporations and shareholders and have unanimously approved the Agreement and the transactions contemplated thereby, including the Merger. ACCORDINGLY, THE BOARDS OF DIRECTORS OF BANKNORTH AND OF EVERGREEN UNANIMOUSLY RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

  See "THE MERGER--Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

  Keefe, Bruyette & Woods, Inc. ("KBW"), Evergreen's financial advisor, has delivered to the Evergreen Board its written opinion, dated July 31, 1998, and its written opinion dated the date of this Prospectus/Joint Proxy Statement, each to the effect that, as of the date of such opinions, the Conversion Ratio is fair, from a financial point of view, to the holders of Evergreen Common Stock.

  Sandler O'Neill & Partners, L.P. ("SANDLER O'NEILL"), Banknorth's financial advisor, has delivered to the Banknorth Board its written opinion, dated July 31, 1998, and its written opinion dated the date of this Prospectus/Joint Proxy Statement, each to the effect that, as of the date of such opinions, the Conversion Ratio is fair, from a financial point of view, to the holders of Banknorth Common Stock.

  If the Merger is consummated, each of KBW and Sandler O'Neill will earn cash fees, based on the market value of the total consideration paid in the Merger in exchange for the Evergreen Common Stock. KBW's payment from Evergreen will be equal to 0.85%, and Sandler O'Neill's payment from Banknorth will be equal to 0.5%, of the market value of the aggregate consideration paid in the Merger in exchange for the Evergreen Common Stock. Based on the closing price of $32.8125 per share of Banknorth Common Stock on November 27, 1998 (the last practicable trading day preceding the printing of this Prospectus/Joint Proxy Statement) and on the number of shares of Evergreen Common Stock outstanding on the Record Date, KBW would earn a fee of $2,194,000 and Sandler O'Neill would earn a fee of $1,291,000 upon consummation of the Merger. In addition, Evergreen has paid KBW a fee of $100,000 at the time of the execution of the Agreement and $100,000 after mailing of this Prospectus/Joint Proxy Statement, which amounts will be offset against the 0.85% fee, and Banknorth has paid to Sandler O'Neill a fee of $200,000 in connection with rendering its fairness opinion.

  For information on the procedures followed, assumptions made, matters considered, and qualifications and limitations on the reviews undertaken by KBW and Sandler O'Neill, see "THE MERGER--Opinions of Financial Advisors." Shareholders are urged to read in their entirety the opinions of KBW and Sandler O'Neill, which are attached as Annexes IV and V, respectively, to this Prospectus/Joint Proxy Statement.

REGULATORY APPROVALS

  Consummation of the Merger is subject to the prior receipt of the approval of the Board of Governors of the Federal Reserve System (the "FRB") and the Massachusetts Board of Bank Incorporation (the "MASSACHUSETTS BANK BOARD"). Applications have been filed with such regulatory authorities for the required approvals and the FRB has approved the Merger. Neither Banknorth nor Evergreen has any reason to believe that the approval of the Massachusetts Bank Board will not be forthcoming. Nevertheless, there can be no assurance that such regulatory approval will be obtained, or as to the timing or conditions upon which such approval may be granted. Appropriate notification of the proposed Merger has also been given to the New York State Banking Board and the New York State Banking Superintendent (together, "NEW YORK BANKING DEPARTMENT") and the New Hampshire Banking Commissioner. Such filings are notice filings only; no approval is required. See "THE MERGER--Regulatory Approvals."

CLOSING CONDITIONS

  The obligations of Banknorth and Evergreen to consummate the Merger are subject to satisfaction of a number of conditions, including approval of the Agreement by the shareholders of Banknorth and Evergreen and the receipt of all required approvals or consents required for the Merger or waivers thereof by all applicable federal and state regulatory authorities. See "THE MERGER-- Closing Conditions." Pursuant to the terms of the Agreement, except for shareholder and regulatory approvals, and certain conditions to consummation of the Merger that cannot be waived as a matter of law, including the existence of an effective registration statement relating to the shares of Banknorth Common Stock to be issued in the Merger, the absence of a government order enjoining or prohibiting consummation of the Merger and the receipt of all required "blue sky" permits or other authorizations, all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended at any time by written agreement of the parties, except that no waiver or amendment occurring after approval of the Agreement by the shareholders of Banknorth or Evergreen shall (1) change the amount or form of the consideration which Evergreen's shareholders are entitled to receive in the Merger, (2) change any of the terms of Banknorth's Certificate of Incorporation, as the surviving corporation, or (3) change any of the terms or conditions of the Agreement if such change would adversely affect any shareholder of either Banknorth or Evergreen. If the Merger is not consummated on or before May 31, 1999, either Banknorth or Evergreen may terminate the Agreement.

EFFECTIVE TIME OF THE MERGER

  The Merger shall become effective at the date and time specified in the Certificate of Merger to be filed with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, as amended ("DCL") (the "EFFECTIVE TIME"). The Certificate of Merger will be filed only after the receipt of all requisite regulatory approvals of the Merger, approval of the Agreement by the requisite votes of the shareholders of Banknorth and Evergreen, and the satisfaction or waiver of all other conditions to the Merger set forth in the Agreement. See "THE MERGER--Effective Time of the Merger."

  Although no assurance can be given that the Effective Time will occur on or before a specified date, Banknorth and Evergreen presently expect that the Merger will be consummated on or before December 31, 1998, following conclusion of the Special Meetings.

TERMINATION

  The Agreement contains certain price-based termination provisions, the effect of which requires Evergreen Shareholders to assume, in all events, within specified limitations, the risk of a specified decline in the market value of Banknorth's Common Stock, and also to assume the risk of a greater decline in such market value unless the Banknorth Common Stock underperforms an index of comparable financial institution holding company stocks, in accordance with a formula specified in the Agreement. Under these provisions, Evergreen will have the right to terminate the Agreement if (i) the average last sale price of the Banknorth Common Stock over the ten (10) trading day period immediately preceding the date of receipt of the last required regulatory approval for the Merger is less than $29.46 per share and (ii) the number obtained by dividing the average per share last sale price determined under clause (i) by $36.84 (the average closing price of Banknorth Common Stock during the five (5) trading day period immediately preceding public announcement of the Merger) is less than the number obtained by subtracting 0.15 from the quotient obtained by dividing (a) the weighted average closing price of a specified index of financial institution holding companies during the ten (10) trading day period immediately preceding the date of receipt of the last required regulatory approval for the Merger by (b) the weighted average closing price of such index on July 30, 1998. However, such termination right would not apply if Banknorth were to elect to increase the Conversion Ratio in accordance with a formula set forth in the Agreement. See "THE MERGER--Termination and Amendment."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  Arnold & Porter, special tax counsel to Evergreen, has delivered its opinion to Evergreen that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), provided the Merger is consummated in accordance with the terms of the Agreement and certain related documentation. Arnold & Porter has opined further that, for federal income tax purposes: (i) except for cash received in lieu of fractional share interests, holders of Evergreen Common Stock who receive Banknorth Common Stock pursuant to the Merger will not recognize a gain or loss, (ii) the basis of such Banknorth Common Stock received will equal the basis of the Evergreen Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received, and (iii) provided that the surrendered Evergreen Common Stock was held as a capital asset on the date of the Merger, the holding period of the Banknorth Common Stock received will include the holding period of the Evergreen Common Stock surrendered. Arnold & Porter's opinion is based on facts, representations and assumptions that were provided by Evergreen and Banknorth and that are consistent with the state of facts that Evergreen and Banknorth believe will exist as of the Effective Time. In addition, under the Agreement (i) it is a condition precedent to the obligation of Evergreen to effect the Merger that it receive an updated opinion from Arnold & Porter, dated as of the Effective Time, as to the foregoing material federal income tax consequences of the Merger, and (ii) it is a condition precedent to the obligation of Banknorth to effect the Merger that it receive an opinion of its tax advisor, KPMG Peak Marwick LLP, dated as of the Effective Time, as to the material federal income tax consequences of the Merger. See "THE MERGER--Material Federal Income Tax Consequences."

  EACH EVERGREEN SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL AND ANY FOREIGN, STATE AND LOCAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THE MERGER APPLICABLE TO SUCH SHAREHOLDER.

ACCOUNTING TREATMENT

  It is intended that the Merger qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the obligations of Banknorth and Evergreen to consummate the Merger that the independent public accountants of Banknorth and Evergreen issue a letter to the parties dated as of the Effective Time to the effect that they are not aware of any reason that would preclude the Merger from being accounted for as a pooling of interests under generally accepted accounting principles. See "THE MERGER-- Accounting Treatment."

CONVERSION OF EVERGREEN STOCK OPTIONS AND RESTRICTED STOCK

  At the Effective Time (i) all employee and director options to purchase Evergreen Common Stock granted under the Evergreen Amended and Restated 1995 Stock Incentive Plan or its predecessor plans (together, the

"EVERGREEN EMPLOYEES' OPTION PLAN") or under the Evergreen 1995 Directors' Stock Option Plan (the "EVERGREEN DIRECTORS' OPTION PLAN") (all such plans collectively, the "EVERGREEN OPTION PLANS") outstanding on the date of the Agreement, whether or not then vested ("EVERGREEN OPTIONS") will, at the Effective Time, be converted into options to purchase shares of Banknorth Common Stock in accordance with the provisions of the Agreement, and (ii) all outstanding unvested Evergreen Options will become fully vested in accordance with the terms of the Evergreen Option Plans. Appropriate adjustment will be made to the number of shares to which the Evergreen Options relate and to the option exercise price, to reflect the Conversion Ratio. In addition, all unvested awards of shares of Evergreen restricted stock awarded under the Evergreen Employees' Option Plan ("EVERGREEN RESTRICTED STOCK") will become fully vested at the Effective Time in accordance with the terms of such Plan and will be converted into shares of Banknorth Common Stock, adjusted to reflect the Conversion Ratio. See "THE MERGER--Conversion of Evergreen Stock Options and Restricted Stock."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Under existing employment arrangements, Mr. Dougan and certain other executive officers of Evergreen will be entitled to certain payments and benefits as a result of the Merger. The amounts disclosed below for change of control payments and various noncash benefits and accrued supplemental retirement benefits, with respect to Mr. Dougan and the other executive officers of Evergreen whose employment will be terminated in connection with the Merger, have been calculated assuming consummation of the Merger in 1998. Should the Merger be consummated in 1999, such amounts would change and could be higher, although precise calculations of the benefit limitations under applicable tax laws and contractual provisions would not be possible until the close of the 1998 fiscal year.

  At the Effective Time, Mr. George W. Dougan, the Chairman, President and Chief Executive Officer of Evergreen, will receive a lump sum change of control payment in cash, or a combination of cash and other benefits, up to a total of approximately $1.3 million under his existing employment contract with Evergreen, which will be terminated as of the Effective Time. In accordance with that employment agreement, the maximum aggregate amount of the cash payment and other benefits to which Mr. Dougan is entitled reflects a reduction from the contractual amount to which he would otherwise be entitled upon a change of control, in order to avoid payment of compensation to him as a result of the Merger which would be considered an "excess parachute payment" under
Section 280G of the Code. Mr. Dougan will be entitled to select noncash change of control benefits in lieu of cash, but such benefits will reduce the amount of the cash portion of his change of control payment. The noncash benefits which Mr. Dougan is entitled to select and their respective approximate amounts, calculated in accordance with applicable regulations under Section 280G of the Code, include: (i) accelerated vesting of unvested stock options and restricted stock, $3,200; (ii) continued participation, for 36 months following the Merger, in various employee benefit plans, $71,000; and (iii) continued life and health benefits for 36 months following the Merger, $11,600. It is expected that Mr. Dougan will take all, or substantially all, of his change of control payment in cash and will waive receipt of substantially all noncash benefits.

  In addition, Banknorth has agreed to honor the terms of Mr. Dougan's Supplemental Retirement Benefit Plan ("SERP") with Evergreen. Under the terms of that agreement, Mr. Dougan will vest in his SERP on March 7, 1999. The accumulated benefit obligation under Mr. Dougan's SERP at the time of vesting will be approximately $1.8 million.

  The Agreement provides that, at the Effective Time, Mr. Dougan will be appointed as a director of Banknorth to the class whose term expires in 2001. The Agreement also provides that Mr. Dougan will join the executive management of Banknorth, with the title of Vice Chairman of the Banknorth Board ("VICE CHAIRMAN"). Mr. Dougan will enter into a three year employment contract with Banknorth which will provide for, among other things, a minimum salary of $225,000 per year and certain supplemental benefits, including life and health insurance and participation in Banknorth's short-term bonus plan. Mr. Dougan will also enter into a Change of Control Agreement with Banknorth.

  Banknorth has agreed to honor the existing change of control agreements with executive officers of Evergreen and to assume the terms of Evergreen's Employee Severance Plan for employees terminated within one year of the Merger. Terminated Evergreen employees who have a change of control agreement may elect to be covered by the Evergreen Severance Plan in lieu of (but not in addition to) such agreement. Banknorth estimates that payments under the change of control agreements with Evergreen executive officers whose employment will be terminated as a result of the Merger (4 individuals, excluding Mr. Dougan), will total approximately $1.7 million. In accordance with the various change of control agreements, the estimated amount of such change of control payment reflects a reduction to the extent necessary to avoid characterization of any portion of such payment or benefit as "excess parachute payments" under section 280G of the Code. Five (5) executive officers of Evergreen (other than Mr. Dougan) participate in the SERP. The accumulated SERP obligation at the Effective Time to such executive officers will be approximately $1.3 million.

  Banknorth has agreed to pay to Daniel J. Burke, who has been appointed President and Chief Executive Officer of Evergreen Bank to replace Mr. Dougan, a lump sum in cash of $235,000, as consideration for his remaining in the employ of the Combined Company for a minimum period of one year following the Effective Time. The retention payment becomes payable on the first anniversary of the Merger, provided Mr. Burke is still in the employ of the Combined Company at that time.

  All unvested stock options and restricted stock awards held by the directors, officers, and employees of Evergreen (including Messrs. Dougan and Burke and the two additional directors of Evergreen who will become Directors of Banknorth at the Effective Time) are expected to become fully vested as of the Effective Time, in accordance with the terms of the respective Evergreen Option Plans. Such stock options will be converted into stock options to purchase Banknorth Common Stock and the holders of the restricted stock awards will receive fully vested shares of Banknorth Common Stock, in each case, appropriately adjusted to reflect the Conversion Ratio. As of the Record Date, Mr. Dougan had unvested options for 20,000 shares of Evergreen Common Stock and the remaining 7 executive officers had unvested options for an aggregate of 42,000 shares. The average exercise price of such options is $21.063 per share and all such options would have vested, even without acceleration, on January 13, 1999. Unvested options for an aggregate of 19,200 shares have been granted to Evergreen Directors other than Mr. Dougan. Such options have an average exercise price of $26.75 and would have vested, absent acceleration, on May 7, 1999. In addition, Mr. Dougan and one other Evergreen executive officer have 3,332 shares and 2,000 shares, respectively, of unvested restricted stock which will vest automatically at the Effective Time. Such shares would have vested on March 1, 1999, absent acceleration due to the Merger.

  Amounts accrued under the Evergreen Bancorp, Inc. Plan for the Payment and Deferral of Directors Fees to the account of participating Evergreen directors (other than directors who continue as directors of Banknorth or Evergreen Bank and whose plan balances are transferred to the Banknorth Deferred Compensation Plan for Directors and Selected Executives) will be payable at the Effective Time in accordance with preexisting payment elections, in a lump sum or in installments, beginning in the month following the Effective Time. All such amounts represent previously earned, but deferred compensation, plus applicable earnings on the deferrals. Distributions will be in the form of cash or, in the case of participants who have elected deferrals in the form of Evergreen Common Stock, shares of Banknorth Common Stock (adjusted to reflect the Conversion Ratio), in accordance with the participants' preexisting elections under such plan.

  Banknorth has agreed to honor the indemnification provisions for Evergreen's officers and directors set forth in the Certificate of Incorporation (or charter or other organizational documents) and Bylaws of Evergreen and its subsidiaries, and to provide liability insurance to such officers and directors for a period of six years after the Effective Time.

  For further details regarding the foregoing, see "THE MERGER--Interests of Certain Persons in the Merger."

COMPARISON OF RIGHTS OF SHAREHOLDERS

  Both Banknorth and Evergreen are Delaware corporations, subject to the provisions of the DCL. The rights of Evergreen Shareholders are governed by the DCL and by Evergreen's Certificate of Incorporation and Bylaws. At the Effective Time of the Merger, Evergreen Shareholders will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by Banknorth's Certificate of Incorporation and Bylaws and the DCL. The rights of shareholders of Banknorth differ in certain respects from the rights of shareholders of Evergreen under the respective corporations' Certificates of Incorporation and Bylaws. For example, (i) election of Banknorth's directors is by majority vote, while election of Evergreen's directors is by plurality vote;
(ii) the By-laws provide different time periods for furnishing advance notice of shareholder proposals and nominations (generally between 90 and 120 days prior to the Banknorth annual meeting and 60 days prior to the Evergreen annual meeting); and (iii) the so-called "fair price provisions" differ in certain respects, including the percentage of shareholdings that would trigger application of the provisions to a shareholder (10% in the case of Banknorth, and 5% in the case of Evergreen), and the percentage vote required to approve a transaction involving such a shareholder. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

RESALE OF BANKNORTH COMMON STOCK

  The shares of Banknorth Common Stock to be issued in connection with the Merger will be freely tradeable by the holders of such shares, except for those shares held by persons who may be deemed to be "affiliates" of Banknorth or Evergreen under applicable federal securities laws. In addition, "affiliates" of Banknorth and Evergreen will be subject to certain restrictions on resale of Banknorth Common Stock in order to ensure that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "THE MERGER--Resale of Banknorth Common Stock."

STOCK OPTION AGREEMENT

  As an inducement and a condition to Banknorth's entering into the Agreement, Banknorth and Evergreen have entered into a Stock Option Agreement, dated as of July 31, 1998 (the "OPTION AGREEMENT"), pursuant to which Evergreen granted to Banknorth an option (the "OPTION"), upon the occurrence of certain events (none of which has occurred as of the date hereof to the knowledge of Banknorth and Evergreen), to purchase 19.9% of the shares of Evergreen Common Stock issued and outstanding immediately prior to exercise of the Option, at a price of $27.75 per share, subject to adjustment in certain circumstances and termination within certain periods. These events generally relate to a competing transaction involving a merger, business combination, or other acquisition of Evergreen Common Stock or assets. The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreement and may have the effect of discouraging competing offers to the Merger. A copy of the Option Agreement is included as Annex III to this Prospectus/Joint Proxy Statement, to which reference is made for the complete terms thereof. See "THE MERGER--Stock Option Agreement."

NO APPRAISAL RIGHTS

  Because the Banknorth Common Stock and the Evergreen Common Stock are traded on the NASDAQ Stock Market, neither Evergreen Shareholders nor Banknorth Shareholders who dissent from the Merger will have any appraisal rights under the DCL.

DIVIDEND LIMITATIONS ON EVERGREEN

  The holders of Evergreen Common Stock are entitled to receive dividends when and if declared by the Evergreen Board out of funds legally available therefor. The primary source of funds for Evergreen's dividends is dividends from Evergreen's sole banking subsidiary, the payment of which is regulated under applicable federal banking laws. See "REGULATION AND SUPERVISION."

  In addition, the Agreement prohibits Evergreen from declaring, setting aside, or paying any dividend or other distribution on its capital stock prior to the Effective Time, except that Evergreen may pay regular quarterly dividends on the Evergreen Common Stock at a rate not in excess of its dividend rate preceding execution of the Agreement.

DIVIDEND LIMITATIONS ON BANKNORTH AND THE COMBINED COMPANY

  The holders of Banknorth Common Stock are entitled to receive dividends when and if declared by the Banknorth Board out of funds legally available therefor. The primary source of funds for Banknorth's dividends is dividends from Banknorth's banking subsidiaries, investment income, and debt service on certain intercompany loans made by Banknorth to its subsidiaries. Subsidiary dividends, investment income, and interest payments on intercompany loans are also the primary source of funds for Banknorth's debt service obligations under its two credit agreements with certain lenders and under its 30-year Corporation-Obligated Mandatorily Redeemable Capital Securities (the "CAPITAL SECURITIES"). Banknorth's credit agreements with lenders contain various debt covenants, including limitations on Banknorth's ability to pay dividends on its capital stock, based on a rolling, cumulative earnings formula, which takes current earnings into account. See "INFORMATION ABOUT BANKNORTH--Dividend Restrictions and Debt Covenants" and "--Capital Securities."

  Payment of dividends to Banknorth by its banking subsidiaries is regulated under applicable state and federal laws. See "REGULATION AND SUPERVISION-- Dividend Limitations." Banknorth has paid, or proposes to pay, certain special dividends in excess of ordinary regulatory limitations in connection with (i) a previous acquisition, (ii) the redeployment of accumulated capital of certain existing Banknorth subsidiaries to First Massachusetts Bank, N.A. in connection with completion of the Berkshire Acquisition, and (iii) the proposed redeployment of accumulated capital of Evergreen Bank at or about the Effective Time in order to pay one-time Merger-related expenses and to facilitate transfer of the trust business of Evergreen Bank to Banknorth's trust and investment management subsidiary, The Stratevest Group, N.A. ("STRATEVEST"). Because payment of these dividends has or will reduce the dividend paying capacity of Banknorth's subsidiary banks, payment of dividends to Banknorth Shareholders in the future, and Banknorth's ability to service its debt and to meet its financing obligations in connection with the Capital Securities financing, will be dependent on the generation of sufficient future earnings by the Combined Company. Banknorth has met all its debt service requirements under the Capital Securities financing and under its credit agreements. Although no assurance can be given as to future results, Banknorth believes that anticipated earnings from the Combined Company will provide sufficient funding sources to meet all debt service requirements and to maintain dividend payments at historical Banknorth levels. See "SUMMARY--Price Range of Common Stock and Dividends" and "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER-- Operations."

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  Market Prices. The Banknorth Common Stock is quoted on the NASDAQ Stock Market (formerly known as the NASDAQ National Market System) under the trading symbol "BKNG." As of November 5, 1998, the Banknorth Common Stock was held by approximately 3,266 shareholders of record. The Evergreen Common Stock is quoted on the NASDAQ Stock Market under the trading symbol "EVGN." As of November 5, 1998, the Evergreen Common Stock was held by approximately 1,643 shareholders of record.

  The following table sets forth, for the periods indicated, the range of high and low sale prices per share of Banknorth Common Stock and Evergreen Common Stock, as quoted on the NASDAQ Stock Market. Stock price data on the NASDAQ Stock Market reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                    BANKNORTH       EVERGREEN
                                                 SALE PRICES(1)  SALE PRICES(2)
                                                 --------------- ---------------
                                                  HIGH     LOW    HIGH     LOW
                                                 ------- ------- ------- -------
1998
  First Quarter................................. $ 37.38 $ 27.63 $ 24.75 $ 20.75
  Second Quarter................................   39.13   33.38   33.50   23.13
  Third Quarter.................................   42.75   27.00   30.25   23.25
  Fourth Quarter (through November 27, 1998)....   34.25   23.50   30.50   19.88
1997
  First Quarter................................. $ 23.13 $ 20.00 $ 17.13 $ 14.75
  Second Quarter................................   23.13   20.25   17.00   14.25
  Third Quarter.................................   28.38   22.69   20.63   16.63
  Fourth Quarter................................   33.50   26.00   25.25   18.25
1996
  First Quarter................................. $ 19.25 $ 16.25 $ 11.56 $ 10.38
  Second Quarter................................   18.13   16.25   13.13   10.63
  Third Quarter.................................   18.75   15.75   15.00   12.13
  Fourth Quarter................................   20.75   17.25   16.50   14.00

--------
(1) Adjusted to reflect a 2-for-1 stock split, effected in the form of a 100% stock dividend, declared in February 1998.
(2) Adjusted to reflect a 2-for-1 stock split, effected in the form of a 100% stock dividend, declared in August 1996.

  Set forth below is information regarding the closing price per share of Banknorth Common Stock and Evergreen Common Stock on (i) July 30, 1998, the last trading day preceding public announcement of the Agreement, and (ii) November 27, 1998, the last practicable trading day prior to the printing of this Prospectus/Joint Proxy Statement. The historical prices are as reported on the NASDAQ Stock Market.

                               HISTORICAL MARKET
                                VALUE PER SHARE

                                                        EQUIVALENT MARKET VALUE
DATE                               BANKNORTH EVERGREEN PER SHARE OF EVERGREEN(1)
----                               --------- --------- -------------------------
July 30, 1998..................... $  38.25   $27.75           $ 34.425
November 27, 1998................. $32.8125   $29.00           $29.5312

--------
(1) Equivalent market value per share of Evergreen Common Stock represents the historical market value per share of Banknorth Common Stock multiplied by the Conversion Ratio.

  It is expected that the market price of Banknorth Common Stock will fluctuate between the date of this Prospectus/Joint Proxy Statement and the date on which the Merger is consummated and thereafter. Because the number of shares of Banknorth Common Stock to be received by Evergreen Shareholders in the Merger is fixed (subject to possible increase in certain circumstances) and because the market price of Banknorth Common Stock is subject to fluctuation, the value of the shares of Banknorth Common Stock that Evergreen Shareholders will receive in the Merger may increase or decrease prior to the Merger and thereafter. No assurance can be given concerning the market price of Banknorth Common Stock before, at or after the Effective Time. SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR BANKNORTH COMMON STOCK AND EVERGREEN COMMON STOCK.

  Dividends. The following table sets forth dividends declared per share of Banknorth Common Stock and Evergreen Common Stock, respectively, for the periods indicated. The ability of Banknorth or Evergreen to pay dividends to its respective shareholders is subject to certain regulatory limitations, restrictions and, in the case of Banknorth, certain contractual restrictions. See "REGULATION AND SUPERVISION" and "INFORMATION ABOUT BANKNORTH--Dividend Restrictions and Debt Covenants."

                                                        BANKNORTH    EVERGREEN
                                                       DIVIDENDS(1) DIVIDENDS(2)
                                                       ------------ ------------
1998
  First Quarter.......................................    $ 0.16       $0.15
  Second Quarter......................................      0.16        0.15
  Third Quarter.......................................      0.16        0.15
1997
  First Quarter.......................................    $0.145       $0.13
  Second Quarter......................................     0.145        0.13
  Third Quarter.......................................     0.145        0.13
  Fourth Quarter......................................     0.145        0.15
1996
  First Quarter.......................................    $0.125       $0.10
  Second Quarter......................................     0.125        0.10
  Third Quarter.......................................     0.125        0.10
  Fourth Quarter......................................     0.125        0.13

--------
(1) Adjusted to reflect a 2-for-1 stock split, effected in the form of a 100% stock dividend, declared in February 1998.

(2) Adjusted to reflect a 2-for-1 stock split, effected in the form of a 100% stock dividend, declared in August 1996.

  The Combined Company will pay dividends at a rate to be determined by its Board of Directors and no assurance can be given that the dividend policy of the Combined Company will continue that of either Banknorth or Evergreen. The declaration and payment of dividends by the Combined Company will depend upon business conditions, operating results, capital and reserve requirements and the consideration by the Board of Directors of other relevant factors. It is anticipated that the initial dividend rate following the Effective Time will be equal to the current quarterly dividend rate of Banknorth ($0.16 per share). After adjustment to give effect to the Conversion Ratio, that quarterly dividend rate equates to approximately $0.144 per share of Evergreen Common Stock. See "COMPARATIVE UNAUDITED PER SHARE DATA."

                      COMPARATIVE UNAUDITED PER SHARE DATA

  The following table presents at the dates and for the periods indicated (i) historical consolidated per share data for Banknorth and Evergreen, (ii) unaudited pro forma per share data for the Combined Company and (iii) equivalent unaudited pro forma per share data for Evergreen. The Combined Company unaudited pro forma data represents the effect of the Merger on a share of Banknorth Common Stock. The Evergreen pro forma equivalent data represents the Combined Company pro forma data before rounding, multiplied by the Conversion Ratio, and thereby reflects the effect of the Merger on a share of Evergreen Common Stock. The information presented is based upon the historical consolidated financial statements of Banknorth and Evergreen included in and incorporated by reference in this Prospectus/Joint Proxy Statement. See "SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA and UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                         HISTORICAL             PRO FORMA
                                     ------------------- -----------------------
                                                         COMBINED   EVERGREEN
                                     BANKNORTH EVERGREEN COMPANY  EQUIVALENT (1)
                                     --------- --------- -------- --------------
PER COMMON SHARE
BASIC EARNINGS(2)
For the nine months ended September
 30, 1998..........................   $ 1.58    $ 1.02    $ 1.43      $ 1.29
Year-Ended:
  December 31, 1997................     1.95      1.26      1.76        1.58
  December 31, 1996................     1.66      1.12      1.51        1.36
  December 31, 1995................     1.65      0.89      1.40        1.26
DILUTED EARNINGS(2)
  For the nine months ended
   September 30, 1998..............   $ 1.56    $ 1.00    $ 1.40      $ 1.26
Year-Ended:
  December 31, 1997................     1.93      1.24      1.74        1.57
  December 31, 1996................     1.64      1.11      1.50        1.35
  December 31, 1995................     1.64      0.88      1.39        1.25
CASH DIVIDEND DECLARED(3)
  For the nine months ended
   September 30, 1998..............   $ 0.48    $ 0.45    $ 0.48      $ 0.43
Year-Ended:
  December 31, 1997................     0.58      0.54      0.58        0.52
  December 31, 1996................     0.50      0.43      0.50        0.45
  December 31, 1995................     0.46      0.23      0.46        0.41
BOOK VALUE(4)(6)
As of:
  September 30, 1998...............   $15.99    $10.36    $13.78      $12.40
  December 31, 1997................    14.83      9.91     13.53       12.18
TANGIBLE BOOK VALUE(5)
As of:
  September 30, 1998...............   $14.22    $10.35    $12.61      $11.35
  December 31, 1997................    12.84      9.89     12.21       10.99

--------
(1) Evergreen's pro forma equivalent amounts are computed by multiplying the pro forma Combined Company amounts, after rounding, by the Conversion Ratio of 0.9.
(2) Historical basic and diluted earnings per common share are based on weighted average basic and diluted shares of the respective companies. The pro forma information presented does not reflect anticipated merger and integration costs, nor does it reflect potential expense reductions or revenue enhancements resulting from the Merger. See "MANAGEMENT AND OPERATIONS OF BANKNORTH GROUP AFTER THE MERGER--Operations."
(3) The Combined Company will pay dividends at a rate to be determined by its Board of Directors, but is anticipated that the initial dividend rate will be equal to the current dividend rate of Banknorth. Accordingly, pro forma cash dividends represent the historical cash dividends declared on Banknorth common stock. See "SUMMARY--Price Range of Common Stock and Dividends."
(4) Book Value per common share is based on period-end Common Shareholders' Equity.
(5) Tangible book value per share is based on period-end Common Shareholders' Equity less goodwill.
(6) The common shareholders equity used in the calculation of book value of the combined company was $318.2 million and $318.1 million as of September 30, 1998 and December 31, 1997, respectively. The number of common shares outstanding used in the calculation of book value of the Combined Company was 23.1 million and 23.5 million as of September 30, 1998 and December 31, 1997.

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

  The following tables present selected historical and pro forma combined financial information for Banknorth, Evergreen and the Combined Company which has been derived from consolidated financial statements of Banknorth and Evergreen through September 30, 1998. This summary should be read in connection with the consolidated financial statements, including the respective notes thereto, and other financial information included in documents incorporated herein by reference.

  The data in the following financial tables does not reflect possible adjustments for expenses related to the Merger, or any potential expense reductions or revenue enhancements resulting from the Merger. Accordingly, the unaudited selected pro forma condensed combined financial data of the Combined Company as of the Effective Time and thereafter may be materially different from that reflected in the pro forma information below. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER--Operations."

                                   BANKNORTH

                       FIVE YEAR SELECTED FINANCIAL DATA

                           NINE MONTHS
                              ENDED               YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30, ----------------------------------------------
                              1998        1997     1996     1995      1994      1993
                          ------------- -------- -------- --------  --------  --------
                           (UNAUDITED)
                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME:
Interest income.........    $170,502    $218,506 $190,008 $152,624  $124,403  $113,178
Interest expense........      80,624      99,324   81,140   67,980    49,599    44,670
                            --------    -------- -------- --------  --------  --------
 Net interest income....      89,878     119,182  108,868   84,644    74,804    68,508
Provision for loan
 losses.................       5,525       7,662    5,600    4,375     3,210     4,700
                            --------    -------- -------- --------  --------  --------
 Net interest income
  after provision for
  loan losses...........      84,353     111,520  103,268   80,269    71,594    63,808
                            --------    -------- -------- --------  --------  --------
Other operating income:
 Income from trust and
  investment management
  fees..................       6,906       8,636    7,835    7,426     7,227     7,455
 Service charges on
  deposit accounts......       6,521       8,026    6,558    5,081     4,917     5,128
 Card product income....       1,453       3,145    3,029    2,789     2,835     2,751
 Loan servicing income..       1,011       2,514    2,752    2,701     2,509     2,040
 Gain on sale of
  mortgage servicing
  rights................         386         921       93      --        664       --
 Net loan transactions..       2,345       1,215    1,629      568     1,214     3,408
 Net securities
  transactions..........        (243)        258       31     (409)   (2,234)    1,110
 All other..............       6,273       6,611    3,376    2,754     2,839     2,865
                            --------    -------- -------- --------  --------  --------
 Total other operating
  income................      24,652      31,326   25,303   20,910    19,971    24,757
Other operating
 expenses:
 Compensation & employee
  benefits..............      35,625      46,854   44,095   34,805    32,632    32,925
 Net occupancy,
  equipment & software
  expense...............      11,001      15,042   13,854   11,006    10,752    10,008
 Data processing........       3,663       4,972    4,584    4,629     5,027     4,840
 FDIC deposit insurance
  and other regulatory
  ......................         623         795      461    2,062     3,415     3,634
 OREO and repossession..         465         964      471      520     1,723     4,606
 Amortization of
  goodwill..............       3,917       5,223    4,652      632       136         5
 Capital securities.....       2,367       2,104      --       --        --        --
 All other..............      16,222      21,611   23,083   16,935    16,243    15,851
                            --------    -------- -------- --------  --------  --------
 Total other operating
  expenses..............      73,883      97,565   91,200   70,859    69,928    71,869
                            --------    -------- -------- --------  --------  --------
Income before income tax
 expense................      35,122      45,281   37,371   30,590    21,637    16,696
Income tax expense .....      10,805      14,792   11,981    8,217     5,734     5,235
                            --------    -------- -------- --------  --------  --------
Income before cumulative
 effect of changes in
 accounting.............      24,317      30,489   25,390   22,373    15,903    11,461
Cumulative effect of
 changes in accounting..         --          --       --       --        138    (3,500)
                            --------    -------- -------- --------  --------  --------
Net income..............    $ 24,317    $ 30,489 $ 25,390 $ 22,373  $ 16,041  $  7,961
                            ========    ======== ======== ========  ========  ========

                           NINE MONTHS
                              ENDED                      YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30, ---------------------------------------------------------------
                              1998         1997         1996         1995         1994         1993
                          ------------- -----------  -----------  -----------  -----------  -----------
                           (UNAUDITED)
                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
AVERAGE BALANCES:
Loans...................   $ 1,978,891  $ 1,916,097  $ 1,730,720  $ 1,329,188  $ 1,187,773  $ 1,091,851
Loans held for sale.....        35,444       16,481       14,834       12,985       15,432       24,161
Securities available for
 sale ..................       719,754      648,782      444,717      147,796      221,828      337,523
Investment securities...        17,767       28,774       42,493      274,688      176,980       23,491
Money market
 investments............        13,494        7,410       14,503        9,718       11,419        9,873
                           -----------  -----------  -----------  -----------  -----------  -----------
 Total earning assets...     2,765,350    2,617,544    2,247,267    1,774,375    1,613,432    1,486,899
Other assets............       190,047      155,263      158,140      101,025      100,382      107,289
                           -----------  -----------  -----------  -----------  -----------  -----------
 Total assets...........   $ 2,955,397  $ 2,772,807  $ 2,405,407  $ 1,875,400  $ 1,713,814  $ 1,594,188
                           ===========  ===========  ===========  ===========  ===========  ===========
Non interest-bearing
 deposits...............   $   310,948  $   288,322  $   264,938  $   194,580  $   185,676  $   178,734
Interest-bearing
 deposits...............     1,918,427    1,820,727    1,724,068    1,259,298    1,121,073    1,099,550
                           -----------  -----------  -----------  -----------  -----------  -----------
 Total deposits.........     2,229,375    2,109,049    1,989,006    1,453,878    1,306,749    1,278,284
Short-term borrowed
 funds..................       404,171      382,168      159,672      164,010      145,616      130,176
Long-term debt..........        34,698       21,294       43,951       94,107      113,364       41,312
Other liabilities.......        25,981       22,502       21,499       17,455       17,077       16,107
 Corporation-obligated
  mandatorily redeemable
  capital securities ...        30,000       20,137          --           --           --           --
Shareholders' equity....       231,172      217,657      191,279      145,950      131,008      128,309
                           -----------  -----------  -----------  -----------  -----------  -----------
 Total liabilities,
  corporation-obligated
  mandatorily redeemable
  capital securities and
  shareholders' equity..   $ 2,955,397  $ 2,772,807  $ 2,405,407  $ 1,875,400  $ 1,713,814  $ 1,594,188
                           ===========  ===========  ===========  ===========  ===========  ===========
CREDIT QUALITY
 INFORMATION:
Loans charged off, net
 of recoveries..........   $     1,813  $     5,461  $     5,825  $     3,717  $     4,744  $     5,436
Non-performing assets
 (period end) ..........        18,112       16,265       19,889       15,140       19,964       32,460
SHARE AND PER SHARE
 DATA:
Basic wtd. avg. number
 of shares outstanding..    15,375,452   15,610,254   15,320,424   13,545,892   13,561,222   13,579,760
Basic earnings per share
 (Basic EPS)............   $      1.58  $      1.95  $      1.66  $      1.65  $      1.18  $      0.59
Diluted wtd. avg. number
 of shares outstanding..    15,625,019   15,833,538   15,469,382   13,636,228   13,605,520   13,616,256
Diluted earnings per
 share (Diluted EPS)....   $      1.56  $      1.93  $      1.64  $      1.64  $      1.18  $      0.58
Tangible book value.....         14.22        12.84        10.90        11.12         9.27         9.73
KEY RATIOS:
Return on average assets
 Before cumulative
  effect on accounting
  change................          1.10%        1.10%        1.06%        1.19%        0.93%        0.72%
 Net income.............          1.10         1.10         1.06         1.19         0.94         0.50
Return on average
 shareholder's equity
 Before cumulative
  effect of accounting
  change................         14.06        14.01        13.27        15.33        12.14         8.93
 Net income.............         14.06        14.01        13.27        15.33        12.24         6.20
Net interest margin
 (fully tax
 equivalent)............          4.39         4.57         4.86         4.79         4.65         4.65
Efficiency ratio........         59.73        62.06        62.11        65.11        69.76        72.88
As a % of risk-adjusted
 assets (period end):
 Total capital..........         12.04        11.83        10.35        12.48        11.86        12.95
 Tier 1 capital.........         10.79        10.63         9.11        11.22        10.61        11.70
As a % of quarterly
 average total assets:
 Tier 1 capital
  (regulatory
  leverage).............          8.06         7.97         6.91         8.05         7.41         7.96
Tangible shareholders'
 equity, to tangible
 assets (period end)....          7.36         6.88         6.65         7.96         6.77         7.86

--------
Note: All share and per share data has been restated for the effect of the 2-for-1 stock split, effected in the form of a 100% stock dividend, declared in February, 1998.

                                   EVERGREEN

                       FIVE YEAR SELECTED FINANCIAL DATA

                          NINE MONTHS ENDED           YEARS ENDED DECEMBER 31,
                            SEPTEMBER 30,   -----------------------------------------------
                                1998          1997     1996      1995      1994      1993
                          ----------------- -------- --------  --------  --------  --------
                             (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                               DATA)
STATEMENT OF INCOME:
Interest income.........     $   59,703     $ 76,476 $ 70,533  $ 67,171  $ 60,987  $ 62,612
Interest expense........         27,988       34,085   29,349    27,572    21,683    24,532
                             ----------     -------- --------  --------  --------  --------
 Net interest income....         31,715       42,391   41,184    39,599    39,304    38,080
Provision for loan
 losses.................          1,485        1,710    1,440     1,800     2,211    15,377
                             ----------     -------- --------  --------  --------  --------
 Net interest income
  after provision for
  loan losses...........         30,230       40,681   39,744    37,799    37,093    22,703
                             ----------     -------- --------  --------  --------  --------
Other operating income:
 Income from trust and
  investment management
  fees..................          2,141        2,587    2,382     2,213     2,390     2,285
 Service charges on
  deposit accounts......          2,276        2,897    2,812     2,791     2,767     3,056
 Card product income....            --           --       --        --        662     1,254
 Loan servicing income..            197           63       87       105       115       110
 Net loan transactions..            107           21      --          1       (20)      163
 Net securities
  transactions..........            236            9       (6)     (137)      (93)       76
 All other..............          1,022        1,454    1,112     1,251     1,695     1,162
                             ----------     -------- --------  --------  --------  --------
 Total other operating
  income................          5,979        7,031    6,387     6,224     7,516     8,106
Other operating
 expenses:
 Compensation & employee
  benefits..............         12,367       16,141   16,041    15,809    15,132    14,023
 Net occupancy,
  equipment & software
  expense...............          3,164        4,357    3,865     3,869     3,700     3,999
 Data processing........          1,854        2,381    2,421     2,092     2,092     1,955
 FDIC deposit insurance
  and other regulatory..            223          289      189     1,245     2,161     2,224
 OREO and repossession..             52           27      (86)      781       869     2,286
 Amortization of
  goodwill..............             47           63       63        63        63        63
 All other..............          5,432        7,659    7,650     8,741     9,511    10,810
                             ----------     -------- --------  --------  --------  --------
 Total other operating
  expenses..............         23,139       30,917   30,143    32,600    33,528    35,360
                             ----------     -------- --------  --------  --------  --------
Income (loss) before
 income tax expense
 (benefit)..............         13,070       16,795   15,988    11,423    11,081    (4,551)
Income tax expense
 (benefit)..............          4,105        5,468    5,675     3,043     3,816    (1,225)
                             ----------     -------- --------  --------  --------  --------
Net income (loss).......     $    8,965     $ 11,327 $ 10,313  $  8,380  $  7,265  $ (3,326)
                             ==========     ======== ========  ========  ========  ========
AVERAGE BALANCES:
Loans...................     $  678,608     $660,228 $629,110  $579,116  $580,478  $603,356
Securities available for
 sale...................        289,605      210,892  174,673   164,176   170,102       --
Investment securities
 held to maturity.......         22,648       32,735   21,474    33,052    30,644   208,968
Money market
 investments............         14,158       22,994   15,248    23,237     7,840     8,726
                             ----------     -------- --------  --------  --------  --------
 Total earning assets...      1,005,019      926,849  840,505   799,581   789,064   821,050
Other assets............         45,928       46,599   48,867    50,296    49,172    50,368
                             ----------     -------- --------  --------  --------  --------
 Total assets...........     $1,050,947     $973,448 $889,372  $849,877  $838,236  $871,418
                             ==========     ======== ========  ========  ========  ========
Non interest-bearing
 deposits...............     $   97,382     $ 93,689 $ 94,120  $ 92,976  $ 96,835  $ 99,269
Interest-bearing
 deposits...............        811,642      746,285  672,354   646,278   643,341   676,090
                             ----------     -------- --------  --------  --------  --------
 Total deposits.........        909,024      839,974  766,474   739,254   740,176   775,359
Short-term borrowed
 funds..................         10,706        6,073    3,536     8,220     5,855     7,998
Long-term debt..........         25,419       25,845   23,255    12,970    11,029     8,897
Other liabilities.......         18,283       15,114   12,122    10,446     8,941     8,425
Shareholders' equity....         87,515       86,442   83,985    78,987    72,235    70,739
                             ----------     -------- --------  --------  --------  --------
 Total liabilities and
  shareholders' equity..     $1,050,947     $973,448 $889,372  $849,877  $838,236  $871,418
                             ==========     ======== ========  ========  ========  ========

                          NINE MONTHS ENDED             YEARS ENDED DECEMBER 31,
                            SEPTEMBER 30,   -----------------------------------------------------
                                1998          1997       1996       1995       1994       1993
                          ----------------- ---------  ---------  ---------  ---------  ---------
                             (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CREDIT QUALITY
 INFORMATION:
Loans charged off, net
 of recoveries..........         $2,003        $1,272     $1,162     $8,437    $ 2,213    $ 9,980
Non-performing assets
 (period end)...........          7,583         7,010      7,033      9,772     29,922     40,504
SHARE AND PER SHARE
 DATA:
Basic wtd. avg. number
 of shares outstanding..      8,809,000     8,995,000  9,229,000  9,430,000  9,456,000  9,393,000
Basic earnings (loss)
 per share (Basic EPS)..         $ 1.02        $ 1.26     $ 1.12     $ 0.89    $  0.77    $ (0.35)
Diluted wtd. avg. number
 of shares outstanding..      8,983,000     9,122,000  9,324,000  9,490,000  9,496,000  9,424,000
Diluted earnings (loss)
 per share (Diluted
 EPS)...................         $ 1.00        $ 1.24     $ 1.11     $ 0.88    $  0.77    $ (0.35)
Tangible book value.....          10.35          9.89       9.34       8.82       7.71       7.36
KEY RATIOS:
Return on average
 assets.................           1.14%         1.16%      1.16%      0.99%      0.87%     (0.38)%
Return on average
 shareholders' equity...          13.70         13.10      12.28      10.61      10.06      (4.70)
Net interest margin
 (fully tax
 equivalent)............           4.28          4.63       4.98       5.07       5.14       4.81
Efficiency ratio (1)....          60.77         61.49      61.59      66.15      67.51      70.46
As a % of risk-adjusted
 assets (period end):
 Total capital..........          14.79         14.80      14.90      15.20      14.80      13.30
 Tier 1 capital.........          13.53         13.50      13.70      14.00      13.50      12.00
As a % of quarterly
 average total assets:
 Tier 1 capital
  (regulatory
  leverage).............           8.05          8.60       9.20       9.50       9.20       8.40
Tangible shareholders'
 equity, to tangible
 assets (period end)....           8.17          8.72       9.17       9.50       8.79       8.36

--------
Note: All share and per share data has been restated for the effect of the 2-for-1 stock split, effected in the form of a 100% stock dividend, declared in August, 1996.

(1) Total other operating expense, excluding OREO/repossession expense, goodwill amortization, and other non-recurring expenses, as a percentage of net interest income, and total other operating income, excluding securities gains/losses and non-recurring items. All amounts are on a fully taxable equivalent basis.

                               PRO FORMA COMBINED

                       FIVE YEAR SELECTED FINANCIAL DATA

                          NINE MONTHS ENDED                YEARS ENDED DECEMBER 31,
                            SEPTEMBER 30,   --------------------------------------------------------
                                1998           1997       1996       1995        1994        1993
                          ----------------- ---------- ---------- ----------  ----------  ----------
       (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME:
Interest income.........     $  230,205     $  294,982 $  260,541 $  219,795  $  185,390  $  175,790
Interest expense........        108,612        133,409    110,489     95,552      71,282      69,202
                             ----------     ---------- ---------- ----------  ----------  ----------
 Net interest income....        121,593        161,573    150,052    124,243     114,108     106,588
Provision for loan
 losses.................          7,010          9,372      7,040      6,175       5,421      20,077
                             ----------     ---------- ---------- ----------  ----------  ----------
 Net interest income
  after provision for
  loan losses...........        114,583        152,201    143,012    118,068     108,687      86,511
                             ----------     ---------- ---------- ----------  ----------  ----------
Other operating income:
 Income from trust and
  investment management
  fees..................          9,047         11,223     10,217      9,639       9,617       9,740
 Service charges on
  deposit accounts......          8,797         10,923      9,370      7,872       7,684       8,184
 Card product income....          1,453          3,145      3,029      2,789       3,497       4,005
 Loan servicing income..          1,208          2,577      2,839      2,806       2,624       2,150
 Gain on sale of
  mortgage servicing
  rights................            386            921         93        --          664         --
 Net loan transactions..          2,452          1,236      1,629        569       1,194       3,571
 Net securities
  transactions..........             (7)           267         25       (546)     (2,327)      1,186
 All other..............          7,295          8,065      4,488      4,005       4,534       4,027
                             ----------     ---------- ---------- ----------  ----------  ----------
 Total other operating
  income................         30,631         38,357     31,690     27,134      27,487      32,863
Other operating
 expenses:
 Compensation & employee
  benefits..............         47,992         62,995     60,136     50,614      47,764      46,948
 Net occupancy,
  equipment & software
  expense...............         14,165         19,399     17,719     14,875      14,452      14,007
 Data processing........          5,517          7,353      7,005      6,721       7,119       6,795
 FDIC deposit insurance
  and other regulatory..            846          1,084        650      3,307       5,576       5,858
 OREO and repossession..            517            991        385      1,301       2,592       6,892
 Amortization of
  goodwill..............          3,964          5,286      4,715        695         199          68
 Capital securities.....          2,367          2,104        --         --          --          --
 All other..............         21,654         29,270     30,733     25,676      25,754      26,661
                             ----------     ---------- ---------- ----------  ----------  ----------
 Total other operating
  expenses..............         97,022        128,482    121,343    103,189     103,456     107,229
                             ----------     ---------- ---------- ----------  ----------  ----------
Income before income tax
 expense................         48,192         62,076     53,359     42,013      32,718      12,145
Income tax expense......         14,910         20,260     17,656     11,260       9,550       4,010
                             ----------     ---------- ---------- ----------  ----------  ----------
Income before cumulative
 effect of changes in
 accounting.............         33,282         41,816     35,703     30,753      23,168       8,135
Cumulative effect of
 changes in accounting..            --             --         --         --          138      (3,500)
                             ----------     ---------- ---------- ----------  ----------  ----------
Net income..............     $   33,282     $   41,816 $   35,703 $   30,753  $   23,306  $    4,635
                             ==========     ========== ========== ==========  ==========  ==========
AVERAGE BALANCES:
Loans...................     $2,657,499     $2,576,325 $2,359,830 $1,908,304  $1,768,251  $1,695,207
Loans held for sale.....         35,444         16,481     14,834     12,985      15,432      24,161
Securities available for
 sale...................      1,009,359        859,674    619,390    311,972     391,930     337,523
Investment securities
 held to maturity.......         40,415         61,509     63,967    307,740     207,624     232,459
Money market
 investments............         27,652         30,404     29,751     32,955      19,259      18,599
                             ----------     ---------- ---------- ----------  ----------  ----------
 Total earning assets...      3,770,369      3,544,393  3,087,772  2,573,956   2,402,496   2,307,949
Other assets............        235,975        201,862    207,007    151,321     149,554     157,657
                             ----------     ---------- ---------- ----------  ----------  ----------
 Total assets...........     $4,006,344     $3,746,255 $3,294,779 $2,725,277  $2,552,050  $2,465,606
                             ==========     ========== ========== ==========  ==========  ==========
Non interest-bearing
 deposits...............     $  408,330     $  382,011 $  359,058 $  287,556  $  282,511  $  278,003
Interest-bearing
 deposits...............      2,730,069      2,567,012  2,396,422  1,905,576   1,764,414   1,775,640
                             ----------     ---------- ---------- ----------  ----------  ----------
 Total deposits.........      3,138,399      2,949,023  2,755,480  2,193,132   2,046,925   2,053,643
Short-term borrowed
 funds..................        414,877        388,241    163,208    172,230     151,471     138,174
Long-term debt..........         60,117         47,139     67,206    107,077     124,393      50,209
Other liabilities                44,264         37,616     33,621     27,901      26,018      24,532
Corporation-obligated
 mandatorily redeemable
 capital securities.....         30,000         20,137        --         --          --          --
Shareholders' equity....        318,687        304,099    275,264    224,937     203,243     199,048
                             ----------     ---------- ---------- ----------  ----------  ----------
 Total liabilities,
  corporation-obligated
  mandatorily redeemable
  capital securities and
  shareholders' equity..     $4,006,344     $3,746,255 $3,294,779 $2,725,277  $2,552,050  $2,465,606
                             ==========     ========== ========== ==========  ==========  ==========

                          NINE MONTHS ENDED                YEARS ENDED DECEMBER 31,
                            SEPTEMBER 30,   ----------------------------------------------------------
                                1998           1997        1996        1995        1994        1993
                          ----------------- ----------  ----------  ----------  ----------  ----------
      (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CREDIT QUALITY
 INFORMATION:
Loans charged off, net
 of recoveries..........        $ 3,816        $ 6,733     $ 6,987    $ 12,154     $ 6,957     $15,416
Non-performing assets
 (period end)...........         25,695         23,275      26,922      24,912      49,886      72,964
SHARE AND PER SHARE
 DATA:
Basic wtd. avg. number
 of shares outstanding..     23,303,552     23,705,754  23,626,524  22,032,892  22,071,622  22,033,460
Basic earnings per share
 (Basic EPS)............        $  1.43        $  1.76     $  1.51     $  1.40     $  1.06     $  0.21
Diluted wtd. avg. number
 of shares outstanding..     23,709,719     24,043,338  23,860,982  22,177,228  22,151,920  22,097,856
Diluted earnings per
 share (Diluted EPS)....        $  1.40        $  1.74     $  1.50     $  1.39     $  1.05     $  0.21
Tangible book value.....          12.61          12.21       10.72       10.62        9.00        9.11
KEY RATIOS:
Return on average assets
 Before cumulative
  effect of accounting
  change................           1.11%          1.12%       1.08%       1.13%       0.91%       0.33%
 Net income.............           1.11           1.12        1.08        1.13        0.91        0.19
Return on average
 shareholders' equity
 Before cumulative
  effect of accounting
  change................          13.96          13.75       12.97       13.67       11.40        4.09
 Net income.............          13.96          13.75       12.97       13.67       11.47        2.33
Net interest margin
 (fully tax
 equivalent)............           4.36           4.59        4.89        4.88        4.81        4.70
Efficiency ratio........          59.99          61.91       61.97       65.43       68.44       71.36
As a % of risk-adjusted
 assets (period end)
 Total capital..........          12.68          12.51       11.48       13.31       12.75       13.06
 Tier 1 capital.........          11.42          11.30       10.24       12.05       11.49       11.80
As a % of quarterly
 average total assets:
 Tier 1 capital
  (regulatory
  leverage).............           8.06           8.17        7.55        8.51        7.72        8.03
Tangible shareholders'
 equity, to tangible
 assets (period end)....           7.19           7.36        7.32        8.44        7.39        8.02

                             THE SPECIAL MEETINGS

TIME AND PLACE

  The Banknorth Special Meeting will be held at 10:00 a.m., Eastern Standard Time, on Thursday, December 31, 1998 at the Sheraton-Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403. The Evergreen Special Meeting will be held at 10:00 a.m., Eastern Standard Time, on Thursday, December 31, 1998, at the Queensbury Hotel, 88 Ridge Street, Glens Falls, New York 12801.

MATTERS TO BE CONSIDERED

  At the Special Meetings, Banknorth Shareholders and Evergreen Shareholders will consider and vote upon a proposal to approve the Agreement and the transactions contemplated thereby, including the Merger. Shareholders of Banknorth and Evergreen may also be asked to vote upon a proposal to adjourn or postpone their respective Special Meetings, in order to allow additional time, if necessary, to solicit votes in favor of the Agreement.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

  Banknorth Share Information. The close of business on Thursday, November 5, 1998 has been fixed by the Banknorth Board as the Record Date for the determination of holders of Banknorth Common Stock entitled to notice of and to vote at the Banknorth Special Meeting and any adjournment or adjournments thereof. At the close of business on the Record Date, there were 15,656,985 shares of Banknorth Common Stock outstanding and entitled to vote, held by approximately 3,266 shareholders of record. Each issued and outstanding share of Banknorth Common Stock entitles the holder thereof to one vote at the Banknorth Special Meeting on all matters properly presented to the meeting.

  As of the Record Date, all directors and executive officers of Banknorth as a group beneficially owned approximately 356,190 shares of Banknorth Common Stock, excluding shares subject to option, or approximately 2.27% of the Banknorth issued and outstanding Common Stock entitled to vote at the Banknorth Special Meeting. It is expected that each such director and executive officer will vote the shares of Banknorth Common Stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby.

  As of the Record Date, Banknorth's trust and investment management subsidiary, Stratevest, held as fiduciary approximately 289,320 shares of Banknorth Common Stock (or 1.85%) over which it has sole voting and investment power and approximately 759,828 shares (or 4.85%) as to which it has shared voting or investment power or seeks voting instructions from beneficial owners, donors, beneficiaries, co-trustees or co-executors. In cases in which it does not have sole voting control under the governing instrument, Stratevest will vote shares of Banknorth's Common Stock in accordance with instructions from donors, beneficiaries, co-trustees or co-executors and will not vote such shares unless instructions are received. Shares held as fiduciary over which it has sole voting power under either the governing instrument or applicable statute will be voted in a manner that best serves the interests of trust beneficiaries. Stratevest will make a determination with respect to the manner in which such shares will be voted following receipt of this Prospectus/Joint Proxy Statement.

  Evergreen Share Information. The close of business on Thursday, November 5, 1998 has been fixed by the Evergreen Board as the Record Date for the determination of holders of Evergreen Common Stock entitled to notice of and to vote at the Evergreen Special Meeting and any adjournment or adjournments thereof. At the close of business on the Record Date, there were 8,741,115 shares of Evergreen Common Stock outstanding and entitled to vote, held by approximately 1,643 shareholders of record. Each issued and outstanding share of Evergreen Common Stock entitles the holder thereof to one vote at the Evergreen Special Meeting on all matters properly presented to the meeting.

  As of the Record Date, all directors and executive officers of Evergreen as a group beneficially owned approximately 724,824 shares of Evergreen Common Stock, excluding shares subject to option, or approximately 8.29% of the issued and outstanding Evergreen Common Stock entitled to vote at the Evergreen Special Meeting. It is expected that each such director and executive officer will vote the shares of Evergreen Common Stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby.

  As of the Record Date, Evergreen Bank's Trust Department held as fiduciary approximately 602,278 shares of Evergreen Common Stock (or 6.89%) over which it has sole voting and investment power and approximately 393,502 shares (or 4.50%) as to which it has shared voting or investment power or seeks voting instructions from beneficial owners, donors, beneficiaries, co-trustees or co-executors. Evergreen Bank's Trust Department will vote the shares of Evergreen Common Stock over which it exercises sole or shared voting authority in accordance with the terms of the respective governing documents, applicable law and the Trust Department's fiduciary policies. The Trust Department will make a determination with respect to the manner in which such shares will be voted following receipt of this Prospectus/Joint Proxy Statement. In addition, as of the Record Date, Evergreen Bank held as trustee of the Evergreen Employee Stock Ownership Plan (the "EVERGREEN ESOP") 68,038 (or 0.78%) shares of Evergreen Common Stock not yet allocated to the account of plan participants. Such unallocated shares will be voted by Evergreen Bank as trustee at the Evergreen Special Meeting in the same proportion as the shares allocated to the account of Evergreen ESOP Plan participants for which voting instructions have been received.

VOTES REQUIRED

  A majority of the issued and outstanding shares of Banknorth Common Stock or Evergreen Common Stock, as the case may be, must be present in person or by proxy to constitute a quorum for any action at the respective Special Meetings. The affirmative vote of the holders of a majority of the issued and outstanding shares of Banknorth Common Stock and Evergreen Common Stock, voting in person or by proxy, is necessary to approve the Agreement on behalf of Banknorth and Evergreen, respectively.

  Under applicable stock exchange and NASD rules, the proposal to adopt the Agreement is considered a "non-discretionary item" on which brokerage firms may not vote on behalf of their clients unless such clients have furnished voting instructions. Abstentions and broker "non-votes" (if any) at the Special Meetings will be considered in determining the presence of a quorum, but will not be counted as a vote cast for the Agreement. Because the proposal to adopt the Agreement is required to be approved by the respective holders of a majority of the issued and outstanding shares of each of the Banknorth Common Stock and the Evergreen Common Stock, abstentions and broker "non-votes" (if any) will have the same effect as a vote against the Agreement at the Special Meetings.

  In connection with execution of the Agreement, each of the directors of Evergreen has entered into an agreement with Banknorth pursuant to which, among other things, such persons agreed to vote in favor of the Agreement all shares of Evergreen Common Stock beneficially owned by them as to which they hold sole voting power. As of the Record Date, such shares represented in the aggregate approximately 7.55% of the outstanding shares of Evergreen Common Stock. See "THE MERGER--Voting Agreements."

VOTING OF PROXIES

  Each copy of this Prospectus/Joint Proxy Statement mailed to holders of Banknorth Common Stock and Evergreen Common Stock is accompanied by a form of proxy for use at the Banknorth Special Meeting or the Evergreen Special Meeting, as the case may be. Any shareholder executing a proxy may revoke it at any time before it is voted by (i) filing a written notice of revocation with the Secretary of Banknorth (in the case of a Banknorth Shareholder) or the Secretary of Evergreen (in the case of a Evergreen Shareholder) at the address of Banknorth or Evergreen set forth on its respective Notice of Special Meeting of Shareholders; (ii) executing and delivering a later dated proxy; or (iii) attending the Banknorth Special Meeting or the Evergreen Special Meeting, as applicable, and giving notice of such revocation in person. Attendance at the Special Meeting will not alone constitute revocation of a proxy.

  Each proxy card returned to Banknorth or Evergreen (and not revoked) will be voted as directed on the proxy card. If no instructions are indicated on a properly executed proxy card, the proxy will be voted FOR approval of the Agreement. The Boards of Directors of Banknorth and of Evergreen are not aware of any other matters that may be presented for action at the Special Meetings. If other matters do properly come before either of such Special Meetings, the shares represented by the proxy will be voted by the persons named as proxies in their discretion. However, no proxy voted against the Merger will be voted in favor of any adjournment or postponement of either of the Special Meetings for the purpose of granting to management additional time to solicit votes in favor of the Merger.

  EVERGREEN SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO EVERGREEN SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

SOLICITATION OF PROXIES

  Banknorth and Evergreen have agreed to share equally the cost of printing and mailing this Prospectus/Joint Proxy Statement to their respective shareholders. In addition to solicitation by mail, the directors, officers and employees of Banknorth and Evergreen and their respective subsidiaries may solicit proxies by telephone, telegram or in person without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of stock held of record by such persons. Banknorth or Evergreen, as the case may be, will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  Each of Banknorth and Evergreen has retained D.F. King & Co., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the Merger is $6,000 for Banknorth and $4,000 Evergreen, plus in each case reimbursement for reasonable out-of-pocket expenses.

                                  THE MERGER

  THE FOLLOWING INFORMATION DISCLOSES ALL MATERIAL TERMS OF THE MERGER. HOWEVER, IT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS/JOINT PROXY STATEMENT AT ANNEXES I AND II AND WHICH IS INCORPORATED BY REFERENCE HEREIN. ALL SHAREHOLDERS OF BANKNORTH AND EVERGREEN ARE URGED TO READ THE AGREEMENT CAREFULLY.

GENERAL

  In accordance with the terms of and subject to the conditions set forth in the Agreement, Evergreen will be merged with and into Banknorth, with Banknorth as the surviving corporation in the Merger. The Agreement provides that at the Effective Time each issued and outstanding share of Evergreen Common Stock, other than any shares held by Banknorth or Evergreen or their subsidiaries (except for those shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), together with associated Evergreen Rights, will by virtue of the Merger and without any action on the part of the holder thereof, be converted into 0.9 shares of Banknorth Common Stock, together with associated Banknorth Rights, subject to possible adjustment under certain circumstances, as discussed below, plus cash in lieu of any fractional share interest.

  In the event Banknorth changes the number of shares of Banknorth Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, reclassification, or similar transaction with respect to the outstanding Banknorth Common Stock, the Conversion Ratio will be proportionately adjusted. In addition, the Conversion Ratio may be increased at the election of Banknorth in certain circumstances in which a decline in the market price of Banknorth Common Stock, both in absolute terms and relative to a specified index of bank stocks, would otherwise entitle Evergreen to terminate the Agreement. See "THE MERGER--Termination and Amendment."

  The Boards of Directors of Banknorth and Evergreen have each unanimously approved the Agreement and the transactions contemplated thereby and believe that the Merger is advisable and is fair to, and in the best interests of, their respective corporations and shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF EACH OF BANKNORTH AND EVERGREEN UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

BACKGROUND OF THE MERGER

  Historically, Evergreen has conducted its business operations in Glens Falls, where it is headquartered, and in neighboring areas of upstate New York. In recent years, in considering its long-term prospects, Evergreen recognized serious constraints imposed by the business conditions in its local markets and by other limitations on expansion, including a lack of opportunities to grow through the acquisition of smaller institutions. Among other things, these constraints limited Evergreen's ability to obtain desirable rates of return on its relatively high level of capital. Evergreen also recognized the likely costs of continued consolidation in the industry, including higher technology and other costs that would have to be incurred for Evergreen to continue to operate efficiently. Under these circumstances, the Evergreen Board investigated other strategic options and concluded that a strategic alliance with a compatible financial institution could be in the best interest of Evergreen's Shareholders and other constituencies, assuming that appropriate terms, including price, could be satisfactorily resolved. Among other things, such an affiliation could provide increased efficiencies and cost savings and increased shareholder value.

  During 1997 and early 1998, Evergreen engaged in exploratory discussions with a number of financial institutions concerning a potential affiliation. In April 1998, Evergreen entered into preliminary discussions concerning an affiliation with another bank holding company (the "BANK HOLDING COMPANY") and thereafter Evergreen and the Bank Holding Company conducted mutual due diligence. The transaction proposed by the Bank Holding Company was a merger in which Evergreen Shareholders would receive common stock of the Bank Holding Company in exchange for their Evergreen Common Stock. At the conclusion of its due diligence, the Bank Holding Company terminated its discussions with Evergreen. Shortly after this termination, Evergreen briefly discussed affiliation proposals with two other financial institutions, one of which had earlier expressed interest in Evergreen.

  As part of its overall strategy, and in order to be able to assure that it would be in the best position to negotiate the terms of any potential affiliation, Evergreen adopted a Shareholder Rights Agreement as of April 17, 1998 (the "EVERGREEN RIGHTS AGREEMENT").

  In June of this year, Banknorth identified Evergreen as an attractive strategic acquisition candidate due to its compatible community banking philosophy, the proximity of its geographic markets to those of Banknorth and the demographic and economic similarity of those markets. Management of Banknorth performed certain internal modeling of Evergreen as a merger candidate which included certain general information about Evergreen furnished by KBW with the permission of Evergreen's Chairman, President and Chief Executive Officer, George Dougan. This modeling included (i) an analysis of Evergreen's historical earnings performance and balance sheet trends, including trends in nonperforming assets, (ii) creation of an earnings forecast for Evergreen, based on historical data and published Wall Street estimates, (iii) an analysis of a possible acquisition transaction based on the forecasted growth rate under pooling of interests and purchase accounting treatment and under various combinations of cash and stock consideration, including an analysis of estimated accretion/dilution of earnings per share, book value per share and tangible book value per share and (iv) an estimate of one-time acquisition-related charges and of recurring general and administrative expense reductions. Banknorth retained Sandler O'Neill to open discussions with KBW regarding a possible merger with Evergreen. At that time, KBW indicated to Sandler O'Neill that, based on other recent expressions of interest made to Evergreen, Evergreen would have to receive a price of at least $33.00 per share, which represented in the view of the Evergreen Board an appropriate premium of approximately 20% over the then current market price of the Evergreen Common Stock. Management of Banknorth performed an analysis of a possible merger at that level and concluded, based on the relative share prices of the two companies, that a transaction at that price was not advisable. Management informed the Banknorth Board at its June 23, 1998 meeting of the results of its June, 1998 modeling. The Banknorth Board concurred with management's assessment that a merger with Evergreen was not advisable at that time. Discussions with Evergreen were then terminated.

  Subsequent to termination of the discussions in late June, a number of events occurred which resulted in appreciation of Banknorth's stock price. These events included Banknorth being named to Standard & Poor's Small Cap 600 Index, public announcement of Banknorth's Berkshire Acquisition, and Banknorth's press release relating to its second quarter results of operations. Following these events, Banknorth's stock price increased to approximately $36.00 and held at that level. In mid-July, Banknorth's President and Chief Executive Officer, William Chadwick, contacted Mr. Dougan by telephone to discuss reopening merger discussions. Banknorth management also requested that Sandler O'Neill contact KBW about reopening merger discussions in light of the increase in Banknorth's stock price. On July 17, 1998, Banknorth sent to Evergreen a nonbinding letter of interest documenting the basic outlines for a proposed merger.

  At approximately the same time in July as Banknorth was renewing its approach to Evergreen, Evergreen also received a preliminary, nonbinding expression of interest from another financial institution (the "OTHER FINANCIAL INSTITUTION"). Aided by Evergreen's financial advisor, KBW, Evergreen's management reviewed the initial proposals of both Banknorth and the Other Financial Institution. Banknorth's proposal took the form of a stock for stock exchange, with Evergreen Shareholders receiving a fixed number of shares of Banknorth Common Stock for each share of Evergreen Common Stock. The Banknorth proposal contemplated the merger of Evergreen into Banknorth and the continued existence of Evergreen Bank as a separate subsidiary. It also contemplated that Mr. Dougan would become Vice Chairman of Banknorth and two other current Evergreen directors also would serve on Banknorth's Board.

  The Other Financial Institution's proposal also was a stock for stock exchange. The Other Financial Institution's proposal letter set forth a dollar price per share of Evergreen Common Stock, but, unlike Banknorth's proposal, it did not specifically state whether a fixed price or fixed exchange ratio was contemplated. KBW confirmed in subsequent discussions with the Other Financial Institution that the Other Financial Institution intended to use the dollar price in the proposal letter to determine a fixed exchange ratio at the time a definitive agreement was executed. This was consistent with KBW's determination that all of the Other Financial Institution's stock transactions since 1992, including two recent comparable transactions, were done with fixed exchange ratios. In any event, the dollar price in the Other Financial Institution's proposal letter was substantially similar to the dollar value of Banknorth's proposal at all times prior to the execution of the Agreement. In fact, based upon the closing price of Banknorth Common Stock on the day before the Evergreen Board finally approved the Merger, the dollar value of Banknorth's proposal actually was slightly higher than the dollar amount set forth in the Other Financial Institution's proposal letter.

  The Other Financial Institution's proposal also contemplated that Evergreen would be merged into the Other Financial Institution and that Evergreen Bank would be merged into a commercial banking institution subsidiary of the Other Financial Institution. The Other Financial Institution's proposal did not provide for any of the current directors of Evergreen to serve on the Other Financial Institution's Board of Directors after consummation of the transaction. Because of Evergreen's decision to pursue an alliance with Banknorth, the economic and other terms of the Other Financial Institution's initial proposal were never developed further.

  On July 24, 1998 the Shareholder Value Committee of Evergreen's Board of Directors, comprising Mr. Dougan and seven outside directors, met to review the two proposals. KBW presented an analysis of the two proposals from various perspectives. KBW's presentation modeled Banknorth's proposal as a fixed exchange ratio offer and the Other Financial Institution's proposal as a fixed price offer because KBW believed that doing so would provide a useful framework for analyzing the terms of each proposal. The Evergreen Shareholder Value Committee reviewed these and other aspects of the two proposals, including the different businesses and philosophies of the two companies. Among other factors, the Evergreen Shareholder Value Committee considered the fact that, on a post-transaction basis, the former Evergreen would represent a more significant portion of Banknorth than of the Other Financial Institution and that the Banknorth proposal potentially would preserve a greater portion of the franchise value of Evergreen Bank by preserving it as a separate institution. The Evergreen Shareholder Value Committee also considered the implications of combining with a commercial banking operation, in the case of Banknorth, versus a more thrift-oriented business, in the case of the Other Financial Institution. The committee also considered that the Banknorth proposal contemplated having current Evergreen directors serve on the Banknorth Board after consummation of the transaction, while the Other Financial Institution's proposal did not provide for board representation. Based on its review, the Shareholder Value Committee concluded that Banknorth's offer was more beneficial to the Evergreen Shareholders and directed management to continue discussions with Banknorth. Thereafter, management of Banknorth and Evergreen signed a confidentiality agreement and began reviewing the terms of the proposed transaction and commenced due diligence.

  The full Board of Directors of Evergreen met on July 28, 1998. At this meeting, KBW reviewed Banknorth's proposal, as developed and clarified through discussions between the parties and the review of the proposed Agreement presented by Banknorth. For comparative purposes, certain aspects of the Other Financial Institution's preliminary proposal were considered, even though this proposal had not been pursued since the Evergreen Shareholder Value Committee meeting. KBW reviewed the economic implications of Banknorth's proposed Conversion Ratio of 0.9 shares of Banknorth Common Stock for each share of Evergreen Common Stock. Based on the then current one-week average closing price of the Banknorth Common Stock ($37.20 per share), that Conversion Ratio represented approximately 3.44 times Evergreen's June 30, 1998 tangible book value, and approximately 25.33 times Evergreen's trailing twelve months' earnings per share. These multiples compared favorably with those for recent comparable transactions analyzed by KBW, which had an average multiple of deal price to tangible book value of 3.25 times and an average multiple of deal price to trailing twelve months' earnings per share of 24.36 times. The Evergreen Board also considered the fact that, under the Banknorth proposal, Evergreen Bank would remain as a separate entity, preserving the bank's local identity and requiring a smaller reduction in the bank's workforce than would a merger in which the bank's separate existence would terminate. The Evergreen Board also considered that, under the Banknorth proposal, Mr. Dougan would become a Director of Banknorth and would become part of Banknorth's management team, serving as Banknorth's Vice Chairman. In addition, two other current Evergreen Directors would become Banknorth Directors. The Evergreen Board considered the management and Board arrangements to be in the best interests of Evergreen Shareholders as continuing shareholders of Banknorth. KBW also reviewed the price offered by Banknorth as a multiple of Evergreen's book value and earnings and compared it to prices in other transactions and the initial expression of interest by the Other Financial Institution. KBW also reviewed other terms relating to the combined operations of Evergreen and each of Banknorth and the Other Financial Institution, including capital levels and operating strategies of the combined companies. The Evergreen Board also considered in general the terms of the proposed Agreement. After extensive discussion, the Evergreen Board concluded that it was in the best interests of Evergreen and its shareholders and other constituencies to merge with Banknorth and instructed management and its representatives to continue due diligence and negotiate the final terms of the proposed Agreement.

  Also on July 28, 1998, the full Board of Directors of Banknorth held its regular July meeting at which it considered the proposed terms of a merger with Evergreen. At this meeting, Sandler O'Neill reviewed the proposed financial terms of the Merger, including the effect on Banknorth's book value and earnings per share of a transaction at the proposed conversion ratio of
0.9 to 0.91, to be determined based upon the average of the closing price of Banknorth Common Stock for the five days preceding the signing of the Merger Agreement. Sandler O'Neill orally expressed its opinion to the Banknorth Board that the proposed conversion ratio was fair to the Banknorth Shareholders from a financial point of view. The Banknorth Board also considered the nonfinancial terms of the proposed merger, including the continued involvement of Evergreen's Chairman, President and Chief Executive Officer, George Dougan, in the management of the Combined Company, and analyzed the proposed merger from the standpoint of Banknorth's overall strategic goals. At the meeting Banknorth's legal advisors outlined the terms of the proposed merger documents and the Banknorth Board discussed with Banknorth's accountants issues relating to the accounting treatment for the Merger. The Banknorth Board took no formal action at the conclusion of its extensive discussions, pending receipt of a formal response from Evergreen to the outstanding proposal.

  On July 31, 1998, the Evergreen Board met again to discuss the terms of the Agreement and the Option Agreement and to review the financial terms of the Merger, including the Conversion Ratio of 0.9 shares and the intention that the Merger qualify as both a tax-free reorganization and a pooling-of-interests transaction. Based on the then current one-week average closing price of the Banknorth Common Stock ($37.06 per share), that Conversion Ratio represented approximately 3.43 times Evergreen's June 30, 1998 tangible book value, and approximately 25.24 times Evergreen's trailing twelve months' earnings per share. These multiples compared favorably with those for recent comparable transactions analyzed by KBW, which had an average multiple of deal price to tangible book value of 3.25 times and an average multiple of deal price to trailing twelve months' earnings per share of 24.36 times. KBW expressed its opinion to the Evergreen Board that the Conversion Ratio was fair, from a financial point of view, to the Evergreen Shareholders. The Evergreen Board also considered the compatible operating philosophies of Banknorth and Evergreen. In addition, the Evergreen Board considered the potential advantages of preserving Evergreen Bank's separate local identity and the extent to which these advantages would be strengthened by adding Mr. Dougan and two other existing Evergreen directors to the Banknorth Board, thereby preserving their experience and insights regarding Evergreen Bank's business and markets, and reflecting the confidence that the Evergreen Board had in its ability to continue to steward shareholder interests. After further discussion, the Evergreen Board determined that the Merger was in the best interests of Evergreen and its shareholders and other constituencies and unanimously approved and authorized the execution and delivery of the Agreement and the Option Agreement. The Evergreen Board also voted to rescind the Evergreen Common Stock buyback program then in effect.

  On July 31, 1998, the Banknorth Board held a special meeting to vote formally on the proposed merger with Evergreen, on the terms previously reviewed at the July 28 meeting and a conversion ratio of 0.9. Sandler O'Neill and Banknorth's legal and accounting advisors participated in this meeting. Sandler O'Neill again expressed its oral opinion to the Banknorth Board, later confirmed in writing, that the Conversion Ratio was fair, from a financial point of view, to the Banknorth Shareholders. After further discussion, the Banknorth Board determined that the Merger was in the best interests of Banknorth and its shareholders and other constituencies and unanimously approved and authorized the execution and delivery of the Agreement. The Banknorth Board also voted to rescind the Banknorth Common Stock buyback program then in effect.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Evergreen. THE EVERGREEN BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, EVERGREEN AND ITS SHAREHOLDERS. THE EVERGREEN BOARD UNANIMOUSLY RECOMMENDS THAT EVERGREEN SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

  In reaching its decision to approve the Agreement and the transactions contemplated thereby, the Board consulted with Evergreen management, as well as Evergreen's financial and legal advisors, and considered a number of factors, including those listed below. The following discussion of the information and factors considered by the Evergreen Board is not intended to be exhaustive but includes all material factors considered by the Evergreen Board.

    (i) The respective business, operations, asset quality, financial condition, earnings, strategic business plans, competitive positions and stock price performance of Banknorth and Evergreen (see "INFORMATION ABOUT BANKNORTH," "INFORMATION ABOUT EVERGREEN" and "SUMMARY--Price Range Of Common Stock and Dividends");

    (ii) the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer satisfaction, efficiency and credit quality and serving the banking needs of small cities, towns and semi-rural communities, and the companies' compatible management teams;

    (iii) the projected market capitalization and market position of the Combined Company, the diversification of the companies' asset and deposit bases, and the ability of the Combined Company to compete more effectively in upstate New York and Northern New England (see "UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS");

    (iv) the pro forma financial effects of the proposed transactions, including the cost savings (resulting from back office efficiencies, reductions in force, consolidations and other cost savings) of approximately $7.9 million in 1999 and approximately $11.8 million in 2000 and an increase in Banknorth earnings per share of approximately 4.2% ($0.11 per share) in 2000 anticipated to result from the Merger and the effects of the Merger on the risk-based and leverage capital ratios of the Combined Company and its subsidiary banks (see "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER--Operations");

    (v) the likely impact of the proposed Merger on the employees and customers of Evergreen and its subsidiaries, on the communities in which Evergreen presently conducts its business, and on Evergreen's other constituencies, including the potential advantages of maintaining Evergreen Bank's independence and preserving its identity in the community;

    (vi) the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services;

    (vii) the structure of the contemplated transaction, together with the Conversion Ratio in the Merger from a number of valuation perspectives, as presented by KBW, and the current market value of the Merger to Evergreen's Shareholders. The Evergreen Board considered that, based on the closing prices of the Evergreen Common Stock and the Banknorth Common Stock on the last trading day preceding its approval of the proposed Merger (July 30, 1998), the Conversion Ratio represented a market value premium at such time of $6.675 per share, or approximately 24%. The Evergreen Board also considered that, based on the then current one-week average closing price of the Banknorth Common Stock ($37.06 per share), the Conversion Ratio, which represented approximately 3.43 times Evergreen's June 30, 1998 tangible book value, and approximately 25.24 times Evergreen's trailing twelve months' earnings, compared favorably with comparable transactions analyzed by KBW, which had an average multiple of deal price to tangible book value of 3.25 times and an average multiple of deal price to trailing twelve months' earnings per share of 24.36 times. (see "--Opinions of Financial Advisors--Evergreen");

    (viii) the July 31, 1998 opinion of KBW that the Conversion Ratio is fair to Evergreen's shareholders from a financial point of view (see "--Opinions of Financial Advisors--Evergreen");

    (ix) the terms of the Agreement, including the proposed board representation and management structure of the Combined Company, and the termination provisions applicable in the event of a significant decline in the price of Banknorth Common Stock relative to a market index prior to the consummation of the Merger (see "--Termination and Amendment" and "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER--Management");

    (x) the terms of the Option Agreement (see "--Stock Option Agreement");

    (xi) the regulatory and shareholder approvals required for the consummation of the Merger (see "--Regulatory Approvals");

    (xii) the treatment of the Merger as a pooling of interests for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see "--Material Federal Income Tax Consequences" and "-- Accounting Treatment"); and

    (xiii) the one-time charges totaling approximately $21.0 million on a pretax basis, and approximately $15.8 million on an aftertax basis, that the Combined Company is expected to incur in connection with the Merger and the impact of these charges on the Combined Company's earnings (see "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER--Operations").

  In reaching its determination to approve and recommend the Merger, the Evergreen Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. To the extent the Evergreen Board considered financial projections in its deliberations on the Merger, it relied on projections and information developed by KBW based on 1998 internal forecasts of Evergreen and Banknorth, on consensus earnings estimates for Banknorth tabulated by Institutional Brokers Estimate System ("IBES"), on earnings estimates for Evergreen published by the KBW Research Department and on general industry trend analyses derived from published sources. Throughout its deliberations, the Evergreen Board received the advice of special counsel. After deliberating with respect to the Merger and the other matters contemplated by the Agreement, considering, among other things, the matters discussed above and the opinion of KBW referred to above, the Evergreen Board, by a unanimous vote, approved and adopted the Agreement, the Option Agreement and the transactions contemplated thereby, as being in the best interests of Evergreen and its shareholders. The Evergreen Board is unanimous in its recommendation that holders of Evergreen Common Stock vote FOR approval and adoption of the Merger.

  For information regarding certain interests of directors and executive officers of Evergreen in the Merger, see "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER--Management" and "--Interests of Certain Persons in the Merger."

  Banknorth. Historically, Banknorth's acquisition strategy has consisted of identifying financial institutions with similar business philosophies that operate in similar markets, including those geographically within, or contiguous to, its existing markets. From a financial perspective, Banknorth seeks acquisitions that will be accretive to earnings per share and result in no more than limited and acceptable initial book value per share dilution. Banknorth expects acquisitions to provide accretion to prospective earnings per share over an acceptable period of time after the acquisition, to recover any initial dilution and to provide required rates of return commensurate with the performance of its other subsidiaries. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies, and management abilities.

  In the view of Banknorth's Board, the Merger meets Banknorth's strategic objectives and will significantly enhance Banknorth's franchise value over the long term. In analyzing the proposed Merger, the Banknorth Board analyzed the proposed transaction in light of Banknorth's overall strategic goals and, in consultation with its legal, financial and accounting advisors, also considered a number of other factors, including those listed below. The following discussion of the information and factors considered by the Banknorth Board is not intended to be exhaustive but includes all material factors considered by the Banknorth Board.

  (i) the respective business, operations, asset quality, financial condition, earnings, strategic business plans, competitive positions and stock price performance of Banknorth and Evergreen (see "INFORMATION ABOUT BANKNORTH," "INFORMATION ABOUT EVERGREEN" and "SUMMARY--Price Range of Common Stock and Dividends");

  (ii) the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer satisfaction, efficiency and credit quality, and the companies' compatible management teams and the integration of their operations;

  (iii) the projected market capitalization and market position of the Combined Company, including improved liquidity and trading volume of its common stock, the diversification of Banknorth's asset and deposit bases, and the ability of the Combined Company to compete more effectively in a four-state market area;

  (iv) the pro forma financial effects of the Merger, including anticipated annual pretax expense reductions of $9.0 million, resulting primarily from back office efficiencies, consolidations and operating synergies, and estimated 1999 earnings accretion of approximately $.06 per share, or 2.84%, based on mean estimates for Banknorth of $2.19 per share, published by IBES. The Banknorth Board analyzed the estimated financial impact of the proposed Merger without assigning any dollar value to possible revenue enhancements. However, the Board did consider that opportunities might exist for enhancing revenues for the Combined Company. Examples include expanded indirect automobile and retail installment sales financing and leasing operations, expanded mortgage banking activity, including origination and servicing operations, and additional fee-based product offerings, such as cash management services and enhanced trust and investment management services. The Banknorth Board also considered that the expansion of its overall customer base would present opportunities for cross-marketing of products and services (see "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "MANAGEMENT AND OPERATION OF BANKNORTH AFTER THE MERGER--Operations");

  (v) the expectation that the Merger would enhance Banknorth's ratio of tangible capital to assets, on a pro forma basis as of June 30, 1998, taking into account the effect of the pending Berkshire Acquisition, from an estimated 5.79% to 6.40%;

  (vi) the ability of Banknorth through a fixed Conversion Ratio to fix the number of shares to be issued in the Merger, and thus more easily estimate the relative amount of per share dilution;

  (vii) the anticipated treatment of the Merger as a pooling of interests for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see "--Material Federal Income Tax Consequences" and "-- Accounting Treatment");

  (viii) the one-time charges totaling approximately $21.0 million on a pretax basis, and approximately $15.8 million on an aftertax basis, that the Combined Company is expected to incur in connection with the Merger and the impact of these charges on the Combined Company's earnings (see "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER--Operations");

  (ix) the likely impact of the Merger on the current employees and customers of Banknorth and its subsidiaries and on the communities served;

  (x) the current and prospective economic, regulatory, technological and competitive climate facing independent community banking organizations, including the increasing consolidation in the banking industry, competition from larger institutions and from nonbank providers of financial services, and challenges in maintaining and developing competitive service and product delivery systems due to rapid advances in information technologies;

  (xi) the fact that the southern portion of Evergreen's strong banking franchise is contiguous to Banknorth's western Massachusetts banking franchise, which will be further expanded upon completion of the pending Berkshire Acquisition, and the increased geographic risk diversification resulting from expansion into a contiguous state;

  (xii) the enhanced ability of the Combined Company to compete against larger competitors, including an enhanced systemwide capacity to service larger credits;

  (xiii) the financial presentations of senior management and Sandler O'Neill and the opinion of Sandler O'Neill as to the fairness of the Conversion Ratio, from a financial point of view, to the Banknorth Shareholders (see "--Opinion of Financial Advisors--Banknorth");

  (xiv) the integration risk associated with conversion of Evergreen's data processing and information systems to those of Banknorth, including risks associated with implementation and integration of the companies' Year 2000 compliance programs;

  (xv) the likelihood that Evergreen's customer base will provide Banknorth with significant cross-selling opportunities, including opportunities for expansion of its trust and investment management business, its dealer services operations, credit card business and its nondeposit investment product program;

  (xvi) the nonfinancial terms of the Agreement, including the proposed Board composition and management structure of the Combined Company and the continued involvement with the Combined Company following the Merger, on the part of Mr. Dougan (see "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER-- Management");

  (xvii) the terms of the Option Agreement (see "--Stock Option Agreement");

  (xviii) the likelihood of receipt of required regulatory and shareholder approvals (see "--Regulatory Approvals"); and

  (xix) the similarities of the economic and demographic characteristics of market areas of Banknorth and Evergreen.

  In approving the Merger, the Banknorth Board did not specifically identify any one factor or group of factors as being more significant than any other in the decision-making process, although individual directors may have given one or more factors more weight than others. To the extent the Banknorth Board considered financial projections in its deliberations on the Merger, it relied on projections and information developed by Sandler O'Neill based on 1998 budget forecasts of Evergreen and Banknorth and on consensus earnings estimates tabulated by IBES. For periods after 1999, Sandler O'Neill assumed an annual growth rate of 5% on earning assets.

  BASED ON THE FOREGOING, AND THE OPINION OF SANDLER O'NEILL REFERRED TO ABOVE, THE BANKNORTH BOARD UNANIMOUSLY RECOMMENDS THAT BANKNORTH SHAREHOLDERS VOTE FOR THE MERGER.

OPINIONS OF FINANCIAL ADVISORS

  Evergreen. On April 8, 1998, Evergreen engaged KBW to act as its financial advisor in connection with the possible business combination of Evergreen and another Bank Holding Company. Pursuant to the terms of its engagement, KBW agreed to assist Evergreen in analyzing, structuring, negotiating and effecting such a transaction. Evergreen selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in such transactions and is familiar with Evergreen and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. KBW remained engaged after termination of discussions with the Bank Holding Company and advised Evergreen with respect to discussions with Banknorth and the Other Financial Institution. See "--Background of the Merger."

  As part of its engagement, representatives of KBW attended the meeting of the Evergreen Board held on July 31, 1998 at which the Evergreen Board considered and approved the Agreement. At the July 31, 1998 meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of such date, the Conversion Ratio was fair to the holders of shares of Evergreen Common Stock from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Prospectus/Joint Proxy Statement.

  The full text of KBW's updated written opinion dated as of the date of this Prospectus/Joint Proxy Statement is attached as Annex IV to this Prospectus/Joint Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Annex IV. Evergreen Shareholders are urged to read KBW's opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in connection therewith.

  KBW'S OPINION IS DIRECTED TO THE EVERGREEN BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONVERSION RATIO TO THE EVERGREEN SHAREHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY EVERGREEN SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE EVERGREEN SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

  KBW has informed Evergreen that in arriving at its written opinion, KBW, among other things: (1) reviewed Evergreen's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1997 and Evergreen's quarterly report on Form 10-Q and related unaudited financial information for the quarterly period ended March 31, 1998;
(2) reviewed Banknorth's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1997 and Banknorth's quarterly report on Form 10-Q and related unaudited financial information for the quarterly period ended March 31, 1998; (3) reviewed certain limited financial information, including 1998 financial forecasts, relating to the respective businesses, earnings, assets and prospects of Evergreen and Banknorth furnished to KBW by senior management of Evergreen and Banknorth as well as projected cost savings and related expenses expected to result from the Merger (the "EXPECTED SAVINGS") furnished to it by senior management of Evergreen and Banknorth; (4) conducted certain limited discussions with members of senior management of Evergreen and Banknorth concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, 1998 financial forecasts, contingencies and prospects of Evergreen and Banknorth and their respective views as to the future financial performance of Evergreen, Banknorth, and the Combined Company, as the case may be, following the Merger; (5) reviewed the historical market prices and trading activity for Evergreen Common Stock and Banknorth Common Stock and compared them with that of certain publicly traded companies which KBW deemed to be relevant; (6) compared the respective results of operations of Evergreen and Banknorth with those of certain companies which KBW deemed to be relevant; (7) compared the proposed financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which KBW deemed to be relevant; (8) reviewed the amount and timing of the Expected Savings following the Merger as prepared, and discussed with it, by senior management of Banknorth; (9) considered, based upon information provided by Banknorth's senior management, the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Banknorth; (10) reviewed the Agreement; and (11) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as KBW deemed necessary.

  In preparing its opinion, KBW, with Evergreen's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by Evergreen and Banknorth, including that contemplated in the numbered items above, and KBW has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Evergreen or Banknorth or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. KBW is not an expert in the evaluation of allowances for loan losses, and, with Evergreen's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of Evergreen or Banknorth, nor has it reviewed any individual credit files relating to Evergreen or Banknorth, and, with Evergreen's consent, it assumed that the respective aggregate allowances for loan losses for both Evergreen and Banknorth are adequate to provide for losses inherent in the loan portfolios. In addition, it has not conducted any physical inspection of the properties or facilities of Evergreen or Banknorth.

  With Evergreen's consent, KBW also assumed and relied upon the senior management of Evergreen and Banknorth as to the reasonableness and achievability of the 1998 financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, KBW. In that regard, KBW has assumed with Evergreen's consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, Expected Savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and judgments of the senior management of Evergreen and Banknorth and/or the Combined Company, as the case may be. KBW's opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Agreement. KBW's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

  KBW's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Merger.

  In connection with rendering its opinion dated July 31, 1998, KBW performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by KBW in this regard, although it describes all material analyses performed by KBW. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying KBW's opinion.

  In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Banknorth, Evergreen and KBW. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness to the shareholders of Evergreen of the Conversion Ratio and were provided to the Evergreen Board in connection with the delivery of KBW's opinion. KBW gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to Evergreen or Banknorth. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which Evergreen and Banknorth might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion is just one of many factors taken into consideration by the Evergreen Board.

  THE EARNINGS PROJECTIONS FOR EVERGREEN AND BANKNORTH RELIED UPON BY KBW IN ITS ANALYSES WERE PREPARED BY KBW AND REVIEWED WITH MANAGEMENT AND WERE BASED UPON THE 1998 ADJUSTED BUDGET FORECASTS OF EVERGREEN AND BANKNORTH PROVIDED TO KBW BY EVERGREEN AND BANKNORTH, ON PUBLISHED IBES CONSENSUS EARNINGS ESTIMATES FOR 1998 AND 1999 FOR BANKNORTH AND ON KBW RESEARCH DEPARTMENT ESTIMATES FOR EVERGREEN. FOR PERIODS AFTER 1999 KBW ASSUMED AN ANNUAL GROWTH RATE ON EARNING ASSETS FOR BANKNORTH OF 5% AND AN ANNUAL GROWTH RATE ON NET INCOME OF 10% FOR EVERGREEN. The 1998 adjusted budget projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of Evergreen and Banknorth. Evergreen and Banknorth do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. Those projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections. See "--Certain Estimates of 1998 Operations."

  The following is a summary of the material analyses presented by KBW to the Evergreen Board on July 31, 1998 (the "KBW REPORT") in connection with its July 31, 1998 opinion.

  Summary of Proposal. KBW calculated multiples which were based on the assumed per share purchase price of $34.43 (derived by multiplying the Conversion Ratio of 0.9 by $38.25, the last reported sale price for the Banknorth Common Stock before the public announcement of the execution of the Agreement). Evergreen's June 30, 1998 stated book value was $9.98, stated tangible book value was $9.96, 1998 and 1999 earnings per share estimates (provided KBW Research Department) were $1.35 and $1.48, respectively, and its trailing 12 months (July 1, 1997 to June 30, 1998) earnings per share normalized for nonrecurring charges was $1.32. Based on this data, the price to stated book value multiple was 3.45x, the price to stated tangible book value multiple was 3.46x, the price to the 1998 and 1999 earnings estimates per share was 25.50 and 23.26x, respectively, and the multiple of price to the trailing 12 months earnings was 26.06x. For purposes of KBW's analyses, data on earnings per share are based on diluted earnings per share.

  Analysis of Selected Merger Transactions. KBW reviewed certain financial data related to comparable nationwide acquisitions of bank holding companies announced between July 1, 1997 and July 31, 1998 with announced deal values from $200 million to $1 billion. The transactions included in the comparable transactions group were: First Commonwealth Financial/Southwest National, First American/Pioneer Bancshares, Old Kent Financial/First Evergreen, Star Banc/Trans Financial, Union Planters/AMBANC, Cullen/Frost Bankers/Overton Bancshares, Mercantile Bancorp/Firstbank of Illinois, First Midwest Bancorp/Heritage Financial Services, Mercantile Bancorp/CBT Corp., National City/Fort Wayne National, Union Planters/Peoples First, M&T Bank Corp./ONBANCorp, CNB Bancshares/Pinnacle Financial, United Bankshares/George Mason Bankshares, Fulton Financial/Keystone Heritage, Union Planters/Capital Bancorp and Wachovia Corp./First United Bancorp. The results of KBW's review are set forth in the following table.

                                               COMPARABLE GROUP COMPARABLE GROUP
                          TRANSACTION MULTIPLE     AVERAGE           MEDIAN
                          -------------------- ---------------- ----------------
Deal Price/1998 Earnings
 per Share..............         25.50x             21.40x           21.47x
Deal Price/Trailing
 Twelve Months Earnings
 per Share..............         26.06x             24.36x           24.73x
Deal Price/Book Value...           345%               305%             291%
Deal Price/Tangible Book
 Value..................           346%               325%             311%
Deal Price/Total
 Assets.................         29.03%             27.64%           27.79%
Core Deposit Premium....         28.14%             27.06%           27.34%

  No company or transaction used as a comparison in the above analysis is identical to Evergreen, Banknorth or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

  Selected Peer Group Analyses. KBW compared the financial performance and market performance of Evergreen and Banknorth based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable Northeastern bank holding companies. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended June 30, 1998. Capital ratios, book value multiples and tangible book value multiples were pro forma for recent acquisitions including Banknorth's pending Berkshire Acquisition announced on July 1, 1998. Stock price information was as of July 30, 1998. The companies in the peer group were Peoples Heritage Financial Group, Inc., UST Corporation, Chittenden Corporation, Community Bank System, Inc., Premier National Bancorp and NBT Bancorp, Inc. The results of these comparisons are set forth in the following table.

                                                         PEER GROUP PEER GROUP
                                     BANKNORTH EVERGREEN  AVERAGE     MEDIAN
                                     --------- --------- ---------- ----------
Return on Average Assets............    1.12%     1.11%     1.25%      1.27%
Return on Average Equity............   14.52%    13.56%    14.80%     13.90%
Net Interest Margin.................    4.36%     4.23%     4.62%      4.52%
Efficiency Ratio....................   58.21%    62.39%    58.01%     58.03%
Equity/Assets.......................    7.09%     8.21%     8.52%      8.80%
Tangible Equity/Tangible Assets.....    4.75%     8.20%     7.33%      7.82%
Loan Loss Reserves/Nonperforming
 Loans..............................     194%      270%      277%       232%
Net Charge Offs/Average Loans.......    0.15%     0.17%     0.27%      0.32%
Nonperforming Assets/Loans + Other
 Real Estate Owned..................    0.77%     0.81%     0.80%      0.85%
Stock Price/Book Value..............    2.41x     2.78x     2.39x      2.21x
Stock Price/Tangible Book Value.....    3.84x     2.79x     2.88x      2.93x
Stock Price/1998 Earnings per
 Share..............................   19.13x    20.56x    15.68x     15.53x
Stock Price/1999 Earnings per
 Share..............................   17.00x    18.75x    14.36x     13.95x
Dividend Yield......................    1.67%     2.16%     2.63%      2.52%

For purposes of the above calculations, all earnings estimates are based upon the published estimates of KBW's equity research department.

  Contribution Analysis. KBW analyzed the relative contribution of each of Evergreen and Banknorth to the pro forma balance sheet and income statement items of the Combined Company, including assets, common equity, net loans, deposits and estimated 1999 and 2000 net income. KBW compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership of 34% for Evergreen based on a Conversion Ratio of 0.9. The contribution showed that Evergreen would contribute approximately 25% of the combined assets, 27% of the combined common equity, 25% of the combined net loans, 27% of the combined deposits, 28% of the combined estimated 1999 net income and 28% of the combined estimated 2000 net income. Evergreen's pro forma ownership represented premiums of 39% to assets contributed, 25% to equity contributed, 37% to net loans contributed, 28% to deposits contributed, 23% to 1999 net income contributed and 20% to 2000 net income contributed.

  Financial Impact Analysis. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the Merger would have on certain projected financial results of Banknorth. This analysis indicated that the Merger is expected to be neutral to estimated earnings per share in 1999 and be accretive thereafter; and is expected to increase estimated return on equity, fully diluted tangible book value and the leverage ratio, and decrease fully diluted book value. This analysis was based on analyst and the respective managements' estimates of Evergreen and Banknorth's 1998 earnings per share and on Banknorth management's estimates of expected cost savings and a nonrecurring merger and restructuring charge to be realized or incurred by Banknorth in connection with the Merger. These projections were discussed with the management of each of Banknorth and Evergreen. The actual results achieved by Banknorth following the Merger will vary from the projected results, and the variations may be material.

  Discounted Cash Flow Analysis. KBW estimated the present value of the future cash flows that would accrue to a holder of a share of Evergreen Common Stock assuming the shareholder held the stock through the year 2002 and then sold it at the end of year 2002. This stand-alone analysis was based on several assumptions, including earnings per share of $1.35 in 1998, $1.48 in 1999 and an 8% earnings per share growth rate thereafter. The current 44% dividend payout ratio was assumed for Evergreen through the year 2002. A terminal value was calculated for 2002 by multiplying Evergreen's projected 2002 earnings by a price/earnings multiple of 20x trailing earnings. The terminal valuation and the estimated dividends were discounted at a rate of 12%, producing a present value of $23.66. KBW also presented a table showing the foregoing analysis with a range of EPS growth rates from 5% to 12% and a range of price-to-earnings multiples of 17x to 22x, resulting in a range of present values for a share of Evergreen Common Stock of $18.95 to $28.56. These values were determined by adding (i) the present value of the estimated future dividend stream that Evergreen could generate over the period beginning January 1998 and ending in December 2002, and (ii) the present value of the "terminal value" of the Evergreen Common Stock.

  KBW repeated the stand-alone analysis for a scenario of continued Evergreen independence with a sale at the end of 2002 at a multiple to that year's earnings equivalent to the average price to trailing 12 months earnings multiple from the Comparable Transactions Analysis. A terminal multiple of 24.73x was used for this purpose. Other assumptions from the stand-alone analysis were held constant, producing a present value of $28.71. KBW also presented a table showing the foregoing analysis with a range of earnings per share growth rates from 5% to 12% and a range of price-to-earnings multiples of 18x to 26x, resulting in a range of present values for a share of Evergreen Common Stock of $19.94 to $33.31.

  KBW also estimated the present value of future cash flows that would accrue to a holder of a share of Banknorth Common Stock pro forma for the Merger, assuming the shareholder held the stock through the year 2002 and then sold it for a multiple to that year's earnings equivalent to the average price to trailing 12 months earnings multiple from the Comparable Transactions Analysis. A terminal multiple of 24.73x was used for this purpose. This analysis was based on several assumptions, including pro forma earnings per share estimates of $2.00 in 1998, $2.25 in 1999 and an earnings growth rate of 10% thereafter. A 32% dividend payout ratio was assumed for Banknorth pro forma through the year 2002. The terminal valuation and the estimated dividends were discounted at a rate of 12%. This analysis was then applied to a current Evergreen Shareholder who receives 0.9 shares of Banknorth Common Stock in the Merger. The result of this analysis was a present value of $40.83 for each share of Evergreen Common Stock. KBW also presented a table showing the Evergreen equivalent analysis with a range of earnings per share growth rates from 4% to 12% and a range of price-to-earnings multiples of 20x to 27x, resulting in a range of present values for the Evergreen Common Stock of $28.53 to $46.68.

  KBW stated that the discounted cash flow analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Evergreen Common Stock.

  In connection with its opinion dated as of the date of this Prospectus/Joint Proxy Statement, KBW performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its July 31, 1998 opinion.

  KBW has been retained by the Evergreen Board as an independent contractor to act as financial adviser to Evergreen with respect to the Merger. KBW, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Evergreen and Banknorth and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Evergreen and Banknorth for KBW's own account and for the accounts of its customers.

  Evergreen and KBW entered into a letter agreement dated April 8, 1998 relating to the services to be provided by KBW in connection with possible business combinations (including the Merger) involving Evergreen. Evergreen has agreed to pay KBW at the time of closing a cash fee equal to 0.85% of the market value of the aggregate consideration offered in the Merger in exchange for the outstanding shares of Common Stock of the Combined Company in the Merger. Based on the closing price of $32.8125 per share of Banknorth Common Stock on November 27, 1998 (the last practicable trading day preceding the printing of this Prospectus/Joint Proxy Statement) and on the number of shares of Evergreen Common Stock outstanding on the Record Date, KBW would earn a transaction fee of $2,194,000. Evergreen has already paid KBW $100,000 following signing of the Agreement and $100,000 upon mailing of this Prospectus/Joint Proxy Statement, which amounts will be offset against the 0.85% fee. Pursuant to the KBW engagement agreement, Evergreen also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

  Banknorth. Pursuant to an engagement letter dated as of July 17, 1998 (the "SANDLER O'NEILL AGREEMENT"), Banknorth retained Sandler O'Neill as an independent financial advisor in connection with Banknorth's consideration of a possible business combination with Evergreen. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

  Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to Banknorth in connection with the Merger. In connection therewith, the Banknorth Board requested Sandler O'Neill to render its opinion as to the fairness of the Conversion Ratio to the shareholders of Banknorth from a financial point of view. On July 28, 1998, Sandler O'Neill delivered to the Banknorth Board its oral opinion that, as of such date, the proposed conversion ratio was fair to the holders of shares of Banknorth Common Stock from a financial point of view. On July 31, 1998, based on the terms and analysis previously reviewed at the July 28th meeting and a final Conversion Ratio of 0.9, Sandler O'Neill orally confirmed to the Banknorth Board, subsequently confirmed in writing, that the Conversion Ratio was fair to the holders of Banknorth Common Stock from a financial point of view. Sandler O'Neill has also delivered to the Banknorth Board a written opinion dated the date of this Prospectus/Joint Proxy Statement (the "SANDLER O'NEILL FAIRNESS OPINION") which is substantially identical to the July 31, 1998 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH RENDERING SUCH OPINION, IS ATTACHED AS ANNEX V TO THIS PROSPECTUS/JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX V. BANKNORTH SHAREHOLDERS ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

  THE SANDLER O'NEILL FAIRNESS OPINION WAS PROVIDED TO THE BANKNORTH BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONVERSION RATIO TO BANKNORTH SHAREHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF BANKNORTH TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BANKNORTH SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE BANKNORTH SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

  In connection with rendering its July 28, 1998 and July 31, 1998 opinions, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The analyses performed by Sandler O'Neill were prepared solely as part of Sandler O'Neill's analysis of the fairness of the Conversion Ratio, from a financial point of view, to the Banknorth Shareholders and were provided to the Banknorth Board in connection with the delivery of Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Banknorth, Evergreen and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Banknorth nor Sandler O'Neill assumes responsibility for their accuracy.

  THE EARNINGS PROJECTIONS FOR BANKNORTH AND EVERGREEN RELIED UPON BY SANDLER O'NEILL IN ITS ANALYSES WERE PREPARED BY SANDLER O'NEILL AND REVIEWED WITH MANAGEMENT AND WERE BASED UPON THE 1998 ADJUSTED BUDGET FORECASTS OF BANKNORTH AND EVERGREEN PROVIDED TO SANDLER O'NEILL BY BANKNORTH AND EVERGREEN AND ON PUBLISHED IBES CONSENSUS EARNINGS ESTIMATES FOR 1999 FOR BANKNORTH AND EVERGREEN. FOR PERIODS AFTER 1999, SANDLER O'NEILL ASSUMED AN ANNUAL GROWTH RATE ON EARNING ASSETS OF 5%. The 1998 adjusted budget projections furnished to Sandler O'Neill were prepared by the senior managements of Banknorth and Evergreen for internal purposes only and not with a view towards public disclosure. Those projections were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections. See "--Certain Estimates of 1998 Operations."

  Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Banknorth Common Stock through July 27, 1998 of $36.38 and a conversion ratio of 0.9,

Sandler O'Neill calculated an implied transaction value per share of Evergreen Common Stock of $33.10. Based upon such implied transaction value and Evergreen's June 30, 1998 financial information, Sandler O'Neill calculated the price to tangible book value and price to last twelve months' normalized earnings. This analysis yielded a price to tangible book value multiple of 3.32x and a price to last twelve months' earnings multiple of 25.1x.

  Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Evergreen Common Stock, and the relationship between the movements in the prices of Evergreen Common Stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and a selected composite group of publicly traded commercial banks. During the one-year period ended July 24, 1998, Evergreen Common Stock outperformed each of the indices to which it was compared.

  Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Evergreen and two groups of commercial banks. The first group consisted of Evergreen and the following thirteen publicly traded regional commercial banks (the "REGIONAL GROUP"): Merchants New York Bancorp, Harleysville National Corp., Sandy Spring Bancorp Inc., F&M Bancorp, Sun Bancorp Inc., Mason-Dixon Bancshares Inc., U.S.B. Holding Co., Omega Financial Corp., Prime Bancorp Inc., FCNB Corp., Sterling Bancorp, Patriot Bank Corp, and Sterling Financial Corp. Sandler O'Neill also compared Evergreen to a group of twelve publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 16% and a price to tangible book value of greater than 260% (the "HIGHLY VALUED GROUP"). The Highly Valued Group included the following institutions: Hamilton Bancorp Inc., Independent Bank Corp., Mississippi Valley Bancshares, CVB Financial Corp., Greater Bay Bancorp, Sterling Bancshares Inc., Prime Bancshares Inc., U.S.B. Holding Co., Cape Cod Bank & Trust Co., Lakeland Financial Corp., Mid-State Bancshares and Premier Bancshares Inc. The results of these comparisons, which are based on June 30, 1998 financial information for Evergreen and on median data for the Regional Group and the Highly Valued Group as of and for the twelve months ended March 31, 1998, are set forth in the following table.

                                                                  HIGHLY VALUED
                                       EVERGREEN   REGIONAL GROUP     GROUP
                                       ----------  -------------- -------------
Total Assets.........................  $1,067,196    $1,042,253    $1,116,629
Annual Growth Rate of Total Assets...        8.65%        14.95%        22.23%
Tangible Equity/Total Assets.........        8.20%         7.89%         7.27%
Intangible Assets/Total Equity.......         .19%         1.49%         1.03%
Net Loans/Total Assets...............       63.29%        56.29%        57.97%
Cash & Securities/Total Assets.......       33.34%        38.02%        37.92%
Gross Loans/Total Deposits...........       74.37%        76.45%        70.95%
Total Borrowings/Total Assets........        3.37%        14.08%         6.05%
Nonperforming Assets/Total Assets....         .64%          .37%          .38%
Loan Loss Reserve/Nonperforming
 Loans...............................         256%          269%          270%
Loan Loss Reserve/Gross Loans........        1.81%         1.42%         1.60%
Net Interest Margin..................        4.48%         4.29%         4.39%
Loan Loss Provision/Average Assets...         .18%          .15%          .19%
Non-interest Income/Average Assets...         .73%          .72%         1.04%
Non-interest Expense/Average Assets..        3.02%         2.82%         3.12%
Efficiency Ratio.....................       61.53%        60.85%        57.48%
Return on Average Assets.............        1.16%         1.19%         1.28%
Return on Average Equity.............       13.68%        13.41%        18.06%
Price/Tangible Book Value per Share..         272%          281%          358%
Price/Earnings per Share.............          21x         22.1x         20.3x
Market Capitalization/Assets.........       24.21%        24.25%        25.12%
Dividend Yield.......................        2.09%         1.91%          .92%
Dividend Payout Ratio................       43.75%        38.21%        24.22%

  Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 124 transactions announced from January 1, 1998 to July 28, 1998 involving publicly traded commercial banks nationwide as acquired institutions with transaction values greater than $15 million ("NATIONWIDE TRANSACTIONS"), 17 transactions announced from January 1, 1997 to July 28, 1998 involving public commercial banks in New York and the New England Region (Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) as acquired institutions with transaction values greater than $100 million and less than $1.1 billion ("REGIONAL TRANSACTIONS"), and 2 specific transactions recently announced in geographic proximity to Evergreen ("COMPARABLE TRANSACTIONS"). Sandler O'Neill reviewed the ratios of transaction values to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to Evergreen's financial information as of and for the twelve months ended June 30, 1998. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of Evergreen Common Stock of $29.89 to $35.72. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of Evergreen Common Stock of $24.99 to $30.36. Based upon the median multiples for Comparable Transactions, Sandler O'Neill derived an imputed range of values per share of Evergreen Common Stock of $28.47 to $36.56. As calculated by Sandler O'Neill, the implied transaction value per share of Evergreen Common Stock in the Merger was $33.10.

  No company involved in the transactions included in the above analysis is identical to Banknorth or Evergreen and no transaction included in the above analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Banknorth and Evergreen and the companies to which they are being compared.

  Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of aftertax dividend flows of Evergreen through the year 2002 under various circumstances, assuming Evergreen performed in accordance with the earnings projections prepared by Sandler O'Neill and certain variations thereof. To approximate the terminal value of Evergreen Common Stock at December 31, 2002, Sandler O'Neill applied price to earnings multiples ranging from 15x to 24x and applied multiples of tangible book value ranging from 140% to 320%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Evergreen Common Stock. This analysis, assuming the current dividend payout ratio and projected earnings forecasts, indicated an imputed range of values per share of Evergreen Common Stock of between $17.81 and $32.74 when applying the price to earnings multiples, and an imputed range of values per share of Evergreen Common Stock of between $13.29 and $32.93 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the implied transaction value per share of Evergreen Common Stock in the Merger was $33.10. In connection with its analysis, Sandler O'Neill used sensitivity analyses to consider the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, noninterest income, noninterest expenses and dividend payout ratio) would have on the resulting present value and discussed these effects with the Banknorth Board. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

  Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the Merger, based upon a conversion ratio of between 0.90 and 0.91, Banknorth's and Evergreen's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the Merger, charges associated with the Merger, operating efficiencies and other adjustments discussed with the senior managements of Banknorth and Evergreen. This analysis indicated that the Merger would be accretive to Banknorth's earnings per share in 1999 and for all periods analyzed thereafter, and minimally dilutive to tangible book value per share of Banknorth Common Stock for all periods analyzed. The actual results achieved by Banknorth may vary from projected results and the variations may be material.

  Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total net loans, total deposits, total borrowings, total tangible equity and last twelve months' ("LTM") net income to be made by Banknorth and Evergreen to the combined institution based on data at and for the twelve months ended June 30, 1998. This analysis indicated that Evergreen's implied contribution was 25.2% of total assets, 23.7% of total net loans, 26.6% of total deposits, 9.7% of total borrowings, 37.4% of total tangible equity and 28.1% of LTM net income. Based upon a conversion ratio of 0.9 to 0.91, holders of the Evergreen Common Stock would own approximately 34.8% to 35.1% of the outstanding shares of the combined institution.

  In connection with rendering its July 28, 1998 and July 31, 1998 opinions, Sandler O'Neill reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement; (iii) certain publicly available financial statements of Banknorth and other historical financial information provided by Banknorth that Sandler O'Neill deemed relevant; (iv) certain publicly available financial statements of Evergreen and other historical financial information provided by Evergreen that Sandler O'Neill deemed relevant; (v) the 1998 adjusted budget forecast of Banknorth prepared by and reviewed with management of Banknorth and the views of senior management of Banknorth regarding Banknorth's past and current business, operations, results thereof, financial condition and future prospects; (vi) the 1998 adjusted budget forecast of Evergreen prepared by and reviewed with management of Evergreen and the views of senior management of Evergreen regarding Evergreen's past and current business, operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger on Banknorth; (viii) the publicly reported historical price and trading activity for Banknorth's and Evergreen's Common Stock, including a comparison of certain financial and stock market information for Banknorth and Evergreen with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

  In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its July 28, 1998 and July 31, 1998 opinions by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Banknorth or Evergreen or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Banknorth or Evergreen, nor has it reviewed any individual credit files relating to Banknorth or Evergreen. With Banknorth's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both Banknorth and Evergreen are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Banknorth or Evergreen. With respect to the 1998 adjusted budget projections provided by and reviewed with each company's management, Sandler O'Neill assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Banknorth and Evergreen and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

  Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. Sandler O'Neill also assumed, with Banknorth's consent, that there has been no material change in Banknorth's and Evergreen's assets, financial condition, results of operations, business, or prospects since the date of the last publicly filed financial statements available to them, that Banknorth and Evergreen will remain as going concerns for all periods relevant to its analyses and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

  Under the Sandler O'Neill Agreement, Banknorth will pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, Banknorth will pay Sandler O'Neill a transaction fee equal to 0.5% of the aggregate purchase price paid in the transaction. Based on the closing price of $32.8125 per share of Banknorth Common Stock on November 27, 1998 (the last practicable trading day preceding printing of this Prospectus/Joint Proxy Statement) and on the number of shares of Evergreen Common Stock outstanding on the Record Date, Banknorth would pay Sandler O'Neill a transaction fee of approximately $1,291,000, of which approximately $375,000 has been paid and the balance will be paid when the Merger is consummated. Sandler O'Neill has also received a fee of $200,000 for rendering its fairness opinion. Banknorth has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

  Sandler O'Neill has in the past provided and may in the future provide other financial advisory services to Banknorth and has received and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Banknorth and Evergreen. Sandler O'Neill may also actively trade the debt or equity securities of Banknorth and Evergreen for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN ESTIMATES OF 1998 OPERATIONS

  In connection with the evaluation of the proposed Merger, Banknorth and Evergreen provided to Sandler O'Neill and KBW, respectively, certain 1998 estimates of possible future performance. These estimates were based on assumptions which such managements believed to be reasonable at the time. Such estimates are provided in the following tables:

                                          PRO FORMA 1998
                                      BANKNORTH ESTIMATES (1)
                                     -------------------------
                                       (DOLLARS IN THOUSANDS
                                     EXCEPT PER SHARE AMOUNTS)
           Total Assets............         $3,217,228
           Tangible Equity.........            189,800
           Net Income..............             31,071
           Diluted Earnings Per
            Share..................               1.98
           Leverage Capital Ratio..               5.92%

--------
(1) Includes the estimated impact of the Berkshire Acquisition, which closed in November, 1998.

                                     1998 EVERGREEN ESTIMATES
                                     ------------------------
                                      (DOLLARS IN THOUSANDS
                                         EXCEPT PER SHARE
                                             AMOUNTS)
           Net Income...............         $12,150
           Diluted Earnings Per
            Share...................            1.35

  THE ABOVE ESTIMATES FOR BANKNORTH AND EVERGREEN (COLLECTIVELY, THE "ESTIMATES") WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. BECAUSE THE ESTIMATES ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND EACH COMPANY'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE ESTIMATES WILL BE REALIZED; ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE ESTIMATED. SEE "A WARNING ABOUT FORWARD-LOOKING STATEMENTS."

CONVERSION OF EVERGREEN STOCK AND EXCHANGE OF CERTIFICATES

  At the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Evergreen Common Stock (the "EVERGREEN CERTIFICATES"), will automatically be entitled to receive in exchange for the Evergreen Certificates a certificate or certificates representing the number of full shares of Banknorth Common Stock into which the shares of Evergreen Common Stock shall have been converted in the Merger (the "BANKNORTH CERTIFICATES"). As promptly as practicable after the Effective Time, the exchange agent appointed by Banknorth (the "EXCHANGE AGENT") will mail to each Evergreen Shareholder of record immediately prior to the Effective Time, a form of letter of transmittal advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent the Evergreen Certificates in exchange for a Banknorth Certificate or Certificates. Upon surrender to the Exchange Agent of one or more Evergreen Certificates, together with a properly completed and executed letter of transmittal, the Exchange Agent will mail to the holder thereof after the Effective Time a Banknorth Certificate or Certificates representing the number of full shares of Banknorth Common Stock into which the aggregate number of shares of Evergreen Common Stock previously represented by such Evergreen Certificate or Certificates surrendered shall have been converted in the Merger. Evergreen Certificates surrendered for exchange by any affiliate of Evergreen (as defined in the Agreement) will not be exchanged for Banknorth Certificates until Banknorth has received a letter agreement from such person containing appropriate terms to ensure compliance with applicable securities laws and with requirements for the Merger to qualify as a pooling of interests under generally accepted accounting principles. Banknorth will be entitled, after the Effective Time, to treat Evergreen Certificates as evidencing ownership of the number of full shares of Banknorth Common Stock into which the shares of Evergreen Common Stock represented by such certificates shall have been converted in the Merger, notwithstanding the failure of the holder to surrender such Evergreen Certificates. The letter of transmittal will specify that delivery of Evergreen Certificates will be deemed to be effected, and risk of loss and title to such Certificates will pass, only upon actual delivery of the Evergreen Certificates to the Exchange Agent.

  As to any Evergreen Certificate that has been lost, stolen or destroyed, the Evergreen Shareholder must furnish an appropriate affidavit, and if required by Banknorth, must post an indemnity bond in such amount as Banknorth may reasonably direct before any Banknorth Certificate will be issued in respect of the Evergreen Common Stock represented by such Evergreen Certificate.

  No dividends declared on the Banknorth Common Stock issued in the Merger will be remitted to the holder of such shares until such person properly surrenders his or her Evergreen Certificate(s) in exchange for Banknorth Certificate(s) evidencing shares of Banknorth Common Stock, at which time such dividends will be remitted to such person, without interest.

  No fractional shares of Banknorth Common Stock will be issued in the Merger to holders of Evergreen Common Stock. Each holder of Evergreen Common Stock who otherwise would have been entitled to a fraction of a share of Banknorth Common Stock by virtue of the Conversion Ratio will receive in lieu thereof, at the time of surrender of his or her Evergreen Certificate(s), an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last closing sale prices of Banknorth Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive trading days immediately preceding the Effective Time. For purposes of determining whether, and in what amounts, an Evergreen Shareholder is entitled to payment for a fractional share, Evergreen Common Stock held of record by such shareholder and represented by two or more Evergreen Certificates will be aggregated.

CONVERSION OF EVERGREEN STOCK OPTIONS AND RESTRICTED STOCK

  Stock Options. At the Effective Time, each Evergreen Option which is then outstanding, whether or not then exercisable, will cease to represent a right to acquire shares of Evergreen Common Stock and will be converted automatically into an option to purchase shares of Banknorth Common Stock. In the Merger, Banknorth will assume each outstanding Evergreen Option, in accordance with the terms of the Evergreen Employees' Option Plan or the Evergreen Directors' Option Plan, as the case may be, and the related stock option agreement evidencing such Evergreen Option, except that from and after the Effective Time, (i) each Evergreen Option assumed by Banknorth may be exercised solely for shares of Banknorth Common Stock, (ii) the number of shares of Banknorth Common Stock subject to such Evergreen Option will be equal to the number of shares of Evergreen Common Stock subject to such Evergreen Option immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole share, (iii) the per share exercise price under each such Evergreen Option will be adjusted by dividing the per share exercise price under such Evergreen Option by the Conversion Ratio, rounded up to the nearest cent, and (iv) the duration and other terms of such stock option will be unchanged, except that all references to Evergreen will be deemed to be references to Banknorth.

  In accordance with the respective terms of the Evergreen Employees' Option Plan and the Evergreen Directors' Option Plan, all outstanding unvested Evergreen Options are expected to vest in full at the Effective Time. There is an aggregate of 513,672 Evergreen Options outstanding on the Record Date, issued on various dates and at varying exercise prices. Of such number, approximately 93,350 options are unvested and are expected to vest in full at the Effective Time.

  Banknorth also has agreed to register the shares of Banknorth Common Stock issuable upon exercise of the converted Evergreen Options under the Securities Act.

  Restricted Stock. At the Effective Time, each unvested share of Evergreen Restricted Stock is expected to become fully vested in accordance with the terms of the Evergreen Employees' Option Plan and will be converted into shares of Banknorth Common Stock in accordance with the Conversion Ratio. There are 5,332 unvested shares of Evergreen Restricted Stock granted in 1996 under the Evergreen Incentive Plan to Mr. Dougan and one other Evergreen executive officer which are expected to vest at the Effective Time, unless forfeited prior to such date. In general, forfeiture of such shares will occur only if the grantee's employment with Evergreen is terminated (other than by virtue of the Merger or other change of control) prior to vesting.

CLOSING CONDITIONS

  The Agreement provides that consummation of the Merger is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party entitled to performance, at or before the Effective Time. Each of the parties' obligations under the Agreement is subject to the following conditions, among others: (i) receipt of the requisite shareholder approvals solicited hereby; (ii) receipt of all regulatory approvals required to consummate the Merger and the expiration of all notice periods and waiting periods with respect thereto, provided, however, that no required approval or consent shall have included any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the Agreement to Banknorth such that, had such condition or requirement been known, Banknorth, in its reasonable judgment, would not have entered into the Agreement; (iii) neither Banknorth nor Evergreen shall be subject to any court order or other legal restraint preventing the Merger; (iv) the Registration Statement shall have become effective under the Securities Act and shall not be subject to a stop order or threatened stop order, and Banknorth shall have received all permits, authorizations or exemptions necessary under all state securities laws to issue the Banknorth Common Stock in connection with the Merger; (v) the independent public accountants of each of Banknorth and Evergreen shall have issued a letter dated as of the Effective Time to the effect that they are not aware of any reason that would preclude the Merger from being accounted for as a pooling of interests; and (vi) each of Banknorth and Evergreen shall have received an opinion of its respective tax advisors to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and with respect to certain other related federal income tax considerations (see "THE MERGER--Material Federal Income Tax Consequences").

  In addition to the mutual conditions set forth above, Banknorth's obligations under the Agreement are conditioned upon, among other things, (i) the absence of any material adverse change in Evergreen's business, assets, financial condition or results of operations; (ii) the accuracy of Evergreen's representations and warranties in the Agreement; (iii) the performance of Evergreen's covenants and obligations in the Agreement; and (iv) receipt of all permits, consents, waivers and approvals necessary for Evergreen to consummate the Merger. Any of the foregoing conditions may be waived by Banknorth in its discretion.

  In addition to the mutual conditions set forth above, Evergreen's obligations under the Agreement are conditioned upon, among other things, (i) the absence of any material adverse change in Banknorth's business, assets, financial condition or results of operations; (ii) the accuracy of Banknorth's representations and warranties in the Agreement; (iii) the performance of all Banknorth covenants and obligations in the Agreement; and (iv) receipt of all permits, consents, waivers and approvals from all nongovernmental and nonregulatory third parties which are necessary for Banknorth to consummate the Merger. Any of the foregoing conditions may be waived by Evergreen in its discretion.

REGULATORY APPROVALS

  Consummation of the Merger is subject to prior receipt of all required approvals and consents or waivers thereof by all applicable federal and state regulatory authorities. In order to consummate the Merger, Banknorth must obtain the prior approval, consent or waiver, as applicable, of the FRB and the Massachusetts Bank Board, and must make notice filings with the New York Banking Department and the New Hampshire Banking Commissioner.

  FRB. The Merger is subject to the prior approval of the FRB under the BHCA and FRB Regulation Y. Such approval has been obtained and does not impose any burdensome conditions or requirements on Banknorth.

  Massachusetts Bank Board. The Merger is subject to the prior approval of the Massachusetts Bank Board under applicable provisions of Massachusetts banking laws, which require that a bank holding company which owns or controls a Massachusetts-based bank must obtain the Massachusetts Bank Board's approval to acquire ownership or control of another bank, wherever located. Banknorth is subject to this requirement by virtue of its ownership and control of First Massachusetts Bank, N.A., based in Worcester, Massachusetts. Massachusetts law requires that the Massachusetts Bank Board find, among other things, that the Merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage.

  An application was filed with the Massachusetts Bank Board for the required approval of the Merger. Although neither Banknorth nor Evergreen is aware of any basis for disapproving the Merger, there can be no assurance that the approval will be received on a timely basis or that such approval will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the Agreement to Banknorth as to make consummation of the Merger inadvisable. The absence of any such materially burdensome condition or requirement is a condition to Banknorth's obligation to consummate the Merger.

  Notice Filings. In accordance with, respectively, applicable provisions of New York banking laws and Banknorth's Interstate Banking Agreement with the New Hampshire Bank Commissioner (executed in connection with Banknorth's acquisition of control of Farmington National Bank, based in Farmington, New Hampshire) Banknorth has filed a notification of its proposed acquisition of Evergreen with the New York

Banking Department and the New Hampshire Bank Commissioner. Such filings were notice filings only, and the affirmative consent or approval of such state banking regulators is not required under the applicable state laws.

BUSINESS OF EVERGREEN PENDING THE MERGER

  The agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the Merger. During such period Evergreen and its subsidiaries generally are required to conduct their respective businesses in the ordinary course consistent with past practices. In addition, Evergreen shall not, and shall not permit any of its subsidiaries to, among other things: (i) declare or pay any dividends on or make any other distributions in respect to the Evergreen Common Stock, except for regular quarterly cash dividends at a rate not in excess of Evergreen's current dividend rate; (ii) adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by it or its subsidiaries) in any material respect any Evergreen employee benefit or compensation plan, contract or arrangement; or (iii) take other actions specified in the Agreement. Reference is made to the text of the Agreement, attached as Annexes I and II to this Prospectus/Joint Proxy Statement, for a more detailed description of the parties covenants regarding the conduct of their respective businesses.

NO SOLICITATION OF OTHER OFFERS

  The Agreement provides that neither Evergreen nor any of its subsidiaries will directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or, subject to the fiduciary obligations of Evergreen's Board (as determined in good faith in consultation with outside counsel), provide any information to any person or entity (other than Banknorth and its affiliates or representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving Evergreen or any of its subsidiaries. However, in the discharge of the fiduciary obligations of the Evergreen Board, Evergreen may participate in discussions with respect to any such transaction, so long as Evergreen did not solicit or initiate such discussions. In addition, Evergreen and the Evergreen Board are not prohibited from taking and disclosing to the Evergreen Shareholders a position with respect to a tender offer by a third party or from making such disclosure to Evergreen Shareholders which, in the judgment of the Evergreen Board (determined in good faith in consultation with outside counsel) may be required under applicable law. Evergreen is obligated to immediately communicate to Banknorth the terms of any proposal, discussion, negotiation or inquiry relating to an acquisition or change of control transaction and the identity of the party making such proposal or inquiry.

EFFECTIVE TIME OF THE MERGER

  The Effective Time of the Merger shall be the date and time specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware pursuant to Section 251 of the DCL. A Certificate of Merger will be filed only after the receipt of all requisite regulatory and other approvals of the Merger, approval of the Agreement by the requisite votes of the shareholders of Banknorth and Evergreen and the satisfaction or waiver of all other conditions to the Merger set forth in the Agreement.

  A closing (the "CLOSING") shall take place immediately prior to the Effective Time on the first business day following the satisfaction or waiver (to the extent permitted) of all the conditions to consummation of the Merger specified in the Agreement, or on such other date as the parties may mutually agree upon.

  Although no assurance can be given that the Effective Time will occur on or before a specified date, Banknorth and Evergreen presently expect that the Merger will be consummated on December 31, 1998, following conclusion of the Special Meetings.

TERMINATION AND AMENDMENT

  The Agreement may be terminated (i) by mutual consent of the parties; (ii) by either party if the other party is in material breach of any representation or warranty in the Agreement or the Option Agreement, which breach has not been cured within forty-five days after notice from the terminating party; (iii) by either party if certain required regulatory approvals or consents are not obtained; (iv) by either party if either Banknorth's or Evergreen's shareholders do not approve the Agreement; (v) by either party if the Merger is not consummated on or before May 31, 1999, or such later date as the parties may agree upon in writing; (vi) by either party if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be timely satisfied or fulfilled, by the date specified in Section 8.01(b) of the Agreement; and (vii) by Evergreen upon the execution of a definitive agreement relating to an alternative business combination or change in control proposal provided that (a) Evergreen shall have complied with its contractual obligations to Banknorth not to solicit competing offers, (b) the Evergreen Board shall have determined, after having received the advice of outside legal counsel and financial advisors, that such action is necessary for the Evergreen Board to act in a manner consistent with its fiduciary duties under applicable law and (c) concurrent with its notification of termination, Evergreen shall have made an irrevocable and unconditional offer to Banknorth in writing to repurchase the Seller Option at any time, within 30 days following the date of such offer, at a specified price.

  The Agreement also contains certain price-based termination provisions, the effect of which requires Evergreen Shareholders to assume, in all events, within specified limitations, the risk of a decline of up to 20% in the market value of Banknorth's Common Stock, and also to assume the risk of a greater decline in such market value unless the Banknorth Common Stock underperforms an index of comparable financial institution holding company stocks, by an amount determined in accordance with a formula specified in the Agreement. Under these provisions, Evergreen would have the right (but not the obligation) to terminate the Agreement if both the following conditions are satisfied (a "TERMINATION EVENT"): (i) the average per share closing sale price of Banknorth Common Stock as reported on the NASDAQ Stock Market over the ten (10) consecutive trading day period immediately preceding the date on which the last required regulatory approval is received, without regard to any applicable waiting period (the "DETERMINATION PERIOD") (the "CLOSING PRICE") is less than $29.46; and (ii) (a) the number obtained by dividing the Closing Price by $36.84 is less than (b) the number (sometimes referred to herein as the "TERMINATION FACTOR") obtained by subtracting (A) 0.15 from (B) the quotient obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below).

  For purposes of the Agreement: (i) "FINAL INDEX PRICE" means the Weighted Average of the average of the closing prices of the Index Companies (as defined below) as reported on the NYSE, NASDAQ or AMEX for the Determination Period; (ii) "INITIAL INDEX PRICE" means the Weighted Average of the closing prices of the Index Companies as reported on the NYSE, NASDAQ or AMEX on the trading day immediately preceding execution of the Agreement (July 30, 1998); and (iii) "WEIGHTED AVERAGE" means the average determined by giving the average of the closing prices for each of the Index Companies a specified weight.

  The Index Companies ("INDEX COMPANIES") comprise 22 publicly traded financial institution holding companies. These companies were selected by Banknorth and Evergreen, with the assistance of their respective financial advisers, because they were deemed to comprise a peer group of institutions, although none of such companies is identical to Banknorth in size, location, financial condition and operations. The Index Companies and the respective weights assigned to their stock prices are listed on Annex VI to this Prospectus/Joint Proxy Statement.

  If Evergreen were to elect to terminate the Agreement following the occurrence of a Termination Event, Banknorth could, in its discretion, during the ten (10) business day period commencing with receipt of Evergreen's termination notice, exercise its right to override such termination by increasing the Conversion Ratio to equal the lesser of (i) $29.46 divided by the Closing Price or (ii) the Conversion Ratio divided by the Termination Factor.

  The operation of the conditions permitting Evergreen to terminate the Agreement following the occurrence of a Termination Event reflects the parties' agreement that (i) the Evergreen Shareholders would assume the risk of a decline in value of the Banknorth Common Stock, equal to up to a 20% decline from $36.84, which is the five (5) trading day average Banknorth closing stock price preceding execution of the Agreement (the "STARTING PRICE"), under any circumstances and (ii) the Evergreen Shareholders would assume the risk of a more significant decline in value of the Banknorth Common Stock during the period since execution of the Agreement if that decline does not exceed by the required amount the overall decline in the weighted average price of the common stocks of the Index Companies during such period, determined under the formula specified above. The rationale underlying this provision is that declines in value of the Banknorth Common Stock which follow closely declines in the value of an index of comparable publicly traded financial institution holding company stocks are indicative of a broad-based change in market and economic conditions affecting the banking industry generally rather than factors specifically attributable to the intrinsic value of the Banknorth Common Stock.

  Whether a Termination Event will occur will not be known until the date that the Closing Price can be determined. If such date were the date of the Prospectus/Joint Proxy Statement, no such right of termination would exist based on the prevailing market price of Banknorth's Common Stock. The Evergreen Board has made no decision as to whether it would exercise its termination right in the event of a Termination Event, and the Banknorth Board has made no decision as to whether it would exercise its correlative right to increase the Conversion Ratio. In making its determination of whether to terminate the Agreement following the occurrence of a Termination Event, the Evergreen Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Banknorth (including the recent performance of Banknorth Common Stock, the historical financial data of Banknorth, customary statistical measurements of Banknorth's financial performance, and future prospects for Banknorth Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the Evergreen Board were to elect to terminate the Agreement following the occurrence of a Termination Event, Banknorth would then determine whether to proceed with the Merger at the higher Conversion Ratio, as provided under the Agreement. In making this determination, Banknorth would consult with its financial advisors and legal counsel and would consider, among other factors, the projected effect of the Merger at the higher Conversion Ratio on Banknorth's pro forma earnings per share and whether Banknorth's assessment of Evergreen's earning potential as part of Banknorth justified the issuance of an increased number of Banknorth shares. If Banknorth were to decline to adjust the Conversion Ratio, Evergreen could, in its discretion, elect to proceed without the adjustment. BANKNORTH IS UNDER NO OBLIGATION TO ADJUST THE CONVERSION RATIO.

  Approval of the Agreement by the Evergreen Shareholders and the Banknorth Shareholders at their respective Special Meetings will confer on the Evergreen Board and the Banknorth Board, respectively, the power, consistent with the fiduciary duties of such Boards, to elect to consummate the Merger notwithstanding the occurrence of a Termination Event (in the case of the Evergreen Board) or to elect to increase the Conversion Ratio should Evergreen exercise its termination right (in the case of the Banknorth Board) without any further action by, or resolicitation of the votes of, the Evergreen Shareholders or Banknorth Shareholders, as the case may be.

  The operation and effect of the provisions of the Agreement dealing with a decline in the market price of the Banknorth Common Stock may be illustrated by the following three scenarios (all scenarios assume that the 0.9 Conversion Ratio has not previously been adjusted pursuant to the antidilution provisions of the Agreement):

  (1) One scenario is that the Closing Price is below the Starting Price of $36.84 but is not less than $29.46 (a decline in the Starting Price of 20% or less). Under such circumstances Evergreen would be obligated to consummate the Merger at the stated Conversion Ratio, regardless of the change in the Weighted Average closing price of the common stocks of the Index Companies (assuming all other conditions to Evergreen's obligations were satisfied or waived).

  (2) A second scenario is that the Closing Price declines to less than $29.46 but does not decline from the Starting Price by more than the Termination Factor. Under such circumstances Evergreen would be obligated to consummate the Merger at the stated Conversion Ratio (assuming all other conditions to Evergreen's obligations were satisfied or waived).

  (3) A third scenario is that the Closing Price declines to less than $29.46 and the decline from the Starting Price exceeds the Termination Factor. Under such circumstances, Evergreen would have the right but not the obligation to terminate the Agreement and, if Evergreen elected to terminate, Banknorth would have the right, but not the obligation, to elect to increase the Conversion Ratio to the lesser of (i) a number (rounded to the nearest thousandth) obtained by dividing $29.46 by the Closing Price and (ii) a number (rounded to the nearest thousandth) obtained by dividing the Conversion Ratio by the Termination Factor. If Banknorth were to so elect, Evergreen would be obligated to consummate the Merger (assuming all other conditions to Evergreen's obligations were satisfied or waived).

  In the event of termination, the Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality shall survive any such termination and any such termination shall not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

  To the extent permitted under applicable law, the Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Banknorth or Evergreen, provided that after any such approval the Agreement may not be amended or supplemented in a manner which (1) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received on conversion of the Evergreen Common Stock; (2) alters or changes any term of Banknorth's Certificate of Incorporation as the surviving entity; or (3) alters or changes any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holder of any class or series thereof.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of Evergreen may be deemed to have interests in the Merger in addition to their interests as shareholders generally. The Evergreen Board was aware of these factors and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

  Under existing employment arrangements, Mr. Dougan and certain other executive officers of Evergreen will be entitled to certain payments and benefits as a result of the Merger. The amounts disclosed below for change of control payments, Section 280G amounts for various noncash benefits and accrued supplemental retirement benefits, with respect to Mr. Dougan and the other executive officers of Evergreen whose employment will be terminated in connection with the Merger, have been calculated assuming consummation of the Merger in 1998. Should the Merger be consummated in 1999, such amounts would change and could be higher, although precise calculations of the benefit limitations under Section 280G would not be possible until the close of the 1998 fiscal year.

  Directors. Pursuant to the Agreement, Banknorth agreed that at the Effective Time (i) the Banknorth Board will be expanded to include three persons who are serving as directors of Evergreen immediately prior to the Effective Time (including George W. Dougan, Chairman, President and Chief Executive Officer of Evergreen) who have been designated by Evergreen and who are otherwise acceptable to Banknorth and (ii) Mr. Dougan will be appointed Vice Chairman. See "MANAGEMENT AND OPERATIONS OF BANKNORTH AFTER THE MERGER--Management."

  Employment Arrangements and Change of Control Payment to Mr. Dougan. As of the Effective Time, Mr. Dougan's existing employment agreement with Evergreen will be terminated in accordance with its terms and Mr. Dougan will enter into a new employment agreement with Banknorth. Under the terms of that agreement, Mr. Dougan will be employed for a three-year term as a member of executive management, with the title of Vice Chairman. Mr. Dougan will focus primarily on strategic planning, merger and acquisition opportunities and cultivation of new business. He will have a base salary of $225,000 per year and will be entitled to participate in Banknorth's short-term incentive compensation plan and in regular employee benefit plans upon the same terms as other senior executives of Banknorth. Mr. Dougan's employment agreement with Banknorth also contains a two-year covenant not to compete and confidentiality provisions.

  Mr. Dougan will also enter into a Change of Control Agreement with Banknorth which will provide for a lump sum payment to him, in the event of a termination of his employment (including a voluntary termination in some circumstances, such as due to a material reduction in duties) within two years following a change in control of Banknorth. In such event, the payment would be equal to two times Mr. Dougan's base salary and average annual cash bonus paid under Banknorth's short-term incentive compensation plan for the three calendar years preceding the year of termination. Payments and benefits to which Mr. Dougan would otherwise be entitled under the agreement upon a change of control of Banknorth are limited to the extent such payments and benefits would constitute "excess parachute payments" as defined in Section 280G(b)(1) of the Code.

  Mr. Dougan's existing employment agreement with Evergreen, which will be terminated as of the Effective Time, provides for, among other things, a lump sum payment equal to the present value of three times Mr. Dougan's base salary and his average annual bonus paid over the two calendar year period preceding the year of termination, in the event his employment is terminated within two years following a change of control of Evergreen. Under the terms of the agreement, any payments or benefits to which Mr. Dougan is entitled as a result of a change in control of Evergreen will be modified or reduced to the extent such payments or benefits would be considered "excess parachute payments" as defined in Section 280G(b)(1) of the Code. The Merger will constitute a change of control within the meaning of Mr. Dougan's existing agreement and termination of Mr. Dougan's positions with Evergreen and Evergreen Bank, as well as assumption of reduced duties as Banknorth's Vice Chairman, will constitute termination under such agreement, entitling Mr. Dougan to receive, at the Effective Time, a lump sum change of control payment in cash, or a combination of cash and other benefits up to a total of approximately $1.3 million. In accordance with that employment agreement, the maximum aggregate amount of the cash payment and other benefits to which Mr. Dougan is entitled reflects a reduction from the contractual amount to which he would otherwise be entitled upon a change of control, in order to avoid payment of compensation to him as a result of the Merger which would be considered an "excess parachute payment" under Section 280G of the Code. Mr. Dougan will be entitled to select noncash change of control benefits in lieu of cash, but such benefits will reduce the amount of the cash portion of his change of control payment. The noncash benefits which Mr. Dougan is entitled to select and their respective approximate amounts, calculated in accordance with applicable regulations under Section 280G of the Code, include: (i) accelerated vesting of unvested stock options and restricted stock, $3,200;
(ii) continued participation, for 36 months following the Merger, in various employee benefit plans, $71,000; and (iii) continued life and health benefits for 36 months following the Merger, $11,600. It is expected that Mr. Dougan will take all, or substantially all, of his change of control payment in cash and will waive receipt of substantially all noncash benefits.

  In addition, Banknorth has agreed to honor the terms of Mr. Dougan's SERP with Evergreen. The plan provides a fixed supplemental retirement benefit at retirement at age 65, following vesting, equal to 50% of eligible compensation, based on the highest 36 consecutive month average base salary and cash bonus during the 60 month period preceding retirement. SERP benefits are reduced by the amount of the benefits payable under Evergreen's qualified retirement plan. Under the terms of the SERP, Mr. Dougan will vest in his SERP benefit on March 7, 1999. The accumulated benefit obligation under Mr. Dougan's SERP at the time of vesting will be approximately $1.8 million.

  Other Change of Control Agreements. Banknorth has agreed to honor various change of control agreements which have been entered into by Evergreen with its seven (7) executive officers (in addition to Mr. Dougan), including four
(4) executive officers whose employment will be terminated as a result of the Merger. Under these agreements, Evergreen is required to make a lump sum cash payment to the named employee if, within two years of the occurrence of a change in control of Evergreen (which is defined in a manner that would include the Merger), the employee's employment is terminated (including voluntary termination in some circumstances such as due to a material reduction in duties). The amount of the cash payment is based on a specified multiple of the executive's annual base salary plus the average amount of annual bonus payments for the two calendar year period preceding termination. The specified multiple under the various change in control agreements ranges from 0.5 to 2. Under these agreements, terminated employees are also entitled to receive certain health and life insurance benefits during the applicable continuation period stated in their change of control agreement. The agreements limit the payments and benefits to which the executives would otherwise be entitled upon a change of control of Evergreen to the extent such payments and benefits would constitute "excess parachute payments" as defined in Section 280G(b)(1) of the Code. Banknorth estimates that change of control payments to executive officers of Evergreen whose employment will be terminated as a result of the Merger (4 individuals, other than Mr. Dougan) will total approximately $1.7 million.

  Under the terms of the SERP, all benefits become immediately vested upon a change of control of Evergreen. Of the five (5) executive officers (in addition to Mr. Dougan) who participate in the SERP, all but two (2) are already vested. The amount attributable to accelerated vesting for those two individuals, calculated in accordance with applicable regulations under
Section 280G of the Code, is approximately $70,000. The accumulated benefit obligation under the SERP for all participants (other than Mr. Dougan) at the Effective Time will be approximately $1.3 million.

  Retention Payment. Banknorth has agreed to pay to Daniel J. Burke, who has been appointed President and Chief Executive Officer of Evergreen Bank to replace Mr. Dougan, a lump sum in cash of $235,000, as consideration for his remaining in the employ of the Combined Company for a minimum period of one year following the Effective Time. The retention payment becomes payable on the first anniversary of the Merger, provided Mr. Burke is still in the employ of the Combined Company at that time.

  Vesting of Options and Restricted Stock. As noted above under the caption "--Conversion of Evergreen Stock Options and Restricted Stock," all outstanding unvested awards of Evergreen Options and Evergreen Restricted Stock (including awards to Mr. Dougan and other executive officers of Evergreen) will become fully vested at the Effective Time in accordance with the terms of the Evergreen Option Plans. As of the Record Date, Mr. Dougan had unvested options for 20,000 shares of Evergreen Common Stock and the remaining 7 executive officers have unvested options for an aggregate of 42,000 shares. The average exercise price for all of these options is $21.063 per share and all such options would have vested, even without acceleration, on January 13, 1999. Unvested options for an aggregate of 19,200 shares have been granted to Evergreen Directors other than Mr. Dougan. Such options have an average exercise price of $26.75 and would have vested, absent acceleration, on May 7, 1999. In addition, Mr. Dougan and one other Evergreen executive officer have 3,332 shares and 2,000 shares, respectively, of unvested restricted stock which will vest automatically at the Effective Time. Such shares would have vested on March 1, 1999, absent acceleration due to the Merger.

  Distribution of Deferred Directors Fee Accounts. Under the terms of the Evergreen Bancorp, Inc. Plan for the Payment and Deferral of Directors Fees, amounts accrued to the account of participating Evergreen directors will become payable upon a change in control of Evergreen. The Merger will constitute a change of control within the meaning of such plan. Accordingly, amounts accrued under the plan to the account of participating Evergreen directors (other than directors who continue as directors of Banknorth or Evergreen Bank and whose plan balances are transferred to the Banknorth Deferred Compensation Plan for Directors and Selected Executives) will be payable at the Effective Time in accordance with preexisting payment elections in a lump sum or in installments beginning in the month following the Effective Time. All such amounts represent previously earned, but deferred, compensation plus applicable earnings on the deferrals. Distributions will be in the form of cash or, in the case of participants who have elected deferrals in the form of Evergreen Common Stock, shares of Banknorth Common Stock (adjusted to reflect the Conversion Ratio), in accordance with the participants' preexisting elections under such plan.

  Indemnification and Insurance. Pursuant to the Agreement, Banknorth has agreed to maintain Evergreen's and its subsidiaries' existing directors and officers' liability insurance coverage for persons who are covered by such insurance, for a period of six (6) years after the Effective Time and on terms no less favorable than those in effect on the date of the Agreement. Banknorth has the right to substitute policies providing at least comparable coverage and containing such terms and conditions no less favorable than those in effect on the date of the Agreement. Pursuant to the Agreement, Banknorth also agreed to honor all rights to indemnification and all limitations of liability existing in favor of the indemnified parties as provided in the Certificates of Incorporation, Bylaws or similar governing instruments of Evergreen and its subsidiaries as in effect as of the Effective Time with respect to matters occurring prior to the Effective Time.

  Other than as set forth above, no director or executive officer of Evergreen has any direct or indirect material interest in the Merger, except insofar as ownership of Evergreen Common Stock and Evergreen Options might be deemed such an interest.

OTHER EMPLOYEE MATTERS

  Banknorth has agreed to take all reasonable action, to the extent reasonably practicable prior to the Effective Time, so that employees of Evergreen and its subsidiaries will be entitled to participate in the Banknorth employee benefit plans of general applicability to the same extent as similarly situated Banknorth employees. For purposes of determining eligibility to participate and vesting of benefits and for certain other purposes (but not for purposes of benefit accrual) under the Banknorth employee benefit plans, Banknorth will recognize years of service with Evergreen, any Evergreen subsidiary or any predecessor entity as such service is recognized by and reflected on the records of Evergreen and the Evergreen employee benefit plans. Banknorth will provide employees of Evergreen and Evergreen subsidiaries with full credit for copayments, deductible amounts and out-of-pocket maximums under any Evergreen employee benefit plan paid by such employees prior to the Effective Time and will not apply any preexisting condition, waiting period or other similar limitations to such employees, except to the extent that any of the same is applicable to Banknorth employees.

  All employees of Evergreen or its subsidiaries as of the Effective Time will become employees of Banknorth as of the Effective Time, provided that Banknorth will have no obligation to continue the employment of any such person and nothing contained in the Agreement is intended to give any Evergreen employee a right to continuing employment with Banknorth after the Effective Time. An Evergreen employee (other than an employee who is a party to an employment agreement or a change-in-control agreement and who has elected to receive termination benefits under such agreement) who is involuntarily terminated other than for cause during the one-year period following the Effective Time will be entitled to receive severance payments in accordance with, and to the extent provided in, the Evergreen employee severance plan, which Banknorth has agreed to assume. Thereafter, terminated employees of Evergreen will be entitled to severance benefits in accordance with the terms of Banknorth's employee severance plan. Banknorth has also agreed that it will add, as an early retirement benefit, five years of service and five years of age for purposes of benefit calculation under the Evergreen Employees' Retirement Plan for any Evergreen employee who is at least 50 years of age and has at least 20 years of service with Evergreen (or its predecessors), and who elects to take early retirement within a specified notification period.

RESALE OF BANKNORTH COMMON STOCK

  The Banknorth Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any Evergreen Shareholder who may be deemed to be an affiliate of Banknorth for purposes of Rule 144 promulgated under the Securities Act ("RULE 144") or who may be deemed an affiliate of Evergreen for purposes of Rule 145 promulgated under the Securities Act ("RULE 145") (each an "AFFILIATE"). Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by or are under common control with
(i) Banknorth or Evergreen at the time of the Evergreen Special Meeting or
(ii) Banknorth at or after the Effective Time.

  Rules 144 and 145 will restrict the sale of Banknorth Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the year following the Effective Time, those persons who are Affiliates of Evergreen at the time of the Evergreen Special Meeting (provided they are not Affiliates of Banknorth at or following the Effective Time) may publicly resell any Banknorth Common Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of Banknorth Common Stock sold by them in any three-month period and as to the manner of sale. After such one-year period, such Affiliates may resell their Banknorth Common Stock received in the Merger without such restrictions so long as there is adequate current public information with respect to Banknorth as required by Rule 144. Persons who are Affiliates of Banknorth after the Effective Time may publicly resell the Banknorth Common Stock received by them in the Merger, subject to similar limitations and to certain filing requirements specified in Rule 144.

  The ability of Affiliates to resell shares of Banknorth Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Banknorth's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Banknorth Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. The Registration Statement and this Prospectus/Joint Proxy Statement do not cover any resales of Banknorth Common Stock received by persons who may be deemed to be Affiliates of Banknorth or Evergreen in the Merger and Banknorth has not contractually undertaken to register any such shares for resale.

  Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination, such as a merger. Commission guidelines indicate further that the pooling-of-interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the Combined Company have been published.

  Each of Banknorth and Evergreen has agreed in the Agreement to use its reasonable best efforts to cause each person who may be deemed to be an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to Banknorth a letter agreement intended to preserve the ability to treat the Merger as a pooling of interests and, in the case of Affiliates of Evergreen, to ensure compliance with the Securities Act.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material federal income tax consequences of the Merger to shareholders of Evergreen. The federal income tax laws are complex and the tax consequences of the Merger may vary depending upon each shareholder's individual circumstances or tax status. Moreover, some shareholders such as foreign persons, financial institutions, tax-exempt organizations, insurance companies, persons who acquired shares of Evergreen Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation, and persons who acquired Evergreen Common Stock as part of a hedge, straddle or conversion transaction, may be subject to special rules. THEREFORE, EACH EVERGREEN SHAREHOLDER IS URGED TO CONSULT A TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THE PARTICULAR CIRCUMSTANCES OF SUCH SHAREHOLDER.

  Arnold & Porter, counsel to Evergreen, has rendered an opinion to Evergreen regarding the material federal income tax consequences of the Merger, which opinion is described below. That opinion is based on laws, regulations, rulings and judicial decisions as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Arnold & Porter cannot give any assurance that, after any such change, its opinion would not be different, and does not undertake any responsibility to update or supplement its opinion. Moreover, Arnold & Porter's opinion does not address the consequences of the Merger under state, local, foreign or other tax laws, to the extent such laws may apply. Arnold & Porter's opinion is not binding on the Internal Revenue Service (the "SERVICE") and would not prevent the Service from challenging the U.S. federal income tax treatment of the Merger.

  Evergreen and Banknorth have provided Arnold & Porter with the facts, representations and assumptions on which Arnold & Porter has relied in rendering its opinion, which information is consistent with the state of facts that Evergreen and Banknorth believe will be existing as of the Effective Time. On the basis of such facts, representations and assumptions, Arnold & Porter has opined that for federal income tax purposes: (i) the Merger, when consummated in accordance with the terms of the Agreement and certain related documentation, will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by shareholders of Evergreen upon the exchange of their Evergreen Common Stock solely for shares of Banknorth Common Stock pursuant to the Merger (except as described below with respect to any cash received in lieu of fractional share interests in Banknorth Common Stock); (iii) the aggregate adjusted tax basis of the Banknorth Common Stock received by an Evergreen Shareholder who exchanges all of the shareholder's Evergreen Common Stock solely for Banknorth Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Evergreen Common Stock surrendered in exchange therefor in the Merger, reduced by any amount allocable to a fractional share interest for which cash is received; and (iv) the holding period of the shares of Banknorth Common Stock received in exchange for Evergreen Common Stock will include the period during which the Evergreen Shareholder held the Evergreen Common Stock surrendered in the exchange, provided that the surrendered Evergreen Common Stock was held by such shareholder as a capital asset at the Effective Time.

  For federal income tax purposes, cash received by a holder of Evergreen Common Stock in lieu of a fractional share interest in Banknorth Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Evergreen Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if the shares of Evergreen Common Stock surrendered by the holder are held as a capital asset and have been held for more than one year at the Effective Time. If however, the cash received has the effect of the distribution of a dividend with respect to a holder, part or all of the cash received may be treated as a dividend.

  It is a condition precedent to the obligation of Evergreen to effect the Merger that Evergreen receive an opinion from Arnold & Porter, dated as of the Effective Time, with respect to the foregoing federal income tax consequences of the Merger. It is also a condition precedent to the obligation of Banknorth to effect the Merger that Banknorth receive an opinion from its tax advisor, KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and addressing other substantial federal income tax effects of the Merger as Banknorth may reasonably request. Each of such opinions will be based upon facts existing at the Effective Time, and in rendering such opinions counsel will require and rely upon facts, representations and assumptions that will be provided by Banknorth, Evergreen and possibly others.

ACCOUNTING TREATMENT

  It is expected that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles, and it is a condition to the parties' obligation to consummate the Merger that each of Banknorth and Evergreen receive a letter, dated the Effective Time, from their respective independent public accountants to the effect that the Merger qualifies for such accounting treatment. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Banknorth and Evergreen will be combined and carried forward at their previously recorded amounts, and revenue and expenses of Banknorth and Evergreen will be combined at their historically recorded amounts. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." In addition, balance sheets, income statements and other financial statements of Banknorth issued after consummation of the Merger would be restated retroactively to reflect the combined financial position and results of operations of Banknorth and Evergreen as if the Merger had taken place prior to the periods covered by such financial statements.

  The unaudited pro forma condensed combined financial information contained in this Prospectus/Joint Proxy Statement has been prepared using the pooling-of-interests accounting method to account for the Merger. See "SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA." Banknorth and Evergreen have agreed that they will not take, cause or to the best of their respective abilities, permit to be taken or caused, any action that would adversely affect the qualification of the Merger for pooling of interests accounting treatment. In order to help ensure that the Merger qualifies for pooling of interests accounting treatment, each person who may be deemed an affiliate of Evergreen or Banknorth has executed an agreement restricting dispositions of Evergreen Common Stock and Banknorth Common Stock during a specified period. See "THE MERGER--Resale of Banknorth Common Stock."

  Both Banknorth and Evergreen instituted common stock repurchase programs in 1997 and 1996, respectively, which were formally rescinded on July 31, 1998, upon execution of the Agreement. Shares of Banknorth Common Stock and Evergreen Common Stock repurchased by the respective companies within two years prior to the Merger announcement are deemed under applicable accounting rules to be "tainted" and would prevent pooling-of-interests accounting treatment for the Merger to the extent that such "tainted" shares, together with any fractional shares settled in cash, exceed 10% of the total number of shares to be issued in the Merger. "Tainted" shares may be "cured" through the reissuance prior to the Merger of an equivalent number of shares. Since the date of termination of the Evergreen repurchase program, Evergreen has repurchased 1,242 shares of Evergreen Common Stock in order to satisfy its contractual obligations under the Evergreen Plan for Payment and Deferral of Directors' Fees. No additional repurchases will be made pursuant to such Plan prior to consummation of the Merger, and the open market purchase feature of such Plan will be terminated at that time. As of the date of this Prospectus/Joint Proxy Statement, the number of tainted treasury shares, together with the estimated number of fractional shares to be settled in cash, do not exceed 10% of the total number of shares of Banknorth Common Stock to be issued in the Merger. All repurchases of Evergreen Common Stock made since July 31, 1998 pursuant to the Evergreen Plan for Payment and Deferral of Directors' Fees have been taken into account in determining the number of tainted shares required to be cured for purposes of pooling of interests accounting treatment.

EXPENSES

  The Agreement provides that Banknorth and Evergreen will each bear and pay its own costs and expenses incurred in connection with the transactions contemplated by the Agreement, whether or not the Merger is consummated, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing and mailing the Prospectus/Joint Proxy Statement will be shared equally by Banknorth and Evergreen.

STOCK OPTION AGREEMENT

  As an inducement and a condition to Banknorth's entering into the Agreement, Evergreen granted the Option to Banknorth in accordance with the Option Agreement. Upon the occurrence of certain events (none of which has occurred as of the date hereof to the knowledge of Banknorth and Evergreen), Banknorth would have the right to purchase from Evergreen 19.9% of the shares of Evergreen Common Stock issued and outstanding immediately prior to the exercise of the Option, at a price of $27.75 per share, subject to adjustment in certain circumstances and termination within certain periods. Assuming exercise of the Option in full, the shares issued to Banknorth upon such exercise would represent approximately 16.6% of the issued and outstanding Evergreen Common Stock immediately following such exercise.

  Provided Banknorth is not in willful breach of any of its covenants or agreements contained in the Agreement under circumstances that would entitle Evergreen to terminate the Agreement, Banknorth may exercise the Option, in whole or in part, at any time and from time to time, if, but only if, both an Initial Triggering Event and a Subsequent Triggering Event occur prior to the occurrence of an Exercise Termination Event (as defined in the Option Agreement). The definitions referred to in this discussion of the Option are incorporated herein by reference to the copy of the Option Agreement included as Annex III to this Prospectus/Joint Proxy Statement.

  The Option Agreement provides that, subject to limitations set forth therein, the holder of the Option may demand that Evergreen promptly prepare, file and keep current a registration statement under the Securities Act covering the Option shares and use its reasonable efforts to cause such registration statement to become effective and remain current in order to permit the disposition of the Option shares by such holder.

  Under the Option Agreement, at any time after the first occurrence of a Repurchase Event (as defined in the Option Agreement) and prior to an Exercise Termination Event, Banknorth may request Evergreen to repurchase the Option and any Option shares purchased pursuant thereto at an aggregate price equal to the greater of (1) $7,500,000 and (2) the amount by which (A) the Market/Offer Price (as defined in the Option Agreement) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may be then exercised, plus, to the extent not previously reimbursed, Banknorth's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of Banknorth's rights under, the Merger Agreement, including without limitation, legal, accounting and investment banking fees. The obligation of Evergreen to repurchase the Option and any Option shares under the Option Agreement will not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

  The Option Agreement also provides that in no event will Banknorth's Total Profit (as defined in the Option Agreement) exceed $15,000,000 and, if it otherwise would exceed such amount, Banknorth, at its sole election, shall either (i) reduce the number of shares of Evergreen Common Stock subject to the Option, (ii) deliver to Evergreen for cancellation Option shares previously purchased by Banknorth, (iii) pay cash to Evergreen or (iv) any combination thereof, so that Banknorth's actually realized Total Profit shall not exceed $15,000,000 after taking into account the foregoing actions. The Option Agreement also provides that the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in the Option Agreement) of more than $15,000,000, provided that this provision will not restrict any exercise of the Option otherwise permitted on any subsequent date.

  Notwithstanding the terms of the Option Agreement, acquisition by Banknorth of more than 5% of the outstanding Evergreen Common Stock would require the prior approval of the FRB under the BHCA.

  The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreement by making it more difficult and more expensive for a third party to acquire control of Evergreen. It may, therefore, have the effect of discouraging competing offers to the Merger.

  A copy of the Option Agreement is included as Annex III to this Prospectus/Joint Proxy Statement and the foregoing discussion is qualified in its entirety by reference to the complete text of such agreement.

VOTING AGREEMENTS

  In connection with the execution of the Agreement, the directors of Evergreen entered into a letter of agreement with Banknorth pursuant to which such persons agreed to vote all shares of Evergreen Common Stock beneficially owned by them and as to which they have sole voting power, in favor of the Merger at the Evergreen Special Meeting.

NO APPRAISAL RIGHTS

  In accordance with Section 262 of the DCL, appraisal rights are not available to dissenting shareholders of any class of shares that, at the record date for determining shareholders entitled to vote on a plan of merger or consolidation, was listed on a national securities exchange or designated as a NASDAQ Stock Market security. Because the Banknorth Common Stock and the Evergreen Common Stock are listed on the NASDAQ Stock Market, neither the Banknorth Shareholders nor the Evergreen Shareholders will have dissenters' rights of appraisal in connection with the Merger.

                    MANAGEMENT AND OPERATIONS OF BANKNORTH
                               AFTER THE MERGER

MANAGEMENT

  In accordance with the Agreement, at the Effective Time the Board of Directors of Banknorth will be expanded to include three persons serving as directors of Evergreen immediately prior to the Effective Time (including George W. Dougan, the Chairman, President and Chief Executive Officer of Evergreen) designated by Evergreen and who are otherwise acceptable to Banknorth. Pursuant to that provision, Evergreen has designated, and Banknorth has approved, Robert F. Flacke and Anthony J. Mashuta to serve as directors of Banknorth following the Merger. The three Evergreen directors will be allocated among the three classes of Banknorth's directors, as follows: Mr. Dougan--term expiring in 2001; Mr. Flacke--term expiring in 2000; and Mr. Mashuta--term expiring in 1999. The directors of Evergreen not appointed to the Banknorth Board will continue to serve as directors of Evergreen Bank, along with such additional persons (if any) designated by Banknorth. At the Effective Time, Mr. Dougan will be appointed to Banknorth's executive management, with the title of Vice Chairman. At or prior to such time, Mr. Dougan will also resign from his position as President and Chief Executive Officer of Evergreen Bank. The Evergreen Board has, with the concurrence of Banknorth, selected Daniel J. Burke to serve as the new president of Evergreen Bank. Mr. Burke previously served as Evergreen's Executive Vice President--Retail Banking. Mr. Burke will serve on the Banknorth Presidents' Council, along with the presidents of Banknorth's other banking subsidiaries.

  The following table sets forth certain information about each director of Evergreen who will become a director of Banknorth upon consummation of the Merger.

                                                                       PERCENTAGE OF
                            POSITION WITH EVERGREEN    DIRECTOR OF  SHARES OF EVERGREEN
                           AND PRINCIPAL OCCUPATION     EVERGREEN      COMMON STOCK
       NAME AND AGE       DURING THE PAST FIVE YEARS      SINCE    BENEFICIALLY OWNED(1)
       ------------       --------------------------   ----------- ---------------------
 George W. Dougan, 58....  Chairman of the Board          1994            200,037
                           since May 19, 1994; and                        2.29%
                           President and Chief
                           Executive Officer of
                           Evergreen since March 7,
                           1994; previously
                           Chairman of the Board,
                           Bank of Boston, Florida
                           Division, from 1992 to
                           1994; and Senior Vice
                           President, Bank of
                           Boston from 1988 to 1992
 Robert F. Flacke, 65....  President of Fort              1980            15,379
                           William Henry                                  *
                           Corporation, a hotel
                           operation, since 1960
 Anthony J. Mashuta, 41..  President, Cool Insuring       1995            12,624
                           Agency, Inc., insurance                        *
                           services, since 1992;
                           Senior Vice President,
                           from 1986 to 1992

--------
*  Less than 1%
(1) As of November 5, 1998. Included in the shares listed as beneficially owned are the following shares which the persons listed have the right to acquire within sixty days pursuant to stock options (i) under the Evergreen Directors Stock Option Plan--Mr. Flacke (4,000) and Mr. Mashuta (4,000); (ii) under the Evergreen Employee Option Plan--Mr. Dougan (140,000).

  Additional information about the foregoing persons and about Evergreen's other directors and executive officers is contained in Evergreen's Annual Report on Form 10-K for the year ended December 31, 1997 which is incorporated by reference in this Prospectus/Joint Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

OPERATIONS

  Following the Merger, Evergreen Bank will continue to operate as a community bank, with its own local Board of Directors and management, but as a subsidiary of Banknorth. In keeping with its community banking approach, Banknorth will provide a full array of support services to Evergreen Bank to enhance its ability to serve the needs of its customers for deposit, loan and investment products. Among the support services Banknorth will provide are finance, data processing, human resources, marketing, compliance, deposit and loan operations, treasury management and other asset/liability and risk management functions.

  Banknorth expects to achieve certain cost savings and operating synergies subsequent to the Merger, which are expected to be derived primarily from reductions in personnel and the integration of certain facilities and back office operations. In addition, because Evergreen will be merged with and into Banknorth, the costs associated with Evergreen operating as a publicly held entity also will be eliminated. The aggregate annual pretax expense reductions are estimated to total approximately $9.0 million. Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings will be realized, that any such cost savings will be realized over the time period currently anticipated or that such cost savings will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.

  Based upon the projected pretax expense reductions expected to be realized subsequent to consummation of the Merger, Banknorth believes that the Merger will be accretive to diluted earnings per share in 1999 by approximately $.06 per share, or 2.84%, based on the average consensus Wall Street estimates for 1999 (made prior to announcement of the proposed Merger).

  The foregoing estimates do not include the possible effect of any revenue enhancements following the Merger. Based on its previous experience in acquiring banking operations, Banknorth believes that opportunities may exist for increasing the amount of Evergreen's small business and other commercial lending, as well as its consumer lending, including expansion of Evergreen's credit card business and indirect lending business and introduction of consumer leasing products. Banknorth also anticipates that other revenue enhancements may be obtained by offering additional fee-based products to Evergreen's customer base, including cash management services, additional investment management and trust services and annuity and mutual fund products. In addition, it is expected that Evergreen's strong capital position will present leveraging opportunities to increase earning assets. Realization of any additional revenues will depend upon a number of factors, including, but not limited to, competition, the economic environment, and regulatory requirements, which are all beyond the control of Banknorth.

  Although management of Banknorth has performed substantial financial analysis of the proposed Merger, identification of all the expense reductions and potential earnings enhancements associated with the Merger has not been completed. Moreover, no assurances can be given that expense reductions or any revenue enhancements will be realized at any given time in the future. The projected cost savings which are expected to be realized subsequent to consummation of the Merger do not reflect the one-time costs of approximately $21.0 million on a pretax basis, and approximately $15.8 million on an aftertax basis, for Merger-related transaction and integration costs, which will be incurred upon consummation of the Merger. The one-time costs consist primarily of costs related to employee terminations, change-in-control contracts and severance obligations, conversion and integration expenses, exit costs associated with contract terminations, professional fees, and other expenses required to be accrued in accordance with generally accepted accounting principles, less estimated tax benefits. In evaluating the expense reductions, savings and other potential benefits of the Merger, the Banknorth Board considered the amount of the one-time merger charges, which are necessary to realize future annual savings resulting from consolidation of support functions and economies of scale. Although there may be additional costs related to the integration of certain operations which are not expected to be incurred until 1999, these additional costs are not expected to be material. An example of such costs include the conversion of Evergreen's trust business to Banknorth's trust system in 1999. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "A WARNING ABOUT FORWARD-LOOKING STATEMENTS."

                          INFORMATION ABOUT BANKNORTH

GENERAL

  Banknorth is a Delaware-chartered, multibank holding company registered under the BHCA, which was formed in 1989 as the result of the merger of two Vermont-based bank holding companies.

  Banknorth conducts business from its headquarters in Burlington, Vermont and operates 71 banking offices throughout the State of Vermont and in the States of New Hampshire and Massachusetts. At September 30, 1998, Banknorth had total consolidated assets of approximately $3.0 billion, deposits of $2.3 billion and shareholders' equity of $243.7 million. Based on total consolidated assets at September 30, 1998, Banknorth is the largest independent bank holding company headquartered in the State of Vermont. As of such date, Banknorth and its subsidiaries employed approximately 1,014 persons on a full-time equivalent basis and ranked as one of Vermont's largest employers.

  Banknorth offers a broad array of commercial and consumer banking and fiduciary services and products to commercial, retail, institutional and municipal customers, through its seven community banks, its trust and investment management subsidiary, its mortgage banking subsidiary and its insurance agency subsidiary.

Banknorth's five Vermont-based banks (The Howard Bank, N.A., First Vermont Bank and Trust Company, Franklin Lamoille Bank, Granite Savings Bank and Trust Company and Woodstock National Bank) maintain 40 banking offices throughout the State. Banknorth recently announced the proposed merger of its smallest Vermont-based bank (Woodstock National Bank) into one of Banknorth's larger Vermont-based banks (First Vermont Bank and Trust Company) but no banking offices will be closed as a result of that merger. Banknorth's New Hampshire-based bank (Farmington National Bank) operates 6 banking offices in the central and seacoast areas of New Hampshire. Banknorth's Massachusetts-based bank (First Massachusetts Bank, N.A.) operates 25 offices throughout central and western Massachusetts. Banknorth's mortgage banking company (Banknorth Mortgage Company, Inc.) originates a full range of mortgage banking products through the offices of its affiliated banks, and services a $1.5 billion residential mortgage loan portfolio, approximately $945.0 million of which is serviced for unaffiliated third parties. Banknorth's trust and investment management subsidiary (Stratevest) offers a variety of personal and corporate fiduciary services, and currently has a trust and investment asset portfolio of over $3.4 billion, including approximately $1.9 billion in discretionary trust assets under management. Banknorth also offers its customers a range of non-FDIC insured investment products such as annuities, mutual funds and securities, through its insurance agency subsidiary (Northgroup Investment and Insurance Services, Inc.), in conjunction with a third-party registered broker-dealer. The lending and investment activities of Banknorth's commercial bank subsidiaries are funded principally by deposits gathered through their retail branch office network.

  As discussed below under "Berkshire Acquisition," on November 13, 1998 Banknorth completed the acquisition of BankBoston, N.A.'s Berkshire County, Massachusetts banking operations. Banknorth's previous acquisitions include the purchase in 1996 of 13 branch offices from Shawmut Bank, N.A. (and the related formation of First Massachusetts Bank, N.A., based in Worcester, Massachusetts) and the acquisition in 1994 of Farmington National Bank and its New Hampshire holding company (North American Bank Corporation) in a cash share exchange transaction. Acquisitions have been, and are expected to continue to be, an important component of Banknorth's business strategy.

  Banknorth's network of community banks is committed to providing superior, efficient and personalized service to customers in chosen market areas. To that end, operating efficiencies are achieved through the centralization of all major support functions at the parent company level. Banknorth's community banking management structure allows each bank's local management team and board of directors to focus on its customers and market area and to set its loan and deposit prices in light of local competition and other market factors. Consistent with that community banking philosophy, Banknorth intends to continue to operate Evergreen Bank following the Merger as a separate subsidiary, with its own local board of directors and management, and with Banknorth providing various support services.

  The principal executive offices of Banknorth are located at 300 Financial Plaza, Burlington, Vermont 05401 and its telephone number is (802) 658-9959.

MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to the directors, executive officers, director and executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Banknorth is incorporated by reference or set forth in Banknorth's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference in this Prospectus/Joint Proxy Statement. Shareholders of Banknorth or Evergreen who desire copies of such documents may contact Banknorth at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

BERKSHIRE ACQUISITION

  On November 13, 1998 Banknorth completed its acquisition of BankBoston, N.A.'s Berkshire County, Massachusetts banking operations, consisting of ten full-service branches, one limited service branch and nine remote ATM locations, as well as private banking relationships associated with the branches. In connection with the Berkshire Acquisition, Banknorth paid to BankBoston, N.A. a fixed premium of $52.5 million. As of November 13, 1998, deposits at the Berkshire branches were approximately $291.5 million, including accrued interest. Banknorth also purchased in the transaction commercial loans associated with the branches with a net book balance as of November 13, 1998 of approximately $73.6 million and a portfolio of consumer loans originated at the branches with a net book balance as of November 13, 1998 of approximately $35.8 million. The Berkshire Acquisition (other than the private banking relationships) was made through First Massachusetts Bank, N.A., headquartered in Worcester, Massachusetts, and has extended that bank's central Massachusetts territory westward to the border of New York State and contiguous to the southern reach of Evergreen's New York market area. The private banking relationships associated with the Berkshire branches, which, as of November 13, 1998, represented approximately $1.0 billion of trust and investment assets under management, including approximately $750 million in discretionary trust assets under management, were acquired by Banknorth's trust and investment management subsidiary, Stratevest, headquartered in Burlington, Vermont.

  Bankworth will account for the Berkshire Acquisition under the purchase method for accounting and financial reporting purposes and will record approximately $54.2 million of goodwill in connection with the transaction.

DIVIDEND RESTRICTIONS AND DEBT COVENANTS

  Regulatory Limitations. Dividends paid by its subsidiaries are the primary source of funds available to Banknorth for payment of dividends to its shareholders, for meeting its debt service requirements, for expense related to the Capital Securities, and for other working capital needs. As described below under "Capital Securities," Banknorth also derives income from its subsidiary banks through the payment of interest on certain intercompany loans. Various laws and regulations restrict the ability of banks to pay dividends to their shareholders. Payment of dividends by Vermont-chartered banks is subject to applicable state and federal laws. Payment of dividends by national banks is subject to applicable federal law. National banks must obtain the approval of the Office of the Comptroller of the Currency ("OCC") for the payment of dividends if the total of all dividends declared in any calendar year would exceed the total of the bank's net profits, as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years. Furthermore, a national bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts, as defined by applicable regulations.

  At or about the Effective Time, Banknorth intends to redeploy up to $24.0 million in accumulated capital at Evergreen Bank for the primary purpose of paying one-time Merger-related expenses. The redeployment would be accomplished through a special dividend from Evergreen Bank to Banknorth. A portion of such dividend may also be contributed by Banknorth to the capital of Stratevest, Banknorth's trust and investment subsidiary, to facilitate its purchase of Evergreen Bank's trust business. Evergreen Bank is requesting regulatory approval for payment of the special dividend to the extent it exceeds applicable regulatory limitations for ordinary dividends. Banknorth anticipates that Evergreen Bank will remain "well capitalized" for regulatory capital purposes following payment of the special dividend.

  Banknorth also recently redeployed accumulated capital at certain of its subsidiary banks to support the Berkshire Acquisition. Such redeployment of capital was effected through payment of a special dividend of approximately $21.5 million to Banknorth by certain of its subsidiary banks, followed by a contribution of such funds to the capital of First Massachusetts Bank, N.A. , along with approximately $4.5 million of cash resources held at the parent company level. Banknorth's subsidiary banks received regulatory approval for payment of such special dividends to the extent that they exceeded applicable regulatory limitations for ordinary dividends. Following the capital redeployment and consummation of the Berkshire Acquisition, each of Banknorth's subsidiary banks remained "well capitalized" for regulatory capital purposes, except for First Massachusetts Bank, N.A., which is deemed "adequately capitalized" due to reduction in its Total Capital Ratio below 10%. See "REGULATION AND SUPERVISION--Capital Requirements."

  Banknorth previously redeployed accumulated capital of $45.6 million from certain of its subsidiaries through special dividends paid in February 1996 in order to capitalize First Massachusetts Bank, N.A. at the time of its formation and acquisition of 13 branch offices from Shawmut Bank, N.A. Because those special dividends exceeded applicable regulatory limitations, Banknorth obtained approval from the applicable banking agencies for the payment of that portion of the dividend which exceeded such regulatory limitations.

  Payment of the 1996 special dividends has required certain of Banknorth's subsidiary banks to obtain prior approval for payment of regular quarterly dividends, notwithstanding the generation of sufficient current earnings. All such approval requests have been granted without further condition. It is expected that payment of the special dividends required for payment of one-time Merger-related expenses and transfer of the Evergreen Bank trust business to Stratevest, together with payment of the special dividend for completion of the Berkshire Acquisition, will significantly restrict the dividend paying capacity of Banknorth's subsidiary banks under applicable regulatory formulas. Accordingly, payment of dividends to Banknorth in the future by certain of its subsidiary banks will require regulatory approval under applicable regulatory formulas, and generation by such subsidiaries of sufficient future earnings.

  As of September 30, 1998, Banknorth's banking subsidiaries were able to declare dividends to Banknorth for the remainder of 1998, without regulatory approval, of approximately $11.5 million ($3.1 million, after taking into account the special dividend paid in connection with the Berkshire Acquisition) plus an additional amount equal to net profits (as defined in applicable regulations) for the remainder of 1998 through the date of any such dividend declarations, less any required transfer to surplus.

  Debt Covenants. In connection with funding of the acquisition in 1994 of Farmington National Bank and its New Hampshire holding company, North American Bank Corporation, Banknorth entered into a credit agreement with certain lenders. That credit agreement was renegotiated in 1996 on more favorable terms, including interest rate. At the same time Banknorth entered into a separate credit agreement with the same lenders, to provide a working capital line of credit. As of September 30, 1998, the total outstanding principal balance under the term credit agreement was approximately $8.5 million and no amounts were outstanding under the line of credit agreement. The credit agreements contain various covenants relating to the conduct of Banknorth's business, including covenants requiring the regular submission of financial data about Banknorth, covenants requiring Banknorth and its subsidiaries to comply with regulatory capital guidelines and to maintain each of the subsidiary banks as a "well capitalized" or "adequately capitalized" financial institution, and covenants restricting the ability of Banknorth and its subsidiary banks to incur additional indebtedness, covenants restricting the ability of Banknorth and the subsidiary banks to make certain types of investments and acquisitions, including the acquisition of the assets or voting control of another entity if the total assets acquired exceed 1.5% of Banknorth's tangible equity capital, and covenants restricting the sale of all or a substantial portion of its or its subsidiary banks' assets and restricting Banknorth's ability to merge with another party if Banknorth is not the surviving entity. The credit agreements also require Banknorth to maintain a ratio of nonperforming assets to total equity capital of not greater than .40 to 1.0, a ratio of funded debt to total equity capital of less than .25 to 1.0 and a ratio of return on average assets of not less than
 .25%. In addition, the credit agreements limit the payment of dividends by Banknorth based on a rolling, cumulative earnings formula, which takes current earnings into account. At Banknorth's request the lenders have modified certain of the loan covenants, including the covenant on payment of dividends, in order to better accommodate Banknorth's growth resulting from the Berkshire Acquisition and the Merger. Under the modified dividend covenant, Banknorth may not declare or pay dividends on its capital stock, or redeem, repurchase or otherwise acquire or retire any of its capital stock during the period from September 30, 1996 to the date of calculation in an amount in excess of the sum of (a) $9,500,000 plus (b) 40% of Banknorth's consolidated net income with certain adjustments, for such period, computed on a cumulative basis for such period. For purposes of calculating dividend capacity under this provision following the Merger, Banknorth will include the net income of Evergreen during the period from September 30, 1996 to the Merger, reduced by the amount of cash dividends paid by Evergreen during such period, but without reduction for any repurchases or redemptions of Evergreen Common Stock during such period or for one-time Merger-related expenses of up to $21 million on a pretax basis (approximately $15.8 million after-tax). On a pro forma basis as of September 30, 1998, the Combined Company would have authority to pay up to $2.0 million in dividends under this provision.

  Banknorth's primary source of funds to pay principal and interest under its credit agreements is current dividends from its subsidiary banks. Accordingly, Banknorth's ability to service the debt under this credit agreement is primarily dependent upon the continued ability of its subsidiaries to pay dividends in an amount sufficient to service such debt. Banknorth intends to use subsidiary bank dividends first to service such debt. Accordingly, the obligation to pay principal and interest under this credit agreement, as well as the debt covenants described above, could adversely impact Banknorth's ability to pay dividends on the Banknorth Common Stock or to carry on its business operations, including making additional investments or acquisitions that might be beneficial to Banknorth.

  Banknorth has received the consent of its lenders to consummate the Merger and does not anticipate that such transaction will require any further waivers or consents.

CAPITAL SECURITIES

  On May 1, 1997, Banknorth established Banknorth Capital Trust I (the "TRUST"), a Delaware statutory business trust. The Trust exists for the exclusive purposes of (i) issuing and selling the 30-year Capital Securities in the aggregate amount of $30.0 million at an annual distribution rate of 10.52%, (ii) using the proceeds from the sale of the Capital Securities to acquire a like amount of 10.52% junior subordinated debentures issued by Banknorth (the "BANKNORTH DEBENTURES") and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Banknorth Debentures are the sole asset of the Trust and, accordingly, payments under the Banknorth Debentures are the Trust's sole source of revenue. All of the common securities of the Trust are owned by Banknorth. Banknorth has used the net proceeds from the sale of the Capital Securities for general corporate purposes, including support of its subsidiary's banking operations through loans to certain of its subsidiaries. The Capital Securities, with associated expense that is tax deductible, qualify as Tier I Capital under applicable regulatory definitions. Banknorth's primary sources of funds to pay interest on the Banknorth Debentures are current dividends from its subsidiaries and interest income on the loans to its subsidiary banks. The terms of the Capital Securities financing contain certain contingent dividend restrictions which could restrict Banknorth's ability to pay dividends in certain circumstances. In particular, the terms of the Capital Securities financing would prevent Banknorth from paying dividends on the Banknorth Common Stock in the event of
(i) a default under certain obligations under the terms of the Capital Securities financing, including failure to pay principal and interest on the Banknorth Debentures when due, (ii) the election by Banknorth to exercise its right to temporarily suspend interest payments on the Banknorth Debentures, or
(iii) the failure of Banknorth to honor the terms of its guaranty of the Capital Securities issued by the Trust. Banknorth is not now, nor has it ever been, in default under the terms of the Capital Securities financing, nor does Banknorth have any present intention to suspend interest payments on the Banknorth Debentures.

DIVIDEND REINVESTMENT PLAN

  Banknorth maintains a dividend reinvestment and stock purchase plan that provides, for those shareholders who elect to participate, that dividends on Banknorth Common Stock will be used to purchase shares in the open market at the then-current market price of Banknorth Common Stock on a quarterly basis. The plan also permits participants to invest in additional shares of Banknorth Common Stock through optional cash payments, within certain dollar limitations, at the then-current market price of such stock at the time of purchase. The plan is administered by an unaffiliated third party agent, which purchases shares of Banknorth Common Stock on the open market to meet the requirements of the plan. It is anticipated that Banknorth will continue its dividend reinvestment and stock purchase plan and that Evergreen Shareholders who receive shares of Banknorth Common Stock in the Merger will have the right to participate in the plan.

YEAR 2000

  Historically, some computer software and hardware and firmware systems, and equipment or machinery with embedded processors or processing instructions (sometimes referred to as "embedded processors"), were written to recognize and process dates with the year written with two digits. For dates on or after January 1, 2000 (when four digits will be necessary to identify dates accurately), or for periods beginning before, and ending on or after, January 1, 2000, such software, hardware and firmware systems and embedded processors may not be able to recognize or process properly dates or information including dates or time periods. Among other things, this may cause computers to produce incorrect information, to shut down, to cause other systems or equipment to shut down or malfunction, or to malfunction in other ways, and may cause equipment or machinery with embedded processors to malfunction or to shut down. This is often referred to as, among other things, the "Year 2000 problem."

  In order to assure to the extent possible that the Year 2000 problem does not impair their ability to do business or subject them to liability, companies are advised to determine whether and to what extent their information technology or physical resources may be affected by Year 2000 problems, to repair, replace or retire the affected systems or assets, and to test the new systems or assets to assure that they will not be affected by the Year 2000 problem (which is often spoken of as being "Year 2000 compliant"). Some new hardware, software or equipment, and some revisions or upgrades of hardware, software or equipment, may have so-called "bugs" or may prove to be incompatible with existing or other new or upgraded systems or components. As a result, the testing of the changed components, and of systems and subsystems as a whole, is critical and experience has shown that the process is time-consuming.

  In order to protect the integrity of the banking system, the FRB and other federal banking regulatory agencies (collectively known as the "Federal Financial Institutions Examination Council," or "FFIEC") have issued guidelines to financial institutions for addressing the Year 2000 problem and set milestones that financial institutions are expected to meet in becoming Year 2000 compliant and testing to assure compliance. In broad outline, those guidelines provide that (i) by September 30, 1997, financial institutions should have identified, assessed and begun remediation of mission critical systems; (ii) by June 30, 1998, institutions should be continuing remediation of mission critical systems and have completed development of testing strategies and plans; (iii) by September 1, 1998, institutions should be continuing system remediation and should have begun testing of internal mission critical systems; (iv) by December 31, 1998, institutions should have substantially completed testing of internal mission critical systems; (v) by March 31, 1999, institutions relying on service providers should have substantially completed system testing and all institutions should have begun external testing with third parties (such as other financial institutions, business partners and payment system providers); and (vi) by June 30, 1999, institutions should have completed testing of mission critical systems and substantially completed all implementation of those systems.

  Banknorth's Year 2000 remediation and compliance program (the "YEAR 2000 PROJECT") is managed by a Project Group consisting of representatives from more than 25 business units and functional departments within Banknorth and its subsidiaries. The Project is directed by a Banknorth Vice President who directly reports on the Project to Banknorth's Executive Vice President--Chief Information Officer. The Project is overseen by the Banknorth Board and the board of directors of each subsidiary.

  Banknorth has completed a preliminary assessment of all its computer software, hardware and firmware systems, and equipment and machinery with embedded processors (including vaults and other security systems, elevators and HVAC systems). Banknorth believes that it has identified all components, systems, equipment and databases that might not be able to function properly as a result of the Year 2000 problem and has formulated a plan to replace, upgrade or revise affected software, to upgrade or replace affected hardware and equipment, and to remediate affected data and databases. Banknorth anticipates that all those replacements, upgrades and revisions will be substantially completed by December 31, 1998. Banknorth began compliance testing of components and systems in July, 1998 and expects to have substantially completed that compliance testing by the end of 1998, although testing will continue on an ongoing and industry-wide basis thereafter.

  Substantially all of Banknorth's mission critical systems are outsourced or are purchased software packages. As a result, much of the remediation and testing process is dependent on the accuracy of work performed by, and the Year 2000 compliance of software, hardware, firmware and equipment provided by, vendors. Banknorth has initiated discussions with its vendors and monitored their Year 2000 compliance programs and the compliance of their products or services with required standards. Where possible, Banknorth is also considering and, where appropriate is arranging, alternate service or software providers in cases where it appears that vendors may not timely provide adequate solutions.

  The economic cost of the Year 2000 Project includes not just direct incremental amounts expended by Banknorth for repairing, upgrading or replacing hardware, software and facilities, but also the use of internal resources devoted to the Year 2000 Project that would otherwise have been devoted to other business opportunities. It is difficult to quantify the economic cost of internal resources of the Project. However, Banknorth estimates that over the life of this Project, between 1996 and 2000, it will utilize approximately $5.5 million to $7.5 million of internal resources on this effort. These are internal resources that would have been utilized for other business opportunities and do not necessarily represent additional operating expenditures or costs. As of September 30, 1998, approximately $3.3 million of these amounts have been expended. Further, Banknorth will make direct incremental expenditures for the Year 2000 Project of approximately $3.5 million over this five-year period. Although many of these hardware and equipment expenditures would have been made even absent the Year 2000 problem as part of normal operations, they are included in the above estimates as the timing of these purchases and upgrades was accelerated due to the Year 2000 Project. As of September 30, 1998, approximately $500,000 of the direct incremental expenditures have been made.

  Banknorth has commenced a customer awareness program to inform its customers (both depositors and borrowers) of the Year 2000 problem, Banknorth's responses to the problem, and the potential impact of the problem on the customers and their business. Banknorth and its subsidiaries have had awareness sessions with their customers and are taking into account customers' Year 2000 compliance in evaluating and rating loans. Banknorth Group, Inc. is aware that if borrowers suffer losses or illiquidity because of their own Year 2000 problems (or the Year 2000 problems of others with whom they do business or on whom they are dependent) Banknorth's subsidiary banks may suffer credit losses or experience illiquidity. The standard loan documentation of Banknorth's subsidiary banks has been revised to include representations that the borrower is Year 2000 compliant and to give the bank the right to examine the borrower's systems and procedures in order to determine Year 2000 compliance.

  Banknorth believes that the key risk factors associated with the Year 2000 are those it cannot directly control, primarily the readiness of key supplier and service providers, the readiness of the public infrastructure, and, as noted above, the readiness of its credit customers. However, Banknorth and its subsidiaries have developed contingency plans and strategies and so-called "work arounds" for each noncompliant system and the possible failure of systems and resources that have been tested as compliant. The contingency plans vary with the affected systems. Among other things, Banknorth has designated certain of its local banks as "key branches" and installed generators at those locations, so that the Banknorth banks can continue banking operations even if there are electrical outages because local utilities are not Year 2000 compliant. Banknorth is also arranging to have temporary help available so that, in the event of the failure of a mission critical system, the functions affected by the system failure can be performed manually.

  The determination of the effect of Banknorth's own noncompliance with Year 2000 requirements or the noncompliance of its vendors or customers is complex and depends on numerous variables and unknowns. Without remediation, the failure of critical software systems at any of the Banknorth banks or at other banks could impair the ability of the banks to do business, the failure of large or numerous borrowers timely to pay their loans could impair the capital of one or more banks, and the failure of embedded processors would adversely affect the physical security of the banks. However, Banknorth believes that, as a result of its remediation and testing efforts and its contingency plans, that worst case scenario is not likely.

  Banknorth has created a working group separate from the Year 2000 Project group to deal with the implementation of the Merger and the integration of the Evergreen and Banknorth information technology systems. As a result, it is expected that the Merger will not affect the timely completion of the Year 2000 Project. In addition, since the Banknorth systems will be implemented in the Combined Company, the Merger should not affect the ability of the systems of the Combined Company timely to be Year 2000 compliant.

                          INFORMATION ABOUT EVERGREEN

GENERAL

  Evergreen is a Delaware-chartered, one-bank holding company registered under the BHCA, which was organized in 1980 and formerly known as "First Glen Bancorp." Evergreen adopted its current name in 1986.

  Evergreen conducts business from its headquarters in Glens Falls, New York and operates banking offices throughout eastern New York State. At September 30, 1998, Evergreen had total assets of approximately $1.1 billion, deposits of $954.3 million and shareholders' equity of $90.3 million. As of such date, Evergreen and its subsidiaries employed approximately 383 persons, on a full-time equivalent basis.

  Evergreen conducts substantially all of its banking business through its wholly owned subsidiary, Evergreen Bank, a national banking association, which was initially organized in 1853 as a New York state-chartered bank and converted to national bank status in 1865 under the name "First National Bank of Glens Falls." Evergreen Bank adopted its current name in 1986. Evergreen does not conduct any nonbanking operations, except for trust activities through Evergreen Bank.

  Evergreen Bank operates 28 banking offices in 8 counties in eastern New York State, throughout an area extending from the Massachusetts border fifty miles south of Albany, north to the Canadian border. Its primary market areas are Clinton, Warren and Washington Counties, where it held, as of June 30, 1998 (based on deposit data published by Sheshunoff Information Services) approximately 17%, 33% and 44% respectively, of the total commercial banking deposits in such counties. Evergreen Bank operates as a typical community bank, serving commercial, individual, institutional and municipal customers with a wide range of deposit and loan products. Evergreen Bank also provides trust and investment management services and, as of September 30, 1998, had approximately $529.6 million in discretionary trust assets under management. Evergreen's product offerings include time and savings deposit accounts, business, agricultural, real estate, home improvement, automobile and other personal loans, home equity lines of credit, safe deposit box facilities, letters of credit, wire transfer facilities and personal computer banking facilities. Evergreen Bank also engages in various finance functions for municipalities and other governmental entities, and has a strong municipal deposit base which comprises a larger proportion of total deposits than most banks in its peer group. Evergreen Bank's lending and investment activities are funded principally by deposits gathered through its retail branch network.

  Substantially all of Evergreen's residential mortgage portfolio is held by Evergreen Realty Funding Corp. ("EVERGREEN REALTY"), a real estate investment trust and wholly owned subsidiary of Evergreen Bank. Evergreen Realty was formed in 1996, in order to provide improved capital alternatives and to provide certain tax efficiencies under New York law. As of September 30, 1998, Evergreen Realty held approximately $244.3 million in outstanding principal amount of mortgage loans, all of which are serviced by Evergreen Bank. All of Evergreen Realty's common stock is owned by Evergreen Bank. Evergreen Realty has outstanding 1,873 shares of 12% Series A Preferred Stock having a stated value of $500 per share. Eighty percent (80%) of such preferred stock is held by Evergreen Bank, with the remainder held by current or former Evergreen Bank employees. Such preferred stock will not be converted, nor will the terms of such stock be changed, in connection with, or as a result of, the Merger.

  The principal executive offices of Evergreen are located at 237 Glen Street, Glens Falls, New York 12801 and its telephone number is (518) 792-1151.

MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to the directors, executive officers, director and executive compensation, various benefit plans (including the Evergreen Stock Option Plan), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Evergreen is incorporated by reference or set forth in the Evergreen Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference into this Prospectus/Joint Proxy Statement. Shareholders of Evergreen or Banknorth who desire copies of such documents may contact Evergreen at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

YEAR 2000

  In 1997, Evergreen's senior management began with a comprehensive project to identify its readiness, and that of vendors and banking customers, for continued computer processing after January 1, 2000. Evergreen's Project Team comprises personnel throughout the banking organization to assure compliance within each area of the organization. Evergreen's principal banking regulator, the OCC, in conjunction with other federal banking regulators, has established a process for supervised financial institutions to deal with issues surrounding the Year 2000 problem, which Evergreen has followed. Those phases are: Awareness, Assessment, Renovation, Validation and Implementation.

  Through third quarter ended September 30, 1998, Evergreen has identified all mission critical systems to assure continued processing of all activities within the organization. Each of these systems has either passed Year 2000 testing, or will be tested before March 31, 1999. All equipment with embedded chips has been identified, listed, and has been Year 2000 tested. These include items from elevators to time clocks, to fax machines, to timers. Electronic interfaces have been identified and tested to the extent possible at this juncture.

  Through the third quarter ended September 30, 1998, Evergreen had substantially completed the Awareness, Assessment and Renovation phases recommended by the OCC. Validation and Implementation have been completed or will be completed by March 31, 1999, for many of Evergreen's mission critical systems, with the notable exception of Evergreen's core processing systems managed by a third party provider, Alltel Information Systems, Inc. ("ALLTEL"). In connection with the planned merger with Banknorth, Evergreen has validated the new core processing system but has withheld the final implementation of a Year 2000 compliant system with Alltel because, if the merger with Banknorth is consummated on schedule, Evergreen would convert to the Alltel systems utilized by Banknorth. Banknorth has established and is implementing a Year 2000 Project to address the Year 2000 risks to Banknorth and the Combined Company, including evaluation and testing of Alltel's systems for Year 2000 compliance. Banknorth's testing of the Alltel systems is expected to be substantially complete by year end 1998, and no significant Y2K problems with such systems have been identified to date. See "INFORMATION ABOUT BANKNORTH--Year 2000."

  Evergreen has substantially completed all phases for its non-information technology systems, and believes that its readiness is complete.

  As to contingency plans for its mission critical information technology systems, Evergreen has entered into written agreements with Alltel and other of its third party providers to complete the Implementation phase of conversion by April 15, 1999, if for any reason the merger is not consummated. Evergreen has reviewed its contingency plans with the OCC.

  The risk to Evergreen is the failure, malfunction or shut-down of software or equipment on the first business day in the Year 2000. As with other financial institutions, Evergreen is highly dependent on information technology for the conduct of its general banking business. Some computer software, hardware, equipment with embedded processes; including core processing systems may be unable to process transactions due to date limits within their software. In addition, Evergreen is subject to the risk that its commercial loan customers may sustain interruptions in their operations due to Year 2000 problems, and ultimately be unable to repay their indebtedness to Evergreen as scheduled.

  Certain of the risk factors associated with Year 2000 are not under the control of Evergreen. The readiness of key suppliers, vendors, service providers, the Federal Reserve infrastructure, customer and liquidity funding sources, and its credit customers all have risk factors of various degrees.

  Those borrowers and depositors with material relationships have been identified, and although there is no single customer that would have a material impact on Evergreen's operating results or financial condition, an exceptional accumulation of customers with unexpected Year 2000 problems could have a material adverse impact on Evergreen. For this reason, Evergreen has contacted all substantial borrowing and deposit customers to determine whether these business customers of Evergreen are expected to be Year 2000 compliant or that any potential interruption to their business would not significantly affect their ability to repay their indebtedness on schedule. Evergreen has established internal procedures to review the loans or deposit relationships for possible adverse implications. Through the third quarter ended September 30, 1998, Evergreen's internal commercial loan review has indicated that all significant customers have a Year 2000 plan that is in the process of being implemented.

  Evergreen expects the identification of all mission critical systems and their testing, review and upgrades, if necessary, coupled with extensive surveys of its commercial loan customers, to reduce the risk to Evergreen of the Year 2000 problem. Further, Evergreen believes that its substantial capital and liquidity positions will enable it to sustain some impact from Year 2000 if significant problems are incurred by Evergreen's commercial loan customers.

  Evergreen has expended funds in fiscal year 1998 and would expect to do so again in the fiscal 1999 to repair, upgrade or replace its software, hardware or other embedded processors deemed not ready for Year 2000. The expenditures through September 30, 1998, the most recently completed fiscal period, total approximately $600,000. If Evergreen does not consummate the merger with Banknorth for any reason, additional expenditures in the fourth quarter of 1998 and fiscal 1999 would total approximately $400,000, primarily to complete the conversion of its core processing system with Alltel. These amounts have been and will be included in the operating and capital budgets of Evergreen. The costs and the timetable in which Evergreen plans to complete its Year 2000 readiness activities are based on management's best estimates, which were derived using numerous assumptions of future events, including the continued availability of certain resources, third party readiness plans and other factors. Evergreen can make no guarantee that these estimates will be achieved, and actual results could differ from such plans.

  Evergreen has established business resumption plans for each of its mission critical systems. These plans provide assurance of continued operation of any one system or systems should they fail in the Year 2000. The business resumption plans, or workarounds, for systems that fail on the first business day or thereafter in the Year 2000 will provide continued support for mission critical systems.

                          REGULATION AND SUPERVISION

GENERAL

  As registered bank holding companies, Banknorth and Evergreen are subject to regulation and examination by the FRB. Certain of the bank subsidiaries of Banknorth and the sole bank subsidiary of Evergreen are organized as national banking associations, which are subject to regulation, supervision and examination by the OCC. In addition, certain of the bank subsidiaries of Banknorth are organized as state-chartered, FDIC-insured, non-Federal Reserve member banks, which are subject to regulation, supervision and examination by the applicable state banking regulators and the FDIC. The following discussion summarizes certain aspects of applicable banking laws and regulations.

  The activities of Banknorth and Evergreen and those of companies which each controls or in which either holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as Banknorth and Evergreen, are required to obtain prior approval of the FRB to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

  Bank holding companies are also required to obtain the prior approval of the FRB before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. With the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "INTERSTATE BANKING AND BRANCHING ACT"), bank holding companies became able to acquire banks based outside their home states beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank be organized and have been operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company control no more than 10% of the total amount of insured deposits nationwide and no more than 30% of insured deposits in that state (or such lesser or greater amount set by state law).

  The Interstate Banking and Branching Act also authorizes banks to merge across state lines, thereby creating interstate branches. This provision, which was effective June 1, 1997, allowed each state, prior to the effective date, the opportunity to "opt out" of this provision, thereby prohibiting interstate branching within that state. None of the states in which the banking subsidiaries of Banknorth and Evergreen are located have "opted out" of interstate branching. In addition, under the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting such de novo branching. None of the four states in which Banknorth and Evergreen currently operate (Massachusetts, New Hampshire, New York and Vermont) has adopted legislation permitting de novo interstate branching, but all of such states except New Hampshire permit the acquisition of existing branches by an out-of-state bank or bank holding company. Banknorth regularly evaluates merger and acquisition opportunities, and it anticipates that it will continue to evaluate such opportunities in light of this legislation.

  Bank holding companies and their affiliates are subject to certain restrictions under the Federal Reserve Act regarding, among other things, extensions of credit, transfers of assets, and purchases of services among affiliated parties. Further, under the Federal Reserve Act and FRB regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit or furnishing of property or services to third parties.

  Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in state legislatures and before the various bank regulatory agencies. A significant financial modernization bill (H.R. 10) was introduced during the last session of Congress but failed to pass. While it is likely that a financial modernization bill will be introduced when Congress reconvenes next year, the terms of any such legislative proposals or their likelihood or timing of passage, and if enacted, the impact they might have on Banknorth, Evergreen, or their subsidiaries, cannot be predicted with any certainty.

BANK SUBSIDIARIES

  Evergreen's sole commercial bank subsidiary, four of Banknorth's seven commercial bank subsidiaries, and Banknorth's trust and investment management subsidiary are organized as national banks regulated and supervised by the OCC. Three of Banknorth's subsidiary banks are organized as Vermont-chartered, nonmember commercial banks, which are regulated and supervised under applicable federal and state laws by the FDIC and the Vermont Commissioner. The various laws and regulations administered by the OCC, the FDIC and the Vermont Commissioner affect the corporate practices of the subsidiary banks, such as payment of dividends, incurring of debt and acquisition of financial institutions and other companies, and affect their business practices, such as payment of interest on deposits, the charging of interest on loans, the types of business conducted and the location of offices. There are no regulatory orders resulting from regulatory examinations of any of the subsidiary banks of Banknorth or Evergreen.

DIVIDEND LIMITATIONS

  The ability of Banknorth and of Evergreen to pay dividends to their shareholders is largely dependent on the ability of their respective subsidiaries to pay dividends to them. Payment of dividends by Vermont-chartered banks is subject to applicable state and federal laws; payment of dividends by national banks is subject to applicable federal law. National banks must obtain the approval of the OCC for the payment of dividends if the total of all dividends declared in any calendar year would exceed the total of the bank's net profits (as defined by applicable law) for that year, combined with its retained net profits for the preceding two years. Furthermore, a national bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts, as defined by applicable law.

  In addition, the FRB, the OCC, the FDIC and the Vermont Commissioner are authorized under applicable federal and state law to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank's or bank holding company's capital base, or render it illiquid, could be deemed to constitute such an unsafe or unsound practice. The FRB, the FDIC, and the OCC have each indicated that banking organizations should generally pay dividends only out of current operating earnings.

  Certain information about the dividend paying capacity of the bank subsidiaries of Banknorth under applicable banking laws is set forth under the caption "INFORMATION ABOUT BANKNORTH--Dividend Restrictions."

CAPITAL REQUIREMENTS

  The FRB, the FDIC, and the OCC have issued substantially similar risk-based and leverage capital guidelines for United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The FRB's risk-based capital guidelines define a two-tier capital framework and specify three relevant capital ratios: Tier 1 Capital Ratio, a Total Capital Ratio and a "Leverage Ratio." "Tier 1 Capital" consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. "Tier 2 Capital" consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 Capital and Tier 2 Capital, less investments in unconsolidated subsidiaries, represents qualifying "Total Capital," at least 50% of which must consist of Tier 1 Capital. Risk-based capital ratios are calculated by dividing Tier 1 Capital and Total Capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories or risk weights, based primarily on relative credit risk. The minimum Tier 1 Capital Ratio is 4% and the minimum Total Capital Ratio is 8%. The Leverage Ratio is determined by dividing Tier 1 Capital by adjusted average total assets. Although the stated minimum Leverage Ratio is 3%, most banking organizations are required to maintain Leverage Ratios of at least 1 to 2 percentage points above 3%.

  FRB policy provides that banking organizations generally, and, in particular, those that are experiencing internal growth or actively making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the capital guidelines indicate that the FRB will continue to consider a "Tangible Tier 1 Leverage Ratio" in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is calculated by dividing a banking organization's Tier 1 Capital less all intangible assets by its total consolidated quarterly average assets less all intangible assets.

  The FRB's capital adequacy guidelines generally provide that bank holding companies with a ratio of intangible assets to tangible Tier 1 Capital in excess of 25% will be subject to close scrutiny for certain purposes, including the FRB's evaluation of acquisition proposals. At September 30, 1998, Banknorth's ratio of intangible assets to tangible Tier 1 Capital was 13.7%. On a pro forma basis as of September 30, 1998, after giving effect to both the Berkshire Acquisition and the Merger with Evergreen (which has no significant recorded intangible assets), Banknorth's ratio of intangible assets to tangible Tier 1 Capital would be 32.2%. Although no assurance can be given as to Banknorth's future results of operations or financial performance, it is expected that such ratio will decline thereafter as goodwill is amortized and tangible capital is increased through earnings in future periods. The FRB considered the effect of the Berkshire Acquisition on Banknorth in evaluating the Merger and has not imposed any special capital adequacy conditions on Banknorth in connection with its approval of the Merger.

  Banking agencies have also adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicitly risk-based capital charge for interest rate risk.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and requires the respective federal banking agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various federal banking agencies to prescribe certain noncapital standards for safety and soundness related generally to operations and management, asset quality and executive compensation, and permits regulatory action against a financial institution that does not meet such standards.

  The various federal banking agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the Total Capital, Tier 1 Capital Ratio and the Leverage Ratio as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases.

  As of September 30, 1998, Banknorth, Evergreen and each of their respective commercial bank subsidiaries were deemed "well capitalized" under applicable regulatory guidelines. As of such date, the regulatory capital ratios of Evergreen and Banknorth were as follows:

                                                             BANKNORTH EVERGREEN
                                                             --------- ---------
Total Capital Ratio.........................................   12.04%    14.79%
Tier 1 Capital Ratio........................................   10.79%    13.53%
Leverage Ratio..............................................    8.06%     8.05%

  Following completion of the Berkshire Acquisition on November 13 but prior to consummation of the Merger, based on September 30, 1998 estimates, Banknorth's Tier 1 Capital Ratio and its Leverage Ratio continue to exceed "well capitalized" levels, but its Total Capital Ratio has temporarily fallen to 9.03%, below the 10% level required of "well capitalized" institutions. However, based on the respective capital accounts and balance sheet composition of Banknorth and Evergreen, it is expected that, assuming completion of the Merger and giving effect to the Berkshire Acquisition, the Combined Company would have capital ratios, on a pro forma basis as of September 30, 1998, in excess of "well capitalized" levels. In addition, on a pro forma basis as of September 30, 1998 after giving effect to the Berkshire Acquisition, Banknorth's Massachusetts-based subsidiary, First Massachusetts Bank, N.A., continues to exceed the "well capitalized" benchmarks for its Tier 1 Capital Ratio and its Leverage Ratio, but its Total Capital Ratio has temporarily fallen to 8.13%, below the 10% level required for an institution to be deemed "well capitalized." Although no assurance can be given due to the number of variables that affect financial performance and operations (many of which are outside Banknorth's control), Banknorth expects that First Massachusetts Bank, N.A.'s Leverage Ratio will be restored to the 10% level required for "well capitalized" institutions within approximately fifteen (15) months following completion of the Berkshire Acquisition.

  The capital ratios of Banknorth, Evergreen and their respective subsidiaries are subject to change prior to the Effective Time due to a number of factors, including the performance of Banknorth and Evergreen between September 30, 1998 and the Effective Time.

COMMUNITY REINVESTMENT ACT

  The subsidiary banks of Banknorth and Evergreen are subject to the federal Community Reinvestment Act ("CRA"), which requires banks to demonstrate their commitment to serving the credit needs of low and moderate income residents of their communities. Each of the subsidiary banks participates in a variety of direct and indirect lending programs and other investments for the benefit of the low and moderate income residents of their respective communities. Each of the subsidiary banks of Banknorth and Evergreen received a rating of "Outstanding" or "Satisfactory" at its last CRA examination conducted by its federal banking regulatory, except for First Massachusetts Bank, N.A., which was chartered in 1996 and is scheduled for its first CRA compliance examination in the fourth quarter of 1999.

DEPOSIT INSURANCE PREMIUM ASSESSMENTS

  Under applicable federal laws and regulations, deposit insurance premium assessments to the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") are based on a supervisory risk rating system, with the most favorably rated institutions payment no premiums. The deposits of each of the subsidiary banks of Banknorth and Evergreen are insured under the BIF. As "well capitalized" institutions, each such subsidiary bank is presently in the most favorable deposit insurance assessment category, and pays no deposit premium assessment. Following the Merger and completion of the Berkshire Acquisition, it is anticipated that the premium assessment rates of the Combined Company's banking subsidiaries will remain unchanged, except for the assessment rate of First Massachusetts Bank, N.A., which will temporarily fall into the "adequately capitalized" deposit premium assessment category. Payment of deposit premiums will not have a material impact on First Massachusetts Bank, N.A., Banknorth or the Combined Company.

"SOURCE OF STRENGTH" POLICY

  According to FRB policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not have the resources to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC-- either as a result of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default--the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

                     COMPARISON OF RIGHTS OF SHAREHOLDERS

GENERAL

  Both Banknorth and Evergreen are Delaware corporations, and the holders of voting common stock of the respective corporations are subject to the same privileges and restrictions under the DCL as will be the shareholders of the Combined Company following the Merger. However, there are certain differences in corporate governance procedures for Evergreen and Banknorth under their respective Certificates of Incorporation and Bylaws. Because Banknorth will be the surviving corporate entity in the Merger, the rights of Evergreen Shareholders will, from and after the Effective Time, be governed by Banknorth's Certificate of Incorporation and Bylaws and by the DCL.

  The following paragraphs briefly summarize material differences that will exist between the rights of shareholders of Evergreen and Banknorth (including the Combined Company). The description does not purport to be a complete statement of all the differences between the rights of shareholders of Evergreen and Banknorth, and the identification of certain differences is not meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the DCL and to the text of Banknorth's and Evergreen's respective Certificates of Incorporation and Bylaws. A copy of such Certificates of Incorporation and Bylaws may be obtained by contacting Evergreen or Banknorth, as the case may be, at the address or telephone number shown under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

AUTHORIZED CAPITAL STOCK

  Common Stock. Under its Certificate of Incorporation, Banknorth is authorized to issue 70,000,000 shares of Banknorth Common Stock, par value $1.00 per share, 15,656,985 shares of which were issued and outstanding as of November 5, 1998. Evergreen is authorized under its Certificate of Incorporation to issue 20,000,000 shares of Evergreen Common Stock, par value $3.33 1/3 per share, 8,741,115 shares of which were issued and outstanding as of November 5, 1998. Both Banknorth's and Evergreen's respective Boards of Directors may, subject to applicable law and rules of the NASD, authorize the issuance of additional Common Stock at such times, for such purposes and for such consideration as they may deem advisable without further shareholder approval.

  Based on (i) the number of shares of Banknorth Common Stock and Evergreen Common Stock outstanding as of November 5, 1998, (ii) the number of shares of Evergreen Common Stock and Banknorth Common Stock to be reissued to cure tainted treasury shares to ensure pooling of interests accounting treatment for the Merger, and (iii) the number of shares of such Common Stock reserved for issuance under employee benefit plans which will be maintained by the Combined Company after the Merger (all as adjusted to reflect the Conversion Ratio, in the case of Evergreen Common Stock), at the Effective Time there will be approximately 23,551,000 shares of Banknorth Common Stock outstanding and approximately 2,300,000 shares of Banknorth Common Stock reserved for issuance following the Merger under Banknorth's employee benefit plans.

  Preferred Stock. Banknorth is authorized to issue, without further shareholder approval, up to 500,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series, none of which is issued and outstanding as of the date hereof. Evergreen is authorized to issue 500,000 shares of preferred stock, par value $10.00 per share, issuable in one or more series, none of which is issued and outstanding as of the date hereof. The Board of Directors of each of Banknorth and Evergreen may, subject to applicable law and rules of the NASD, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as they may deem advisable without further shareholder approval. Under the terms of the respective Certificates of Incorporation of Banknorth and Evergreen the Board of Directors has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into one or more series and to determine the designations, number of shares, relative rights, preferences and limitations of any such series.

  Because of the broad discretion vested in the Boards of Directors of Banknorth and Evergreen with respect to the issuance of Common Stock and the creation and issuance of series preferred stock without shareholder approval, the respective Boards of Directors could adversely affect the voting power of holders of Common Stock or preferred stock and could discourage any attempt to gain control of Evergreen or Banknorth, as the case may be, through dilutive stock issuances or through the issuance of preferred stock with certain voting, conversion and/or redemption rights.

  Both Banknorth and Evergreen have adopted Rights Plans which, upon the occurrence of certain events, could result in a dilutive issuance of preferred and/or Common Stock. See "--Shareholder Rights Plans."

AMENDMENT OF CERTIFICATE OF INCORPORATION

  Banknorth's Certificate of Incorporation provides that the Certificate of Incorporation may be amended or repealed at any regular or special meeting of shareholders by the affirmative vote of the holders of a majority of Banknorth Common Stock, unless a greater vote is required by law or otherwise required in the Certificate of Incorporation. However, certain provisions of Banknorth's Certificate of Incorporation, including those relating to the number and classification of the Board of Directors and to certain antitakeover protections, may not be repealed or amended unless (i) (a) approved by the affirmative vote of holders of 80% of the outstanding voting stock and (b) if there is then in existence an "Interested Shareholder" (as defined below under the caption "--Fair Price Provisions"), the vote approving any such amendment includes the affirmative vote of at least two thirds of the outstanding shares of Banknorth Common Stock held by shareholders other than the Interested Shareholder; or (ii) the amendment has been approved by at least a majority of the Directors not affiliated with such Interested Shareholder (as defined below under "Fair Price Provisions").

  Evergreen's Certificate of Incorporation can be amended, altered, changed or repealed, provided that any such amendment, alteration, change or repeal is approved first by a majority vote of the outstanding Evergreen Common Stock. Amending certain provisions of Evergreen's Certificate of Incorporation, including those relating to the number, classification and removal of directors and to certain antitakeover protections involving certain business combinations, requires the approval of 80% of the outstanding Evergreen Common Stock.

ELECTION OF DIRECTORS

  The Bylaws of Banknorth provide for election of the directors by the affirmative vote of at least a majority of the shares represented in person or by proxy at a meeting of shareholders. The Bylaws of Evergreen provide for the election of directors by plurality vote.

BOARD OF DIRECTORS

  The Certificate of Incorporation of Banknorth provides that the Board of Directors shall consist of no more than 20 directors. The Certificate of Incorporation of Evergreen provides that the Board of Directors shall consist of not less than 5 nor more than 25 directors. The Bylaws of Banknorth and Evergreen provide that the exact number of directors within the permissible range will be established by the Board of Directors from time to time. In addition, the respective Certificates of Incorporation of Banknorth and Evergreen provide for division of the Board into 3 classes having staggered terms of office.

REMOVAL OF DIRECTORS

  Banknorth's Certificate of Incorporation provides that a director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding voting stock. If there is at the time of such vote a holder of 10% or more of Banknorth's outstanding voting stock, the removal vote must also include the affirmative vote of at least a majority of the outstanding shares held by shareholders other than the 10% holder. The Certificate of Incorporation of Evergreen provides that a director may be removed for cause at a special meeting of shareholders called expressly for that purpose, by the affirmative vote of the holders of a majority of shares entitled to vote in the election of directors. Cause is defined in the Evergreen Bylaws as (1) conviction of a felony by a court of competent jurisdiction, which conviction is no longer subject to direct appeal or (2) adjudication by a court of competent jurisdiction as to liability for negligence or misconduct in the performance of the director's duty to Evergreen in a matter of substantial importance to Evergreen, which adjudication is no longer subject to direct appeal. The Certificate of Incorporation of Evergreen also provides for removal of a director without cause at a special meeting of shareholders called expressly for that purpose, but only with the affirmative vote of holders of at least 80% of the shares entitled to vote in the election of directors. Directors of Banknorth may not be removed without cause.

AUTHORITY OF BOARD COMMITTEES

  The Bylaws of Banknorth provide that a committee of the Board of Directors may be appointed by vote of a majority of the directors present and voting at a meeting of the Board at which a quorum is present. The Bylaws of Evergreen provide that a committee of the Board of Directors may be appointed by the affirmative vote of a majority of the directors then in office.

  The Bylaws of Banknorth permit matters to be delegated to committees of the Board, to the maximum extent permitted under 1996 amendments to Section 141(c) of the DCL, including delegation of the power to designate rights and preferences of series preferred stock. Under the Evergreen Bylaws, certain matters may not be delegated to committees of the Board, including designation of rights and preferences of series preferred shares.

SHAREHOLDER NOMINATIONS AND PROPOSALS

  Banknorth's Bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the Clerk of Banknorth not later than (i) 90 days prior to the anniversary date of the immediately preceding annual meeting (but not earlier than 120 days prior to such meeting), and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. The notice must set forth (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) the class and number of shares of Banknorth stock held by the shareholder; (iii) a description of all arrangements or understandings between the shareholder and each nominee (if any) and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee (if any) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; (v) the consent of each nominee (if any) to serve as a director of Banknorth if so elected; and (vi) in the case of proposals other than nominations, any material interest of the shareholder in such business. If a shareholder fails to observe the advance notification requirements, management of Banknorth may exclude the shareholder nomination or proposal from consideration at the shareholders' meeting, or may vote against such nominee or proposal pursuant to discretionary authority granted in any proxies solicited by management for such meeting.

  Evergreen has in its Bylaws a substantially similar advance notice provision, except that the notice of shareholder nomination or proposal must be furnished at least 60 days prior to an annual meeting, or within 15 days after the date of any notice of a special meeting.

SPECIAL MEETINGS

  Under the Bylaws of both Banknorth and Evergreen, shareholders are not authorized to call a special meeting. Banknorth's Bylaws provide that a special meeting of the Banknorth Shareholders may be called at any time by the Board of Directors or the President. Evergreen's Bylaws provide that a special meeting of shareholders may be called at any time by the Board of Directors, or by the Chairman of the Board, or by the President.

FAIR PRICE PROVISIONS

  Banknorth's Certificate of Incorporation contains a fair price provision which requires that certain business combination transactions involving a 10% or more shareholder (or such shareholder's affiliates or associates)

(each an "INTERESTED SHAREHOLDER") be authorized by the affirmative vote of not less than 80% of the outstanding shares of Banknorth's voting stock, which vote must include the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Banknorth's voting stock held by shareholders other than the Interested Shareholder. However, these voting requirements are not applicable in transactions in which: (i) the cash or fair market value of the consideration to be received by holders of the common stock in such transaction satisfies specified fairness criteria; or (ii) the transaction is approved by at least a majority of the Directors not affiliated with such Interested Shareholder. Evergreen's Certificate of Incorporation contains a similar provision except that (i) the 80% vote requirement does not contain any additional percentage approval requirement; (ii) the percentage of shareholdings which triggers the provisions is set at 5%, rather than 10%; and
(iii) the supermajority vote may be overridden by the vote of at least 80% of all of the directors then in office (whether or not affiliated with the 5% or more shareholder).

  Neither Banknorth nor Evergreen is aware of any shareholder which would be considered an Interested Shareholder under the foregoing provisions.

CONSIDERATION OF NONECONOMIC FACTORS

  Banknorth's Certificate of Incorporation provides that, in evaluating any offer of another person to (i) purchase or exchange any securities or property for any outstanding equity securities of Banknorth, (ii) merge or consolidate Banknorth with another entity, or (iii) purchase or otherwise acquire all of substantially all of the properties and assets of Banknorth, the Board of Directors, in exercising its judgment in determining what is in the best interests of Banknorth and its shareholders, shall give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation, the financial and managerial resources and future prospects of the other party and the possible effects on the business of Banknorth and its subsidiaries and on the depositors, loan and other customers, employees and the communities served by Banknorth and its subsidiaries. In evaluating the Merger, the Banknorth Board considered the foregoing factors, among others. See "THE MERGER--Reasons for the Merger; Recommendations of the Board of Directors--Banknorth."

  There is no comparable provision in Evergreen's Certificate of Incorporation.

SHAREHOLDER RIGHTS PLANS

  On November 27, 1990, Banknorth adopted a Rights Plan (the "BANKNORTH RIGHTS PLAN") and declared a distribution of one Banknorth Right for each outstanding share of Banknorth Common Stock to shareholders of record at the close of business on December 7, 1990. Upon the occurrence of certain events, none of which has occurred as of the date hereof, and subject to the terms and conditions of the Banknorth Rights Plan, the Banknorth Rights may become exercisable for shares of Banknorth preferred stock and/or Common Stock at a substantial discount. The description and terms of the Banknorth Rights are set forth in the Banknorth Rights Agreement, a copy of which was filed as an Exhibit to Banknorth's Registration Statement on Form 8-A dated November 30, 1990, as amended on Form 8-A/A, dated September 4, 1998, which is incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  The Banknorth Rights have certain antitakeover effects. The Banknorth Rights will cause substantial dilution to a person or group that attempts to acquire Banknorth in a manner which causes the Banknorth Rights to be exercisable for shares of Banknorth preferred and/or Common Stock on a discounted basis. The Banknorth Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Banknorth and its shareholders as determined by the Banknorth Board. The Banknorth Rights should not interfere with any merger or other business combination approved by the Banknorth Board because the Banknorth Board may, at its option, redeem all, but not less than all, of the then-outstanding Banknorth Rights at the redemption price set forth in the Banknorth Rights Agreement.

  On April 17, 1998, the Evergreen Board adopted the Evergreen Rights Agreement and declared a distribution of one Evergreen Right for each outstanding share of Evergreen Common Stock to shareholders of record at the close of business on May 11, 1998. The Evergreen Rights operate in a manner substantially similar to, and have substantially similar antitakeover effects as, the Banknorth Rights. The description and terms of the Evergreen Rights are set forth in the Evergreen Rights Agreement, a copy of which was filed as an Exhibit to Evergreen's Registration Statement on Form 8-A dated May 7, 1998, which is incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  In connection with the proposed Merger, Evergreen amended the Evergreen Rights Agreement on July 31, 1998, so that the execution of the Agreement and the Option Agreement and the consummation of the transactions contemplated thereby do not, and will not, result in the grant of any Evergreen Rights to any person under the Evergreen Rights Agreement or enable or require the Evergreen Rights to be exercised, distributed or triggered. The Evergreen Rights Agreement and the Evergreen Rights will terminate upon consummation of the Merger

LIMITATION OF DIRECTOR LIABILITY

  Both Banknorth's and Evergreen's respective Certificates of Incorporation provide that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) liability under Section 174 of the DCL (relating to unlawful redemptions, dividends and other corporate distributions), or (iv) any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Bylaws of Banknorth and Evergreen provide for the indemnification of directors and officers to the fullest extent permitted under the DCL and contain substantially similar provisions which (i) set forth procedures for submitting a claim for indemnification, (ii) establish indemnification as a contractual right, (iii) require the corporation to advance expenses incurred by a director or officer in defending a proceeding, (iv) require a director or officer seeking advancement of expenses to deliver an undertaking to the corporation to repay all amounts so advanced if such person is not entitled to be indemnified, and (v) allow a person seeking indemnification to sue the corporation to recover any amount which remains unpaid by the company within a specified time period (30 days in the case of Banknorth and 60 days in the case of Evergreen) after making an indemnification claim. In addition, the Bylaws of both Banknorth and Evergreen permit indemnification of employees and agents of Banknorth and Evergreen, respectively.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements present the condensed financial position of Banknorth and Evergreen as of September 30, 1998, assuming that the Merger had occurred as of September 30, 1998, after giving effect to certain pro forma adjustments described in the accompanying notes. The following unaudited pro forma condensed combined statements of income for the nine months ended September 30, 1998 and years ended December 31, 1997, 1996, and 1995 present the combined historical results of operations of Banknorth and Evergreen as if the Merger had been consummated as of the first day of the period presented. Pro forma earnings per common share and weighted average common shares outstanding are based on the Conversion Ratio. Both Banknorth's and Evergreen's fiscal years end December, 31. The Berkshire Acquisition is not reflected in the unaudited pro forma condensed combined financial statements since it does not meet the definition of a significant business combination. The unaudited pro forma condensed combined balance sheet at September 30, 1998 reflects estimated non recurring charges of $21.0 million ($15.8 million after tax) that will be incurred related to transition costs (investment banking, legal, accounting and printing), severance and other employee termination costs, data processing arrangements and facilities and other costs incidental to the merger. An estimate of these costs is included in note 3 to the unaudited pro forma condensed combined financial statements.

  The unaudited pro forma condensed combined financial statements were prepared giving effect to the Merger on the pooling-of-interests accounting method. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income, and expense of Banknorth and Evergreen are combined and reflected at their historical amounts, except as noted in the accompanying notes. All adjustments necessary to arrive at a fair presentation of the combined financial condition and results of operations of Banknorth and Evergreen in the opinion of the managements of the respective companies, have been included and are of a normal recurring nature.

  The Combined Company expects to achieve certain Merger benefits in the form of operating expense reductions and revenue enhancements. The unaudited pro forma condensed combined statements of income, which do not reflect any direct merger costs (see note 3 to unaudited pro forma condensed combined financial statements) or potential operating expense reductions or revenue enhancements that are expected to result from the Merger, may not be indicative of the results of future operations. No assurance can be given with respect to ultimate level of operating expense reductions or revenue enhancements.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements and notes thereto of Banknorth and Evergreen, which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION." The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the Merger had been consummated on September 30, 1998 or at the beginning of the periods or that may be attained in the future.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                         AT SEPTEMBER 30, 1998
                          ---------------------------------------------------------
                                                                     BANKNORTH
                                                   PRO FORMA     EVERGREEN COMBINED
                          BANKNORTH   EVERGREEN   ADJUSTMENTS        PRO FORMA
                          ----------  ----------  -----------    ------------------
                                         (DOLLARS IN THOUSANDS)
ASSETS
 Cash and due from
  banks.................  $   80,107  $   27,031   $    --           $  107,138
 Money market
  investments...........         100      17,600        --               17,700
                          ----------  ----------   --------          ----------
 Cash and cash
  equivalents...........      80,207      44,631        --              124,838
                          ----------  ----------   --------          ----------
 Securities available
  for sale, at fair
  value.................     739,057     339,637        --            1,078,694
 Loans held for sale....      33,314         --         --               33,314
 Investment securities
  held to maturity (fair
  value of Banknorth
  investment securities
  held to maturity
  $11,477 and fair value
  of Evergreen
  investment securities
  held to maturity
  $14,229)..............      11,081      13,308        --               24,389
 Loans..................   1,993,477     681,089        --            2,674,566
 Less: allowance for
  loan losses...........      29,433      12,313        --               41,746
                          ----------  ----------   --------          ----------
 Net loans..............   1,964,044     668,776        --            2,632,820
                          ----------  ----------   --------          ----------
 Accrued interest
  receivable............      15,431       9,226        --               24,657
 Premises, equipment and
  software, net.........      28,111      16,315        --               44,426
 Other real estate owned
  and repossessed
  assets................         800       2,147        --                2,947
 Goodwill...............      27,002         153        --               27,155
 Capitalized mortgage
  servicing rights......       4,871         141        --                5,012
 Bank-owned life
  insurance.............      41,737         --         --               41,737
 Other assets...........      24,273       8,630      5,200 (3)          38,103
                          ----------  ----------   --------          ----------
 Total assets...........  $2,969,928  $1,102,964   $  5,200          $4,078,092
                          ----------  ----------   --------          ----------
LIABILITIES,
 CORPORATION-OBLIGATED
 MANDATORILY REDEEMABLE
 CAPITAL SECURITIES AND
 SHAREHOLDERS' EQUITY
Deposits:
 Non-interest bearing...  $  338,210  $  103,317   $    --           $  441,527
 NOW accounts & money
  market savings........   1,009,431     250,472        --            1,259,903
 Regular savings........     173,464     127,021        --              300,485
 Time deposits $100
  thousand and greater..      96,669     141,532        --              238,201
 Time deposits under
  $100 thousand.........     665,492     331,981        --              997,473
                          ----------  ----------   --------          ----------
 Total deposits.........   2,283,266     954,323        --            3,237,589
                          ----------  ----------   --------          ----------
Short-term borrowed
 funds:
 Federal funds
  purchased.............      22,400         --         --               22,400
 Securities sold under
  agreements to
  repurchase............     169,303       8,291        --              177,594
 Borrowings from U.S.
  Treasury..............      14,646       4,111        --               18,757
 Borrowings from Federal
  Home Loan Bank........     131,000         --         --              131,000
                          ----------  ----------   --------          ----------
 Total short-term
  borrowed funds........     337,349      12,402        --              349,751
                          ----------  ----------   --------          ----------
Long-term debt:
 Federal Home Loan Bank
  term notes............      40,081      25,324        --               65,405
 Bank term loan.........       8,450         --         --                8,450
                          ----------  ----------   --------          ----------
 Total long-term debt...      48,531      25,324        --               73,855
                          ----------  ----------   --------          ----------
 Accrued interest
  payable...............       4,491       3,398        --                7,889
 Other liabilities......      22,554      17,237     21,000 (3)          60,791
                          ----------  ----------   --------          ----------
 Total liabilities......   2,696,191   1,012,684     21,000           3,729,875
                          ----------  ----------   --------          ----------
Corporation-obligated
 mandatorily redeemable
 capital securities           30,000         --         --               30,000
Shareholders' equity:
 Preferred stock........         --          --         --                  --
 Common stock...........      15,653      32,113    (24,273)(6)          23,493
 Surplus................      83,718       7,619      9,935 (6)         101,272
 Retained earnings......     149,892      64,046    (15,800)(3)         198,138
 Unamortized employee
  restricted stock......      (1,093)        --         --               (1,093)
 Accumulated other
  comprehensive income..       8,728       1,303        --               10,031
 Common stock subscribed
  by ESOP...............         --         (463)       --                 (463)
 Common stock in
  treasury, at cost.....     (13,161)    (14,338)    14,338 (6)         (13,161)
                          ----------  ----------   --------          ----------
 Total shareholders'
  equity................     243,737      90,280    (15,800)            318,217
                          ----------  ----------   --------          ----------
 Total liabilities,
  corporation-obligated
  mandatorily redeemable
  capital securities and
  shareholders' equity..  $2,969,928  $1,102,964   $  5,200          $4,078,092
                          ==========  ==========   ========          ==========

See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                              ---------------------------------------------------
                                                                   BANKNORTH
                                                    PRO FORMA  EVERGREEN COMBINED
                              BANKNORTH  EVERGREEN ADJUSTMENTS     PRO FORMA
                              ---------  --------- ----------- ------------------
                              (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE
                                                    DATA)
INTEREST INCOME:
 Interest and fees on
  loans.....................  $134,627    $44,079     $ --          $178,706
 Interest on money market
  investments...............       563        588       --             1,151
 Interest on securities
  available for sale........    34,360     13,830       --            48,190
 Interest on investment
  securities held to
  maturity..................       952      1,206       --             2,158
                              --------    -------     -----         --------
 Total interest income......   170,502     59,703       --           230,205
INTEREST EXPENSE:
 Deposits...................    62,998     26,380       --            89,378
 Short-term borrowed funds..    15,985        378       --            16,363
 Long-term debt.............     1,641      1,230       --             2,871
                              --------    -------     -----         --------
 Total interest expense.....    80,624     27,988       --           108,612
                              --------    -------     -----         --------
NET INTEREST INCOME.........    89,878     31,715       --           121,593
 Less: provision for loan
  losses....................     5,525      1,485       --             7,010
                              --------    -------     -----         --------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES..    84,353     30,230       --           114,583
                              --------    -------     -----         --------
OTHER OPERATING INCOME:
 Income from trust and
  investment management
  fees......................     6,906      2,141       --             9,047
 Service charges on deposit
  accounts..................     6,521      2,276       --             8,797
 Card product income........     1,453        --        --             1,453
 Loan servicing income......     1,011        197       --             1,208
 Gain on sale of servicing
  rights....................       386        --        --               386
 Net loan transactions......     2,345        107       --             2,452
 Net securities
  transactions..............      (243)       236       --                (7)
 Bank owned life insurance..     1,660        --        --             1,660
 Other income...............     4,613      1,022       --             5,635
                              --------    -------     -----         --------
 Total other operating
  income....................    24,652      5,979       --            30,631
OTHER OPERATING EXPENSES:
 Compensation...............    29,035      9,387       --            38,422
 Employee benefits..........     6,590      2,980       --             9,570
 Net occupancy..............     5,722      1,584       --             7,306
 Equipment and software.....     5,279      1,580       --             6,859
 Data processing............     3,663      1,854       --             5,517
 FDIC deposit insurance and
  other regulatory..........       623        223       --               846
 Other real estate owned and
  repossession..............       465         52       --               517
 Legal and professional.....     3,270        498       --             3,768
 Printing and supplies......     1,508        678       --             2,186
 Advertising and marketing..     2,080        907       --             2,987
 Communications.............     1,785        406       --             2,191
 Amortization of goodwill...     3,917         47       --             3,964
 Capital securities.........     2,367        --        --             2,367
 Other expenses.............     7,579      2,943       --            10,522
                              --------    -------     -----         --------
 Total other operating
  expenses..................    73,883     23,139       --            97,022
                              --------    -------     -----         --------
Income before income tax
 expense....................    35,122     13,070       --            48,192
Income tax expense..........    10,805      4,105       --            14,910
                              --------    -------     -----         --------
NET INCOME..................  $ 24,317    $ 8,965     $ --          $ 33,282
                              ========    =======     =====         ========
BASIC EARNINGS PER SHARE....  $   1.58    $  1.02                   $   1.43
                              ========    =======                   ========
BASIC WTD. AVG. NUMBER OF
 SHARES OUTSTANDING.........    15,375      8,809                     23,303
                              ========    =======                   ========
DILUTED EARNINGS PER SHARE..  $   1.56    $  1.00                   $   1.40
                              ========    =======                   ========
DILUTED WTD. AVG. NUMBER OF
 SHARES OUTSTANDING.........    15,625      8,983                     23,710
                              ========    =======                   ========

See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                          ---------------------------------------------------------------------
                                                                                BANKNORTH
                                                             PRO FORMA      EVERGREEN COMBINED
                           BANKNORTH        EVERGREEN       ADJUSTMENTS         PRO FORMA
                          ---------------  --------------  -------------   --------------------
                           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
 Interest and fees on
  loans.................  $       174,947   $       58,692    $       --        $       233,639
 Interest on money
  market investments....              418            1,262            --                  1,680
 Interest on securities
  available for sale....           41,103           14,113            --                 55,216
 Interest on investment
  securities held to
  maturity..............            2,038            2,409            --                  4,447
                          ---------------   --------------    -----------       ---------------
 Total interest income..          218,506           76,476            --                294,982
INTEREST EXPENSE:
 Deposits...............           77,433           32,126            --                109,559
 Short-term borrowed
  funds.................           20,477              307            --                 20,784
 Long-term debt.........            1,414            1,652            --                  3,066
                          ---------------   --------------    -----------       ---------------
 Total interest
  expense...............           99,324           34,085            --                133,409
                          ---------------   --------------    -----------       ---------------
NET INTEREST INCOME.....          119,182           42,391            --                161,573
 Less: provision for
  loan losses...........            7,662            1,710            --                  9,372
                          ---------------   --------------    -----------       ---------------
NET INTEREST INCOME
 AFTER PROVISION FOR
 LOAN LOSSES............          111,520           40,681            --                152,201
                          ---------------   --------------    -----------       ---------------
OTHER OPERATING INCOME:
 Income from trust and
  investment management
  fees..................            8,636            2,587            --                 11,223
 Service charges on
  deposit accounts......            8,026            2,897            --                 10,923
 Card product income....            3,145              --             --                  3,145
 Loan servicing income..            2,514               63            --                  2,577
 Net loan transactions..            1,215               21            --                  1,236
 Net securities
  transactions..........              258                9            --                    267
 Other income...........            7,532            1,454            --                  8,986
                          ---------------   --------------    -----------       ---------------
 Total other operating
  income................           31,326            7,031            --                 38,357
OTHER OPERATING
 EXPENSES:
 Compensation...........           38,445           11,910            --                 50,355
 Employee benefits......            8,409            4,231            --                 12,640
 Net occupancy..........            7,880            2,356            --                 10,236
 Equipment and
  software..............            7,162            2,001            --                  9,163
 Data processing........            4,972            2,381            --                  7,353
 FDIC deposit insurance
  and other regulatory..              795              289            --                  1,084
 Other real estate owned
  and repossession......              964               27            --                    991
 Legal and
  professional..........            3,433              967            --                  4,400
 Printing and supplies..            2,273              864            --                  3,137
 Advertising and
  marketing.............            2,404            1,109            --                  3,513
 Communications.........            2,420              486            --                  2,906
 Amortization of
  goodwill..............            5,223               63            --                  5,286
 Capital securities.....            2,104              --             --                  2,104
 Other expenses.........           11,081            4,233            --                 15,314
                          ---------------   --------------    -----------       ---------------
 Total other operating
  expenses..............           97,565           30,917            --                128,482
                          ---------------   --------------    -----------       ---------------
Income before income tax
 expense................           45,281           16,795            --                 62,076
Income tax expense......           14,792            5,468            --                 20,260
                          ---------------   --------------    -----------       ---------------
NET INCOME..............  $        30,489   $       11,327    $       --        $        41,816
                          ===============   ==============    ===========       ===============
BASIC EARNINGS PER
 SHARE..................  $          1.95   $         1.26                      $          1.76
                          ===============   ==============                      ===============
BASIC WTD. AVG. NUMBER
 OF SHARES OUTSTANDING..           15,610            8,995                               23,706
                          ===============   ==============                      ===============
DILUTED EARNINGS PER
 SHARE..................  $          1.93   $         1.24                      $          1.74
                          ===============   ==============                      ===============
DILUTED WTD. AVG. NUMBER
 OF SHARES OUTSTANDING..           15,834            9,122                               24,043
                          ===============   ==============                      ===============

See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                              --------------------------------------------------
                                                                  BANKNORTH
                                                   PRO FORMA  EVERGREEN COMBINED
                              BANKNORTH EVERGREEN ADJUSTMENTS     PRO FORMA
                              --------- --------- ----------- ------------------
                              (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE
                                                    DATA)
INTEREST INCOME:
  Interest and fees on
   loans....................  $158,734   $56,794     $ --          $215,528
  Interest on money market
   investments..............       806       816       --             1,622
  Interest on securities
   available for sale.......    27,460    11,336       --            38,796
  Interest on investment
   securities held to
   maturity.................     3,008     1,587       --             4,595
                              --------   -------     -----         --------
    Total interest income...   190,008    70,533       --           260,541
INTEREST EXPENSE:
  Deposits..................    70,618    27,564       --            98,182
  Short-term borrowed
   funds....................     7,913       181       --             8,094
  Long-term debt............     2,609     1,604       --             4,213
                              --------   -------     -----         --------
    Total interest expense..    81,140    29,349       --           110,489
                              --------   -------     -----         --------
NET INTEREST INCOME.........   108,868    41,184       --           150,052
  Less: provision for loan
   losses...................     5,600     1,440       --             7,040
                              --------   -------     -----         --------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES..   103,268    39,744       --           143,012
                              --------   -------     -----         --------
OTHER OPERATING INCOME:
  Income from trust and
   investment management
   fees.....................     7,835     2,382       --            10,217
  Service charges on deposit
   accounts.................     6,558     2,812       --             9,370
  Card product income.......     3,029       --        --             3,029
  Loan servicing income.....     2,752        87       --             2,839
  Net loan transactions.....     1,629       --        --             1,629
  Net securities
   transactions.............        31        (6)      --                25
  Other income..............     3,469     1,112       --             4,581
                              --------   -------     -----         --------
    Total other operating
     income.................    25,303     6,387       --            31,690
OTHER OPERATING EXPENSES:
  Compensation..............    35,823    11,615       --            47,438
  Employee benefits.........     8,272     4,426       --            12,698
  Net occupancy.............     7,193     2,009       --             9,202
  Equipment and software....     6,661     1,856       --             8,517
  Data processing...........     4,584     2,421       --             7,005
  FDIC deposit insurance and
   other regulatory.........       461       189       --               650
  Other real estate owned
   and repossession.........       471       (86)      --               385
  Legal and professional....     3,589       927       --             4,516
  Printing and supplies.....     3,246       819       --             4,065
  Advertising and
   marketing................     2,748     1,133       --             3,881
  Communications............     2,354       440       --             2,794
  Amortization of goodwill..     4,652        63       --             4,715
  Other expenses............    11,146     4,331       --            15,477
                              --------   -------     -----         --------
    Total other operating
     expenses...............    91,200    30,143       --           121,343
                              --------   -------     -----         --------
Income before income tax
 expense....................    37,371    15,988       --            53,359
Income tax expense..........    11,981     5,675       --            17,656
                              --------   -------     -----         --------
NET INCOME..................  $ 25,390   $10,313     $ --          $ 35,703
                              ========   =======     =====         ========
BASIC EARNINGS PER SHARE....  $   1.66   $  1.12                   $   1.51
                              ========   =======                   ========
BASIC WTD. AVG. NUMBER OF
 SHARES OUTSTANDING.........    15,320     9,229                     23,627
                              ========   =======                   ========
DILUTED EARNINGS PER SHARE..  $   1.64   $  1.11                   $   1.50
                              ========   =======                   ========
DILUTED WTD. AVG. NUMBER OF
 SHARES OUTSTANDING.........    15,469     9,324                     23,861
                              ========   =======                   ========

See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995
                          -----------------------------------------------------------------------
                                                                                  BANKNORTH
                                                               PRO FORMA      EVERGREEN COMBINED
                           BANKNORTH         EVERGREEN        ADJUSTMENTS         PRO FORMA
                          ---------------   --------------   -------------   --------------------
                           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
 Interest and fees on
  loans.................  $       125,408    $       52,971     $       --        $       178,379
 Interest on money
  market investments....              562             1,378             --                  1,940
 Interest on securities
  available for sale....            9,255            10,521             --                 19,776
 Interest on investment
  securities held to
  maturity..............           17,399             2,301             --                 19,700
                          ---------------    --------------     -----------       ---------------
 Total interest income..          152,624            67,171             --                219,795
INTEREST EXPENSE:
 Deposits...............           53,089            26,166             --                 79,255
 Short-term borrowed
  funds.................            9,017               532             --                  9,549
 Long-term debt.........            5,874               874             --                  6,748
                          ---------------    --------------     -----------       ---------------
 Total interest
  expense...............           67,980            27,572             --                 95,552
                          ---------------    --------------     -----------       ---------------
NET INTEREST INCOME.....           84,644            39,599             --                124,243
 Less: provision for
  loan losses...........            4,375             1,800             --                  6,175
                          ---------------    --------------     -----------       ---------------
NET INTEREST INCOME
 AFTER PROVISION FOR
 LOAN LOSSES............           80,269            37,799             --                118,068
                          ---------------    --------------     -----------       ---------------
OTHER OPERATING INCOME:
 Income from trust and
  investment management
  fees..................            7,426             2,213             --                  9,639
 Service charges on
  deposit accounts......            5,081             2,791             --                  7,872
 Card product income....            2,789               --              --                  2,789
 Loan servicing income..            2,701               105             --                  2,806
 Net loan transactions..              568                 1             --                    569
 Net securities
  transactions..........             (409)             (137)            --                   (546)
 Other income...........            2,754             1,251             --                  4,005
                          ---------------    --------------     -----------       ---------------
 Total other operating
  income................           20,910             6,224             --                 27,134
OTHER OPERATING
 EXPENSES:
 Compensation...........           28,316            12,169             --                 40,485
 Employee benefits......            6,489             3,640             --                 10,129
 Net occupancy..........            5,487             2,017             --                  7,504
 Equipment and
  software..............            5,519             1,852             --                  7,371
 Data processing........            4,629             2,092             --                  6,721
 FDIC deposit insurance
  and other regulatory..            2,062             1,245             --                  3,307
 Other real estate owned
  and repossession......              520               781             --                  1,301
 Legal and
  professional..........            2,723             1,479             --                  4,202
 Printing and supplies..            1,915             1,038             --                  2,953
 Advertising and
  marketing.............            2,029             1,063             --                  3,092
 Communications.........            1,497               443             --                  1,940
 Amortization of
  goodwill..............              632                63             --                    695
 Other expenses.........            8,771             4,718             --                 13,489
                          ---------------    --------------     -----------       ---------------
 Total other operating
  expenses..............           70,589            32,600             --                103,189
                          ---------------    --------------     -----------       ---------------
Income before income tax
 expense................           30,590            11,423             --                 42,013
Income tax expense......            8,217             3,043             --                 11,260
                          ---------------    --------------     -----------       ---------------
NET INCOME..............  $        22,373    $        8,380     $       --        $        30,753
                          ===============    ==============     ===========       ===============
BASIC EARNINGS PER
 SHARE..................  $          1.65    $         0.89                       $          1.40
                          ===============    ==============                       ===============
BASIC WTD. AVG. NUMBER
 OF SHARES OUTSTANDING..           13,546             9,430                                22,033
                          ===============    ==============                       ===============
DILUTED EARNINGS PER
 SHARE..................  $          1.64    $         0.88                       $          1.39
                          ===============    ==============                       ===============
DILUTED WTD. AVG. NUMBER
 OF SHARES OUTSTANDING..           13,636             9,490                                22,177
                          ===============    ==============                       ===============

See accompanying notes to unaudited pro forma condensed combined financial statements.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

(1) The accompanying unaudited pro forma condensed combined financial statements were prepared assuming that the Merger had been consummated as of September 30, 1998 relative to the unaudited pro forma condensed combined balance sheet and as of the first day of the respective periods presented relative to the unaudited pro forma condensed combined statements of income. The unaudited pro forma condensed combined financial statements were prepared giving effect to the Merger on the pooling-of-interests accounting method.

(2) Pro forma earnings per common share (EPS) have been calculated based on the applicable weighted average number of shares of Banknorth Common Stock used in the Banknorth earnings per share (EPS) calculations plus additional shares of Banknorth Common Stock assumed to be issued in the Merger in exchange for outstanding Evergreen Common Stock based on the Conversion Ratio of 0.9.

  To the extent cash is paid to Evergreen Shareholders in lieu of fractional shares, pro forma combined common shares outstanding and common shareholders' equity would be reduced. The respective managements expect that cash will be paid to Evergreen Shareholders in lieu of issuing fractional shares for an immaterial number of Evergreen shares and, accordingly, such shares have not been excluded from the pro forma data.

(3) The unaudited pro forma condensed combined balance sheet at September 30, 1998 reflects anticipated merger and integration costs, which are presently estimated to total approximately $21.0 million before taxes and $15.8 million after taxes. Anticipated merger and integration cost estimates are not included in the unaudited pro forma condensed combined statements of income for any of the periods presented. The following table provides details of the estimated range of merger and integration costs by type:

                                            ESTIMATED           ESTIMATED
              TYPE OF COST                PRE-TAX RANGE      AFTER TAX RANGE
              ------------                -------------      ---------------
                                               (DOLLARS IN THOUSANDS)
   Transaction costs, including
    investment banking, legal,
    accounting and printing..........  $ 5,500   - $ 6,000 $ 5,500   - $ 6,000
   Costs to Combine Operations:
   . Severance and other employee
     termination costs...............    6,800   -   7,500   4,650   -   5,125
   . Data processing arrangements and
     facilities......................    5,500   -   6,000   3,475   -   3,800
   . Other costs incidental to the
     Merger..........................    2,000   -   2,500   1,300   -   1,625
                                       -------     ------- -------     -------
     Total...........................  $19,800   - $22,000 $14,925   - $16,550
                                       =======     ======= =======     =======

  The entry to record the anticipated merger and integration costs on the unaudited pro forma condensed combined balance sheet is:

   Current tax receivable............................... $ 5,200,000
   Retained earnings.................................... $15,800,000
     Other liabilities..................................             $21,000,000

  The pro forma financial statements do not reflect potential expense reductions or revenue enhancements expected to be realized subsequent to consummation of the Merger.

(4) Pro forma entry to retire treasury stock held by Evergreen (approximately 923,019 shares having a par value of $3.33 1/3 per share):

   Common Stock......................................... $ 3,077,000
   Surplus..............................................  11,261,000
     Treasury stock.....................................             $14,338,000

(5) Pro forma entry to issue 0.9 shares of Banknorth Common Stock in exchange for each share of Evergreen Common Stock. The par value of Banknorth Common Stock to be issued as of September 30, 1998, is determined as follows:

   Banknorth Group, Inc. common shares............................  15,653,296
   Evergreen Bancorp, Inc. common shares issued, after retirement of treasury stock (8,710,947 common shares times Conversion
    Ratio of 0.9).................................................   7,839,852
                                                                   -----------
   Combined pro forma total common shares issued..................  23,493,148
   Par value per common share..................................... $      1.00
                                                                   -----------
   Combined pro forma total par value............................. $23,493,000

  Actual par value of common stock at September 30, 1998:

   Banknorth Group, Inc................................ $15,653,000
   Evergreen Bancorp, Inc. (after retirement of
    treasury shares, see
    note 4)............................................  29,036,000 $44,689,000
                                                        ----------- -----------
   Required decrease in par value......................             $21,196,000
                                                                    ===========
   Entry to record decrease in par value:
   Common stock........................................ $21,196,000
     Surplus...........................................             $21,196,000

(6) Summary of the pro forma entries in notes (4) and (5) above:

   Common Stock......................................... $24,273,000
     Surplus............................................             $ 9,935,000
     Treasury stock.....................................             $14,338,000

(7) Authorized, issued and outstanding share information is as follows at September 30, 1998.

                                                         BANKNORTH/EVERGREEN
                                   BANKNORTH  EVERGREEN  PRO FORMA COMBINED
   Preferred                      ----------- ---------- -------------------
    Authorized...................     500,000        --          500,000
    Issued and Outstanding.......         --         --              --
   Common
    Par value....................       $1.00  $3.33 1/3           $1.00
    Authorized...................  70,000,000 20,000,000      70,000,000
    Issued.......................  15,653,296  8,710,947      23,493,148(A) (B)
    Outstanding..................  15,246,296  8,710,947      23,086,148(B)

  (A) Does not include Evergreen shares held in Treasury, which will be retired upon consummation of the Merger.
  (B) Does not include the effect of any reissuance of Banknorth treasury stock subsequent to September 30, 1998. See also note 8.

(8) In order to meet the requirements for the pooling-of-interests accounting method, approximately 56,280 Banknorth and/or Evergreen treasury shares have been reissued since September 30, 1998 in connection with the exercise of employee stock options. The unaudited pro forma condensed combined financial statements do not reflect the effect of the reissuance of these treasury shares.

                                 LEGAL OPINION

  Certain legal matters relating to the issuance of the shares of Banknorth Common Stock offered hereby will be passed upon by Primmer & Piper, P.C., counsel to Banknorth.

                                    EXPERTS

  The audited consolidated financial statements of Banknorth as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated by reference herein from Banknorth's Annual Report on Form 10-K for the year ended December 31, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in method of accounting for mortgage servicing rights effective January 1, 1996.

  The audited consolidated financial statements of Evergreen as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein by reference from Evergreen's Annual Report on Form 10-K for the year ended December 31, 1997, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  Representatives of the independent public accountants of Banknorth and Evergreen are expected to be present at the respective Special Meetings. In such case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Banknorth. Shareholders of Banknorth (or the Combined Company) who wish to include in the Company's 1999 annual meeting proxy statement any proposals for consideration at the 1999 Annual Meeting of the Shareholders of Banknorth (or the Combined Company) are hereby advised that any such proposals must be received by the Secretary of Banknorth (or the Combined Company) no later than the close of business on November 29, 1998 in order to be considered for inclusion.

  Under the Banknorth Advance Notice Bylaw, a shareholder of Banknorth (or the Combined Company) must furnish timely written notice to the Banknorth Corporate Secretary if such shareholder intends to present any nominations for director or proposals for consideration of other business at such Annual Meeting. In order to be timely for presentation at the Banknorth 1999 Annual Meeting, appropriate notice containing the information specified in the Banknorth Advance Notice Bylaw must have been received by the Banknorth Corporate Secretary on or before February 11, 1999, but no earlier than January 12, 1998. Failure to provide the required notice will permit management of Banknorth to exclude such nomination or other proposal from consideration at the meeting, or to vote against such nominee or proposal pursuant to the discretionary authority granted in the proxies for such meeting, as management may deem appropriate.

  Evergreen. Evergreen will hold a 1999 Annual Meeting of Evergreen Shareholders only if the Merger is not consummated before the time of such meeting. If such a meeting is held, any proposals of Evergreen Shareholders intended to be included in the proxy materials for the 1999 Evergreen Annual Meeting must have been received by the Secretary of Evergreen no later than December 4, 1998 in order to be considered for inclusion.

  If the 1999 Evergreen Annual Meeting of Shareholders is held, under the Evergreen Advance Notice Bylaw, a holder of Evergreen Common Stock must furnish timely notice to the Evergreen Corporate Secretary if such shareholder intends to present any nominations for director or proposals for consideration of other business at such Annual Meeting. In order to be timely for presentation at the Evergreen 1999 Annual Meeting (if held), appropriate notice containing the information specified in the Evergreen Advance Notice Bylaw must be furnished on or before March 8, 1999. Failure to provide the required notice will permit management of Evergreen to exclude such nomination or other proposal from consideration at the meeting, or to vote against such nominee or proposal pursuant to the discretionary authority granted in the proxies for such meeting, as management may deem appropriate. See "COMPARISON OF RIGHTS OF SHAREHOLDERS--Shareholder Nominations and Proposals."

                                 OTHER MATTERS

  As of the date of this Prospectus/Joint Proxy Statement, the Banknorth Board and the Evergreen Board know of no matters that will be presented for consideration at the Special Meetings other than as described in this Prospectus/Joint Proxy Statement. If any other matters shall properly come before either Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Banknorth and Evergreen.

                             INDEX OF DEFINED TERMS

                                                                           PAGE
                                                                          ------
Affiliate................................................................ 50
Agreement................................................................ cover*
Alltel................................................................... 64
Bank Holding Company..................................................... 23
Banknorth................................................................ cover*
Banknorth Board.......................................................... 4
Banknorth Certificates................................................... 41
Banknorth Common Stock................................................... cover*
Banknorth Debentures..................................................... 60
Banknorth Rights......................................................... cover*
Banknorth Rights Plan.................................................... 73
Banknorth Shareholders................................................... 1
Banknorth Special Meeting................................................ cover*
Berkshire Acquisition.................................................... 1
BHCA..................................................................... 1
BIF...................................................................... 69
Capital Securities....................................................... 10
Closing.................................................................. 44
Closing Price............................................................ 45
Code..................................................................... 6
Combined Company......................................................... 3
Commission............................................................... (i)
Comparable Transactions.................................................. 38
Conversion Ratio......................................................... 3
CRA...................................................................... 69
DCL...................................................................... 5
Determination Period..................................................... 45
EDGAR.................................................................... (i)
Effective Time........................................................... 5
Evergreen................................................................ cover*
Evergreen Bank........................................................... 2
Evergreen Board.......................................................... 4
Evergreen Certificates................................................... 41
Evergreen Common Stock................................................... cover*
Evergreen Directors' Option Plan......................................... 7
Evergreen Employees' Option Plan......................................... 7
Evergreen ESOP........................................................... 21
Evergreen Option Plans................................................... 7
Evergreen Options........................................................ 7
Evergreen Realty......................................................... 63
Evergreen Restricted Stock............................................... 7
Evergreen Rights......................................................... cover*
Evergreen Rights Agreement............................................... 23
Evergreen Shareholders................................................... 1
Evergreen Special Meeting................................................ cover*
Exchange Act............................................................. (i)
Exchange Agent........................................................... 41
Expected Savings......................................................... 31
FDICIA................................................................... 68

                                                                           PAGE
                                                                          ------
FRB...................................................................... 5
Final Index Price........................................................ 45
Highly Valued Group...................................................... 37
IBES..................................................................... 27
Index Companies.......................................................... 45
Initial Index Price...................................................... 45
Interested Shareholder................................................... 73
Interstate Banking & Branching Act....................................... 66
KBW...................................................................... 4
KBW Report............................................................... 32
LTM...................................................................... 39
Massachusetts Bank Board................................................. 5
Merger................................................................... cover*
NASDAQ Stock Market...................................................... cover*
Nationwide Transactions.................................................. 38
New York Banking Department.............................................. 5
OCC...................................................................... 58
Option................................................................... 9
Option Agreement......................................................... 9
Other Financial Institution.............................................. 24
Record Date.............................................................. 2
Regional Group........................................................... 37
Regional Transactions.................................................... 38
Registration Statement................................................... (i)
Rule 144................................................................. 50
Rule 145................................................................. 50
SAIF..................................................................... 69
Sandler O'Neill.......................................................... 4
Sandler O'Neill Agreement................................................ 35
Sandler O'Neill Fairness Opinion......................................... 36
Securities Act........................................................... (i)
SERP..................................................................... 7
Service.................................................................. 51
Special Meetings......................................................... cover*
Starting Price........................................................... 46
Stratevest............................................................... 10
Termination Event........................................................ 45
Termination Factor....................................................... 45
Trust.................................................................... 60
Vice Chairman............................................................ 7
Weighted Average......................................................... 45
Year 2000 Project........................................................ 61

--------
* "Cover" denotes the Prospectus/Joint Proxy Statement cover page immediately preceding page (i).

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           AFFILIATION AGREEMENT AND
                             PLAN OF REORGANIZATION

                           DATED AS OF JULY 31, 1998

                                    BETWEEN


                             BANKNORTH GROUP, INC.

                                      AND


                            EVERGREEN BANCORP, INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I--DEFINITIONS......................................................   1
ARTICLE II--THE MERGER......................................................   5
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE BUYER....................   5
  3.01 Corporate Organization...............................................   5
  3.02 Capitalization.......................................................   6
  3.03 Authority; No Violation..............................................   7
  3.04 Consents and Approvals...............................................   7
  3.05 Financial Statements.................................................   8
  3.06 Absence of Undisclosed Liabilities...................................   8
  3.07 Broker's Fees........................................................   8
  3.08 Absence of Certain Changes or Events.................................   8
  3.09 Legal Proceedings....................................................   9
  3.10 Reports..............................................................   9
  3.11 Buyer Common Stock...................................................   9
  3.12 Ownership of Seller Common Stock.....................................   9
  3.13 Taxes and Tax Returns................................................   9
  3.14 Employees............................................................  10
  3.15 Agreements with Banking Authorities..................................  10
  3.16 Compliance with Applicable Law.......................................  11
  3.17 Year 2000 Compliance.................................................  11
  3.18 Environmental Matters................................................  11
  3.19 Regulatory Capital...................................................  12
  3.20 CRA Rating...........................................................  12
  3.21 Buyer Information....................................................  12
  3.22 Disclosure...........................................................  13
ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE SELLER....................  13
  4.01 Corporate Organization...............................................  13
  4.02 Capitalization.......................................................  13
  4.03 Authority; No Violation..............................................  14
  4.04 Consents and Approvals...............................................  15
  4.05 Financial Statements.................................................  15
  4.06 Absence of Undisclosed Liabilities...................................  16
  4.07 Broker's Fees........................................................  16
  4.08 Absence of Certain Changes or Events.................................  16
  4.09 Legal Proceedings....................................................  16
  4.10 Taxes and Tax Returns................................................  16
  4.11 Employees............................................................  17
  4.12 Agreements with Banking Authorities..................................  18
  4.13 Material Agreements..................................................  18
  4.14 Ownership of Property................................................  18
  4.15 Reports..............................................................  19
  4.16 Compliance with Applicable Law.......................................  19
  4.17 Year 2000 Compliance.................................................  19
  4.18 Environmental Matters................................................  20
  4.19 Ownership of Buyer Common Stock......................................  21
  4.20 Insurance............................................................  21
  4.21 Labor................................................................  21

  4.22 Material
   Interests of
   Certain Persons..   21
  4.23 Absence of
   Registration
   Obligations......   21
  4.24 Loans........   21
  4.25 Regulatory
   Capital..........   22
  4.26 CRA Rating...   22
  4.27 Seller
   Information......   22
  4.28 Disclosure...   22
ARTICLE V--COVENANTS
 OF THE PARTIES.....   22
  5.01 Conduct of
   the Business of
   Seller...........   22
  5.02 Access to
   Properties and
   Records;
   Confidentiality..   25
  5.03 No
   Solicitation.....   25
  5.04 Regulatory
   Matters;
   Consents.........   26
  5.05 Approval of
   Stockholders.....   27
  5.06 Agreements of
   Affiliates;
   Publication of
   Combined
   Financial
   Results..........   27
  5.07 Further
   Assurances.......   27
  5.08 Public
   Announcements....   27
  5.09 Post-Closing
   Governance.......   28
  5.10 Tax-Free
   Reorganization
   Treatment;
   Accounting.......   28
  5.11 Stock
   Listing..........   28
  5.12 Employment
   and Benefit
   Matters..........   28
  5.13 Accountants'
   Letters..........   30
  5.14 Directors'
   and Officers'
   Indemnification
   and Insurance....   30
  5.15 Conversion of
   Seller Stock
   Options..........   31
  5.16 Maintenance
   of Records.......   31
  5.17 Leases.......   31
  5.18 Dividends....   31
  5.19 Notice of
   Change...........   31
  5.20 Changes in
   Accounting.......   31
  5.21 SEC Filings..   31
  5.22 Covenants of
   Buyer............   32
  5.23 Regulatory
   Reports..........   32
  5.24 Registration
   of Shares........   32
ARTICLE VI--CLOSING
 CONDITIONS.........   32
  6.01 Conditions to
   Each Party's
   Obligations Under
   This Agreement...   32
  6.02 Conditions to
   the Obligations
   of the Buyer
   Under This
   Agreement........   33
  6.03 Conditions to
   the Obligations
   of the Seller
   Under This
   Agreement........   34
ARTICLE VII--
 CLOSING............   35
  7.01 Time and
   Place............   35
  7.02 Deliveries at
   the Closing......   35
ARTICLE VIII--
 TERMINATION,
 AMENDMENT AND
 WAIVER.............   35
  8.01 Termination..   35
  8.02 Effect of
   Termination......   37
  8.03 Amendment,
   Extension and
   Waiver...........   37
ARTICLE IX--
 MISCELLANEOUS......   38
  9.01 Expenses.....   38
  9.02 Survival.....   38
  9.03 Notices......   38

  9.04 Parties in Interest..................................................  39
  9.05 Complete Agreement...................................................  39
  9.06 Counterparts.........................................................  39
  9.07 Governing Law........................................................  39
  9.08 Captions.............................................................  39
  9.09 Effect of Investigations.............................................  40
  9.10 Severability.........................................................  40
  9.11 Specific Enforceability..............................................  40
  9.12 Alternative Structure................................................  40

               AFFILIATION AGREEMENT AND PLAN OF REORGANIZATION

  AFFILIATION AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of July 31, 1998 between BANKNORTH GROUP, INC., a Delaware corporation (the "Buyer"), and EVERGREEN BANCORP, INC., a Delaware corporation (the "Seller").

  The Boards of Directors of the Buyer and the Seller deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transactions provided for herein.

  In consideration of the mutual covenants, representations, warranties and agreements contained herein and in consideration of the Seller Option Agreement (as hereinafter defined), pursuant to which the Seller has on this day granted the Seller Option (as hereinafter defined) and in consideration of the execution and delivery to the Buyer of the Stockholder Agreement (as hereinafter defined), the parties agree as follows:

                                   ARTICLE I

                                  Definitions

  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

  "AMEX" shall mean the American Stock Exchange.

  "Acquisition Transaction" shall have the meaning ascribed thereto in Section
5.03 hereof.

  "Agreement" shall mean this Affiliation Agreement and Plan of Reorganization by and between the Buyer and the Seller.

  "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

  "Buyer" shall have the meaning ascribed thereto in the introductory paragraph hereof.

  "Buyer Affiliates" shall have the meaning ascribed thereto in Section 5.06(b) hereof.

  "Buyer Affiliates Agreement" shall mean the form of written agreement to be executed and delivered to the Seller prior to the Effective Time by the Buyer Affiliates, substantially in the form attached hereto as Exhibit B-1.

  "Buyer Balance Sheet" shall have the meaning ascribed thereto in Section
3.05 hereof.

  "Buyer Common Stock" shall have the meaning ascribed thereto in Section 3.02(a) hereof.

  "Buyer Companies" shall have the meaning ascribed thereto in Section 3.13(a) hereof.

  "Buyer Disclosure Schedule" shall have the meaning ascribed thereto in
Section 3.01(b) hereof.

  "Buyer Pension Plans" shall have the meaning ascribed thereto in Section 3.14(a) hereof.

  "Buyer Reports" shall have the meaning ascribed thereto in Section 3.10 hereof.

  "Buyer Rights Agreement" shall mean that certain Rights Agreement which was adopted by the Buyer on November 27, 1990, as amended February 13, 1996.

  "Closing" shall mean the consummation of the Merger.

  "Closing Date" shall mean the time and date specified pursuant to Section
7.01 hereof as the time and date on which the parties hereto shall consummate the Merger.

  "CMPs" shall have the meaning ascribed thereto in Section 3.16 hereof.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Confidentiality Agreement" shall mean that certain letter agreement between the Buyer and the Seller dated July 27, 1998.

  "Consents" shall have the meaning ascribed thereto in Section 6.01(b) hereof.

  "DCL" shall mean the Delaware General Corporation Law.

  "Disclosure Schedules" shall mean the Buyer Disclosure Schedule and the Seller Disclosure Schedule, considered together.

  "D&O Insurance" shall have the meaning ascribed thereto in Section 5.14 hereof.

  "DPC Buyer Shares" shall have the meaning ascribed thereto in Section 3.12 hereof.

  "DPC Seller Shares" shall have the meaning ascribed thereto in Section 4.19 hereof.

  "Effective Time" shall mean the date and time at which the Merger has become effective pursuant to the applicable laws of the State of Delaware.

  "Eligible Window Employee" shall have the meaning ascribed thereto in
Section 5.12(h) hereof.

  "EPA" shall mean the United States Environmental Protection Agency.

  "Equity Investment" shall have the meaning set forth for such term as of the date hereof in the FDIC's rules and regulations regarding activities and investments of insured state banks at 12 C.F.R. (S) 362.2(k).

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Evergreen Retirement Plan" shall have the meaning ascribed thereto in
Section 5.12(h) hereof.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or either of the Federal Reserve Bank of Boston or New York, as applicable.

  "Filed Tax Returns" shall mean, with respect to the Buyer Companies or the Seller Companies, all Tax Returns that were required to be filed by any member of such group of Companies on or prior to the date hereof.

  "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

  "Hazardous Material" shall have the meaning ascribed thereto in Section 4.18(i) hereof.

  "Injunction" shall have the meaning ascribed thereto in Section 6.01(d) hereof.

  "Joint Proxy Statement" shall have the meaning ascribed thereto in Section 5.04(a) hereof.

  "Proxy Statement" shall have the meaning ascribed thereto in Section 5.04(a) hereof.

  "IRS" shall mean the United States Internal Revenue Service.

  "Loans" shall have the meaning ascribed thereto in Section 4.24 hereof.

  "Loan Property" shall have the meaning ascribed thereto in Section 4.18(i) hereof.

  "Massachusetts Board" shall mean the Board of Bank Incorporation of the Commonwealth of Massachusetts.

  "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on the business, results of operations or financial condition of such Person taken as a whole; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof by courts or governmental authorities (including changes in insurance deposit assessment rates and special assessments with respect thereto), (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies,
(c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions, and (e) the direct effects of compliance with this Agreement on the operating performance of the parties including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and the expenses associated with the termination of the Seller Benefit Plans as and to the extent contemplated herein.

  "Merger" shall have the meaning ascribed thereto in Article II hereof.

  "NASD" shall mean the National Association of Securities Dealers, Inc.

  "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotation system.

  "NYS Department" shall mean the New York State Banking Department, including, as applicable, the New York State Banking Board and the New York State Banking Superintendent.

  "NYSE" shall mean the New York Stock Exchange.

  "OCC" shall mean the United States Office of the Comptroller of the Currency.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Participation Facility" shall have the meaning ascribed thereto in Section 4.18(i) hereof.

  "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

  "Plan of Merger" shall mean that certain Agreement and Plan of Merger to be entered into by and among the Buyer, the Seller and the Merger Subsidiary at or prior to the Effective Time, substantially in the form attached hereto as Exhibit A.

  "Public Announcement" shall mean a written press release, public announcement or public information disclosure by the Seller or the Buyer or any of their subsidiaries relating to the Merger or the other transactions contemplated hereby.

  "Records" means all records and original documents in the Seller's possession which pertain to and are utilized by the Seller or any of its Significant Subsidiaries to administer, reflect, monitor, evidence or record information respecting its business and operations, including but not limited to all records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) Tax planning and payment of Taxes,
(c) personnel and employment matters, and (d) the business or conduct of the business of the Seller or any of its Significant Subsidiaries.

  "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in
Section 6.01(b) hereof.

  "SEC" shall mean the Securities and Exchange Commission.

  "S-4" shall have the meaning ascribed thereto in Section 5.04(a) hereof.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Seller" shall have the meaning ascribed thereto in the preamble to this Agreement and, in addition, shall mean throughout this Agreement, unless the context contemplates otherwise, the Seller and each of its subsidiaries, considered separately and on a consolidated basis.

  "Seller Affiliates" shall have the meaning ascribed thereto in Section 5.06(a) hereof.

  "Seller Affiliates Agreement" shall mean the form of written agreement to be executed and delivered to the Buyer prior to the Effective Time by the Seller Affiliates, substantially in the form attached hereto as Exhibit B-2.

  "Seller Balance Sheet" shall have the meaning ascribed thereto in Section
4.05 hereof.

  "Seller Benefit Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

  "Seller Common Stock" shall have the meaning ascribed thereto in Section 4.02(a) hereof.

  "Seller Companies" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

  "Seller Disclosure Schedule" shall have the meaning ascribed thereto in
Section 4.01(a) hereof.

  "Seller Option" shall mean the option granted to the Buyer pursuant to the Seller Option Agreement.

  "Seller Option Agreement" shall mean that certain Stock Option Agreement of even date herewith by and between the Seller and the Buyer in the form attached hereto as Exhibit C.

  "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

  "Seller Pension Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

  "Seller Profit Sharing Plan" shall have the meaning ascribed thereto in
Section 5.12(g) hereof.

  "Seller Reports" shall have the meaning ascribed thereto in Section 4.15 hereof.

  "Seller Rights Agreement" shall mean that certain rights agreement which was adopted by Seller on April 17, 1998 and amended on July 31, 1998.

  "Stockholders Agreement" shall mean that certain Stockholders Agreement dated as of the date hereof between the Buyer and the directors of the Seller substantially in the form attached hereto as Exhibit D.

  "Significant Subsidiary" shall mean, when used with reference to a party, any "significant subsidiary" of such party as such term is defined in Regulation S-X of the SEC, and with respect to the Seller, the term "Significant Subsidiary" shall mean Evergreen Bank, N.A.

  "subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

  "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

  "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

  "Termination Date" shall have the meaning ascribed thereto in Section 8.01(b) hereof.

  "Transaction Documents" shall mean this Agreement, the Confidentiality Agreement, the Plan of Merger, the Seller Option Agreement, the Stockholders Agreement, and each other agreement, document or instrument executed in connection herewith or therewith.

  "Transferred Employee" shall have the meaning ascribed thereto in Section 5.12(a) hereof.

  "Trust Account Shares" shall have the meaning ascribed thereto in Section
3.12 hereof.

                                  ARTICLE II

                                  The Merger

  Subject to the terms and conditions of this Agreement and the Plan of Merger, the Seller will merge with and into the Buyer (the "Merger"), with the Buyer being the surviving corporation, pursuant to the provisions of, and with the effect provided in, the DCL. The Plan of Merger provides for the terms and conditions of the Merger, including but not limited to the conversion and exchange of Seller Common Stock for Buyer Common Stock, all of which are incorporated herein and made a part of this Agreement by reference whether or not the Plan of Merger is executed on or subsequent to the date hereof.

                                  ARTICLE III

                  Representations And Warranties Of The Buyer

  The Buyer hereby represents and warrants to the Seller as follows:

  3.01 Corporate Organization.

  (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Buyer, a Material Adverse Effect. The Buyer is a bank holding company registered with the Federal Reserve Board under the BHCA.

  (b) Except as set forth in Section 3.01 of the disclosure schedule which is being delivered to the Seller together herewith (the "Buyer Disclosure Schedule"), the Buyer has no subsidiaries and no Equity Investments (other than its investments in such subsidiaries).

  (c) Each Significant Subsidiary of the Buyer is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of the Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each Significant Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would neither individually nor in the aggregate result in any Material Adverse Effect on the Buyer or such Significant Subsidiary.

  3.02 Capitalization.

  (a) The authorized capital stock of the Buyer consists of 70,000,000 shares of common stock, par value $1.00 per share ("Buyer Common Stock") and 500,000 shares of Preferred Stock, par value $0.01 per share ("Buyer Preferred Stock"). As of the close of business on July 28, 1998, there were 15,239,296 shares of Buyer Common Stock issued and outstanding. In addition, as of the close of business on July 28, 1998, there were 903,351 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options under the Buyer's 1997 Equity Compensation Plan and 148,772 shares reserved for issuance under the Buyer's Amended and Restated 1994 Deferred Compensation Plan for Directors and Selected Executives of Banknorth Group and Participating Affiliates. All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for rights issuable in accordance with the Buyer Rights Agreement or as referred to in this Section 3.02 or reflected in Section 3.02(a) of the Buyer Disclosure Schedule, the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Buyer Common Stock or any other equity security of the Buyer or any subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Common Stock or any other equity security of the Buyer or any subsidiary of the Buyer or obligating the Buyer to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. As of the date hereof there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer or any subsidiary of the Buyer.

  (b) Section 3.02(b) of the Buyer Disclosure Schedule lists each of the Significant Subsidiaries of the Buyer on the date of this Agreement and indicates for each such subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled by the Buyer; (ii) the jurisdiction of incorporation; and (iii) if the subsidiary is a depository institution, whether it is a member of the Federal Reserve System. Each of the subsidiaries of the Buyer that is a depository institution is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, and the deposits of each such depository institution are insured by the Bank Insurance Fund of the FDIC in accordance with the FDIA, and each such depository institution has paid all assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Buyer, threatened. No subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for a subsidiary of the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any equity security of the Buyer or of any subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Buyer to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any subsidiary of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer or any subsidiary of the Buyer. Except as may be provided under applicable law in the case of any subsidiary of the Buyer that is a bank, all of the shares of capital stock of each of the subsidiaries of the Buyer held by the Buyer are fully paid and nonassessable and owned by the Buyer free and clear of any claim, lien, encumbrance or agreement with respect thereto.

  3.03 Authority; No Violation.

  (a) The Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Buyer. The Board of Directors of the Buyer has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to the stockholders of the Buyer for approval at a meeting of such stockholders, and except for the adoption of this Agreement and the Plan of Merger by the Buyer's stockholders, no other corporate proceedings on the part of the Buyer are necessary to consummate any of the transactions so contemplated by the Transaction Documents. This Agreement and the Seller Option Agreement have been, and the Plan of Merger and the other Transaction Documents to be executed by the Buyer will be, duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) the Agreement constitutes and the Plan of Merger and such other Transaction Documents will constitute at the Closing, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

  (b) Neither the execution and delivery of any of the Transaction Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated thereby, nor compliance by the Buyer with any of the terms or provisions thereof, will (i) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or any of its subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of (A) the Certificate of Incorporation or other charter document of like nature or By-Laws of the Buyer, or such subsidiary, as the case may be, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not result, with respect to the Buyer or any Significant Subsidiary of the Buyer, in a Material Adverse Effect.

  3.04 Consents and Approvals. Except for consents, waivers or approvals of, or filings or registrations with, the Federal Reserve Board, the NYS Department, the Massachusetts Board, the SEC, Nasdaq, the Secretary of State of the State of Delaware, certain state "Blue Sky" or securities commissioners and the stockholders of the Buyer, and except as set forth in Section 3.04 of the Buyer Disclosure Schedule, no consents, waivers or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors of the Buyer) are necessary, in connection with (a) the execution and delivery by the Buyer of the Transaction Documents to which it is a party or (b) the consummation by the Buyer of the transactions contemplated by said agreements. The affirmative vote of holders of a majority of the outstanding shares of Buyer Common Stock taken at a meeting called for the purpose of voting in the Plan of Merger is the only vote of the holders of any class or series of capital stock or other securities of the Buyer necessary to approve of the Transaction Documents and the transactions contemplated thereby. Other than as publicly disclosed, the Buyer has no knowledge of any fact or circumstance relating to the Buyer or its subsidiaries that is reasonably likely to materially impede or delay receipt of any Consents of regulatory or governmental authorities or result in the imposition of a restriction or condition of the type referenced in Section 6.02(g) herein.

  3.05 Financial Statements. The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Buyer and its subsidiaries as of December 31 for the fiscal years 1995 through 1997, inclusive, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in the Annual Reports of the Buyer on Form 10-K for each of the three fiscal years ended December 31, 1995 through December 31, 1997 which were filed with the SEC under the Exchange Act in each case accompanied by the audit report of KPMG Peat Marwick LLP independent accountants for the Buyer, and (b) the unaudited consolidated balance sheets of the Buyer and its subsidiaries as of March 31, 1998 and March 31, 1997, the related unaudited consolidated statements of income and changes in stockholders' equity for the three months ended March 31, 1998 and March 31, 1997 and the related unaudited consolidated statements of cash flows for the three months ended March 31, 1998 and March 31, 1997, all as reported in the Buyer's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 filed with the SEC under the Exchange Act. The December 31, 1997 consolidated balance sheet (the "Buyer Balance Sheet") of the Buyer (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Buyer with the SEC after the date hereof will fairly present in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of the Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Except as set forth in Section 3.05 of the Buyer Disclosure Schedule, the books and records of the Buyer and its subsidiaries have been, and are being, maintained in accordance with GAAP in all material respects and applicable legal and regulatory requirements.

  3.06 Absence of Undisclosed Liabilities. None of the Buyer or any of its subsidiaries has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Buyer, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Buyer or any of its Significant Subsidiaries, except as disclosed or reflected in the Buyer Balance Sheet or any of the other financial statements of the Buyer described in Section 3.05 above.

  3.07 Broker's Fees. Neither the Buyer nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of Sandler O'Neill & Partners L.P. and for legal, accounting and other professional fees payable in connection with the Merger. The Buyer will be responsible for the payment of all such fees.

  3.08 Absence of Certain Changes or Events. Except as disclosed in the Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 or in any Current Reports of the Buyer on Form 8-K filed prior to the date of this Agreement, since December 31, 1997, the Buyer and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, financial condition or results of operations of the Buyer or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer.

  3.09 Legal Proceedings. There is no suit, action or proceeding pending or, to the best knowledge of the Buyer, threatened, against the Buyer or any subsidiary of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer or otherwise materially adversely affect the Buyer's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Buyer or any subsidiary of the Buyer having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

  3.10 Reports. Since January 1, 1995, the Buyer and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been or will be delivered by the Buyer to the Seller), (b) the Federal Reserve Board, (c) the FDIC, and (d) any applicable state securities or banking authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.11 Buyer Common Stock. The Buyer Common Stock to be issued pursuant to the Plan of Merger is duly authorized and, when issued at the Effective Time, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, with no personal liability attaching thereto.

  3.12 Ownership of Seller Common Stock. Neither the Buyer nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Seller (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares") and shares acquired in satisfaction of any debt previously contracted (any such shares, "DPC Seller Shares")), which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Seller entitled to vote generally in the election of directors.

  3.13 Taxes and Tax Returns.

  (a) Except where the failure to do so would not have a Material Adverse Effect, the Buyer and each of its subsidiaries (referred to for purposes of this Section 3.13, collectively, as the "Buyer Companies") have, since December 31, 1991, timely filed in substantially correct form all Filed Tax Returns.

  (b) Except as set forth in Section 3.13(b) of the Buyer Disclosure Schedule, the Buyer Companies have paid all Taxes shown as being due on the Filed Tax Returns.

  (c) Except as set forth in Section 3.13(c) of the Buyer Disclosure Schedule, no assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Filed Tax Returns, other than such additional Taxes as are being contested in good faith and which if determined adversely to the Buyer Companies would not have a Material Adverse Effect. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of the Buyer Companies, which if determined adversely to the Buyer Companies would have a Material Adverse Effect.

No Tax Return of any of the Buyer Companies is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Buyer Company.

  (d) Adequate provision has been made on the Buyer Balance Sheet for all Taxes of the Buyer Companies in respect of all periods through the date hereof.

  (e) Except with respect to intra-Buyer Company agreements made or required under the federal banking, bank holding company or consolidated tax return regulations, and except as set forth in Section 3.13(e) of the Buyer Disclosure Schedule, none of the Buyer Companies is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.

  (f) Except as set forth in Section 3.13(f) of the Buyer Disclosure Schedule, none of the Buyer Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which one of the Buyer Companies was the parent.

  (g) Except as set forth in Section 3.13(g) of the Buyer Disclosure Schedule, none of the Buyer Companies has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G.

  3.14 Employees.

  (a) To the best knowledge of the Buyer, the current value of the assets of each of the "employee pension benefit plans," as such term is defined in
Section 3 of ERISA, which is maintained or contributed to by the Buyer (each a "Buyer Pension Plan"), and which is subject to Title IV of ERISA, exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

  (b) To the best knowledge of the Buyer, each of the Buyer Pension Plans and each of the "employee welfare benefit plans" (the "Buyer Benefit Plans"), as such term is defined in Section 3 of ERISA, which is maintained or contributed to by the Buyer, has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws, except to the extent that non-compliance would not have a Material Adverse Effect on the Buyer, taken as a whole.

  (c) To the best knowledge of the Buyer, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Buyer Pension Plan.

  (d) To the best knowledge of the Buyer, each of the Buyer Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and the Buyer is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

  3.15 Agreements with Banking Authorities. Neither the Buyer nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and neither the Buyer nor any of its subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order.

  3.16 Compliance with Applicable Law. Each of the Buyer and each Significant Subsidiary thereof holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Buyer and each Significant Subsidiary thereof has complied with, and is not in violation of or default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Buyer or such Significant Subsidiary (other than where such default or noncompliance will not result in, or create the possibility of resulting in, a material limitation on the conduct of the business of the Buyer, will not cause, or create the possibility of causing, the Buyer or any Significant Subsidiary thereof to incur any financial penalty in excess of $20,000 (including but not limited to any civil money penalty or other monetary sanction under Section 8(i)(2) of the FDIA, 12 U.S.C.(S)1818(i)(2), or under any applicable state law ("CMPs")), and will not otherwise result, or create the possibility of resulting in, any Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer), and neither the Buyer nor any Significant Subsidiary of the Buyer has received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement, or the commencement of any proceeding in connection with any such violation (including but not limited to any hearing or investigation relating to the imposition or contemplated imposition of
CMPs), and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

  3.17 Year 2000 Compliance. The Buyer and the Buyer's subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by the Buyer and its subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and in conformity with applicable guidance from federal and state regulatory agencies except to the extent that noncompliance therewith does not and is not likely to result in a Material Adverse Effect with respect to Buyer or any of its Significant Subsidiaries.

  3.18 Environmental Matters.

  (a) Except as set forth in Section 3.18(a) of the Buyer Disclosure Schedule, the Buyer, each of its Significant Subsidiaries and the Participation Facilities (as such term is hereinafter defined) are and have been in material compliance with all applicable laws, rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

  (b) Except as set forth in Section 3.18(b) of the Buyer Disclosure Schedule, there is no suit, claim, action or proceeding now pending or, to the best knowledge of the Buyer, threatened, before any court, governmental agency or board or other forum in which the Buyer, any of its Significant Subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Buyer, any of its Significant Subsidiaries or any Participation Facility.

  (c) Except as set forth in Section 3.18(c) of the Buyer Disclosure Schedule, to the best knowledge of the Buyer, there is no suit, claim, action or proceeding pending, or threatened, before any court, governmental agency or board or other forum in which any Loan Property (as hereinafter defined) has been or, with respect to threatened proceedings, may be, named as a defendant or involved (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased, operated or involving a Loan Property.

  (d) Except as set forth in Sections 3.18(a), (b) and (c) of the Buyer Disclosure Schedule, to the best knowledge of the Buyer's management, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.18.

  (e) Except as set forth in Section 3.18(e) of the Buyer Disclosure Schedule, during and, to the best knowledge of the Buyer, prior to the period of (i) the ownership or operation by the Buyer or any of its

Significant Subsidiaries of any of their current properties, or (ii) the participation by the Buyer or any of its Significant Subsidiaries in the management of any Participation Facility, there has been no release of Hazardous Material in, on, under or affecting such properties, that would subject the Buyer or such Significant Subsidiary to any liability which would result in a Material Adverse Effect with respect to the Buyer or such Significant Subsidiary. Except as set forth in Section 3.18(e) of the Buyer Disclosure Schedule, to the best knowledge of the Buyer, none of the branch offices of any subsidiary or any other real property owned, operated or leased by the Buyer was at any time the site of any gas station, manufacturing plant or industrial business or activity or was at any time a site on which any Hazardous Material, was stored, produced or otherwise located.

  (f) The Buyer and its Significant Subsidiaries have asked for representations from borrowers and/or have conducted due diligence with respect to each of the Loan Properties in a manner consistent with industry practice at the time the loan was granted for secured loan transactions of the size and type of the loan for which such Loan Property was granted as security, and in the course thereof, or subsequent thereto, nothing has come to the attention of the Buyer or any of its Significant Subsidiaries which could be reasonably likely to prevent the Buyer or such Significant Subsidiary from exercising its right to foreclose on its security interest therein.

  (g) To the best knowledge of the Buyer, none of the disclosures set forth in
Section 3.18 of the Buyer Disclosure Schedule is reasonably likely to result in the closure of any of the branch offices of any of the Significant Subsidiaries of the Buyer or in a Material Adverse Effect with respect to the Buyer or any Significant Subsidiary.

  (h) To the best knowledge of the Buyer, the transactions contemplated herein are not subject to the provisions of any applicable environmental restrictive transfer law.

  (i) The following definitions apply for purposes of this Section 3.18: (i) "Loan Property" means any property in which the Buyer or any of its Significant Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which the Buyer or any of its Significant Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (iii) "Hazardous Material" means any pollutant, contaminant, hazardous material, hazardous waste, or hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., the Clean Water Act, 33 U.S.C. (S)1321, et seq., or any other federal, state or local law relating to safety, health, or environmental protection or any regulations promulgated under any of the foregoing, and specifically includes oil and any other petroleum derived products, asbestos, polychlorinated biphenyls (PCB's) and, with respect to any residential property, lead paint and radon.

  3.19 Regulatory Capital. As of the date hereof, without giving effect to the transactions contemplated hereby, the subsidiaries of the Buyer which are "insured depository institutions" (a) are "well capitalized," as defined in the FDIA, and (b) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over such Persons. No such regulator has indicated that it will condition any of the regulatory approvals upon an increase in any such Person's capital or compliance with any special capital requirement, standard or ratio.

  3.20 CRA Rating. Each subsidiary of the Buyer which is an "insured depository institution" was rated "Satisfactory" or better following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Neither the Buyer nor any of such subsidiaries has received any notice of and none of such Persons has any knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

  3.21 Buyer Information. The information relating to the Buyer and its subsidiaries to be contained in the Joint Proxy Statement and the S-4, as described in Section 5.04 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

  3.22 Disclosure. To the best knowledge of the Buyer, all information material to the Merger and the transactions contemplated by this Agreement, or which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, has been disclosed in writing to the Seller.

                                  ARTICLE IV

                 Representations And Warranties Of The Seller

  The Seller hereby represents and warrants to the Buyer as follows:

  4.01 Corporate Organization.

  (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Seller, any Material Adverse Effect. The Seller is a bank holding company registered with the Federal Reserve Board under the BHCA.

  (b) Except as set forth in Section 4.01 of the disclosure schedule delivered to the Buyer together herewith (the "Seller Disclosure Schedule"), the Seller has no subsidiaries and no Equity Investments (other than its investments in such subsidiaries).

  (c) Each Significant Subsidiary of the Seller is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of the Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each Significant Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would, neither individually nor in the aggregate, result in any Material Adverse Effect on the Seller or such Significant Subsidiary.

  (d) The minute books of the Seller contain complete and accurate records of all corporate actions taken since January 1, 1996 to date by the stockholders and Board of Directors of the Seller.

  4.02 Capitalization.

  (a) The authorized capital stock of the Seller consists of 20,000,000 shares of common stock, par value $3.33 1/3 per share ("Seller Common Stock"). As of the close of business on July 28, 1998, there were 8,784,976 shares of Seller Common Stock issued and outstanding. In addition, as of the close of business on July 28, 1998, there were 553,925 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding stock options and incentive plans and 150,000 shares of Seller Common Stock reserved for issuance under the Seller's Employee Stock Purchase Plan. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for rights issuable in accordance with the Seller Rights Agreement, the Seller Option Agreement, or as referred to in this Section 4.02, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or any other equity security of the Seller or any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or any other equity security of the Seller or any subsidiary of the Seller or obligating the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. As of the date hereof, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any subsidiary of the Seller. In addition, Section 4.02(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, the number of shares of Seller Common Stock subject to outstanding stock options, the various dates on which such options were granted, the various exercise prices for such options, the number of shares subject to such options that are currently vested and the vesting schedule for the balance of shares subject to such options that are not currently vested.

  (b) Section 4.02(b) of the Seller Disclosure Schedule lists each of the Significant Subsidiaries of the Seller as of the date of this Agreement and indicates for each such subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled by the Seller; (ii) the jurisdiction of incorporation; and (iii) if the subsidiary is a depository institution, whether it is a member of the Federal Reserve System. Each of the subsidiaries of the Seller that is a depository institution is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, and the deposits of each such depository institution are insured by the Bank Insurance Fund of the FDIC in accordance with the FDIA. Each such depository institution has paid all assessments and filed all reports required by the FDIA. As of the date hereof no proceedings for the revocation or termination of such deposit insurance are pending or to the knowledge of the Seller, threatened. Except as to the 12% Series A Preferred Stock of Evergreen Realty Funding Corp., a subsidiary of Evergreen Bank, N.A., no subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for a subsidiary of the Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any equity security of the Seller or of any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any subsidiary of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any subsidiary of the Seller. Except as may be provided under applicable law in the case of any subsidiary of the Seller that is a bank, all of the shares of capital stock of each of the subsidiaries held by the Seller are fully paid and nonassessable and owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

  4.03 Authority; No Violation.

  (a) The Seller has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Seller. The Board of Directors of the Seller has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and, except for the adoption of this Agreement and the Plan of Merger by its stockholders, no other corporate proceedings on the part of the Seller are necessary to consummate any of the transactions so contemplated by the Transaction Documents. This Agreement and the Seller Option Agreement have been, and the Plan of Merger and the other Transaction Documents to be executed by the Seller will be, prior to the Closing Date, duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer) the Agreement constitutes and the Plan of Merger and such other Transaction Documents will constitute at the Closing, the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

  (b) Neither the execution and delivery of any of the Transaction Documents by the Seller, nor the consummation by the Seller of the transactions contemplated thereby, nor compliance by the Seller with any of the terms or provisions thereof, will (i) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Seller or any of its subsidiaries under, any of the terms, conditions or provisions of
(A) the Certificate of Incorporation or other charter document of like nature or By-Laws of the Seller or such subsidiary, as the case may be, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not result, with respect to the Seller or any Significant Subsidiary of the Seller, in any Material Adverse Effect.

  4.04 Consents and Approvals. Except as set forth in Section 4.04 of the Seller Disclosure Schedule and except for consents, waivers, approvals of, or filings or registrations with, the Federal Reserve Board, the NYS Department, the SEC, the Secretary of State of the State of Delaware, Nasdaq, certain state "Blue Sky" or securities commissioners and the stockholders of the Seller, and except as set forth in Section 4.04 of the Seller Disclosure Schedule, no consents, waivers or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors of the Seller or any subsidiary of the Seller) are necessary, in connection with
(a) the execution and delivery by the Seller of the Transaction Documents to which it is a party or (b) the consummation by the Seller of the transactions contemplated by such agreements. The affirmative vote of holders of a majority of the outstanding shares of Seller Common Stock taken at a meeting called for the purpose of voting on the Plan of Merger is the only vote of the holders of any class or series of capital stock or other securities of the Seller necessary to approve of the Transaction Documents and the transactions contemplated thereby. Other than as publicly disclosed, the Seller has no knowledge of any fact or circumstance relating to the Seller or its subsidiaries that is reasonably likely to materially impede or delay receipt of any Consents of regulatory or governmental authorities or result in the imposition of a restriction or condition of the type referenced in Section 6.02(g) herein.

  4.05 Financial Statements. The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of December 31 for the fiscal years 1995 through 1997, inclusive, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in the Annual Reports of the Seller on Form 10-K for each of the three fiscal years ended December 31, 1995 through December 31, 1997 which were filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent accountants for the Seller, and (b) the unaudited consolidated balance sheets of the Seller and its subsidiaries as of March 31, 1998, the related unaudited consolidated statements of operations and changes in stockholders' equity for the three months ended March 31, 1998 and March 31, 1997 and the related unaudited consolidated statements of cash flows for the three months ended March 31, 1998 and March 31, 1997, all as reported in the Seller's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 filed with the SEC under the Exchange Act. The December 31, 1997 consolidated balance sheet (the "Seller Balance Sheet") of the Seller (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports in all material respects on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements

(including the related notes, where applicable) has been and will be prepared in accordance with GAAP in all material respects during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Except as set forth in Section 4.05 of the Seller Disclosure Schedule, the books and records of the Seller and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

  4.06 Absence of Undisclosed Liabilities. None of the Seller or any of its subsidiaries has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Seller, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Seller or any of its Significant Subsidiaries, except as disclosed or reflected in the Seller Balance Sheet or any of the other financial statements described in Section 4.05 above.

  4.07 Broker's Fees. Neither the Seller nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of Keefe Bruyette & Woods, Inc. and except for legal, accounting and other professional fees payable in connection with the Merger. The Seller will be responsible for the payment of all such fees.

  4.08 Absence of Certain Changes or Events. Except as disclosed in the Seller's Quarterly Report on Form 10-Q for the three (3) months ended March 31, 1998 or in any Current Reports of the Seller on Form 8-K filed prior to the date of this Agreement, since December 31, 1997, the Seller and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller or any Significant Subsidiary of the Seller.

  4.09 Legal Proceedings. Except as set forth in Section 4.09 of the Seller Disclosure Schedule, there is no suit, action or proceeding pending or, to the best knowledge of the Seller, threatened, against the Seller or any subsidiary of the Seller or challenging the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller or any Significant Subsidiary of the Seller or otherwise materially adversely affect the Seller's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Seller or any subsidiary of the Seller having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

  4.10 Taxes and Tax Returns.

  (a) Except where the failure to do so would not have a Material Adverse Effect, the Seller and each of its subsidiaries (referred to for purposes of this Section 4.10, collectively, as the "Seller Companies") have, since December 31, 1991, timely filed in substantially correct form all Filed Tax Returns.

  (b) The Seller Companies have paid all Taxes shown as being due on the Filed Tax Returns.

  (c) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Filed Tax Returns, other than such additional Taxes as are being contested in good faith and which if determined adversely to the Seller Companies would not have a Material Adverse Effect. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of the Seller Companies, which if determined adversely to the Seller Companies would have a Material Adverse Effect. Except as set forth in
Section 4.10(c) of the Seller Disclosure Schedule, no Tax Return of any of the Seller Companies is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Seller Company.

  (d) Adequate provision has been made on the Seller Balance Sheet for all Taxes of the Seller Companies in respect of all periods through the date hereof.

  (e) Except with respect to intra-Seller Company agreements made or required under the federal banking, bank holding company, or consolidated tax return regulations, none of the Seller Companies is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.

  (f) None of the Seller Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which one of the Seller Companies was the parent.

  (g) Except as set forth in Section 4.10(g) of the Seller Disclosure Schedule, none of the Seller Companies has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G.

  4.11 Employees.

  (a) Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan," as such term is defined in
Section 3 of ERISA (the "Seller Pension Plans"), "employee welfare benefit plan," as such term is defined in Section 3 of ERISA (the "Seller Benefit Plans"), stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or any subsidiary thereof, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any subsidiary thereof (collectively, the "Seller Other Plans").

  (b) Prior to the date hereof, the Seller has made available to the Buyer a complete and accurate copy of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans:
(i) plan document; (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

  (c) To the best knowledge of the Seller, the value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA will exceed as of the Effective Time that plan's "Benefit Liabilities" as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors used in the most recent actuarial valuation for each such plan.

  (d) To the best knowledge of the Seller, each of the Seller Pension Plans and each of the Seller Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws, except to the extent that non-compliance would not have a Material Adverse Effect on the Seller, taken as a whole.

  (e) To the best knowledge of the Seller, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Seller Pension Plan.

  (f) The Seller and its subsidiaries have made or provided for all contributions to the Seller Pension Plans required thereunder or by Section 412 of the Code.

  (g) Other than as set forth in Section 4.11(g) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries contributes or has contributed to any multiple employer pension plan, any plan described in
Section 4063(a) of ERISA, or to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

  (h) To the best knowledge of the Seller, each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and the Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

  (i) Except as set forth in Section 4.11(i) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

  4.12 Agreements with Banking Authorities. Neither the Seller nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and neither the Seller nor any of its subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order.

  4.13 Material Agreements. Except as set forth in any of the Seller Disclosure Schedules or the index of exhibits in the Seller's Annual Report on Form 10-K for the year ended December 31, 1997, as of the date of this Agreement, except for this Agreement and the other Transaction Documents, neither the Seller nor any of its subsidiaries is a party to or is bound by
(a) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Seller or any Significant Subsidiary of the Seller, except those entered into in the ordinary course of business; (b) any written (or oral, if material) agreement, arrangement, or commitment relating to the employment of any person or the election or retention in office or severance of any present or former director or officer of the Seller or any of its subsidiaries; (c) any contract, agreement, or understanding with any labor union; (d) any agreement by and among the Seller, its subsidiaries and/or any affiliate thereof, or (e) any contract or agreement or amendment thereto that would be required to be filed as an Exhibit to a Form 10-K filed by the Seller as of the date hereof that has not been filed as an Exhibit to the Form 10-K filed by it for 1997.

  4.14 Ownership of Property. Section 4.14 of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned, leased or operated by the Seller or its subsidiaries (including all of the branches of the Seller's subsidiary bank and all of the Seller's properties acquired by foreclosure proceedings in the ordinary course of business but excluding any specific listing of any real property carried at nominal value, for which only a generic description will be included on such schedule) as of the date hereof. The Seller directly or indirectly through its subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, including, without limitation, the capital stock of its subsidiaries and all other assets and properties reflected in its consolidated balance sheet as of March 31, 1998, or acquired subsequent thereto subject to no encumbrances, customary utility easements, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet and not otherwise prohibited by the terms hereof, (b) dispositions for adequate consideration in the ordinary course of business or as expressly permitted by the terms hereof, (c) statutory liens for amounts not yet delinquent or which are being contested in good faith, (d) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to, any Federal Reserve Bank or Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a subsidiary acting in a fiduciary capacity, and (e) such encumbrances, liens, mortgages, security interests, and pledges that are not material in character, amount or extent. Neither the Seller nor any of its subsidiaries has received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation, or requirement relating to its properties, except as set forth in Section 4.14 of the

Seller Disclosure Schedule. The Seller and its subsidiaries as lessees have the right under valid and existing leases to occupy, use, possess and control all property leased by the Seller and its subsidiaries as presently occupied, used, possessed and controlled by the Seller and its subsidiaries. Neither the Seller nor any of its subsidiaries is in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute a default, under any leases pursuant to which the Seller or any of its subsidiaries leases any real property, except for such defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by any such lease or would not result in a material liability to the Seller or any Significant Subsidiary of the Seller which is not reflected on the consolidated balance sheet of the Seller dated as of June 30, 1998. All such leases constitute legal, valid and binding obligations of the Seller or its subsidiaries and, to the knowledge of the Seller, the other party thereto, enforceable by the Seller or such subsidiary in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies. Section 4.14 of the Seller Disclosure Schedule sets forth the expiration date and renewal terms of each such lease. Neither the Seller nor any of its subsidiaries has received notice of, or made a claim with respect to, any breach or default under any leases pursuant to which the Seller or any of its subsidiaries lease any real property.

  4.15 Reports. Since January 1, 1995, the Seller and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been or will be delivered by the Seller to the Buyer), (b) the Federal Reserve Board, (c) the FDIC or OCC, as applicable, and (d) any applicable state securities or banking authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "Seller Reports"). As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact.

  4.16 Compliance with Applicable Law. Each of the Seller and each Significant Subsidiary thereof holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Seller and each Significant Subsidiary thereof has complied with, and is not in violation of or default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller or such Significant Subsidiary (other than where such default or noncompliance will not result in, or create the possibility of resulting in, a material limitation on the conduct of the business of the Seller, or will not cause, or create the possibility of causing, or create the possibility of resulting in any Material Adverse Effect on the Seller or any Significant Subsidiary of the Seller), and neither the Seller nor any Significant Subsidiary of the Seller has received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement, or the commencement of any proceeding in connection with any such violation (including but not limited to any hearing or investigation relating to the imposition or contemplated imposition of CMPs), and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

  4.17 Year 2000 Compliance. The Seller and the Seller's subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by the Seller and its subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and in conformity with applicable guidance from federal and state regulatory agencies except to the extent that noncompliance therewith does not and is not likely to result in a Material Adverse Effect with respect to Seller or any of its Significant Subsidiaries.

  4.18 Environmental Matters.

  (a) Except as set forth in Section 4.18(a) of the Seller Disclosure Schedule, the Seller, each of its Significant Subsidiaries and the Participation Facilities (as such term is hereinafter defined) are and have been in material compliance with all applicable laws, rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

  (b) Except as set forth in Section 4.18(b) of the Seller Disclosure Schedule, there is no suit, claim, action or proceeding now pending or, to the best knowledge of the Seller, threatened, before any court, governmental agency or board or other forum in which the Seller, any of its Significant Subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Seller, any of its Significant Subsidiaries or any Participation Facility.

  (c) Except as set forth in Section 4.18(c) of the Seller Disclosure Schedule, to the best knowledge of the Seller, there is no suit, claim, action or proceeding pending, or threatened, before any court, governmental agency or board or other forum in which any Loan Property (as hereinafter defined) has been or, with respect to threatened proceedings, may be, named as a defendant or involved (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased, operated or involving a Loan Property.

  (d) Except as set forth in Sections 4.18(a), (b) and (c) of the Seller Disclosure Schedule, to the best knowledge of the Seller's management, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.18.

  (e) Except as set forth in Section 4.18(e) of the Seller Disclosure Schedule, during and, to the best knowledge of the Seller, prior to the period of (i) the ownership or operation by the Seller or any of its Significant Subsidiaries of any of their current properties, or (ii) the participation by the Seller or any of its Significant Subsidiaries in the management of any Participation Facility, there has been no release of Hazardous Material in, on, under or affecting such properties, that would subject the Seller or such Significant Subsidiary to any liability which would result in a Material Adverse Effect with respect to the Seller or such Significant Subsidiary. Except as set forth in Section 4.18(e) of the Seller Disclosure Schedule, to the best knowledge of the Seller, none of the branch offices of any subsidiary or any other real property owned, operated or leased by the Seller was at any time the site of any gas station, manufacturing plant or industrial business or activity or was at any time a site on which any Hazardous Material, was stored, produced or otherwise located.

  (f) The Seller and its Significant Subsidiaries have asked for representations from borrowers and/or have conducted due diligence with respect to each of the Loan Properties in a manner consistent with industry practice at the time the loan was granted for secured loan transactions of the size and type of the loan for which such Loan Property was granted as security, and in the course thereof, or subsequent thereto, nothing has come to the attention of the Seller or any of its Significant Subsidiaries which could be reasonably likely to prevent the Seller or such Significant Subsidiary from exercising its right to foreclose on its security interest therein.

  (g) To the best knowledge of the Seller, none of the disclosures set forth in Section 4.18 of the Seller Disclosure Schedule is reasonably likely to result in the closure of any of the branch offices of any of the Significant Subsidiaries of the Seller or in a Material Adverse Effect with respect to the Seller or any Significant Subsidiary.

  (h) To the best knowledge of the Seller, the transactions contemplated herein are not subject to the provisions of any applicable environmental restrictive transfer law.

  (i) The following definitions apply for purposes of this Section 4.18: (i) "Loan Property" means any property in which the Seller or any of its Significant Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which the Seller or any of its Significant Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (iii) "Hazardous Material" means any pollutant, contaminant, hazardous material, hazardous waste, or hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et seq., the Clean Water Act, 33 U.S.C. (S)1321, et seq., or any other federal, state or local law relating to safety, health, or environmental protection or any regulations promulgated under any of the foregoing, and specifically includes oil and any other petroleum derived products, asbestos, polychlorinated biphenyls (PCB's) and, with respect to any residential property, lead paint and radon.

  4.19 Ownership of Buyer Common Stock. As of the date hereof, neither the Seller nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Buyer (other than Trust Account Shares and shares acquired in satisfaction of any debt previously contracted (any such shares, "DPC Buyer Shares")), which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Buyer entitled to vote generally in the election of directors.

  4.20 Insurance. The Seller and its subsidiaries maintain the insurance coverages set forth in Section 4.20 of the Seller Disclosure Schedule. The Seller has made available to the Buyer copies of policies relating to insurance maintained by the Seller or its subsidiaries with respect to their properties and the conduct of their respective businesses.

  4.21 Labor. No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a Material Adverse Effect with respect to the Seller or any of its Significant Subsidiaries. No employees of the Seller or any of its subsidiaries are represented by any labor union, and, to the best knowledge of the Seller, no labor union is attempting to organize employees of the Seller or any of its subsidiaries.

  4.22 Material Interests of Certain Persons. Except as disclosed in Section
4.22 of the Seller Disclosure Schedule, no officer or director of the Seller, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange
Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller or any of its subsidiaries.

  4.23 Absence of Registration Obligations. Neither the Seller nor any of its subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act which will survive the Merger.

  4.24 Loans. All currently outstanding loans of, or current extensions of credit by, the Seller or any of its Significant Subsidiaries (individually, a "Loan," and collectively, the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder and applicable loan policies of the Person extending the same, except for such changes to the circumstances of the obligor thereunder or the collateral occurring subsequent to the origination thereof and over which the Seller or such subsidiary had no control, and except where noncompliance would not result in a Material Adverse Effect with respect to Seller or any of its Significant Subsidiaries. The Loans are adequately documented and, to the best knowledge of the Seller, each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller or any of its Significant Subsidiaries. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the records of the Seller or such subsidiary, and no claims of defense as to the enforcement of any Loan has been asserted and the Seller is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, except where such modifications, amendments, additional agreements, claims of defense, or acts or omissions would not have, either individually or in the aggregate, a Material Adverse Effect with respect to the Seller or any of its Significant Subsidiaries. The Seller and its Significant Subsidiaries currently maintain, and shall continue to maintain, an allowance for loan losses allocable to the Loans which, in Seller's reasonable judgment, is adequate to provide for all known and reasonably estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any governmental authorities having jurisdiction with respect to the Seller or any such subsidiary. Except as set forth in Section 4.24 of the Seller Disclosure Schedule, none of the Loans are presently serviced by third parties and, other than pursuant to obligations in accordance with sales contracts entered into in the ordinary course of business and consistent with past practice, there is no obligation which could result in any Loan becoming subject to any third party servicing.

  4.25 Regulatory Capital. As of the date hereof, without giving effect to the transactions contemplated hereby, the subsidiaries of the Seller which are "insured depository institutions" (a) are "well capitalized," as defined in the FDIA, and (b) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over such Persons. No such regulator has indicated that it will condition any of the regulatory approvals upon an increase in any such Person's capital or compliance with any special capital requirement, standard or ratio.

  4.26 CRA Rating. Each subsidiary of the Seller which is an "insured depository institution" was rated "Satisfactory" or better following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Neither the Seller nor any of such subsidiaries has received any notice of and none of such Persons has any knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

  4.27 Seller Information. The information relating to the Seller and its subsidiaries to be contained in the Joint Proxy Statement as described in
Section 5.04 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Seller, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

  4.28 Disclosure. To the best knowledge of the Seller, all information material to the Merger and the transactions contemplated by this Agreement, or which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, has been disclosed in writing to the Buyer.

                                   ARTICLE V

                           Covenants Of The Parties

  5.01 Conduct of the Business of Seller. During the period from the date of this Agreement to the earlier of the Effective Time or the date of termination of this Agreement, the Seller:

  (a) shall, and shall cause each of its subsidiaries to, conduct its business and engage in transactions, only in the ordinary and usual course of business consistent with past practices, which shall mean (i) conducting its banking and other business in the ordinary and usual course, (ii) refraining from any of the activities described in Section 5.01(b) below, (iii) not entering into any material transactions except in the ordinary and usual course of business consistent with past practices and (iv) complying with the following covenants:

    (A) maintaining its corporate existence and good standing, except where any failure to maintain such good standing does not or would not have a Material Adverse Effect on the Seller or any of its Significant
  Subsidiaries;

    (B) using reasonable efforts to maintain and keep its properties in as good repair and condition in all material respects as they presently exist, except for ordinary wear and tear and damage due to casualty;

    (C) using reasonable efforts to maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that now maintained by it;

    (D) complying with and performing in all material respects its obligations and duties (y) under contracts, leases and documents relating to or affecting its assets, properties and business and (z) imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities, judicial orders, judgments, decrees and similar determinations; and

    (E) using reasonable efforts to preserve its business organization intact and the goodwill of those having business relationships with the Seller or any of the Seller's subsidiaries, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

  (b) shall not and shall not permit any of its subsidiaries to, without the prior written consent of the Buyer, which shall not unreasonably be withheld:

      (i) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its businesses consistent with past practices;

      (ii) offer an interest rate with respect to any deposit that would constitute such deposit a "brokered deposit" under C.F.R. (S)
    337.6(a)(1)(ii);

      (iii) except in the ordinary, regular and usual course of business consistent with past practices, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets; provided that the Seller and its subsidiaries may acquire and dispose of loans and investment securities in the ordinary course of business consistent with past practice;

      (iv) file any application to open, close or relocate any branch office;

      (v) open, close, relocate, or give any notice (written or verbal) to customers or governmental authorities or agencies to open, close or relocate the operations of any branch office; or

      (vi) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practice;

  (c) shall, at the Buyer's request and expense, use its reasonable best efforts to cooperate with the Buyer with respect to preparation for the combination and integration as of the Effective Time of the businesses, systems and operations of the Buyer and the Seller, and shall confer on a regular and frequent basis with one or more representatives of the Buyer to report on operational and related matters;

  (d) shall not declare or pay any dividends on or make any other distributions in respect of Seller Common Stock, except for regular quarterly cash dividends on Seller Common Stock at a rate not in excess of the Seller's current dividend rate and subject to the terms of Section 5.18 hereof;

  (e) from and after June 30, 1998, shall not have adopted or amended (other than amendments required by applicable law or amendments that reduce amounts payable by it or its subsidiaries) in any material respect any Seller Pension Plan, any Seller Benefit Plan or any Seller Other Plan or entered (or permitted any of its subsidiaries to enter) into any employment, retention, severance or similar contract with any person (including, without limitation, contracts with management which might require that payments be made upon the consummation of the transactions contemplated hereby) or amended any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or granted or permitted any increase in compensation to its or its subsidiaries' employees as a class or paid any bonus except as provided in Section 5.12(f) hereof;

  (f) except as permitted in Section 5.01(b)(iii), shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights;

  (g) shall not propose or adopt amendments to its or any of its subsidiaries' Certificates of Incorporation or By-Laws;

  (h) shall not issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock), except for the sale of up to 50,000 shares of Seller Common Stock pursuant to the Seller's Employee Stock Purchase Plan and except upon exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, dividend reinvestment plans, or the terms of convertible securities, all to the extent outstanding or in existence on the date hereof, and except upon exercise of the Seller Option, as applicable, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it existed on June 30, 1998;

  (i) shall not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

  (j) shall not purchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity or in satisfaction of debts previously contracted;

  (k) shall not impose, or suffer the imposition, on any share of capital stock held by it or by any of its subsidiaries of any material lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

  (l) shall not incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, which shall include but not necessarily be limited to creation of deposit liabilities, Federal Home Loan Bank advances, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements or other similar arrangements commonly employed by banks;

  (m) except as set forth in Section 5.01(m) of the Seller Disclosure Schedule, shall not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, and, in all cases, the Seller agrees to consult with the Buyer with respect to capital expenditures that individually exceed $50,000 or cumulatively exceed $200,000;

  (n) shall not, except as expressly contemplated hereby, enter into any contract with any affiliate except normal banking services and continuations of existing contractual relationships which have been disclosed to Buyer;

  (o) shall not, except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any changes in any of its material leases or contracts, other than renewals of contracts for less than a two (2) year period and, subject to the provisions of Section 5.17 hereof, leases without material adverse change of terms;

  (p) shall not, other than in prior consultation with the other party to this Agreement or except in the ordinary course of business and consistent with past practice, restructure or materially change its investment securities portfolio or its "gap position" through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

  (q) shall not agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any of its representations or warranties contained herein untrue or incorrect in any material respect.

  5.02 Access to Properties and Records; Confidentiality. The Seller shall permit the Buyer reasonable access to its properties and those of its subsidiaries, and shall disclose and make available to the Buyer all Records, including all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Seller and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, By-Laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers (to the extent consent from such accountants is obtained), litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may reasonably have an interest in light of the transactions contemplated hereby. The Seller shall make arrangements with each third party provider of services to the Seller to permit the Buyer reasonable access to all of the Seller's Records held by each such third party. The Buyer shall permit the Seller reasonable access to such properties and records of the Buyer and/or its subsidiaries in which the Seller may reasonably have an interest in light of the transactions contemplated hereby. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement where access to information may be adverse to the interests of such party. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply and both parties hereunder shall continue to be subject to the provisions of the Confidentiality Agreement.

  5.03 No Solicitation. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 8.01 hereof, neither the Seller nor any of its subsidiaries shall (and the Seller and each of its subsidiaries shall use its best efforts to cause its Representatives, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or, subject to the fiduciary obligations of the Seller's Board of Directors (as determined in good faith in consultation with outside counsel), provide any information to, any corporation, partnership, person or other entity or group (other than the Buyer and its affiliates or Representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving the Seller or any of its subsidiaries (an "Acquisition Transaction"), provided that in accordance with the fiduciary obligations of the Seller's Board of Directors, the Seller may participate in discussions in the event that the Seller did not solicit or initiate such discussions with respect to Acquisition Transactions. Notwithstanding the foregoing, nothing contained in this Section 5.03 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Seller's stockholders which, in the judgment of the Board of Directors determined in good faith in consultation with outside counsel, may be required under applicable law. The Seller will immediately communicate to the Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition

Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of the Seller's receipt of any such proposal or inquiry) or its receipt of any request for information from the Federal Reserve Board, the OCC, the NYS Department, or any other governmental agency or authority with respect to a proposed Acquisition Transaction.

  5.04 Regulatory Matters; Consents.

  (a) The Buyer and the Seller shall cooperate in the prompt preparation and filing with the SEC of a joint proxy statement in definitive form relating to the meetings of the Buyer's and the Seller's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the Buyer shall promptly prepare and file with the SEC a registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus. Each of the Buyer and the Seller shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Buyer and the Seller shall thereafter mail the Joint Proxy Statement to their respective stockholders. The Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Buyer and the Seller shall each furnish to the other all information concerning itself and the holders of its Common Stock as may be reasonably requested in connection with any such action.

  (b) The Seller and the Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Seller or the Buyer, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any government regulatory body, department, agency or authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and government regulatory bodies, departments, agencies or authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (c) The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of the Buyer, the Seller or any of their respective subsidiaries to any governmental regulatory body, department, agency or authority in connection with the Merger and the other transactions contemplated by this Agreement.

  (d) The Seller and the Buyer shall promptly advise each other upon receiving any communication from any government regulatory body, department, agency or authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that such requisite approval will not be obtained or that the receipt of such approval will be materially delayed.

  (e) Each of the Seller and the Buyer will cooperate with the other and use all reasonable efforts to prepare all necessary documentation, to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

  (f) The Buyer shall prepare and file as soon as practicable and the Seller shall cooperate in the preparation and, where appropriate, filing of, applications requesting the Consents (as contemplated in Section 6.01(b) herein), from all required governmental or regulatory authorities or agencies. The Buyer shall provide the Seller and its counsel with copies of such applications for comment prior to the filing thereof. The parties shall immediately upon receipt deliver to each other copies of all filings, correspondence and orders to and from such governmental or regulatory authorities or agencies transmitted or received in connection with the transactions contemplated hereby.

  5.05 Approval of Stockholders. Each party hereto will (a) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the Merger, and for such other purposes as may be necessary or desirable, (b) recommend to its stockholders the approval of the aforementioned matters to be submitted by it to its stockholders (subject to compliance with their fiduciary duties as determined in good faith in consultation with outside counsel), and (c) cooperate and consult with the other with respect to each of the foregoing matters.

  5.06 Agreements of Affiliates; Publication of Combined Financial Results.

  (a) The Seller shall identify in a letter to the Buyer, after consultation with counsel, all Persons who, at the time of the meeting of its stockholders referred to in Section 5.05 hereof, it believes may be deemed to be "affiliates" of the Seller, as that term is defined for purposes of paragraphs
(c) and (d) of Rule 145 under the Securities Act and SEC Accounting Series Releases 130 and 135 (the "Seller Affiliates"). The Seller shall use all reasonable efforts to cause each Person who is identified as a Seller Affiliate in the letter referred to above to deliver to the Buyer at least forty (40) days prior to the Effective Time an executed copy of the Seller Affiliates Agreement. Prior to the Effective Time, the Seller shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Seller Affiliate to execute a copy of the Seller Affiliates Agreement.

  (b) The Buyer shall identify in a letter to the Seller, after consultation with counsel, all Persons who, at the time of the meeting of its stockholders referred to in Section 5.05 hereof, it believes may be deemed to be "affiliates" of the Buyer, as that term is defined for purposes of SEC Accounting Series Releases 130 and 135 (the "Buyer Affiliates"). The Buyer shall use all reasonable efforts to cause each Person who is identified as a Buyer Affiliate in the letter referred to above to deliver to the Seller at least forty (40) days prior to the Effective Time an executed copy of the Buyer Affiliates Agreement. Prior to the Effective Time, the Buyer shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Buyer Affiliate to execute a copy of the Buyer Affiliates Agreement.

  (c) The Buyer shall use its best efforts to publish, no later than thirty
(30) days after the end of the first month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

  5.07 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or to vest the Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of the Seller. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of the Seller, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  5.08 Public Announcements. From the date of this Agreement to the Closing Date, neither of the parties hereto shall make or send a Public Announcement unless the other party shall have first been afforded reasonable opportunity to review and comment on the text of such Public Announcement prior to the delivery of the same; provided, however, that nothing in this Section shall prohibit any party hereto from making any Public Announcement which its legal counsel deems necessary under law, if it makes a good faith effort to obtain the other party's comments on the text of the Public Announcement before making it public.

  5.09 Post-Closing Governance. From and after the Effective Time, the Board of Directors of the Buyer shall be expanded by three members and Mr. George W. Dougan and two (2) additional individuals selected by the Seller and approved of by the Buyer in its reasonable business judgment prior to the Effective Time shall be appointed as directors of the Buyer and shall resign any offices they may hold at any subsidiary of the Seller. The directors selected by the Seller to serve as directors of the Buyer shall be divided equally among the three classes of directors of the Buyer, with Mr. Dougan to be appointed vice chairman of the Board and to serve in the class of directors whose term comes up for reelection in the year 2001. At the Effective Time, the Board of Directors of the subsidiary of the Seller which is a depository institution shall consist of those pre-existing directors of such subsidiary who are not appointed directors of Buyer under this Section and such additional persons as shall be designated by the Buyer prior to the Effective Time. At the Effective Time, the President and Chief Executive Officer of such subsidiary shall be a person selected by the Seller and approved by the Buyer in its reasonable business judgment from among the senior executive officers of such subsidiary and such person shall become a member of the Board of Directors of such subsidiary and of the Buyer's Presidents' Council. At such time, the Chairman of the Board of Directors of such subsidiary shall be an outside director designated by the Buyer.

  5.10 Tax-Free Reorganization Treatment; Accounting.

  (a) Neither the Buyer nor the Seller shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that nothing herein shall limit the ability of the Buyer to exercise its rights under the Seller Option Agreement.

  (b) Neither the Buyer nor the Seller shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would prevent the Merger from qualifying for pooling of interests accounting treatment.

  5.11 Stock Listing. Buyer shall use all reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, as of or prior to the Effective Time.

  5.12 Employment and Benefit Matters.

  (a) Service Credit. With respect to each employee of the Seller or its affiliates who becomes an employee of the Buyer or any affiliate of the Buyer (each such employee, a "Transferred Employee"), the Buyer shall cause each employee benefit plan, program or arrangement maintained or contributed to by the Buyer or its affiliates that is applicable to the Transferred Employee to treat the prior service of such Transferred Employee with the Seller or its affiliates as service rendered to the Buyer or its affiliate, as the case may be, for purposes of eligibility to participate and vesting under such plan, program or arrangement of the Buyer, and for purposes of determining the amount of vacation and severance benefits to which the Transferred Employee is entitled, but not for purposes of benefit accrual. From and after the Effective Time, the Buyer will provide the Transferred Employees with the types and levels of employee benefits maintained by the Buyer for similarly situated employees of the Buyer and will provide the directors and employees of subsidiaries of Seller the levels and types of benefits maintained by Buyer for persons holding equivalent positions at other subsidiaries of the Buyer of comparable size and category. The Buyer shall cause its medical, dental and other welfare benefit plans and policies applicable to the Transferred Employees after the Closing to (i) waive with respect to the Transferred Employees any waiting periods and restrictions and limitations for preexisting conditions or insurability, and (ii) credit the Transferred Employees with any deductible, co-payment, co-insurance, or maximum out-of-pocket payments made by such Transferred Employees under the Seller's medical, dental, and other welfare benefit plans and policies so as to reduce the amount of any deductible, co-payment, co-insurance, or maximum out-of-pocket payments payable by the Transferred Employees under the Buyer's medical, dental, and other welfare benefit plans and policies.

  (b) Severance Obligations. For a period of one (1) year after the Closing Date, the Buyer will provide Transferred Employees a severance plan with provisions which are at least as favorable in the aggregate to any terminating Transferred Employee as the severance plan maintained as of June 30, 1998 by the Seller for such employee. Unless otherwise required by law, Transferred Employees who are eligible for benefits under the Seller's change-in-control plan and whose employment is terminated within one (1) year after the Effective Time, may elect to receive benefits under either the change-in-control plan of the Seller or the severance plan provided by the Buyer under this section, but not both. Any employee of the Seller or its affiliates who is not a Transferred Employee whose position is terminated on or prior to the Effective Time shall be entitled to severance benefits in accordance with the severance plan, if any, maintained by the Seller for such employee on June 30, 1998.

  (c) Terminated Plans. The Seller shall take such actions as may reasonably be requested by the Buyer to cause any of the Seller Benefit Plans to terminate effective as of the Effective Time.

  (d) Employment Agreement. As of the Effective Time, the existing Employment Agreement between the Seller and Mr. Dougan shall be terminated and Mr. Dougan shall, subject to the provisions thereof, be entitled to the payment and benefits determined pursuant to Section 13(c) of such agreement as in effect on June 30, 1998, such payments to be made no later than the Effective Time. From and after the Effective Time, the Buyer shall honor the Supplemental Executive Retirement Plan of the Seller with respect to Mr. Dougan.

  (e) For purposes of any employment benefit and compensation plans, agreements and arrangements (including, but not limited to, any severance agreements or arrangements) of the Seller, the Buyer acknowledges that the consummation of the Merger will constitute a "change in control" of the Seller.

  (f) As reflected in the Seller Disclosure Schedule, Seller and its subsidiaries maintain an annual bonus plan (the "Bonus Plan") pursuant to which certain employees of Seller and its subsidiaries would be granted cash bonus awards for 1998 in the ordinary course. The Seller and its subsidiaries will maintain the Bonus Plan through the Effective Time. If the Effective Time is prior to January 1, 1999, the Seller and its subsidiaries will pay cash bonus awards for 1998 in the ordinary course and consistent with its past practice and the Bonus Plan, including any performance criteria thereof, but without regard under such criteria to expenses properly allocable to the Merger, not more than three business days before the Effective Time, and such cash bonus awards for 1998 under the Bonus Plan shall in the aggregate not exceed an amount equal to $600,000 multiplied by a fraction, the numerator of which is the number of days in 1998 prior to the Effective Time and the denominator of which is 365. If the Effective Time is after December 31, 1998, the Seller and the subsidiaries may pay the cash bonus amounts for 1998 described in the preceding sentence and continue the Bonus Plan through the Effective Time and pay cash bonus awards for 1999 thereunder not more than three business days before the Effective Time, in the ordinary course and consistent with its past practice and the Plan, including any performance criteria thereof, but without regard under such criteria to expenses properly allocable to the Merger, in an aggregate amount which shall not in any event exceed an amount equal to $600,000 multiplied by a fraction, the numerator of which is the number of days in 1999 prior to the Effective Time and the denominator of which is 365.

  (g) If the Effective Time is before January 1, 1999, the Seller and its subsidiaries in the ordinary course and consistent with past practice and the Employees' Profit Sharing and Salary Reduction Plan of the Seller (the "Seller Profit Sharing Plan"), may make a profit sharing contribution for 1998 to the Seller Profit Sharing Plan not more than three business days before the Effective Time, for the benefit of eligible participants thereunder, not to exceed an aggregate amount equal to $300,000 multiplied by a fraction, the numerator of which is the number of days in 1998 prior to the Effective Time and the denominator of which is 365. If the Effective Time is after December 31, 1998, Seller and its Subsidiaries may make such profit sharing contribution for 1998 and, in the ordinary course and consistent with past practice and the Seller Profit Sharing Plan, make a profit sharing contribution to the Seller Profit Sharing Plan for 1999 not more than three business days before the Effective Time, for the benefit of eligible participants thereunder, in an aggregate amount not to exceed $300,000 multiplied by a fraction, the numerator of which is the number of days in 1999 prior to the Effective Time and the denominator of which is 365.

  (h) Prior to the Effective Time, the Seller shall take all such actions as may be necessary or appropriate so as to cause each Eligible Window Employee (defined as those individuals listed in Section 5.12(h) of the Seller Disclosure Schedule) who terminates employment within the one year period beginning as of the Effective Time to be treated, as of the date of the Eligible Window Employee's termination of employment and for all purposes under the Employees' Retirement Plan of Evergreen Bancorp, Inc. (the "Evergreen Retirement Plan"), as having the age and years of service and credited service under the Evergreen Retirement Plan as such Eligible Window Employee would have had upon termination of employment if he terminated employment with the Buyer and its affiliates (or any successors thereto) five years after the employee's actual date of termination of employment, assuming the continuation of the Evergreen Retirement Plan during such period.

  5.13 Accountants' Letters.

  (a) Comfort Letters. Each of the Buyer and the Seller (each, in such capacity, the "Client") shall use all reasonable efforts to cause to be delivered to the other party (each, in such capacity, the "Recipient") a letter from KPMG Peat Marwick LLP, in form and substance reasonably acceptable to the Recipient, stating that (a) they are independent public accountants with respect to Client within the meaning of the 1933 Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of Client included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder, and (c) a reading of the latest available unaudited consolidated financial statements of Client and its subsidiaries and inquiries of certain officials of Client and its subsidiaries responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to Client did not cause them to believe that (i) such latest available unaudited consolidated financial statements of Client are not stated on a basis consistent with that followed in Client's audited consolidated financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in Client's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of Client or the consolidated allowance for loan and lease losses of Client as compared with the respective amounts shown in the most recent Client audited consolidated financial statements. Each such letter shall also cover such other matters pertaining to Client's and its subsidiaries' financial data and statistical information included in the Registration Statement as may be reasonably requested by Recipient and as are customarily covered in such letters in transactions of the type contemplated hereby.

  (b) Pooling Letters. Each of the Buyer and the Seller (each, in such capacity, the "Client") shall use all reasonable efforts to cause to be delivered to such Client a letter from KPMG Peat Marwick LLP, in form and substance reasonably acceptable to the Buyer, dated the date of or shortly prior to each of the mailing date of the proxy statement (the "Proxy Statement") and other proxy materials to the shareholders of the Buyer, and the Effective Time, stating the opinion of KPMG that the reorganization contemplated by this Agreement shall qualify for pooling-of-interest accounting treatment (provided, that the Pooling Letter delivered at the date of mailing of the Proxy Statement may assume no changes in relevant facts between the date of such letter and an assumed Effective Time.

  5.14 Directors' and Officers' Indemnification and Insurance.

  (a) After the Effective Time, the Buyer shall honor the indemnification provisions for officers and directors currently set forth in the Certificate of Incorporation (or charter or other organizational documents) and By-Laws of the Seller and its subsidiaries with respect to acts and omissions taken prior to the Effective Time by such officers and directors, but only to the extent permitted by federal and Delaware law and regulations.

  (b) The Buyer shall maintain the Seller's (including its subsidiaries') existing directors' and officers' liability insurance (the "D&O Insurance") covering persons who are currently covered by the Seller's D&O Insurance for a period of six (6) years after the Effective Time on terms no less favorable than those in effect on the date hereof, provided, however, that the Buyer may substitute therefor policies providing at least comparable coverage and containing terms and conditions no less favorable than those in effect on the date hereof.

  5.15 Conversion of Seller Stock Options. At the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options granted by the Seller under any currently existing stock option plans of the Seller shall be converted into corresponding rights to purchase shares of Buyer Common Stock in accordance with the applicable provisions of the Plan of Merger.

  5.16 Maintenance of Records. Through the Effective Time, each of the Buyer and the Seller will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. The Buyer may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by the Buyer or the Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Effective Time, the Buyer shall be solely responsible for continuing maintenance of the Records.

  5.17 Leases. The Seller shall use all reasonable efforts to renew or extend on a month-to-month basis or for such term as requested by the Buyer, any lease of a branch office of any subsidiary, other lease of real property or lease relating to furniture, fixtures or equipment that is currently in effect but that would otherwise expire on or prior to the Effective Time. The Seller shall not cancel, terminate or take other action that is likely to result in any cancellation or termination of any such lease without prior written notice to the Buyer.

  5.18 Dividends. After the date of this Agreement, each of the Seller and the Buyer shall coordinate with the other the declaration of any dividends in respect of Seller Common Stock and Buyer Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Seller Common Stock or Buyer Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Seller Common Stock and/or Buyer Common Stock and any share of Buyer Common Stock any such holder received in exchange therefor in the Merger.

  5.19 Notice of Change. Each of the parties hereto shall, subject to any restrictions under applicable law or regulation, promptly notify the other of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the business, results of operations, financial condition or prospects of such Person on a consolidated basis or any of its Significant Subsidiaries considered independently. Further, each party agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which
(i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

  5.20 Changes in Accounting. Except with the prior consent of the other party which shall not be unreasonably withheld, between the date hereof and the Closing Date, neither of the parties hereto shall change its methods of accounting as in effect at December 31, 1997, except as may be required by changes in GAAP, tax, or regulatory accounting requirements, as concurred in by such party's independent auditors, nor shall they change their respective fiscal years.

  5.21 SEC Filings. Each of the parties hereto shall file all reports, applications and other documents required to be filed by it with the SEC or any other governmental entity between the date of this Agreement and the Effective Time and shall make available to the other copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with applicable securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  5.22 Covenants of Buyer. From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement, the Buyer covenants and agrees that it shall take no action which would (a) materially adversely affect the ability of any party to obtain any Consents required for consummation of the transactions contemplated hereby without the imposition of a condition or restriction of the type referred to in Section 6.02(g) of this Agreement, (b) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement, or (c) result in the Buyer entering into an agreement with respect to an acquisition proposed with a third party which would result in the Merger not being consummated. Nothing in this Agreement shall prevent the Buyer from issuing or reissuing to third parties such number of shares of Buyer Common Stock at or prior to the Effective Time as the Buyer may reasonably determine to be necessary to qualify the transactions contemplated herein for "pooling of interests" accounting treatment

  5.23 Regulatory Reports. Each party and its subsidiaries shall file all reports required to be filed by it with regulatory authorities between the date of this Agreement and the Effective Time and, to the extent permitted by law, shall deliver to the other party copies of all such reports promptly after the same are filed.

  5.24 Registration of Shares. On or prior to the Effective Time, the Buyer shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the shares of Buyer Common Stock subject to the stock options of the Seller to be assumed by the Buyer pursuant to Section 2.04 of the Plan of Merger and the Buyer shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                                  ARTICLE VI

                              Closing Conditions

  6.01 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

  (a) Stockholders' Approval. This Agreement and the Plan of Merger and the transactions contemplated hereby and thereby shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Seller Common Stock and at least a majority of the outstanding shares of Buyer Common Stock, in each case in accordance with applicable law.

  (b) Governmental Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency (all of the foregoing being referred to as "Consents") which are necessary for the consummation of the Merger, other than Consents the failure of which to obtain would neither make it impossible to consummate the Merger nor result in a Material Adverse Effect on the Buyer (on a consolidated basis with the Seller) after the Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. In addition, the Buyer shall have received all state securities or blue sky permits and other authorizations necessary to issue Buyer Common Stock pursuant to the Merger in accordance with all applicable state securities or Blue Sky laws.

  (c) S-4. The S-4 shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order.

  (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

  (e) Accounting Treatment. The Buyer and the Seller shall each have received letters (the "Pooling Letters") from KPMG Peat Marwick LLP, the independent auditing firm of each of them, dated the date of or shortly prior to each of the mailing date of the proxy statement (the "Proxy Statement") and other proxy materials to the shareholders of the Buyer, and the Effective Time, stating the opinion of KPMG that the reorganization contemplated by this Agreement shall qualify for pooling-of-interest accounting treatment (provided, that the Pooling Letter delivered at the date of mailing of the Proxy Statement may assume no changes in relevant facts between the date of such letter and an assumed Effective Time); provided, that such delivery of the Pooling Letters shall not be a condition to the obligations of a party hereunder if KPMG is unable to deliver the Pooling Letters as a result of (a) any affirmative act on the part of such party or any of its affiliates, or (b) any event or circumstance or failure to act which constitutes a breach by such party of any of its representations, warranties, covenants or agreements under this Agreement.

  6.02 Conditions to the Obligations of the Buyer Under This Agreement. The obligations of the Buyer under this Agreement shall be further subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

  (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition, or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller taken as a whole.

  (b) Representations and Warranties; Performance of Obligations. (i) The obligations of the Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and (ii) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date); provided, however, that for purposes of determining the satisfaction of the conditions contained in clause (ii) of this paragraph (b), no effect shall be given to any exception in such representations and warranties relating to materiality or the existence of a Material Adverse Effect and, provided further, however, that for purposes of clause (ii) of this paragraph (b), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represents a material adverse change in the business, assets, financial condition or results of operations of the Seller on a consolidated basis. The Buyer shall have received a certificate to the foregoing effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Seller.

  (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Seller, shall have been obtained by the Seller, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the Merger nor result in any Material Adverse Effect with respect to the Buyer (on a consolidated basis with the Seller).

  (d) Tax Opinion. The Buyer shall have received an opinion, dated the date of the Closing from its tax advisor, KPMG Peat Marwick LLP, or other tax advisor acceptable to the Buyer and the Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger constitutes a reorganization as described in Section 368(a) of the Code and addressing such other substantial federal income tax effects of the Merger as the Buyer may reasonably require and which are customary in transactions of a like character. In rendering any such opinion, advisor counsel may rely, to the extent they deem necessary or appropriate, upon opinions of counsel and upon representations of an officer or officers of the Seller and the Buyer or any of their affiliates.

  (e) Seller Affiliates Agreements. The Seller shall have delivered to the Buyer the letter pertaining to the Seller Affiliates, as contemplated under
Section 5.06 above, and each of the executed Seller Affiliates Agreements that have been received by the Seller as of the Effective Time.

  (f) Termination of Certain Benefit Plans. If and to the extent reasonably requested by the Buyer, the Seller shall have terminated one or more of the Seller Benefit Plans effective prior to or as of the Closing.

  (g) Burdensome Condition. There shall not be any action taken by any federal or state governmental agency or authority which, in connection with the granting of any Consent or Requisite Regulatory Approval necessary to consummate the Merger or otherwise, imposes any condition or restriction upon the Buyer, any subsidiary of the Buyer or the Seller after the Merger (including, without limitation, requirements relating to the disposition of assets or limitations on interest rates), which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable in the reasonable judgment of the Buyer the consummation of the Merger.

  6.03 Conditions to the Obligations of the Seller Under This Agreement. The obligations of the Seller under this Agreement shall be further subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

  (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of the Buyer or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Buyer taken as a whole with its subsidiaries.

  (b) Representations and Warranties; Performance of Obligations. (i) The obligations of the Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and (ii) the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date); provided, however, that for purposes of determining the satisfaction of the conditions contained in clause (ii) of this paragraph (b), no effect shall be given to any exception in such representations and warranties relating to materiality or the existence of a Material Adverse Effect and, provided further, however, that for purposes of clause (ii) of this paragraph (b), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represents a material adverse change in the business, assets, financial condition or results of operations of the Buyer on a consolidated basis. The Seller shall have received a certificate to the foregoing effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Buyer.

  (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Buyer, shall have been obtained by the Buyer, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the Merger nor result in a Material Adverse Effect on the Buyer (on a consolidated basis with the Seller) after the Merger.

  (d) Tax Opinion. The Seller shall have received an opinion, dated the dates of the Proxy Statement and the Closing from its tax advisor, Arnold & Porter, or other tax advisor acceptable to the Buyer and the Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger constitutes a reorganization as described in Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of the Seller upon the receipt, pursuant to this Agreement, of Buyer Common Stock solely in exchange for Seller Common Stock (it being understood that such opinion will not extend to cash received in lieu of fractional share interests or cash received by dissenters, if any) and in respect of such other substantial federal income tax effects of the Merger as the Seller may reasonably require and which are customary in transactions of a like character. In rendering any such opinion, such advisor may rely, to the extent they deem necessary or appropriate, upon opinions of other advisors and upon representations of an officer or officers of the Seller and the Buyer or any of their affiliates.

  (e) Buyer Affiliates Agreements. The Buyer shall have delivered to the Seller the letter pertaining to the Buyer Affiliates, as contemplated under
Section 5.06 above, and each of the executed Buyer Affiliates Agreements that have been received by the Buyer as of the Effective Time.

  (f) Nasdaq Listing. The shares of Buyer Common Stock issuable to Seller's stockholders pursuant to this Agreement and the Plan of Merger shall have been authorized for listing on the Nasdaq upon official notice of issuance.

  (g) Exchange Agent Certification. The Exchange Agent (as defined in the Plan of Merger) shall have delivered to the Seller a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from the Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer Common Stock in exchange for all outstanding shares of Seller Common Stock and has deposited with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to pay for fractional share interests.

                                  ARTICLE VII

                                    Closing

  7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the Boston, Massachusetts offices of the law firm of Peabody & Brown, at 10:00 A.M., local time, on the first business day after the date on which all of the conditions contained in Sections 6.01(a), (b) and (c) hereof are satisfied or waived; or at such other place, at such other time, or on such other date as the Seller and the Buyer may mutually agree upon for the Closing to take place.

  7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to the Seller and the Buyer, the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.

                                 ARTICLE VIII

                       Termination, Amendment And Waiver

  8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the Seller's and the Buyer's stockholders:

  (a) by mutual written consent of the Seller and the Buyer authorized by their respective Boards of Directors; or

  (b) by the Seller or the Buyer if the Effective Time shall not have occurred on or prior to May 31, 1999 (the "Termination Date") or such later date as shall have been agreed to in writing by the Buyer and the Seller; or

  (c) by the Buyer or the Seller if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction enjoining, denying approval of, or otherwise prohibiting the consummation of the Merger and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted; or

  (d) by the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained herein or in the Seller Option Agreement) if the approval of such Person's stockholders specified in Section 5.05 shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment thereof; or

  (e) by the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein pursuant to the standard set forth in Section 6.02(b) or 6.03(b), as may be applicable or in the Seller Option Agreement), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein pursuant to the standard set forth in Section 6.02(b) or 6.03(b), as may be applicable or in the Seller Option Agreement which breach is not cured after forty-five (45) days' written notice thereof is given to the party committing such breach; or

  (f) by the Seller, by action of its Board of Directors, whether before or after approval of the Merger by the stockholders of the Seller, by giving written notice of such election to the Buyer in the event that both of the following conditions are satisfied:

    (i) the average per share last sale prices of Buyer Common Stock as reported on Nasdaq over the ten (10) consecutive trading day period immediately preceding the date of the last Requisite Regulatory Approval to be received, in this case without regard to any waiting period attached to the effectiveness thereof (such period being hereinafter referred to as the "Determination Period," and the price so obtained being referred to as, the "Closing Price") is less than $29.46; and

    (ii) the number obtained by dividing the Closing Price by $36.84 is less than the number obtained by subtracting (A) 0.15 from (B) the quotient obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below).

  For the purposes hereof the following terms shall have the following meanings:

    "Final Index Price" shall mean the Weighted Average of the average of the closing prices of the Index Companies as reported on the NYSE, Nasdaq or AMEX for the Determination Period.

    "Index Companies" shall mean the companies listed on Exhibit E hereto.

    "Initial Index Price" shall mean the Weighted Average of the closing prices of the Index Companies as reported on the NYSE, Nasdaq or AMEX on the trading day immediately preceding execution of this Agreement.

    "Weighted Average" shall mean the average determined by giving the average of the closing prices for each of the Index Companies the corresponding weight listed on Exhibit E hereto.

  If the Buyer or any company listed on Exhibit E declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, or subdivision of its common stock between the trading day immediately preceding execution of this Agreement and the date of the last Requisite Regulatory Approval to be received (without regard to any waiting period attached to the effectiveness thereof), the closing prices for such common stock shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date immediately preceding execution of this Agreement. There shall be excluded from the list of companies on Exhibit E any company as to which there is pending at any time during the Determination Period any publicly announced proposal for such company to be acquired by another company in exchange for its stock. Notwithstanding the foregoing, during the ten (10) business day period commencing with the Buyer's receipt of the Seller's notice of termination pursuant to this Section 8.01(f), the Buyer shall have the option to increase the consideration to be received by the holders of Seller Common Stock under the Plan of Merger by adjusting the Conversion Number (hereinafter, as such term is defined in the Plan of Merger) to equal the lesser of (i) a number (calculated to the nearest one-thousandth) obtained by dividing (x) $29.46 by
(y) the Closing Price or (ii) a number obtained by dividing (x) said Conversion Number by (y) the number obtained by subtracting (A) 0.15 from (B) the quotient obtained by dividing the Final Index Price (as defined above) by the Initial Index Price (as defined above). If the Buyer so elects within such ten-day period, it shall give prompt written notice to the Seller of such election and the revised Conversion Number, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and the Agreement shall remain in effect in accordance with its terms (except as the Conversion Number shall have been so modified); or

  (g) By either party (provided that the terminating party is not then in breach of any representation or warranty, covenant or other agreement contained in this Agreement or in the Seller Option Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 8.01(b) of this Agreement.

  (h) By the Seller upon the execution of a definitive agreement relating to a proposal of the type contemplated by Section 5.03 hereof, provided that (i) the Seller shall have complied with its obligations under Section 5.03 hereof,
(ii) the Board of Directors of the Seller shall have determined, after having received the advice of outside legal counsel to the Seller and the advice of the Seller's financial advisor, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (iii) concurrent with its notification of termination, the Seller shall have made an irrevocable and unconditional offer to the Buyer in writing to repurchase the Option, as defined in the Seller Option Agreement, from the Buyer at any time, within 30 days following the date of such offer, at a price equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price (as defined in the Seller Option Agreement, multiplied by the number of shares for which the Option may then be exercised (subject to the limitation set forth in Section 15 of the Seller Option Agreement), with an undertaking to effect such purchase by wire transfer of immediately available funds to an account designated by the Buyer within two business days following receipt of written notice from the Buyer pursuant to this paragraph (h) of its intention to tender the Option to the Seller for repurchase and the applicable repurchase price. The term "Market/Offer Price" shall mean the highest of (i) the price per share of the Seller Common Stock at which a tender has been made, (ii) the price per share of the Seller Common Stock to be paid by any third party pursuant to an agreement with the Seller, (iii) the highest closing price for shares of the Seller Common Stock within the six-month period immediately preceding the date the Buyer gives notice of the required repurchase in accordance with this paragraph (h), or (iv) in the event of a sale of all or a substantial portion of the Seller's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Seller as determined by a nationally recognized investment banking firm selected by the Buyer, and reasonably acceptable to the Seller, divided by the number of shares of the Seller Common Stock outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Buyer and reasonably acceptable to the Seller.

  8.02 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided above, this Agreement shall forthwith become null and void (other than Section 9.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the Seller or the Buyer or their respective officers or directors to the other, except (i) any liability of the Seller and the Buyer under said
Section 9.01, (ii) that the Seller Option Agreement shall be governed by its own terms as to termination, (iii) the Confidentiality Agreement shall survive in accordance with its terms and (iv) in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder.

  8.03 Amendment, Extension and Waiver. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by this

Agreement or termination of this Agreement in accordance with the provisions of Section 8.01 hereof, whether before or after approval thereof by the stockholders of the Seller and the Buyer, the Buyer and the Seller may, (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01) hereof, provided, however, that after any approval of the transactions contemplated by this Agreement by the Seller's or the Buyer's stockholders, respectively, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement which (1) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such corporation, (2) alters or changes any term of the certificate of incorporation of the surviving corporation to be effected by the merger or consolidation, or (3) alters or changes any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holder of any class or series thereof of such corporation. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                                 Miscellaneous

  9.01 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that all such costs and expenses incurred in connection with the printing and mailing of the S-4 and the Proxy Statement shall be borne equally by the Buyer and the Seller.

  9.02 Survival. None of the representations, warranties, covenants and agreements of the Seller or the Buyer shall survive after the Effective Time, except for the agreements and covenants contained or referred to in Article II, Section 5.02, the last sentence of Section 5.07, and Sections 5.09, 5.10,
5.12 and 5.14 hereof, and the agreements of the "affiliates" of the Seller delivered pursuant to Section 5.06, which agreements and covenants shall survive the Effective Time.

  9.03 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

  (a) If to the Seller, to:

     Evergreen Bancorp, Inc.
     237 Glen Street
     Glens Falls, NY 12801
     Attention: Mr. George W. Dougan,
                Chairman and Chief Executive Officer
     Facsimile No. (518) 792-4837

  with a required copy to:

     Evergreen Bancorp, Inc.
     237 Glen Street
     Glens Falls, NY 12801
     Attention: Paul A. Cardinal, Esq.,
                General Counsel
     Facsimile No.: (518) 792-4837
  and

     Arnold & Porter
     555 Twelfth Street, N.W.
     Washington, D.C. 20004
     Attention: Steven Kaplan, Esq.
     Facsimile No.: (202) 942-5999

  (b) If to the Buyer, to:

     Banknorth Group, Inc.
     300 Financial Plaza
     P. O. Box 5420
     Burlington, VT 05401
     Attention: Mr. William H. Chadwick,
                President and Chief Executive Officer
     Facsimile No.: (802) 860-5437

  with a required copy to:

     Peabody & Brown
     101 Federal Street
     Boston, Massachusetts 02110
     Attention: Kevin J. Handly, Esq.
     Facsimile No.: (617) 345-1300

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

  9.04 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except as reflected in Sections 5.09, 5.12(d) and 5.14.

  9.05 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, including the Confidentiality Agreement, the Plan of Merger, the Stock Option Agreement and the other Transaction Documents, contains the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in the Transaction Documents or in the Disclosure Schedules, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements (other than the Confidentiality Agreement) and understandings between the parties, both written and oral, with respect to its subject matter.

  9.06 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties.

  9.07 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

  9.08 Captions. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.09 Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation, subject, however, to Section 9.02 hereof.

  9.10 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

  9.11 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

  9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, the Buyer may, with the written consent of the Seller, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Seller and its subsidiaries set forth herein provided that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.02(d) hereof, (ii) any such modification will not jeopardize pooling of interests accounting treatment, (iii) the consideration to be paid to the holders of the Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of the Buyer set forth in Sections 6.01 and 6.02 hereof.

  IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

                                          BANKNORTH GROUP, INC.

                                                  /s/ William H. Chadwick
                                          By:__________________________________
                                            Name: William H. Chadwick
                                            Title: President and Chief
                                            Executive Officer

                                          [SEAL]

                                          EVERGREEN BANCORP, INC.

                                                   /s/ George W. Dougan
                                          By:__________________________________
                                            Name: George W. Dougan
                                            Title: Chairman of the Board,
                                                President and Chief Executive
                                            Officer

                                          [SEAL]

                                                                       ANNEX II

                                   EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of July 31, 1998 (this "Plan of Merger") by and between BANKNORTH GROUP, INC., a Delaware corporation (the "Buyer"), and EVERGREEN BANCORP, INC., a Delaware corporation (the "Seller").

  This Plan of Merger is being entered into pursuant to an Affiliation Agreement and Plan of Reorganization, dated as of July 31, 1998 (as amended and in effect from time to time, the "Agreement"), between the Buyer and the Seller.

  All capitalized terms used herein without definition are used with the meanings ascribed thereto in the Agreement.

  In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  1.01 Surviving Corporation. In accordance with the provisions of this Plan of Merger and the Delaware General Corporation Law ("DCL"), at the Effective Time (as hereinafter defined), the Seller shall be merged with and into the Buyer (the "Merger"), and the separate corporate existence of the Seller shall cease. The Buyer shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

  1.02 Purposes of Surviving Corporation. As of the Effective Time, the purposes of the Surviving Corporation shall be as stated in the Certificate of Incorporation of the Buyer immediately prior to the Effective Time.

  1.03 Authorized Capital Stock of Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be authorized to issue that number of shares of $1.00 par value voting common stock, and of $0.01 par value preferred stock, issuable in one or more series, which the Buyer is authorized to issue immediately prior to the Effective Time.

  1.04 Description of Classes of Stock. As of the Effective Time, each class or series of capital stock of the Surviving Corporation shall have the same preferences, voting powers, qualifications, special or relative rights or privileges as such class or series of capital stock of the Buyer possessed immediately prior to the Effective Time.

  1.05 Effect of the Merger.

  (a) Upon the Effective Time, the separate existence of the Seller shall cease and the Seller shall be merged into the Surviving Corporation, and the Surviving Corporation shall thenceforth possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Buyer and the Seller; and all and singular, the rights, privileges, power and franchises of each of the Buyer and the Seller, and all property, real, personal and mixed, and all debts due to either the Buyer or the Seller on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Buyer and the Seller shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Buyer or the Seller, and the title to any real estate vested by deed or otherwise in either of the Buyer or the Seller shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Buyer or the Seller shall be preserved unimpaired, and all debts, liabilities and duties of each of the Buyer and the Seller respectively shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

  (b) Upon the Effective Time, any action or proceeding, whether civil, criminal or administrative, pending by or against the Buyer or the Seller shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding.

  1.06 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Seller acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Plan of Merger, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Seller or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Seller or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Plan of Merger.

  1.07 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Buyer, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and the By-Laws of the Buyer, as in effect at the Effective Time, shall be the By-Laws of the Surviving Corporation and shall thereafter continue to be its Certificate of Incorporation and By-Laws until amended as provided therein or by law.

  1.08 Directors and Officers. At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those persons comprising the Board of Directors of the Buyer prior to the Effective Time and those individuals named pursuant to Section 5.09 of the Agreement, each to hold office in accordance with Section 5.09 of the Agreement and the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of the Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time and in addition, George W. Dougan, who shall serve as Vice Chairman, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  1.09 Effective Time; Conditions. If all of the conditions precedent set forth in Article VI of the Agreement have been satisfied or waived, and this Plan of Merger is not terminated under Section 3.01 hereof, a Certificate of Merger with respect to the Merger shall be prepared by the Buyer and the Seller and filed and recorded pursuant to Section 251 of the DCL (the "Certificate of Merger"). The Merger shall become effective at, and the Effective Time shall be, the date and time specified in the Certificate of Merger which shall be not later than the next business day after the filing of the Certificate of Merger (such date and time is herein referred to as the "Effective Time").

                                  ARTICLE II

                             Conversion of Shares

  2.01 Effect on Outstanding Shares.

  (a) Seller Common Stock. (i) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock of the Seller, par value $3.33 1/3 per share ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any such shares held directly or indirectly by the Buyer, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and any such shares held as treasury stock by the Seller) together with that number of Seller rights issued pursuant to the Seller Rights Agreement associated therewith, shall become and be converted into 0.90 shares of the common stock of the Buyer, par value $1.00 per share ("Buyer Common Stock"), together with that number of Buyer rights issued pursuant to the Buyer Rights Agreement associated therewith; provided, however, that in the event that the Buyer has exercised its option to deliver additional shares of its Common Stock pursuant to the last paragraph of
Section 8.01(f) of the Agreement, Seller's Common Stock shall be converted into such number of shares of the Common Stock of the Buyer, par value $1.00 per share, as provided in said Section of the Agreement. The number of shares of Buyer Common Stock into which each share of Seller Common Stock shall be converted is hereinafter called the "Conversion Number."

  (ii) As of the Effective Time, each share of Seller Common Stock held either directly or indirectly by the Buyer (other than in a fiduciary capacity or in satisfaction of a debt previously contracted) or as treasury stock of the Seller shall be cancelled, retired and cease to exist, and no payment shall be made with respect thereto. Each certificate which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock shall on and after the Effective Time be deemed for all purposes to represent the number of shares of Buyer Common Stock into which the shares of Seller Common Stock represented by such certificate shall have been converted pursuant to this Section 2.01.

  (b) Buyer Common Stock. All shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares held directly or indirectly by the Seller, except in fiduciary capacity or in satisfaction of a debt previously contracted) shall remain issued and outstanding upon consummation of the Merger.

  2.02 Anti-Dilution. In the event that, subsequent to the date of this Plan of Merger but prior to the Effective Time, the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Buyer's or the Seller's capitalization, other than pursuant to the Agreement, as the case may be (a "Recapitalization"), then an appropriate and proportionate adjustment shall be made to the Conversion Number so that each holder of Seller Common Stock shall receive under Section 2.01 hereof the number of shares of Buyer Common Stock (except for fractional shares) that such holder would have held immediately following the Recapitalization if the Merger had occurred immediately prior to the Recapitalization or the record date therefor, as applicable. For purposes of this Section 2.02, in no event shall the issuance of shares or securities by the Buyer in connection with the Buyer acquiring directly or indirectly the stock or assets of any corporation, bank or other entity be deemed to be a "Recapitalization."

  2.03 Procedures.

  (a) Certificates which represent shares of Seller Common Stock that are outstanding immediately prior to the Effective Time (a "Certificate") and are converted into shares of Buyer Common Stock pursuant to this Article II shall, after the Effective Time, be deemed to represent shares of Buyer Common Stock into which such shares have been converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Buyer Common Stock into which such shares have been converted.

  (b) As promptly as practicable after the Effective Time, the Exchange Agent shall send to each holder of record of shares of Seller Common Stock outstanding at the Effective Time transmittal materials (which shall be reviewed with the Seller's counsel prior to the Effective Time) for use in exchanging the Certificates for such shares for certificates for shares of Buyer Common Stock into which such shares of Seller Common Stock have been converted pursuant to this Article II. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate for the number of Shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.01(a) hereof, and such Certificate shall forthwith be cancelled. No dividend or other distribution payable after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of the Seller of shares of Seller Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of this Article II. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be cancelled and exchanged for the shares of Buyer Common Stock deliverable in respect thereof as determined in accordance with the provisions and procedures set forth in this Article II.

  (c) In lieu of the issuance of fractional shares of Buyer Common Stock pursuant to Sections 2.01 of this Plan of Merger, cash adjustments, without interest, will be paid to the holders of Seller Common Stock in respect of any fractional share that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the "Average Price" of a share of Buyer Common Stock (rounded up to the nearest cent). The "Average Price" of a share of Buyer Common Stock shall be the average of the last sale prices thereof as reported on the National Association of Securities Dealers Automated Quotation system over the ten (10) consecutive trading day period immediately preceding the date on which the Effective Time occurs. For purposes of determining whether, and in what amounts, a particular holder of Seller Common Stock would be entitled to receive cash adjustments under this Section 2.03(c), shares of record held by such holder and represented by two or more Certificates shall be aggregated.

  (d) After the Effective Time, holders of Certificates of Seller Common Stock shall cease to be, and shall have no rights as, stockholders of the Seller, other than to receive shares of Buyer Common Stock into which such shares have been converted and, if applicable, fractional share payments pursuant to the provisions hereof.

  (e) Notwithstanding the foregoing, neither the Buyer nor the Seller nor any other person shall be liable to any former holder of shares of Seller Common Stock for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Buyer of appropriate and customary indemnification, the Buyer will issue in exchange for such lost, stolen or destroyed Certificate shares of Buyer Common Stock and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

  (g) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered; it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including, but not limited to, that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company, member firm of the NASD or other eligible guarantor institution), and that the person requesting such exchange shall pay to the Exchange Agent (as such term is defined in Section 4.01 hereof) in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  2.04 Conversion of Options. Each stock option (other than the Seller Option) issued by the Seller to a third party, whether or not currently exercisable, which entitles such third party to purchase Seller Common Stock, and which is outstanding and unexercised immediately prior to the Effective Time, shall be converted into an option to purchase shares of Buyer Common Stock, and the Buyer shall assume each such option in accordance with the terms of the Seller stock option plan under which it was granted and the stock option or other agreement by which it is evidenced, with the following terms:

  (a) The number of shares of Buyer Common Stock shall be equal to the product of the number of shares of Seller Common Stock previously subject thereto and the Conversion Number, rounded down to the nearest whole share; and

  (b) The exercise price per share of Buyer Common Stock shall be equal to the exercise price per share of Seller Common Stock previously subject thereto divided by the Conversion Number, rounded up to the nearest cent; and

  (c) The duration and other terms of such Stock Option shall be unchanged except that all references to the Seller shall be deemed to be references to the Buyer; and

  (d) The Buyer shall assume the option as contemplated by Section 424(a) of the Code; and

  (e) With respect to any stock option on Seller's Common Stock which is an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, the Buyer shall take such actions (other than delaying the date the options on Buyer Common Stock become exercisable beyond the date on which such options would otherwise become exercisable pursuant to the relevant Seller Stock Plan) as may be necessary or appropriate to cause such option, upon being converted to an option on Buyer Common Stock, to remain such an incentive stock option.

                                  ARTICLE III

                           Amendment and Termination

  3.01 Termination. Notwithstanding the approval and adoption of this Plan of Merger by the stockholders of the Seller and the Buyer, this Plan of Merger shall terminate forthwith in the event that the Agreement shall be terminated as therein provided. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become null and void and there shall be no liability on the part of any of the parties hereto except as otherwise provided in the Agreement.

  3.02 Amendment. This Plan of Merger shall not be amended except by an instrument in writing signed on behalf of both of the parties hereto pursuant to an amendment to the Agreement approved in the manner therein provided. If any such amendment to the Agreement is so approved, any amendment to this Plan of Merger required by such amendment to the Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors.

                                  ARTICLE IV

                                 Miscellaneous

  4.01 Exchange Agent. Prior to the Effective Time, the Buyer shall appoint an agent for the purpose of exchanging certificates representing shares of Buyer Common Stock for Certificates representing shares of Seller Common Stock (the "Exchange Agent"), and the Buyer shall issue and deliver to the Exchange Agent certificates representing shares of Buyer Common Stock and shall pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Seller Common Stock in lieu of fractional shares of Buyer Common Stock, pursuant to Article II of this Plan of Merger.

  4.02 Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by both of the parties and delivered to each other.

  4.03 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed and delivered as a sealed instrument as of the date first above written.

                                          Banknorth Group, Inc.

                                                  /s/ William H. Chadwick
                                          By:__________________________________
                                                         President

                                                   /s/ Neal E. Robinson
                                          By:__________________________________
                                                         Treasurer

                                          Evergreen Bancorp, Inc.

                                                   /s/ George W. Dougan
                                          By:__________________________________
                                                         President

                                                  /s/ George L. Fredette
                                          By:__________________________________
                                                         Treasurer

                                                                      ANNEX III

                                   EXHIBIT C

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of July 31, 1998, between EVERGREEN BANCORP, INC., a Delaware corporation (the "Issuer") and BANKNORTH GROUP, INC., a Delaware corporation (the "Grantee").

  WHEREAS, the Grantee and the Issuer are entering into an Affiliation Agreement and Plan of Reorganization of even date herewith (as amended and in effect from time to time, the "Acquisition Agreement"), which agreement is being executed by the parties thereto simultaneously with this Agreement; and

  WHEREAS, as a condition to the Grantee's entry into the Acquisition Agreement and in consideration for such entry, the Issuer has agreed to grant the Grantee the Option (as hereinafter defined);

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Acquisition Agreement, the parties hereto agree as follows:

  1. (a) The Issuer hereby grants to the Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 1,888,923 fully paid and nonassessable shares (the "Option Shares") of common stock, par value $3.33 1/3 per share, of the Issuer ("Common Stock") at a price of $27.75 per share (the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth provided that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock (without giving effect to any shares of Common Stock issued pursuant to the Option) less the number of shares previously issued pursuant to exercise of the Option.

  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to exercise of the Option pursuant to this Agreement or as contemplated by Section 5(a) of this Agreement), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize the Issuer or the Grantee to breach any provision of the Acquisition Agreement.

  2. (a) The Holder (as such term is defined in paragraph (c) below) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as defined in paragraph (e) below) and a Subsequent Triggering Event (as defined in paragraph (f) below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in paragraph
(b) below), provided that the Holder shall have sent the written notice of such exercise (as provided in paragraph (h) of this Section 2) within thirty
(30) days following such Subsequent Triggering Event and prior to the Exercise Termination Event.

  (b) The term "Exercise Termination Event" shall mean the earliest of (i) the Effective Time of the Merger, (ii) any termination of the Acquisition Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, and (iii) in the event of any termination of the Acquisition Agreement in accordance with the provisions thereof after the occurrence of an Initial Triggering Event, the passage of twelve (12) months after such termination. Notwithstanding the termination of the Option, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in whole or in part prior to the termination of the Option.

  (c) The term "Holder" shall mean the holder or holders of the Option.

                                     III-1

  (d) The term "Schedule 13G Investor" shall mean any person holding voting securities of the Issuer eligible to report the beneficial ownership of such securities on Schedule 13G pursuant to the provisions of Rule 13d-1 under the Exchange Act.

  (e) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) The Issuer or any subsidiary of the Issuer, without having received the Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any Person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than the Grantee or any subsidiary of the Grantee, or, without the consent of the Grantee the Board of Directors of the Issuer shall have approved an Acquisition Transaction or recommended that the shareholders of the Issuer approve or accept any Acquisition Transaction other than as contemplated by the Acquisition Agreement. For purposes of this Agreement, the term "Acquisition Transaction" shall mean
  (A) a merger or consolidation, or any similar transaction, with the Issuer or any Significant Subsidiary of the Issuer, or any subsidiary of the Issuer which, after such transaction, would be a Significant Subsidiary of the Issuer, (B) a purchase, lease or other acquisition of all or substantially all of the assets of the Issuer or any Significant Subsidiary of the Issuer or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing ten percent (10%) or more of the voting power of the Issuer or any Significant Subsidiary of the Issuer;

    (ii) The stockholders of the Issuer shall not have approved the Acquisition Agreement at the meeting of such stockholders held for the purpose of voting on the Acquisition Agreement, such meeting shall not have been held or shall have been canceled prior to the termination of the Acquisition Agreement, or the Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to the Grantee the recommendation of the Issuer's Board of Directors with respect to the Acquisition Agreement, in each case after (A), any Person, other than the Grantee or any subsidiary of the Grantee or the Issuer in a fiduciary capacity, and other than a Schedule 13G Investor, shall have acquired beneficial ownership (as hereinafter defined) or the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Common Stock if such Person owned beneficially less than ten percent (10%) of the outstanding shares of Common Stock on the date of this Agreement, or any Person shall have acquired beneficial ownership of an additional three percent (3%) of the outstanding shares of Common Stock if such Person owned beneficially ten percent (10%) or more of the outstanding shares of Common Stock on the date of this Agreement (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and in the rules and regulations thereunder);
  (B), any Person, other than the Grantee or any subsidiary of the Grantee, shall have made a bona-fide proposal to the Issuer or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure; or
  (C), any Person other than the Grantee or any Subsidiary of the Grantee, other than in connection with a transaction to which the Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction;

    (iii) After any Person other than the Grantee or any subsidiary of the Grantee has made a proposal to the Issuer or its shareholders to engage in an Acquisition Transaction, the Issuer shall have breached any covenant or obligation contained in the Acquisition Agreement and such breach (A) would entitle the Grantee to terminate the Acquisition Agreement and (B) shall not have been remedied prior to the Notice Date (as defined in paragraph
  (h) below); or

    (iv) Any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
  Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person

                                     III-2
  would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively).

  (f) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any Person (other than a Schedule 13G Investor) of beneficial ownership of twenty-five percent (25%) or more of the then outstanding Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of paragraph (e) of this Section 2, except that the percentage referenced in clause (C) thereof shall be twenty-five percent (25%) in lieu of ten percent (10%).

  (g) The Issuer shall notify the Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by the Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (h) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to the Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than sixty
(60) business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of New York or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

  (i) At the Closing, the Holder shall pay to the Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Issuer, provided that failure or refusal of the Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

  (j) At such Closing, simultaneously with the delivery of immediately available funds as provided in paragraph (i) above, the Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to the Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

  (k) Certificates for the Common Stock delivered at a Closing hereunder may (in the sole discretion of the Issuer) be endorsed with a restrictive legend that shall read substantially as follows:

  "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTION PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JULY 31, 1998 A COPY OF WHICH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR."

  It is understood and agreed that the above legend shall be removed by delivery of substitute certificates without such legend if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such legend. In addition, such certificates shall bear any other legend as may be required by law.


                                     III-3

  (l) Upon the giving by the Holder to the Issuer of the written notice of exercise of the Option provided for under paragraph (h) above, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to the Issuer, such Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. The Issuer shall pay any and all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  3. The Issuer agrees (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without requiring the Issuer's stockholders to approve an increase in the number of authorized shares of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock, (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Issuer, (c) promptly to take all action as may from time to time be required (including without limitation (A) complying with all premerger notification, reporting and waiting period requirements and (B) cooperating fully with any Holders in preparing any applications or notices required under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law), in order to permit such Holders to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and (d) promptly to take all action provided herein to protect the rights of any Holders against dilution.

  4. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of each Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the Holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute for all purposes and under all circumstances a contractual obligation on the part of the Issuer, whether or not this Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  5. In addition to the adjustment in the number of Option Shares pursuant to
Section 1 of this Agreement, the number of Option Shares shall be subject to adjustment from time to time as provided in this Section 5.

  (a) (i) In the event of any change in the shares of Common Stock by reason of stock dividend, split up, merger, recapitalization, subdivision, conversion, combination, exchange of shares or similar transaction, the type and number of Option Shares, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that the Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

  (ii) The Issuer may make such increases in the number of Option Shares, in addition to those required under subparagraph (a)(i) above, as shall be determined by its Board of Directors to be advisable in order to avoid taxation, so far as practicable, of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

  (b) Whenever the number of Option Shares (or other securities) purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by

                                     III-4
a fraction, the numerator of which is equal to the number of Option Shares prior to the adjustment and the denominator of which is equal to the number of Option Shares (or other securities) purchasable after the adjustment.

  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within thirty (30) days of such Subsequent Triggering Event (whether on the Grantor's own behalf or on the behalf of any subsequent Holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares under any applicable state securities laws. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect sales or other dispositions of Option Shares. Grantee shall have the right to demand two such registrations. Any registration statement prepared and filed under this
Section 6, and any sales covered thereby, shall be at Issuer's expense, except for underwriting discounts or commissions, broker's fees and expenses and the fees and disbursements of Grantee's counsel related thereto. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option or Option Shares would interfere with the successful marketing of the shares represented by the Option the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that if such reduction occurs, the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer.

  7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder, delivered within thirty (30) days following such occurrence (or such later period as provided in Section 10), the Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the greater of
(1) $7,500,000 and (2) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, plus, to the extent not previously reimbursed, the Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of the Grantee's rights under, the Acquisition Agreement, including without limitation legal, accounting and investment banking fees (the "Grantee's Out-of-Pocket Expenses"), and (ii) at the request of any owner of Option Shares from time to time (the "Owner"), delivered within thirty (30) days following such occurrence (or such later period as provided in Section
10), the Issuer shall repurchase such number of the Option Shares from such Owner as the Owner shall designate at a price per share ("Option Share Repurchase Price") equal to the greater of (A) the market/offer price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated, plus, to the extent not previously reimbursed, the Grantee's Out-of-Pocket Expenses. The term "market/offer price" shall mean the highest of (w) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made, (x) the price per share of the Common Stock to be paid by any Person, other than the Grantee or a subsidiary of the Grantee, pursuant to an agreement with the Issuer, (y) the highest closing price for shares of Common Stock within the six (6) month period immediately preceding the required repurchase of Options or Option Shares, as the case may be, or (z) in the event of a sale of all or substantially all of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by a majority in the interest of the Holders or the Owners, as the case may be, and reasonably acceptable

                                     III-5
to the Issuer, divided by the number of shares of Common Stock of the Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to the Issuer.

  (b) Each Holder and Owner, as the case may be, may exercise its right to require the Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to the Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner elects to require the Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within ten (10) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, the Issuer shall deliver or cause to be delivered to each Holder the Option Repurchase Price and/or to each Owner the Option Share Repurchase Price therefor or the portion thereof that the Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, the Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten (10) business days after the date on which the Issuer is no longer so prohibited; provided, however, that if the Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to any Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and the Issuer hereby undertakes to use its best efforts to receive any required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon the Issuer shall promptly
(i) deliver to such Holder and/or Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that the Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to such Holder, a new Stock Option Agreement evidencing the right of such Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

  8. (a) In the event that prior to an Exercise Termination Event, the Issuer shall enter into an agreement (i) to consolidate with or merge into any Person, other than the Grantee or one of the Grantee's subsidiaries, and the Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than the Grantee or one of its subsidiaries, to merge into the Issuer and the Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or the then outstanding shares of Common Stock shall, after such merger, represent less than fifty percent (50%) of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (A) the Acquiring Corporation (as defined in paragraph (b) below) or (B) any Person that controls the Acquiring Corporation.

                                     III-6

  (b) The following terms have the meanings indicated:

    (i) The term "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with the Issuer (if other than the Issuer), (B) the Issuer in a merger in which the Issuer is the continuing or surviving Person, and (C) the transferee of all or substantially all of the Issuer's assets.

    (ii) The term "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (iii) The term "Assigned Value" shall mean the "market/offer price," as defined in paragraph (a) of Section 7 hereof.

    (iv) The term "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one (1) year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided that if the Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Person merging into the Issuer or by any company which controls such Person, as the Holder may elect.

  (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of the Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of Option Shares and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option (without giving effect to any shares of Substitute Common Stock issued pursuant to the Substitute Option) less the number of shares previously issued pursuant to the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph
(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph (e). The difference in value shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be.

  (f) The Issuer shall not enter into any transaction described in paragraph
(a) of this Section 8 unless the Acquiring Corporation and any Person that controls the Acquiring Corporation shall have assumed in writing all the obligations of the Issuer hereunder.

  9. (a) At the written request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of the Substitute Common Stock for which the Substitute Option may then

                                     III-7
be exercised, plus to the extent not previously reimbursed, the Grantee's Out-of-Pocket Expenses, and at the request of each owner (the "Substitute Share Owner") of shares of the Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price per share (the "Substitute Share Repurchase Price") equal to the greater of
(A) the Highest Closing Price and (B) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated, plus, to the extent not previously reimbursed, the Grantee's Out-of-Pocket Expenses. The term "Highest Closing Price" shall mean the highest closing price for shares of the Substitute Common Stock within the six (6) month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

  (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that such Substitute Option Holder or Substitute Share Owner elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section
9. As promptly as practicable, and in any event within five (5) business days after the surrender of the Substitute Option and/or the certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in full, the Substitute Option Issuer shall immediately so notify each Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited, provided, however, that if the Substitute Option Issuer is, at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in part or in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.


                                     III-8

  10. The thirty (30) day period for exercise of certain rights under Sections 2, 6, 7 and 12 hereof shall be extended in each such case: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise, provided that notice of intent to exercise such rights shall be given to the Issuer within the requisite thirty (30) day period and the Grantee and the Holders shall use their best efforts to promptly obtain all requisite approvals and cause the expiration of all requisite waiting periods.

  11. The Issuer hereby represents and warrants to the Grantee as follows:

  (a) The Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Issuer and no other corporate proceedings on the part of the Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Issuer. This Agreement is the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

  (b) The Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

  12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other Person, whether by operation of law or otherwise, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, the Grantee may, subject to the right of first refusal set forth in Section 13, assign, transfer or sell in whole or in part its rights and obligations hereunder within thirty (30) days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that in the event the Grantee sells, assigns or transfers all or a portion of the Option to other Holders as permitted by this Agreement, the Grantee may exercise its rights hereunder on behalf of itself and such Holders.

  13. If at any time after the occurrence of a Subsequent Triggering Event and, with respect to shares of Common Stock or other securities acquired by the Grantee pursuant to an exercise of the Option, prior to the expiration of twenty-four (24) months after the expiration of the Option pursuant to Section 2(b), the Grantee shall desire to sell, assign, transfer or otherwise dispose of the Option, in whole or in part, or all or any of the shares of Common Stock or other securities acquired by the Grantee pursuant to the Option, the Grantee shall give the Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Issuer, which may be accepted within ten (10) business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or such shares or other securities by the Issuer shall be settled within five
(5) business days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds,

                                     III-9
provided that, if prior notification to or approval, consent or waiver of the Federal Reserve Board or any other regulatory authority is required in connection with such purchase, the Issuer shall promptly file the required notice or application for approval, consent or waiver and shall expeditiously process the same (and the Grantee shall cooperate with the Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) the required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of the Issuer to purchase the Option or the shares or other securities, as the case may be, covered by an Offeror's Notice or if the Federal Reserve Board or any other regulatory authority disapproves the Issuer's proposed purchase of the Option or such shares or other securities, the Grantee may, within sixty (60) days following the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval, or waiting periods), sell all, but not less than all, of the portion of the Option (which may be one hundred percent (100%)) or such shares or other securities, as the case may be, proposed to be transferred to the proposed transferee identified in the Offeror's Notice at no less than the price specified and on terms no more favorable to the proposed transferee than those set forth in the Offeror's Notice. The requirements of this Section 13 shall not apply to (i) any disposition of the Option or any shares of Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the prior written consent of the Issuer, (ii) any sale by means of a public offering in which steps are taken to reasonably ensure that no purchaser will acquire securities representing more than two percent (2%) of the outstanding shares of Common Stock of the Issuer or (iii) any transfer to a direct or indirect wholly-owned subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

  14. Each of the Grantee and the Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, for approval to acquire the shares issuable hereunder.

  15. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $15,000,000 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by the Grantee, (iii) pay cash to the Issuer, or
(iv) any combination thereof, so that the Grantee's actually realized Total Profit shall not exceed $15,000,000 million after taking into account the foregoing actions.

  (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $15,000,000 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

  (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of (i)(x) the net cash amounts received by the Grantee pursuant to the sale of shares of Common Stock purchased pursuant to the exercise of the Option (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such shares, plus (ii) any amounts received by the Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party.

  (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which the Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this were exercised on such date for such number of shares and assuming that such shares, together with all other shares of Common Stock purchased pursuant to the Option and held by the Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

                                    III-10

  16. Notwithstanding anything to the contrary herein, in the event that the Holder or the Owner or any Related Person thereof (as hereinafter defined) is a Person making an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Acquisition Agreement), then
(a) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (b) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall be immediately repurchasable by the Issuer at the Option Price. For purposes of this Agreement, a "Related Person" of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of the Holder or the Owner and any Person that is required to file a Schedule 13D with the Holder or the Owner with respect to shares of Common Stock or options to acquire the Common Stock.

  17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or the Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Sections 1(b) or 5 hereof), it is the express intention of the Issuer to allow the Holder to acquire or to require the Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in Person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Acquisition Agreement.

  20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  23. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Acquisition Agreement.


                                    III-11

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed [as a sealed instrument] on its behalf by its officers thereunder duly authorized, all as of the day and year first above written.


                                          Evergreen Bancorp, Inc.

                                                   /s/ George W. Dougan
                                          By:__________________________________
                                            Name: George W. Dougan
                                            Title:   Chairman and Chief
                                            Executive Officer


                                          Banknorth Group, Inc.

                                                  /s/ William H. Chadwick
                                          By:__________________________________
                                            Name: William H. Chadwick
                                            Title:   President and Chief
                                            Executive Officer

                                    III-12

                                                                       ANNEX IV


                                                               December 2, 1998

Evergreen Bancorp, Inc.
237 Glen Street
Glens Falls, NY 12801

Members of the Board:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Evergreen Bancorp, Inc. ("Evergreen") of the exchange ratio in the proposed merger (the "Merger") of Evergreen with Banknorth Group, Inc. ("Banknorth"), pursuant to the Agreement and Plan of Merger dated as of July 31, 1998 between Evergreen, and Banknorth (the "Agreement"). Under the terms of the Merger, each outstanding share of common stock of Evergreen will be exchanged for .90 shares of common stock of Banknorth (the "Exchange Ratio"). Keefe, Bruyette & Woods, Inc. ("KBW") was informed by Evergreen, and assumed for purposes of its opinion, that the Merger (as defined herein) would be accounted for as a pooling-of-interests under generally accepted accounting principles and that the Merger will otherwise be consummated on the terms contemplated by the Agreement.

  KBW as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to Evergreen and Banknorth and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Evergreen and Banknorth for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Evergreen. We have acted as a financial advisor to the Board of Directors of Evergreen in rendering this fairness opinion and will receive a fee from Evergreen for our services.

  In connection with this opinion, we have reviewed, among other things, the Agreement and the related stock option agreement; Annual Reports to Stockholders of Evergreen and Banknorth for the three years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Evergreen and Banknorth, and certain internal financial analyses and 1998 adjusted budget forecasts for Evergreen and Banknorth prepared by management. We also have held discussions with members of the senior management of Evergreen and Banknorth regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for Evergreen and Banknorth with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

  In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Evergreen and Banknorth as to the reasonableness and achievability of the 1998 adjusted budget forecasts (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts reflect the best currently available estimates and judgments of Banknorth and Evergreen and that such forecasts will be realized in the amounts and in the time period currently estimated by such managements. We have also assumed that the aggregate allowances for loan losses for Evergreen and Banknorth are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Evergreen or Banknorth nor have we examined any individual credit files.

  We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Evergreen and Banknorth; (ii) the assets and liabilities of Evergreen and Banknorth; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the common shareholders of Evergreen .

                                     Very truly yours,

                                                                         ANNEX V

_______________________________________________________________
Sandler O'Neill & Partners, L.P.        Telephone: 212-466-7700
Investment Banking Group                           800-635-6855
Two World Trade Center, 104th Floor Facsimile: 212-466-7711 New York, New York 10048

                                                                 Sandler O'Neill

December 2, 1998

Board of Directors
Banknorth Group, Inc.
300 Financial Plaza
Burlington, VT 05401

Ladies and Gentlemen:

  Banknorth Group, Inc. ("Banknorth") and Evergreen Bancorp, Inc. ("Evergreen") have entered into an Affiliation Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each dated as of July 31, 1998 (together, the "Agreement"), pursuant to which Evergreen will be merged with and into Banknorth (the "Merger"). Upon consummation of the Merger, each share of Evergreen common stock, par value $3.33 1/3 per share (together with the rights attached thereto issued pursuant to the Rights Agreement dated April 17, 1998 and amended July 31, 1998 between Evergreen and Evergreen Bank, N.A., as Rights Agent), issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive 0.90 shares (the "Conversion Ratio") of Banknorth common stock, par value $1.00 per share (together with the rights attached thereto issued pursuant to the Rights Agreement dated November 27, 1990 and amended February 13, 1996 between Banknorth and Registrar & Transfer Company, as Rights Agent), subject to possible adjustment as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Conversion Ratio to the holders of shares of Banknorth common stock.

  Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of July 31, 1998, by and between Banknorth and Evergreen;
(iii) certain publicly available financial statements of Banknorth and other historical financial information provided by Banknorth that we deemed relevant;
(iv) certain publicly available financial statements of Evergreen and other historical financial information provided by Evergreen that we deemed relevant;
(v) the 1998 adjusted budget forecast of Banknorth prepared by and reviewed with management of Banknorth and the views of senior management of Banknorth regarding Banknorth's past and current business, operations, results thereof, financial condition and future prospects; (vi) the 1998 adjusted budget forecast of Evergreen prepared by and reviewed with management of Evergreen and the views of senior management of Evergreen regarding Evergreen's past and current business, operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger on Banknorth; (viii) the publicly reported historical price and trading activity for Banknorth's and Evergreen's common stock, including a comparison of certain financial and stock market information for Banknorth and Evergreen with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

 Sandler O'Neill & Partners, L.P., is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners Corp., a New York Corporation.

  In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Banknorth or Evergreen or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Banknorth or Evergreen nor have we reviewed any individual credit files relating to Banknorth or Evergreen. We have assumed that the respective aggregate allowances for loan losses for both Banknorth and Evergreen are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections prepared by and reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Banknorth and Evergreen and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Banknorth's or Evergreen's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Banknorth and Evergreen will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

  Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Banknorth common stock will be when issued to Evergreen's shareholders pursuant to the Agreement or the prices at which Banknorth's or Evergreen's common stock will trade at any time.

  We have acted as Banknorth's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Banknorth and have received compensation for such services.

  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Banknorth and Evergreen. We may also actively trade the debt and equity securities of Banknorth and Evergreen for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Our opinion is directed to the Board of Directors of Banknorth in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Banknorth as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to Banknorth's and Evergreen's Prospectus/Joint Proxy Statement dated the date hereof and to the references to this opinion therein.

  Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Conversion Ratio is fair, from a financial point of view, to the holders of shares of Banknorth common stock.

                                          Very truly yours,

                                          /s/ Sandler O'Neill & Partners, L.P.

                                                                        ANNEX VI

                                INDEX COMPANIES

        INSTITUTION                                          STATE  MARKET CAP   WEIGHTING
        -----------                                          ----- ------------- ---------
                                                                   (IN MILLIONS)
FirstMerit Corporation......................................   OH     $ 1,834      12.41%
Keystone Financial, Inc.....................................   PA     $ 1,729      11.70%
Westamerica Bancorporation..................................   CA     $ 1,350       9.14%
Webster Financial Corp......................................   CT     $ 1,217       8.24%
One Valley Bancorp, Inc.....................................   WV     $ 1,142       7.73%
HUBCO, Inc..................................................   NJ     $   962       6.51%
Suffolk Bancorp.............................................   NY     $   868       5.87%
Susquehanna Bancshares Inc. ................................   PA     $   812       5.50%
UST Corp....................................................   MA     $   785       5.31%
TrustCo Bank Corp. of NY....................................   NY     $   679       4.60%
Chittenden Corp. ...........................................   VT     $   505       3.42%
Vermont Financial Services..................................   VT     $   351       2.38%
USBANCORP Inc...............................................   PA     $   350       2.37%
Commonwealth Bancorp Inc. ..................................   NY     $   328       2.22%
First Source Bancorp Inc....................................   NJ     $   317       2.15%
Dime Community Bancshares, Inc..............................   NY     $   297       2.01%
NBT Bancorp, Inc............................................   NY     $   289       1.96%
BSB Bancorp, Inc............................................   NY     $   276       1.87%
Washington Trust Bancorp....................................   RI     $   255       1.73%
Community Bank System, Inc..................................   NY     $   244       1.65%
Arrow Financial Corp. ......................................   NY     $   187       1.27%
                                                              ---     -------     ------
TOTAL.......................................................          $14,776     100.00%
                                                                      =======     ======

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 102(b)(7) of the DCL permits a corporation's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the relevant provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. Article Twelfth of the Banknorth Certificate of Incorporation provides that no director shall be personally liable to Banknorth or the Banknorth Shareholders for monetary damages for breach of fiduciary duty as a director, subject to the foregoing limitations of DCL Section 102(b)(7).

  Section 145(a) of the DCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such a capacity with another business entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  Section 145(b) of the DCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be provided in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that, the Delaware Court of Chancery (or other court in which such action was brought) shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

  Section 145 (c) of the DCL provides that a corporation must indemnify a director or officer of a corporation who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

  Section 145 (e) of the DCL permits a corporation to pay expenses (including attorney's fees) incurred by an officer or director in defending any proceeding in advance of the final disposition of such matter upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnity. The indemnification provided for by Section 145 is not exclusive of any other rights to which the indemnified party may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Article Eleventh of Banknorth's Certificate of Incorporation and Section 6.6 of its By-laws provide that the registrant shall indemnify its officers and directors to the fullest extent permitted by law and further provide that Banknorth may indemnify its employees and agents to the fullest extent permitted by law. The By-laws of Banknorth contain provisions which (i) set forth procedures for submitting a claim for indemnification, (ii) establish indemnification as a contractual right, (iii) require Banknorth to advance expenses incurred by a director or officer in defending a proceeding, (iv) require a director or officer seeking advancement of expenses to deliver an undertaking to Banknorth to repay all amounts so advanced if such person is not entitled to be indemnified, and (v) allow a person seeking indemnification to sue Banknorth to recover any amount which remains unpaid by Banknorth within 30 days after making an indemnification claim.

  Section 145 (g) of the DCL provides that a corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation or was or is serving in such a capacity at the request of the corporation with another business entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. Banknorth has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by its directors and officers in connection with the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed herewith or incorporated herein by reference.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.1   --Affiliation Agreement and Plan of Reorganization by and between
           Banknorth Group, Inc. and Evergreen Bancorp, Inc., dated as of July
           31, 1998, attached as Annex I to the Prospectus/Joint Proxy
           Statement included in Part I of this Registration Statement.
   2.2   --Agreement and Plan of Merger by and between Banknorth Group, Inc.
           and Evergreen Bancorp, Inc., dated as of July 31, 1998, attached as
           Annex II to the Prospectus/Joint Proxy Statement included in Part I of this Registration Statement.
   3.1   --Certificate of Incorporation of Banknorth Group, Inc.*
   3.2   --Amendment dated June 2, 1998 to Certificate of Incorporation of
           Banknorth Group, Inc., incorporated herein by reference to Exhibit
           3(i) to Banknorth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
   3.3   --Amendment dated September 3, 1998 to Certificate of Incorporation of
           Banknorth Group, Inc.*
   3.4   --By-laws of Banknorth Group, Inc., as amended, incorporated herein by reference to Exhibit 3(ii) of Banknorth's Quarterly Report on Form
           10-Q for the quarter ended June 30, 1998.
   4.1   --Rights Agreement, as amended, dated as of November 27, 1990, by and between Banknorth Group, Inc. and Registrar & Transfer Company,
           incorporated herein by reference to Exhibit 1 to Banknorth's
           Registration Statement on Form 8-A/A, dated September 4, 1998.
   5.1   --Opinion of Primmer & Piper, P.C. (with respect to the validity of the Common Stock to be issued hereunder).*
   8.1   --Opinion of Arnold & Porter (with respect to certain tax matters).*
  15.1   --Letter of KPMG Peat Marwick LLP re Unaudited Interim Financial
           Information (with respect to Banknorth Group, Inc.).*
  15.2   --Letter of KPMG Peat Marwick LLP re Unaudited Interim Financial
           Information (with respect to Evergreen Bancorp, Inc.).*
  23.1   --Consent of Keefe, Bruyette & Woods, Inc.*
  23.2   --Consent of Sandler O'Neill & Partners, L.P.*
  23.3   --Consent of Primmer & Piper, P.C. (included in Exhibit 5.1 to this
           Registration Statement).*
  23.4   --Consent of Arnold & Porter (included in Exhibit 8.1 to this
           Registration Statement).*
  23.5   --Consent of KPMG Peat Marwick LLP (with respect to Banknorth Group,
           Inc.).*
  23.6   --Consent of KPMG Peat Marwick LLP (with respect to Evergreen Bancorp,
           Inc.).*
  23.7   --Consent of George W. Dougan, designee for appointment to the Board of Directors of Banknorth
           Group, Inc.*
  23.8   --Consent of Robert F. Flacke, designee for appointment to the Board of Directors of Banknorth
           Group, Inc.*

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  23.9   --Consent of Anthony J. Mashuta, designee for appointment to the Board of Directors of Banknorth
           Group, Inc.*
  24.1   --Power of Attorney.*
  99.1   --Stock Option Agreement by and between Banknorth Group, Inc. and
           Evergreen Bancorp, Inc., dated as of July 31, 1998, attached as
           Annex III to the Prospectus/Joint Proxy Statement included in Part I of this Registration Statement.
  99.2   --Form of Proxy for Special Meeting of Shareholders of Banknorth
           Group, Inc.*
  99.3   --Form of Proxy for Special Meeting of Shareholders of Evergreen
           Bancorp, Inc.*

--------
* Filed herewith.

  (b)No separate financial statement schedules are filed as exhibits to this Registration Statement. All information required in such schedules is contained in the financial statements and related notes incorporated herein by reference.

  (c)No separate fairness opinions are filed as exhibits to this Registration Statement. Both such opinions are attached as annexes to the Prospectus/Joint Proxy Statement included in Part I of this Registration Statement.

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes as follows:

  (1)To file, during any period in which offers or sales are being made, a post-effective amendment to his registration statement;

      (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

  (2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with the offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF BURLINGTON, STATE OF VERMONT, ON DECEMBER 2, 1998.

                                          BANKNORTH GROUP, INC.

                                              /s/ WILLIAM H. CHADWICK*
                                          By: ________________________________
                                                William H. Chadwick,
                                                President and Chief Executive
                                                Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 2ND DAY OF DECEMBER, 1998.

              SIGNATURE                    TITLE

/s/ WILLIAM H. CHADWICK            President, Chief
---------------------------------  Executive Officer and
William H. Chadwick                Director

/s/ THOMAS J. PRUITT               Executive Vice President
---------------------------------  and Chief Financial
Thomas J. Pruitt                   Officer (Principal
                                   Financial Officer)

/s/ NEAL E. ROBINSON               Treasurer (Principal
---------------------------------  Accounting Officer)
Neal E. Robinson

/s/ THOMAS J. AMIDON*              Director
---------------------------------
Thomas J. Amidon

/s/ JACQUELINE D. ARTHUR*          Director
---------------------------------
Jacqueline D. Arthur

/s/ ROBERT A. CARRARA*             Director
---------------------------------
Robert A. Carrara

/s/ SUSAN C. CRAMPTON*             Director
---------------------------------
Susan C. Crampton

/s/ LUTHER F. HACKETT*             Director
---------------------------------
Luther F. Hackett

              SIGNATURE                    TITLE

/s/ KATHLEEN HOISINGTON*           Director
---------------------------------
Kathleen Hoisington

/s/ DOUGLAS G. HYDE*               Director
---------------------------------
Douglas G. Hyde

/s/ RICHARD M. NARKEWICZ*          Director
---------------------------------
Richard M. Narkewicz

/s/ JOHN B. PACKARD*               Director
---------------------------------
John B. Packard

/s/ R. ALLAN PAUL*                 Director
---------------------------------
R. Allan Paul

/s/ ANGELO P. PIZZAGALLI*          Director
---------------------------------
Angelo P. Pizzagalli

/s/ THOMAS P. SALMON*              Director
---------------------------------
Thomas P. Salmon

/s/ PATRICK E. WELCH*              Director
---------------------------------
Patrick E. Welch


---------------------------------
*By Owen Becker,
attorney-in-fact, pursuant to
Power of Attorney dated
as of October 7, 1998.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.1    --Affiliation Agreement and Plan of Reorganization by and between
           Banknorth Group, Inc. and Evergreen Bancorp, Inc., dated as of July
           31, 1998, attached as Annex I to the Prospectus/Joint Proxy
           Statement included in Part I of this Registration Statement.
  2.2    --Agreement and Plan of Merger by and between Banknorth Group, Inc.
           and Evergreen Bancorp, Inc., dated as of July 31, 1998, attached as
           Annex II to the Prospectus/Joint Proxy Statement included in Part I of this Registration Statement.
  3.1    --Certificate of Incorporation of Banknorth Group, Inc.*
  3.2    --Amendment dated June 2, 1998 to Certificate of Incorporation of
           Banknorth Group, Inc., incorporated herein by reference to Exhibit
           3(i) to Banknorth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
  3.3    --Amendment dated September 3, 1998 to Certificate of Incorporation of
           Banknorth Group, Inc.*
  3.4    --By-laws of Banknorth Group, Inc., as amended, incorporated herein by reference to Exhibit 3(ii) of Banknorth's Quarterly Report on Form
           10-Q for the quarter ended June 30, 1998.
  4.1    --Rights Agreement, as amended, dated as of November 27, 1990, by and between Banknorth Group, Inc. and Registrar & Transfer Company,
           incorporated herein by reference to Exhibit 1 to Banknorth's
           Registration Statement on Form 8-A/A, dated September 4, 1998.
  5.1    --Opinion of Primmer & Piper, P.C. (with respect to the validity of the Common Stock to be issued hereunder).*
  8.1    --Opinion of Arnold & Porter (with respect to certain tax matters).*
 15.1    --Letter of KPMG Peat Marwick LLP re Unaudited Interim Financial
           Information (with respect to Banknorth Group, Inc.).*
 15.2    --Letter of KPMG Peat Marwick LLP re Unaudited Interim Financial
           Information (with respect to Evergreen Bancorp, Inc.).*
 23.1    --Consent of Keefe, Bruyette & Woods, Inc.*
 23.2    --Consent of Sandler O'Neill & Partners, L.P.*
 23.3    --Consent of Primmer & Piper, P.C. (included in Exhibit 5.1 to this
           Registration Statement).*
 23.4    --Consent of Arnold & Porter (included in Exhibit 8.1 to this
           Registration Statement).*
 23.5    --Consent of KPMG Peat Marwick LLP (with respect to Banknorth Group,
           Inc.).*
 23.6    --Consent of KPMG Peat Marwick LLP (with respect to Evergreen Bancorp,
           Inc.)*
 23.7    --Consent of George W. Dougan, designee for appointment to the Board of Directors
           of Banknorth Group, Inc.*
 23.8    --Consent of Robert F. Flacke, designee for appointment to the Board of Directors
           of Banknorth Group, Inc.*
 23.9    --Consent of Anthony J. Mashuta, designee for appointment to the Board of Directors
           of Banknorth Group, Inc.*
 24.1    --Power of Attorney.*
 99.1    --Stock Option Agreement by and between Banknorth Group, Inc. and
           Evergreen Bancorp, Inc., dated as of July 31, 1998, attached as
           Annex III to the Prospectus/Joint Proxy Statement included in Part I of this Registration Statement.
 99.2    --Form of Proxy for Special Meeting of Shareholders of Banknorth
           Group, Inc.*
 99.3    --Form of Proxy for Special Meeting of Shareholders of Evergreen
           Bancorp, Inc.*

--------
*Filed herewith.